As filed with the Securities and Exchange Commission on August 19, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Masonite International Corporation

(Exact name of registrant as specified in its charter)

British Columbia, Canada	2430	98-0377314
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2771 Rutherford Road

Concord, Ontario L4K 2N6 Canada

(800) 895-2723

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert E. Lewis

Senior Vice President/General Counsel and Secretary

Masonite International Corporation

One Tampa City Center

201 North Franklin Street, Suite 300

Tampa, Florida 33602

(813) 739-4074

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Joseph H. Kaufman, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

(212) 455-2000

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Shares	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

INFORMATION REQUIRED IN REGISTRATION STATEMENT

EXPLANATORY NOTE

Masonite International Corporation is filing this registration statement on Form 10 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), because we are seeking to list our common shares on the New York Stock Exchange (the “NYSE”). As used in this registration statement, unless otherwise specified or the context otherwise requires, “Masonite,” “we,” “our,” “us” and the “Company” refer to Masonite International Corporation.

Once this registration statement is declared effective, we will be subject to the requirements of Section 13(a) of the Exchange Act, including the rules and regulations promulgated thereunder, which will require us to file, among other things, annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K with the Securities and Exchange Commission (the “SEC”), and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12 of the Exchange Act.

Our periodic and current reports will be available on our website, www.masonite.com, free of charge, as soon as reasonably practicable after such materials are filed with, or furnished to, the SEC.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement contains “forward-looking statements” within the meaning of the federal securities laws, including, without limitation, statements concerning the conditions in our industry, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy and product development efforts under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under “Risk Factors” and elsewhere in this registration statement.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:

•	our ability to successfully implement our business strategy;

•	general economic, market and business conditions;

•	levels of residential new construction; residential repair, renovation and remodeling; and non-residential building construction activity;

•	competition;

•	our ability to manage our operations including integrating our recent acquisitions and companies or assets we acquire in the future;

•

our ability to generate sufficient cash flows to fund our capital expenditure requirements, to meet our pension obligations, and to meet our debt service obligations, including our obligations under our senior notes and our senior secured asset-based credit facility, or our ABL Facility;

•	labor relations (i.e., disruptions, strikes or work stoppages), labor costs and availability of labor;

•	increases in the costs of raw materials or any shortage in supplies;

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•	our ability to keep pace with technological developments;

•	the actions by, and the continued success of, certain key customers;

•	our ability to maintain relationships with certain customers;

•	new contractual commitments;

•	the ability to generate the benefits of our restructuring activities;

•	retention of key management personnel;

•	environmental and other government regulations; and

•	limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and our ABL Facility.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this registration statement may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Effective July 4, 2011, pursuant to an amalgamation under the Business Corporations Act (British Columbia), Masonite Inc., the former parent of the Company, amalgamated with Masonite International Corporation to form an amalgamated corporation named Masonite Inc., which then changed its name to Masonite International Corporation (the “amalgamation”). The amalgamation had no impact, other than related expenses, on the Company’s consolidated balance sheets or statements of comprehensive income (loss), changes in equity or cash flows as of December 31, 2011, or for the years ended December 31, 2011 and 2010.

The Company has a 52- or 53-week fiscal year that ends on the Sunday closest to December 31. In a 52-week year, each fiscal quarter consists of 13 weeks. For ease of disclosure, the 26-week period ending on July 1, 2012, is referred to as ending on June 30, 2012, and the 52-week periods ending on December 30, 2012, January 1, 2012, and January 2, 2011, are referred to as ending on December 31, 2012, 2011 and 2010, respectively. As used in this registration statement, “fiscal year 2012,” “fiscal year 2011” and “fiscal year 2010” refer to the Company’s fiscal years ended December 30, 2012, January 1, 2012 and January 2, 2011, respectively.

Since 2010, we have completed several acquisitions. The results of these acquired entities are included in our consolidated statements of comprehensive income (loss) for the periods subsequent to the respective acquisition dates.

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ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

Masonite is organized under the laws of British Columbia, a province of Canada, and, accordingly, is governed by the applicable provincial and federal laws of Canada. There is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based upon the U.S. federal securities laws or the securities laws or “blue sky” laws of any state within the United States and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of the U.S. federal securities laws or any such state securities laws or blue sky laws. Accordingly, it may not be possible to enforce judgments obtained in the United States against us.

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Item 1. Business

We are a leading global designer and manufacturer of interior and exterior doors for the residential new construction; the residential repair, renovation and remodeling; and the non-residential building construction markets. Since 1925, we have provided our customers with innovative products and superior service at compelling values. In order to better serve our customers and create sustainable competitive advantages, we focus on developing innovative products, advanced manufacturing capabilities and technology-driven sales and service solutions. Today, we believe we hold either the number one or two market positions in the seven product categories we target in North America: interior molded residential doors; interior stile and rail residential doors; exterior fiberglass residential doors; exterior steel residential doors; interior commercial and architectural wood doors; door core; and wood veneers and molded door facings.

Our leadership position in each of the seven product categories above is defined as a number one or number two market position.

We market and sell our products to remodeling contractors, builders, homeowners, retailers, dealers, lumberyards, commercial and general contractors and architects through well-established wholesale and retail distribution channels. Our broad portfolio of brands, including Masonite®, Marshfield®, Premdor®, Mohawk®, Megantic®, Algoma®, Baillargeon®, Birchwood Best® and Lemieux®, are among the most recognized in the door industry and are associated with innovation, quality and value. In 2012, we sold approximately 31 million doors to more than 6,000 customers in 70 countries. Our fiscal year 2012 net sales to our end-markets by segment and in North America are set forth below.

Net Sales by Segment – 2012	North American Net Sales by End-Market – 2012

In response to historic declines in the residential and non-residential construction markets as a result of the recent global economic downturn, we proactively sought to optimize our geographic and operational footprint and significantly improve our cost structure. Specifically, we consolidated our manufacturing and distribution operations by closing 50 facilities between 2006 and 2012, reduced our workforce from more than 15,000 employees in 2006 to approximately 9,800 as of June 30, 2013, outsourced back office processes, and strengthened our balance sheet.

At the same time, we also invested in advanced technologies to increase the automation of our manufacturing processes, increase quality and shorten lead times and introduced targeted e-commerce and other marketing initiatives to improve our sales and marketing efforts and customer experience. In addition, we implemented a disciplined tuck-in acquisition strategy that solidified our presence in both the North American residential molded and stile and rail interior door markets and created leadership positions in the attractive North American commercial and architectural interior wood door, door core and wood veneer markets.

We operate 63 manufacturing and distribution facilities in 12 countries in North America, Europe, South America, Asia, Africa and Israel, which are strategically located to serve our customers. We are one of the few vertically integrated door manufacturers in the world and one of only two in the North American residential door industry and the only vertically integrated door manufacturer in the North American non-residential interior wood door industry. Our vertical integration extends to all steps of the production process from initial design, development and production of steel press plates to produce interior molded and exterior fiberglass door facings to the manufacturing of door components, such as door cores, wood veneers and molded facings, to door slab assembly. We also offer incremental value by hanging doors in frames with glass and hardware and pre-finishing doors with paint or stain. We believe that our vertical integration and automation technologies enhance our ability to develop new and proprietary products, provide greater value and improved customer service, and create high barriers to entry. We also believe vertical integration enhances our ability to cut costs, although our cost structure is subject to certain factors beyond our control, such as global commodity shocks.

Market Opportunity

We compete in the multi-billion dollar global door market. According to the 2011/2012 WDMA/AAMA Study of the U.S. Market for Windows, Doors and Skylights and the December 2012 update published by the WDMA/AAMA, the U.S. door market consisted of approximately 52 million units(1) in 2011. Of this total, approximately 83% and 17% were residential and non-residential units, respectively, and approximately 47% and 53% were used in new construction, and repair, renovation and remodeling, respectively. WDMA/AAMA forecasts the U.S. residential door market and non-residential door market will experience 15% and 9% annual growth from 2011 to 2015, respectively.

The primary drivers of the market for doors and door products are the residential new construction, the residential repair, renovation and remodeling, and the non-residential building construction markets.

Residential New Construction

The U.S. housing market has been improving since reaching historic lows during the recent global economic downturn. Housing starts declined by more than 70% from the peak of 2.1 million in 2005 to approximately 600,000 in 2011 according to the U.S. Census Bureau, and home prices declined by nearly 33% during this period according to the S&P/Case-Shiller National U.S. Home Price Index. During 2012, the new housing market and home prices began to recover with total housing starts increasing 28% and fourth quarter 2012 home prices rising approximately 7% compared to fourth quarter 2011, according to the U.S. Census Bureau and the S&P/Case-Shiller National U.S. Home Price Index. However, this level remains significantly below the long term annual average of 1.5 million housing starts since the U.S. Census Bureau began reporting this data in 1959 and there can be no assurance that they will return to historic levels. Standard & Poor’s estimates that 2015 housing starts will be 1.7 million, which would represent a 30% compound annual growth rate from 2012.

(1)	Units are counted by individual “leaf.” Bi-fold doors, for example, are counted as two units.

Demographic trends relating to population growth and household formation are also expected to be positive drivers of new housing starts over the long term, according to the Joint Center for Housing Studies, or JCHS. While the average size of completed single family homes fell from an annual high of approximately 2,520 square feet in 2007 to a recent annual low of approximately 2,390 square feet in 2010, it has since recovered to approximately 2,510 square feet in the fourth quarter of 2012, according to the U.S. Census Bureau. In addition, the average number of doors per home has remained relatively constant over the years. According to market research, new single family homes will use an average of 24 doors (20 interior and 4 exterior), and new multi-family homes will use an average of 12 doors (9 interior and 3 exterior). Based on this data, and supported by improving employment rates, record low interest rates and declining new and existing home inventories, we believe a multi-year housing recovery is underway and that we are well positioned to capitalize on it.

Residential Repair, Renovation and Remodeling

According to the Home Improvement Research Institute, or HIRI, and IHS Global Insight, the U.S. residential repair, renovation and remodeling products market declined by an average of approximately 6% per year from 2006 to 2009 on a nominal basis. During this period, declining home prices, increasing unemployment and record foreclosures discouraged homeowners from making repairs or improvements to their homes. More recently there are positive signs that market conditions in the U.S. are beginning to improve, although U.S. economic conditions remain challenged. For example, HIRI estimates that the U.S. residential repair, renovation and remodeling products market grew approximately 5% in 2012 from 2011 levels. HIRI and IHS Global Insight also forecast that the U.S. residential repair, renovation and remodeling products market will grow by an average of approximately 5% per year from 2012 to 2015 on a nominal basis driven by the improving economy, greater consumer confidence and rising home prices.

Non-Residential Building Construction

The U.S. non-residential building construction market did not begin to decline until 2008, which was well after the decline in the residential new construction market. In a pattern that is typical of prior cycles, the recovery in this market has lagged the recovery in residential new construction. According to McGraw-Hill Construction, non-residential building construction starts declined 50% on a square footage basis from 2008 to 2011. This market began to improve modestly in 2012 as the economy improved. According to McGraw-Hill Construction, non-residential building construction increased by 6% in square footage terms in 2012 as compared to 2011. This market is expected to grow by 8% in square footage in 2013, and annualized growth of 21% in square footage is expected from 2013 to 2015, according to McGraw-Hill Construction. Although the demand for doors lags non-residential building construction starts, we believe new construction activity is a strong indicator of future demand for doors.

The non-residential building construction market also includes the repair, renovation and remodeling of existing non-residential properties. According to the March 2012 Buildings Energy data book of the U.S. Department of Energy, there was approximately 81 billion square feet of installed commercial space in the U.S. in 2010. We believe that repair, renovation and remodeling activity in this market will accelerate as the economy and confidence levels continue to improve, although various factors will impact our business in this market, including non-residential building occupancy rates and the availability and cost of credit.

Competitive Strengths

As a result of the actions we have taken and the improvements we made during the economic downturn, including efforts to optimize our operational and geographic footprints, investments in technology and automation, disciplined cost reduction efforts, strategic tuck-in acquisitions and the strengthening of our balance sheet, we expect to benefit from significant growth opportunities and operating leverage as our end markets continue to recover. We believe the following competitive strengths differentiate us from other building product companies and position us for sustainable growth.

Leading Market Positions in Targeted End Markets

Within the North American door market, we believe we hold either the number one or two market position in the seven product categories we target: interior molded residential doors; interior stile and rail residential doors; exterior fiberglass residential doors; exterior steel residential doors; interior commercial and architectural wood doors; door core; and wood veneers and molded door facings. We are also one of the largest manufacturers of doors and door components in the world, selling approximately 31 million residential, commercial and architectural interior and exterior doors in 2012; approximately 19 million of which were sold in the United States, our largest market. We believe our scale and leadership positions support our commitment to invest in advanced manufacturing and e-commerce initiatives and develop innovative new products, to effectively service regional and national customers and to offer broad product lines across our markets, while reducing our materials and unit production costs.

Extensive Portfolio with Strong Brand Recognition

Our broad portfolio of brands, including Masonite®, Marshfield®, Premdor®, Mohawk®, Megantic®, Algoma®, Baillargeon®, Birchwood Best® and Lemieux®, are among the most recognized in the door industry and are associated with superior design, innovation, reliability and quality. Builder Magazine recognized the Masonite® brand as one of the leading interior door brands in the United States in 2012 in the following categories: Brand Used in Past Two Years, Brand Used the Most, Brand Familiarity, and Quality Rating. The Masonite® brand was also named in the top three for exterior doors in the Brand Used in the Past Two Years and the Brand Used the Most categories. Our brand recognition is further strengthened by the numerous design awards we have won, including our LBM Research Institute 2010 Best In Class Award in the category of steel exterior doors.

Long-Term Customer Relationships and Well-Established Multi-Channel Distribution

As a result of our longstanding commitment to customer service and product innovation, we have well-established relationships within the wholesale and retail channels. Ninety-five percent of our top 20 customers have purchased doors from us for at least 10 years, although we generally do not enter into long-term contracts with our customers and they generally do not have an obligation to purchase our products. In addition, our manufacturing and distribution facilities are strategically located to serve our customers. We believe that our robust and growing sales network, customized marketing initiatives and service-focused culture will continue to reinforce our customer relationships. We also believe that our long-term relationships with leading wholesale distributors, major homebuilders, contractors and architects will enable us to continue to increase our market penetration in the residential and non-residential construction markets.

Leading Technological Innovation Within the Door Industry

We believe we are a leader in technological innovation in the design of doors and door components and in the complex processes required to manufacture high quality products quickly and consistently. We believe that research and development is a key competitive advantage for us, and we intend to continue developing new and innovative products at our 145,245 square foot innovation center in West Chicago, Illinois while improving critical processes in the manufacturing and selling of our products. For example, we have made significant investments to automate selected door manufacturing processes that were previously labor intensive, including our fiberglass door production line in Tennessee, and more recently our interior door slab assembly operations in South Carolina. These investments have reduced our direct labor costs, improved overall product quality, increased throughput rates, and decreased lead times. Our future success will depend on our ability to develop and introduce new or improved products, to continue to improve our manufacturing and product service processes, and to protect our rights to the technologies used in our products. We have also created proprietary web-based sales and marketing tools, including MAX Masonite Xpress ConfiguratorSM, MC2 and MConnectTM, for our wholesale dealer network, to improve selection and order processes, reduce order entry errors, create more accurate quotes, improve communication and facilitate a better customer experience. Further, we introduced our patented “Torrefied” exterior stile and rail wood door which uses advanced processing technology to dramatically enhance anti-weathering characteristics such as water resistance and was named one of the top five products displayed during the 2013 International Builder Show. As of December 31, 2012, we had 147 design patents and design patent applications and 169 utility patents and patent applications in the United States, and 78 foreign design patents and patent applications and 368 foreign utility patents and patent applications.

Fully Integrated Vertical Operations Across All Steps of the Production Process

We are one of the few fully integrated door manufacturers in the world. In North America, we are one of only two vertically integrated manufacturers for residential doors and the only vertically integrated manufacturer of non-residential interior wood doors. Our vertical integration extends to all steps of the production process from initial design, development and production of steel press plates to produce interior molded and exterior fiberglass door facings to the manufacturing of door components, such as door cores, wood veneers and molded facings, to door slab assembly. We also offer incremental value by hanging doors in frames with glass and hardware and pre-finishing doors with paint or stain. We believe that our vertical integration enhances our ability to develop products and respond quickly to changing consumer preferences, provides greater value and better service for our customers, and potentially lowers our costs. As part of our integration strategy, we own several advanced manufacturing facilities for the production of wood composite molded door facing components, as well as over 1,000 customized steel press plates for the production of interior molded and exterior fiberglass door facings with a replacement value of $75 million. We leverage these assets through our vertically integrated operations in a manner that is difficult to replicate without significant capital investment. For example, the replacement insurance value on our five molded door facing facilities is in excess of $1 billion.

Experienced Management Team with Extensive Experience and a Successful Track Record

We are managed by results-driven executives with a proven track record of successfully managing multiple brands, winning new business, reducing costs and identifying, executing and integrating strategic tuck-in acquisitions. Several members of our management team previously worked at Fortune 500 companies, including Allied Signal Inc., Honeywell International Inc., The Procter & Gamble Company, General Electric Company and The Dow Chemical Company, where they utilized advanced technologies to improve cost structures and create competitive advantages.

Growth Strategy

Our vision is to be the premier provider of doors and door components for the global door industry. We believe our philosophy of continuous improvement through research and development, superior product innovation, advanced manufacturing practices, and effective sales and marketing techniques will continue to strengthen our core operations and drive profitable organic growth. By leveraging our competitive strengths and the improvements we achieved in our cost structure, we believe we are well positioned to capitalize on the anticipated multi-year rebound in our target markets. We are committed to executing the following balanced and complementary strategies to continue to further strengthen our leadership positions, create compelling value for our customers, enhance our portfolio of leading brands and achieve our top and bottom line growth objectives.

Develop Innovative, Market-Leading Products

We intend to continue developing new and innovative products to grow our sales and enhance our returns. On average we have introduced more than 100 new products in the last three years and have been recognized with numerous design awards. We plan to capitalize on the anticipated growth in door demand by continuing to introduce new, value-added products to build upon our comprehensive portfolio of door styles, designs, textures, components, options, applications and materials. We have consistently demonstrated the ability to develop products that are differentiated by compelling design features and recognized for their reliability and quality. For example, we recently introduced the “West End” Series of doors which combines a European inspired award winning design with a patented “hinge-less” closing system to create an elegant look while saving interior living space. In addition, in order to capture more value per door opening, we continue to invest in next generation ink-jetting technology to support our AvantGuardTM fiberglass exterior doors and have significantly expanded our pre-finishing capabilities.

Expand our Presence in Attractive Markets and Geographies to Accelerate Growth and Improve Margins

We plan to continue to focus our operations on attractive new market and geographic opportunities. For example, we believe we can expand our leading position in the North American commercial and architectural wood door market by focusing on strategic sectors within this market, such as education, health care and hospitality and faster growing regions such as the West Coast, Texas and South-Eastern United States, although certain of these sectors continue to be affected by budgetary constraints. By expanding our market presence and achieving greater economies of scale, we intend to capitalize on the anticipated recovery in the U.S. non-residential construction market. We are also focused on expanding our business in the residential new construction market and with professional repair, renovation and remodeling contractors. Internationally, we believe that South America, India and other Asian markets represent attractive opportunities for us to increase penetration of interior molded residential doors and molded door facings.

Leverage Our Marketing, Sales and Customer Service Activities to Further Drive Sales

We intend to continue to pursue additional growth opportunities by leveraging our extensive sales, marketing and customer service efforts in innovative ways. For example, we have developed several proprietary web-based tools for our customers, including MAX Masonite Xpress ConfiguratorSM, MC2 and MConnectTM, which complement our website to enhance communication and information flow with our customers in our wholesale dealer network providing a more customized buying experience, customer leads and quoting capabilities and simplifying the procurement process. We also intend to capture additional share in the attractive professional repair, renovation and remodeling markets by helping professional contractors produce customized marketing materials to assist them in their sales effort. In addition, we plan to continue developing effective marketing initiatives to expand our business with professional dealers and homebuilders. We also plan to further develop our All Product Distributor program by leveraging our proprietary web-based tools to assist our distributors in improving their sales efficiency and marketing materials, managing their supply chain and sharing best practices with other distributors in our program. We actively leverage the information we gather from our sales, marketing and customer service activities in our product development, production and other strategic decision making processes.

Continue to Pursue Operational Excellence

In 2006 we began our “lean sigma” journey. Since that time we have rolled-out “lean sigma” to 48 facilities, awarded nearly 600 employees with various “belt” attainment certifications and saved over $100 million. We plan to continue to use “lean sigma” tools and practices to lower costs, improve customer service and increase profitability through automation, footprint optimization and disciplined operating practices based on continuous improvement across all functional areas of the business. For example, we intend to draw on our experience with our state of the art interior door slab assembly operations in South Carolina to automate other labor-intensive manufacturing processes throughout our production system. We also plan to further optimize our manufacturing and distribution channels to eliminate cost inefficiencies and to better serve customers with shorter lead times and higher quality.

Pursue Strategic Tuck-in Acquisitions to Create Leadership Positions

We intend to continue our disciplined approach to identifying, executing and integrating strategic tuck-in acquisitions while maintaining a strong balance sheet, although we expect competition for the best candidates. We target companies with differentiated businesses, strong brands, complementary technologies, attractive geographic footprints and opportunities for cost and distribution synergies. For example, in the past several years we made six strategic acquisitions to create leadership positions in (i) the attractive North American commercial and architectural interior wood door and door core market through the acquisitions of Marshfield, Algoma and Baillargeon, (ii) the North American interior stile and rail residential wood door market through the acquisitions of Lemieux and Masisa (iii) the production and sale of wood veneers with the acquisition of Birchwood.

Product Lines

Residential Doors

We sell an extensive range of interior and exterior doors in a wide array of designs, materials, and sizes. While substantially all interior doors are made with wood and related materials such as hardboard (including wood composite molded and flat door facings), the use of wood in exterior doors in North America has declined over the last two decades as a result of the introduction of steel and fiberglass doors. Our exterior doors are made primarily of steel or fiberglass. Our residential doors are molded panel, flush, stile and rail, routed medium-density fiberboard (“MDF”), steel or fiberglass.

Molded panel doors are interior doors available either with a hollow or solid core and are made by assembling two molded door skin panels around a wood or MDF frame. Molded panel doors are routinely used for closets, bedrooms, bathrooms and hallways. Our molded panel product line is subdivided into four distinct product groups: our original Molded Panel series is a combination of classic styling, durable construction, and variety of design preferred by our customers when price sensitivity is a critical component in the product selection; our Palazzo® series is comprised of three distinct patented designs that accentuate the beauty and flexibility of molding wood fiber to replicate high end, historically labor intensive door designs; the four doors within our Anniversary Collection® embody themed, period, and architectural style specific designs; and our newest introduction to the molded panel line, the West End™ Collection, strengthens our tradition of design innovation by introducing the clean and simple aesthetics found in modern linear designs to the molded panel interior door category. All of our molded panel doors except for the Palazzo® series can be upgraded with our proprietary, wheat straw based, Safe ‘N Sound® door core or our environmentally friendly Emerald™ door construction which enables home owners, builders, and architects to meet specific product requirements and “green” specifications to attain LEED certification for a building or dwelling

Flush interior doors are available either with a hollow or solid core and are made by assembling two facings of plywood, MDF, composite wood, or hardboard over a wood or MDF frame. These doors can either have a wood veneer surface suitable for paint or staining or a composite wood surface suitable for paint. Our flush doors range from base residential flush doors consisting of unfinished composite wood, to the ultrahigh end wood veneer door used in the commercial and architectural door market.

Stile and rail doors are made from wood or MDF with individual vertical stiles, horizontal rails and panels, which have been cut, milled, veneered, and assembled from lumber such as clear pine, knotty pine, oak and cherry. Within our stile and rail line, glass panels can be inserted to create what is commonly referred to as a French door and we have over 30 glass designs for use in making French doors. Where horizontal slats are inserted between the stiles and rails, the resulting door is referred to as a louver door. For interior purposes stile and rail doors are primarily used for hallways, room dividers, closets and bathrooms. For exterior purposes these doors are used as entry doors with decorative glass inserts (known as lites) often inserted into these doors.

Routed MDF doors are produced by using a computer controlled router carver to machine a single piece of double refined MDF. Our routed MDF door category is comprised of two distinct product lines known as the Bolection® and Cyma™ door. The offering of designs in this category is extensive, as the manufacturing of routed MDF doors is based on a routing program where the milling machine selectively removes material to reveal the final design.

Steel doors are exterior doors made by assembling two interlocking steel facings (paneled or flat) or attaching two steel facings to a wood or steel frame and injecting the core with polyurethane insulation. With our functional Utility Steel series, the design centric High Definition family, and the prefinished Sta-Tru® HD, we offer customers the freedom to select the right combination of design, protection, and compliance required for essentially any paint grade exterior door application. In addition, our product offering is significantly increased through our variety of compatible clear or decorative glass designs.

Fiberglass doors are considered premier exterior doors and are made by assembling two fiberglass door facings to a wood frame or composite material and injecting the core with polyurethane insulation. Led by the Barrington® door, our fiberglass door lines offer innovative designs, construction, and finishes. The Barrington® family of doors is specifically designed to replicate the construction, look, and feel of a real wood door. We believe that our patented panel designs, sophisticated wood grain texturing and multiple application-specific construction processes will help our Barrington® and Belleville® fiberglass lines retain a distinct role in the exterior product category in the future.

All of our residential doors can be pre-assembled into door frames.

Non-Residential Doors

Non-residential doors in the commercial and architectural category are typically highly specified products designed, constructed, and tested to ensure regulatory compliance. We offer an extensive line of non-residential interior doors meeting all market requirements and ranging from the entry level molded panel doors to the high end custom designed flush wood doors with exotic veneer inlay designs. Our non-residential doors are molded panel, flush, stile and rail, or routed MDF and can be offered with radiation shielding as well as varying levels of fire and sound rating. Our non-residential flush doors can also be produced with a laminate veneer facing. High pressure laminates are used when durability and aesthetics are the customer’s main concern, while low pressure laminates are utilized when consistency in surface color, texture, and value are equal requirements.

Components

In addition to residential and non-residential doors, we also sell several door products to the building materials industry. Within the residential new construction market, we provide interior door facings, wheat straw door cores, MDF and wood cut-stock components to multiple manufacturers. Within the non-residential building construction market, we are a leading component supplier of various critical door components and the largest wood veneer door skin supplier. Additionally, through our commercial and architectural door businesses, we are one of the leading providers of mineral door cores to the North American door market.

Molded door facings are thin sheets of molded hardboard produced by grinding or defibrating wood chips, adding resin and other ingredients, creating a thick fibrous mat composed of dry wood fibers and pressing the mat between two steel presses to form a molded sheet, the surface of which may be smooth or may contain a wood grain pattern. Following pressing, molded door facings are trimmed, painted and shipped to door manufacturing plants where they are mounted on frames to produce molded doors.

Door framing materials, commonly referred to as cut stock, are wood or MDF components that constitute the frame on which interior and exterior door facings are attached.

Door cores are molded fiber mats or particle boards used in the construction of solid core doors. Where doors must achieve a fire rating higher than 45 minutes, the door core consists of an inert mineral core.

New Products

We develop and engineer innovative products designed to influence the mix of products sold and provide the end user with doors and entry systems that enhance beauty and functionality while creating greater value to our customers. For example, on average we have introduced over 100 new products in each of the past three years, including the “West End” series of smooth surfaced interior doors which combines a European inspired award winning design with a patented “hinge-less,” “barn door,” closing system to create an elegant look while saving interior living space. The West End™ Collection is a direct response to recent interior design trends that embody linear patterns and geometric shapes. We also introduced our patented “Torrefied” exterior stile and rail wood door which uses advanced processing technology to significantly enhance weathering characteristics such as water and sun resistance. We have also launched a significant number of new fiberglass door designs, including a new fir wood grain and broadened the number of designs across our range. We have added more than 20 new fiberglass door designs in the last year and have one of the most extensive fiberglass offerings in the industry.

Recently, more consumers are requesting products that are factory finished and we have introduced two distinct approaches to supplying prefinished doors and entry systems. One is the more traditional and more economical application of applying paints and stains utilizing an automated spray on finish. The other is AvantGuardTM, a next generation digital ink jet printing technology that applies a superior finish to fiberglass doors that replicates exotic wood species and provides a longer lasting and more durable exterior finish and is available through both our retail and wholesale channel partners.

Through our acquisition of Marshfield, we expanded our line of interior doors to include the Bolection® and Cyma™ router carved MDF doors. These lines of doors are constructed by a highly automated process where any one of hundreds of door designs are routed from a solid piece of medium density fiberboard. The resulting door is a high-end paint grade product for niche applications. The addition of these routed MDF doors and the full complement of interior and exterior Lemieux Wood Doors have strengthened our position as a leader in the residential wood door market.

Sales and Marketing

Our sales and marketing efforts are focused around several key initiatives designed to drive organic growth, influence the mix sold and strengthen our customer relationships.

Multi-Level/Segment Distribution Strategy

We market our products through and to retail stores, wholesale distributors, independent and pro dealers, builders, remodelers, architects, door and hardware distributors and general contractors.

In the residential market, we deploy an “All Products” cross merchandising strategy, which provides our retail and wholesale customers with access to our entire product range. Our “All Products” customers benefit from consolidating their purchases, leveraging our branding, marketing and selling strategies and improving their ability to influence the mix of products sold to generate greater value. We service our big box retail customers directly from our own door fabrication facilities which provide value added services and logistics, including store direct delivery of doors and entry systems and a full complement of in-store merchandising, displays and field service. Our wholesale residential channel customers are managed by our own sales professionals who focus on down channel initiatives designed to ensure our products are “pulled” through our North American wholesale distribution network.

Our non-residential building construction customers are serviced by a separate and distinct sales team providing architects, door and hardware distributors, and general contractors and project owners a wide variety of technical specifications, specific brand differentiation, compliance and regulatory approvals, product application advice and multi-segment specialization work across North America.

Service Innovation

We leverage our marketing, sales and customer service activities to ensure our products are strategically “pulled” through our multiple distribution channels rather than deploying a more common, tactical “push” strategy like certain of our competitors. Our marketing approach is designed to increase the value of each and every door opening we fill with our doors and entry systems, regardless of the channel being used to access our products.

Our proprietary web based tools accessible on our website also provide our customers with a direct link to our information systems to allow for accelerated and easier access to a wide variety of information and selling aids designed to increase customer satisfaction. Our web based tools include MConnectTM, an on line service allowing our customers access to several other E-Commerce tools designed to enhance the manufacturer/customer relationship. Once connected to our system, customers have access to MAX, Masonite’s Xpress Door Configurator, a web based tool created to design entry systems and influence the mix, improve selection and ordering processes, reduce order entry and quoting errors, and improve overall communication throughout the channel; MC2, our self-service, custom literature tool; the Product Corner, a section advising customers of the features and benefits of our newest products; Market Intelligence Section, which provides some of the latest economic statistics influencing our industry; the Treasure Chest, which is a collection of discontinued glass products providing customers with promotional based pricing on obsolete products; and Order Tracker, which allows customers to follow their purchase orders through the production process and confirm delivery dates. MConnectTM, in conjunction with our web site, improves transaction execution, enhances communication and information flow with our customers and their dealers providing a more customized buying experience.

New Market Segments and Geographies

We continue to expand in attractive segments of the residential and non-residential door market in North America and in growing international markets including South America, India and the Middle East.

We plan to expand our leading position in the North American commercial and architectural interior wood door market by increasing our focus in specific sectors within the market, such as education, health care and hospitality. We also plan to increase our presence in underserviced growing geographies in the United States such as west of the Rockies, Texas and the Southeast.

We are also increasing our focus on multi-location in-home remodeling distributors and contractors. This channel is expected to grow with a shift in certain demographics from a “Do it Yourself” to a “Do it For You” offering. Using enhanced marketing, training and e-commerce tools, our teams will target specific multi-location remodeling distributors and contractors thereby increasing our overall presence in the important repair, renovation and remodeling business.

We have also allocated resources to promote our door and door component products in fast growing international markets in South America, India and the Middle East. As a first mover, we have established a strong presence in many of these markets and believe we are poised for strong growth going forward.

Customers

We sell our products worldwide to more than 6,000 customers. We have developed strong relationships with these customers through our “all products” cross merchandising strategy. Our vertical integration facilitates our all products strategy with our Dorfab facilities in particular providing value-added fabrication and logistical services to our customers, including store delivery of pre-hung interior and exterior doors to our customers in North America. Ninety-five percent of our top 20 customers have purchased doors from us for at least 10 years.

Although we have a large number of customers worldwide, our two largest customers, The Home Depot and Lowe’s, accounted for approximately 16% and 10% of our total gross sales in fiscal year 2012, respectively. Due to the depth and breadth of the relationship with these two customers, which operate in multiple North American geographic regions and which sell a variety of our products, our management believes that these relationships are likely to continue.

Distribution

Residential doors are primarily sold through wholesale and retail distribution channels.

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Wholesale.  In the wholesale channel, door manufacturers sell their products to homebuilders, contractors, lumber yards, dealers and building products retailers in two-steps or one step. Two-step distributors typically purchase doors from manufacturers in bulk and customize them by installing windows, or “lites,” and pre-hanging them. One-step distributors sell doors directly to homebuilders and remodeling contractors who install the doors.

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Retail.  The retail channel generally targets consumers and smaller remodeling contractors who purchase doors through retail home centers and smaller specialty retailers. Retail home centers offer large, warehouse size retail space with large selections, while specialty retailers are niche players that focus on certain styles and types of doors.

Non-residential doors are primarily sold direct from manufacturers to contractors and installers or through one-step wholesale distribution channels where such distributors sell to contractors and installers.

Research and Development

We believe we are a leader in technological innovation and development in doors, door components and door entry systems and the manufacturing processes involved in making such products. We believe that research and development is a competitive advantage for us, and we intend to capitalize on our leadership in this area through the development of more new and innovative products. Our research and development and engineering capability enables us to develop and implement product and process improvements related to the manufacturing of our products that enhance manufacturing efficiency and reduce costs.

As an integrated manufacturer, we believe that we are well positioned to take advantage of the growing global demand for a variety of molded door facing designs. This capability is particularly important outside North America where we believe newer molded door designs are rapidly replacing traditional wood doors. We have an internal capability to create new molded door facing designs and manufacture our own molds for use in our own facilities. We believe this provides us with the ability to develop proprietary designs that enjoy a strong identity in the marketplace; more flexibility in meeting customer demand; quicker reaction time in the production of new designs or design changes; and greater responsiveness to customer needs. This capability also enables us to develop and implement product and process improvements with respect to the production of molded door facings and doors which enhance production efficiency and reduce costs.

In the past few years, our research and development activities, which we have concentrated in our 145,245 square foot innovation center in West Chicago, Illinois, have had a significant focus on process and material improvements in our products. These improvements have led to significant reductions in manufacturing costs and quality improvements in our products. Research and development activities also resulted in several new products including exterior fiberglass doors with a finish that is applied through digital printing technology and branded under the trademark AvantGuardTM.

Manufacturing Process

Our Manufacturing System consists of three major unit operations: (1) component manufacturing, (2) residential door slab assembly and (3) value-added door fabrication.

We have a leading position in the manufacturing of door components, including internal framing components (stile and rails), glass inserts (lites), door core, interior veneer and molded door facings, and exterior door facings. The manufacturing of interior molded door facings is the most complex of these processes requiring a significant investment in large scale engineered wood processing equipment. We operate five interior molded door facing plants around the world, two in North America and one in each of South America, Europe and Asia. Our sole United States based plant in Laurel, Mississippi is the largest door facing plant in the world and we believe one of the most technologically advanced in the industry. Interior molded door facings are produced by combining fine wood particles, synthetic resins and other additives under heat and pressure in large semi-continuous automated presses utilizing Masonite proprietary steel plates. The facings are then cut, painted and inspected in a second highly automated continuous operation prior to being packed for shipping to our door assembly plants.

Interior residential hollow core door manufacturing is an assembly operation that until recently has been primarily accomplished in the United States through the use of skilled manual labor. In 2012 we invested in a fully automated interior door line in Denmark, South Carolina that exemplifies advanced engineering processes and quality control. The automated line uses single piece flow principles to assemble doors more quickly and reliably than ever before, using improved internal components and advanced adhesive technologies. Whether manual or automated, the construction process for a standard interior door is based on assembly of door facings and various internal framing and support components, following which doors are trimmed to their final specifications.

The assembly process varies by type of door, from a relatively simple process for flush doors, where the door facings are glued to a wood frame, to more complex procedures for the many pieces of a louvre or stile and rail door. Non-residential interior doors require another level of sophistication employing the use of solid cores with varying degrees of sound dampening and fire retarding attributes, furniture quality wood veneer facings, as well as secondary machining operations to incorporate more sophisticated commercial hardware, openers and locks.

The manufacturing of steel and fiberglass exterior door slabs is an automated process that entails combining wooden or synthetic internal framing components between two door facings and then injecting the resulting hollow core with insulating polyurethane expanding foam core materials. We invested in fiberglass manufacturing technology, including the backward integration into basic raw material, with the construction of our fiberglass sheet molding compound plant at our Laurel MS facility in 2006. In 2008 we consolidated fiberglass slab manufacturing from multiple locations throughout North America into a single highly automated facility in Dickson, TN significantly improving the reliability and quality of these products while simultaneously lowering cost.

Short set-up times, proper production scheduling and coordinated material movement are essential to achieve a flexible process capable of producing a wide range of door types, sizes, materials and styles. We make use of flexible manufacturing operations together with scalable logistics primarily through the use of common carriers to fill customers’ orders and to manage our investment in finished goods inventory.

Finally, interior molded, stile and rail, louvre and exterior door slabs manufactured at our door assembly plants are either sold directly to our customers or transferred to our door fabrication facilities where value added services are performed. These value added services include machining doors for hinges and locksets, installing the door in easy to install frames, adding glass inserts and side lites, painting and staining, packaging and logistical services to large retail home center customers throughout North America.

Raw Materials

While Masonite is vertically integrated, we require a regular supply of raw materials, such as wood, wood composites, cut stock, steel, glass, core material, paint, stain and primer as well as petroleum-based products such as binders, resins and frames to manufacture our products, which accounts for approximately 50% of the total cost of the finished product. In certain instances, we depend on a single or limited number of suppliers for these supplies. Wood chips, logs, resins, binders and other additives utilized in the manufacturing of interior molded facings, exterior fiberglass door facings and door cores are purchased from global, regional and local suppliers taking into account the relative freight cost of these materials. Internal framing components, both wood and synthetic wood cut-stock, and internal door cores are manufactured both internally at our facilities as well as purchased from suppliers located throughout the world. We utilize a network of suppliers based in North America, Europe, South America and Asia to purchase other components including steel coils for the stamping of steel door facings, MDF, plywood and hardboard facings, door jambs and frames, and glass frames and inserts.

Safety

We believe that safety is as important to the success of the company as productivity and quality. We also believe that incidents can be prevented through proper management, employee involvement and attention to detail. Safety programs and training are provided throughout the company to ensure employees and managers have effective tools to help identify and address both unsafe conditions and risky behaviors. We strive to minimize any adverse impact our operations might have to our employees, the general public and the communities of which we are a part.

Through a sustained commitment to improve our safety performance, we have been successful in reducing the number of injuries sustained by our employees. In 2012, we experienced a total incident rate of 1.41% compared to 3.42% in 2007, despite the fact that during this period we acquired 16 facilities which, at the time of acquisition, had an incident rate of more than twice the Masonite average.

Environmental and Other Regulatory Matters

We are subject to extensive environmental laws and regulations. The geographic breadth of our facilities subjects us to environmental laws, regulations and guidelines in a number of jurisdictions, including, among others, the United States, Canada, the United Kingdom, France, Mexico, Chile, Israel, India, Czech Republic, Poland, South Africa and the Republic of Ireland. Such laws, regulations and guidelines relate to, among other things, the discharge of contaminants into water and air and onto land, the storage and handling of certain regulated materials used in the manufacturing process, the disposal of wastes and the remediation of contaminated sites. Many of our products are also subject to various regulations such as building and construction codes, product safety regulations, health and safety laws and regulations and mandates related to energy efficiency.

Our efforts to ensure environmental compliance include the review of our operations on an ongoing basis utilizing in-house staff and on a selective basis by specialized environmental consultants. Although such reviews do not guarantee the identification of all material issues, environmental assessments are typically conducted as part of our due diligence review prior to the completion of acquisitions.

Based on recent experience and current projections, environmental protection requirements and liabilities are not expected to have a material effect on our business, capital expenditures, operations or financial position.

In addition to the various environmental laws and regulations, our operations are subject to numerous foreign, federal, state and local laws and regulations, including those relating to the presence of hazardous materials and protection of worker health and safety, consumer protection, trade, labor and employment, tax, and others. We believe we are in compliance in all material respects with existing applicable laws and regulations affecting our operations.

Intellectual Property

In North America, our doors are marketed primarily under the Masonite® brand. Other North American brands include: Premdor®, Belleville®, Barrington®, Oakcraft®, Sta-Tru® HD, AvantGuardTM, FlagstaffTM,

HollisterTM, SierraTM, Specialty®, Fast-FrameTM, Safe’N Sound®, Palazzo Series®, Bellagio®, Capri®, TrevisoTM, CheyenneTM, GlenviewTM, RiversideTM, SaddlebrookTM, West EndTM, Mohawk®, Marshfield® , Birchwood Best®, AlgomaTM, NovodorTM, ArtisanTM, Artisan SFTM, RhinoDoorTM, WeldrockTM, SuperstileTM, UnicolTM and Lemieux DoorsTM

In Europe, doors are marketed under the Premdor®, EkemTM, FonmartyTM, MagriTM, MonnerieTM, BatimetalTM and CrosbyTM brands. We consider the use of trademarks and trade names to be important in the development of product awareness, and for differentiating products from competitors and between customers.

We protect the intellectual property that we develop through, among other things, filing for patents in the United States and various foreign countries. In the United States, we currently have approximately 147 design patents and design patent applications and 169 utility patents and patent applications. We have approximately 368 foreign utility patents and patent applications and 78 foreign design patents and patent applications.

Competition

The North American door industry is highly competitive and includes a number of global and local participants. In the U.S. residential interior door market, the primary participants are Masonite and JELD-WEN which are the only vertically integrated manufacturers of door facings. There are also a number of smaller competitors in the residential interior door market that primarily source door facings from third party suppliers. In the U.S. residential exterior door market, the primary participants are Masonite, JELD-WEN, Plastpro and Therma-Tru. In the U.S. non-residential building construction door market, the primary participants are Masonite, VT Industries, Graham Wood Doors and Eggers Industries. Competition in these markets is primarily based on product quality, design characteristics, brand awareness, service ability, distribution capabilities and value.

We also face competition in the other countries we operate. Competitors based in Canada include other manufacturers that distribute on a national basis as well as smaller regional manufacturers, which focus on particular products. In Europe, South America, Asia and Africa, we face significant competition from a number of regionally based competitors and importers.

There is meaningful competition both in North America and Europe as several firms manufacture similar products using similar raw materials and manufacturing methods. In addition, due to the recent economic downturn there has been excess capacity in the industry.

A large portion of our products is sold through large home centers and other large retailers. The consolidation of our customers and our reliance on fewer larger customers has increased the competitive pressures as some of our largest customers, such as The Home Depot and Lowe’s, perform periodic product line reviews to assess their product offerings.

We are one of the largest manufacturers of molded door facings in the world. The rest of the industry consists of one other large, integrated door manufacturer and a number of smaller regional manufacturers. Competition in the molded door facing business is based on quality, price, product design, logistics and customer service. We produce molded door facings to meet our own requirements and outside of North America we serve as an important supplier to the door industry at large. We manufacture molded door facings at facilities in Mississippi, Ireland, Chile, Canada and Malaysia.

History

Masonite was founded in 1925 in Laurel, Mississippi, by William H. Mason, to utilize vastly available quantities of sawmill waste to manufacture a usable end product. Masonite was acquired by Premdor from International Paper Company in August 2001.

Prior to 2005, Masonite was a public company with shares of our predecessor’s common stock listed on both the NYSE and Toronto Stock Exchange. In March 2005, we were acquired by an affiliate of Kohlberg Kravis Roberts & Co. L.P.

As a result of a liquidity shortfall triggered by the unprecedented downturn in the U.S. housing and construction market that commenced in 2006, on March 16, 2009, Masonite and several affiliated Canadian companies, including the Company, voluntarily filed to reorganize under the CCAA in Canada in the Ontario Superior Court of Justice. In addition, Masonite, its U.S. subsidiaries and the Company filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. On June 9, 2009, we completed our financial restructuring and emerged from protection under both Chapter 11 of the U.S. Bankruptcy Code and the CCAA in Canada, 85 days after our initial filings. We emerged from Chapter 11 and CCAA protection as Masonite Worldwide Holdings Inc. after meeting all closing conditions to our Plan of Reorganization in the United States and Canada. The Plan was confirmed by the U.S. Bankruptcy Court for the District of Delaware on May 29, 2009. The Ontario Superior Court of Justice approved the CBCA Plan on June 1, 2009. Shortly after emergence from bankruptcy, Masonite Worldwide Holdings Inc. changed its name to Masonite Inc.

Effective July 4, 2011, pursuant to an amalgamation under the Business Corporations Act (British Columbia), Masonite Inc., the former parent of the Company, was amalgamated with Masonite International Corporation to form an amalgamated corporation named Masonite Inc., which then changed its name to Masonite International Corporation.

In the past several years, we have pursued strategic tuck-in acquisitions targeting companies with differentiated businesses, strong brands, complementary technologies, attractive geographic footprints and opportunities for cost and distribution synergies. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Acquisitions.”

Employees

As of June 30, 2013, we employed approximately 9,800 employees and contract laborers. This includes approximately 3,000 unionized employees, approximately half of whom are located in various foreign locations with the remainder in North America. Employees in many European countries participate in industry-wide unions with centralized bargaining. Local issues are, however, typically negotiated separately.

Legal Proceedings

We are involved in various legal proceedings, claims and governmental audits in the ordinary course of business, including various legal proceedings that are currently stayed by the U.S. Bankruptcy Court for the District of Delaware, which if not settled will in the future resume active status in federal or state court. In the opinion of management, the ultimate disposition of these proceedings, claims and audits will not have a material adverse effect on the financial position, results of our operations, or cash flows.

Canadian Non-Reporting Issuer Status

We are currently not a reporting issuer, or the equivalent, in any province or territory of Canada and our shares are not listed on any recognized Canadian stock exchange.

Item 1A. Risk Factors

You should carefully consider the following factors in addition to the other information set forth in this registration statement before investing in our common shares. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are immaterial may also adversely impact our operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In such case, the trading price of our common shares could fall, and you may lose all or part of your investment.

Risks Related to Our Business

Downward trends in our end markets or in economic conditions could negatively impact our business and financial performance.

Our business may be adversely impacted by changes in United States, Canadian, European, Asian, South American or global economic conditions, including inflation, deflation, interest rates, availability and cost of capital, consumer spending rates, energy availability and costs, and the effects of governmental initiatives to manage economic conditions. Volatility in the financial markets in the regions in which we operate and the deterioration of national and global economic conditions have in the past and could in the future materially adversely impact our operations, financial results and liquidity.

Trends in our primary end markets (residential new construction, repair, renovation and remodeling and non-residential building construction) directly impact our financial performance because they are directly correlated to the demand for doors and door components. Accordingly, the following factors may have a direct impact on our business in the countries and regions in which our products are sold:

•	the strength of the economy;

•	the amount and type of residential and non-residential construction;

•	housing sales and home values;

•	the age of existing home stock, home vacancy rates and foreclosures;

•	non-residential building occupancy rates;

•	increases in the cost of raw materials or any shortage in supplies;

•	the availability and cost of credit;

•	employment rates and consumer confidence; and

•	demographic factors such as immigration and migration of the population and trends in household formation.

In the United States, the housing market crisis has had a negative impact on residential housing construction and related product suppliers and the housing market remains volatile. In addition, the current housing recovery is characterized by an increased number of multi-family new construction starts, which generally use fewer of our products and generate less net sales at a lower margin as compared to typical single family homes.

In many of the non-North American markets in which we manufacture and sell our products, including the United Kingdom, France, Central Europe, the Middle East, and South Africa, economic conditions have deteriorated as various countries are suffering from the after effects of the global financial downturn that began in the United States in 2006. Our non-North American markets were acutely affected by the housing downturn and continue to suffer from excess capacity in housing and building products, including doors and door products, which may make it difficult for us to raise prices. Due in part to both market and operating conditions, we exited certain European markets in the past several years, including the Ukraine, Turkey and Romania. In addition, we closed our production facility in Hungary and have announced that we intend to close our production facilities in Poland.

Our relatively narrow focus within the building products industry amplifies the risks inherent in a prolonged global market downturn. The impact of this weakness on our net sales, net income and margins will be determined by many factors, including industry capacity, industry pricing, and our ability to implement our business plan.

Increases in mortgage rates, changes in mortgage interest deductions and the reduced availability of financing for the purchase of new homes and home construction and improvements could have a material adverse impact on our sales and profitability.

In general, demand for new homes and home improvement products may be adversely affected by increases in mortgage rates and the reduced availability of consumer financing. Currently, mortgage rates are near historic lows and will likely increase in the future. If mortgage rates increase and, consequently, the ability of prospective buyers to finance purchases of new homes or home improvement products is adversely affected, our business, financial condition and results of operations may be materially and adversely affected.

Members of Congress and government officials have from time to time, including recently, suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on borrower income, type of loan or principal amount. Future changes in policies set to encourage home ownership and improvement, such as changes to the tax rules allowing for deductions of mortgage interest, may adversely impact demand for our products and have a material adverse impact on us.

Our performance may also depend upon consumers having the ability to finance the purchase of new homes and other buildings and repair and remodeling projects with credit from third-parties. The ability of consumers to finance these purchases is affected by such factors as new and existing home prices, homeowners’ equity values, interest rates and home foreclosures. Adverse developments affecting any of these factors could result in a tightening of lending standards by financial institutions and reduce the ability of some consumers to finance home purchases or repair and remodeling expenditures. The recent economic downturn, including declining home and other building values, increased home foreclosures and tightening of credit standards by lending institutions, have negatively impacted the home and other building new construction and repair and remodeling sectors. If these credit market trends continue or worsen, our net sales and net income may be adversely affected.

We operate in a competitive business environment. If we are unable to compete successfully, we could lose customers and our sales could decline.

The building products industry is highly competitive. Some of our principal competitors may have greater financial, marketing and distribution resources than we do and may be less leveraged than we are, providing them with more flexibility to respond to new technology or shifting consumer demand. Accordingly, these competitors may be better able to withstand changes in conditions within the industry in which we operate and may have significantly greater operating and financial flexibility than we do. Also, certain of our competitors continue to have excess production capacity, which has led to continued pressure to decrease prices in order for us to remain competitive and has limited our ability to raise prices even in markets where economic and market conditions have improved. For these and other reasons, these competitors could take a greater share of sales and cause us to lose business from our customers or hurt our margins.

As a result of this competitive environment, we face pressure on the sales prices of our products. Because of these pricing pressures, we may in the future experience continued limited growth and reductions in our profit margins, sales or cash flows, and may be unable to pass on future raw material price, labor cost and other input cost increases to our customers which would also reduce profit margins.

Because we depend on a core group of significant customers, our sales, cash flows from operations and results of operations may be negatively affected if our key customers reduce the amount of products they purchase from us.

Our customers consist mainly of wholesalers and retail home centers. Our top ten major customers together accounted for approximately 40% of our net sales in fiscal year 2012, while our two largest customers, The Home Depot and Lowe’s, accounted for approximately 16% and 10% of our net sales in fiscal year 2012, respectively. We expect that a small number of customers will continue to account for a substantial portion of our net sales for the foreseeable future. However, net sales from customers that have accounted for a significant portion of our net sales in past periods, individually or as a group, may not continue in future periods, or if continued, may not reach or exceed historical levels in any period. For example, our largest customers, The Home Depot and Lowe’s, perform periodic product line reviews to assess their product offerings, which have, on past occasions, led to loss of business and pricing pressures. Most recently, in the fourth quarter of 2012 we were notified of a loss of business as a result of a product line review by Lowe’s relating to its Northeastern and Southwestern United States interior door business which will have an adverse impact on our net sales in 2013. In addition, as a result of competitive bidding processes, we may not be able to increase or maintain the margins at which we sell our products to our most significant customers. Moreover, if any of these customers fails to remain competitive in the respective markets or encounters financial or operational problems, our net sales and profitability may decline. We generally do not enter into long-term contracts with our customers and they generally do not have an obligation to purchase products from us. Therefore, we could lose a significant customer with little or no notice. The loss of, or a significant adverse change in, our relationships with The Home Depot, Lowe’s or any other major customer could cause a material decrease in our net sales.

Our competitors may adopt more aggressive sales policies and devote greater resources to the development, promotion and sale of their products than we do, which could result in a loss of customers. The loss of, or a reduction in orders from, any significant customers, losses arising from customer disputes regarding shipments, fees, merchandise condition or related matters, or our inability to collect accounts receivable from any major customer, could have a material adverse effect on us. Also, we have no operational or financial control over these customers and have limited influence over how they conduct their businesses.

Consolidation of our customers and their increasing size could adversely affect our results of operations.

In many of the countries in which we operate, an increasingly large number of building products are sold through large retail home centers and other large retailers. In addition, we have recently experienced consolidation of distributors in our wholesale distribution channel and among businesses operating in different geographic regions resulting in more customers operating nationally and internationally. If the consolidation of our customers and distributors were to continue, leading to the further increase of their size and purchasing power, we may be challenged to continue to provide consistently high customer service levels for increasing sales volumes, while still offering a broad portfolio of innovative products and on-time and complete deliveries. If we fail to provide high levels of service, broad product offerings, competitive prices and timely and complete deliveries, we could lose a substantial amount of our customer base and our profitability, margins and net sales could decrease.

If we are unable to accurately predict future demand preferences for our products, our business and results of operations could be materially affected.

A key element to our continued success is the ability to maintain accurate forecasting of future demand preferences for our products. Our business in general is subject to changing consumer and industry trends, demands and preferences. Changes to consumer shopping habits and potential trends towards “online” purchases could also impact our ability to compete as we currently sell our products exclusively through our distribution channel. Our continued success depends largely on the introduction and acceptance by our customers of new product lines and improvements to existing product lines that respond to such trends, demands and preferences. Trends within the industry change often and our failure to anticipate, identify or quickly react to changes in these trends could lead to, among other things, rejection of a new product line and reduced demand and price reductions for our products, and could materially adversely affect us. In addition, we are subject to the risk that new products, manufacturing technologies or proprietary designs could be introduced that would replace or reduce demand for our products. We may not have sufficient resources to make necessary investments or we may be unable to make the investments or acquire the intellectual property rights necessary to develop new products or improve our existing products.

Our business is seasonal which may affect our net sales, cash flows from operations and results of operations.

Our business is moderately seasonal and our sales vary from quarter to quarter based upon the timing of the building season in our markets. Severe weather conditions in any quarter, such as unusually prolonged warm or cold conditions, rain, blizzards or hurricanes, could accelerate, delay or halt construction and renovation activity. The impact of these types of events on our business may adversely impact our sales, cash flows from operations and results of operations. If sales were to fall substantially below what we would normally expect during certain periods, our annual financial results would be adversely impacted. Moreover, our facilities are vulnerable to severe weather conditions.

A disruption in our operations could materially affect our operating results.

We operate facilities worldwide. Many of our facilities are located in areas that are vulnerable to hurricanes, earthquakes and other natural disasters. In the event that a hurricane, earthquake, natural disaster, fire or other catastrophic event were to interrupt our operations for any extended period of time, particularly at one or more of our door facing facilities or non-residential door plants, such as when Marshfield experienced an autoclave explosion in July 2011, prior to our acquisition, it could delay shipment of merchandise to our customers, damage our reputation or otherwise have a material adverse effect on our financial condition and results of operations. Closure of one of our door facing facilities, which are our most capital intensive and least replaceable production facilities, could have a substantial negative effect on our earnings.

In addition, our operations may be interrupted by terrorist attacks or other acts of violence or war. These attacks may directly impact our suppliers’ or customers’ physical facilities. Furthermore, these attacks may make travel and the transportation of our supplies and products more difficult and more expensive and ultimately affect our operating results. The United States has entered into, and may enter into, additional armed conflicts which could have a further impact on our sales and our ability to deliver product to our customers in the United States and elsewhere. Political and economic instability in some regions of the world, including the current instabilities in the Middle East and North Africa, may also negatively impact our business. The consequences of any of these armed conflicts are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business or your investment. More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economy. They could also result in economic recession in the United States or abroad. Any of these occurrences could have a significant impact on our operating results.

Manufacturing realignments may result in a decrease in our short-term earnings, until the expected cost reductions are achieved, as well as reduce our flexibility to respond quickly to improved market conditions.

We continually review our manufacturing operations and sourcing capabilities. Effects of periodic manufacturing realignments and cost savings programs have in the past and could in the future result in a decrease in our short-term earnings until the expected cost reductions are achieved. For instance, we expect to incur approximately $1.8 million of additional restructuring costs related to activities initiated as of June 30, 2013. We also cannot assure you we will achieve all of our cost savings. Such programs may include the consolidation, integration and upgrading of facilities, functions, systems and procedures. The success of these efforts will depend in part on market conditions, and such actions may not be accomplished as quickly as anticipated and the expected cost reductions may not be achieved or sustained.

In connection with our manufacturing realignment and cost savings programs, we have recently closed or consolidated a substantial portion of our global operations and significantly reduced our personnel, which may reduce our flexibility to respond quickly to improved market conditions. As a result, a failure to anticipate a sharp increase in levels of residential new construction, residential repair, renovation and remodeling and non-residential building construction activity could result in operational difficulties, adversely impacting our ability to provide our products to our customers. This may result in the loss of business to our competitors in the event they are better able to forecast or respond to market demand. There can be no assurance that we will be able to accurately forecast the level of market demand or react in a timely manner to such changes, which may have a material adverse effect on our business, financial condition and results of operations.

We are subject to the credit risk of our customers.

We provide credit to our customers in the normal course of business. We generally do not require collateral in extending such credit. An increase in the exposure, coupled with material instances of default, could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Increased prices for raw materials or finished goods used in our products or interruptions in deliveries of raw materials or finished goods could adversely affect our profitability, margins and net sales.

Our profitability is affected by the prices of raw materials and finished goods used in the manufacture of our products. These prices have fluctuated and may continue to fluctuate based on a number of factors beyond our control, including world oil prices, changes in supply and demand, general economic or environmental conditions, labor costs, competition, import duties, tariffs, currency exchange rates and, in some cases, government regulation. The commodities we use may undergo major price fluctuations and there is no certainty that we will be able to pass these costs through to our customers. Significant increases in the prices of raw materials or finished goods are more difficult to pass through to customers in a short period of time and may negatively impact our short-term profitability, margins and net sales. In the current competitive environment, opportunities to pass on these cost increases to our customers may be limited.

We require a regular supply of raw materials, such as wood, wood composites, cut stock, steel, glass, core material, paint, stain and primer as well as petroleum-based products such as binders, resins and frames. In certain instances, we depend on a single or limited number of suppliers for these supplies. We typically do not have long-term contracts with our suppliers. If we are not able to accurately forecast our supply needs, the limited number of suppliers may make it difficult to obtain additional raw materials to respond to shifting or increased demand. Our dependency upon regular deliveries from particular suppliers means that interruptions or stoppages in such deliveries could adversely affect our operations until arrangements with alternate suppliers could be made. Furthermore, because our products and the components of some of our products are subject to regulation, such alternative suppliers, even if available, may not be substituted until regulatory approvals for such substitution are received, thereby delaying our ability to respond to supply changes. Moreover, some of our raw materials, especially those that are petroleum or chemical based, interact with other raw materials used in the manufacture of our products and therefore significant lead time may be required to procure a compatible substitute. Substitute materials may also not be of the same quality as our original materials.

If any of our suppliers were unable to deliver materials to us for an extended period of time (including as a result of delays in land or sea shipping), or if we were unable to negotiate acceptable terms for the supply of materials with these or alternative suppliers, our business could suffer. In the future, we may not be able to find acceptable supply alternatives, and any such alternatives could result in increased costs for us. Even if acceptable alternatives are found, the process of locating and securing such alternatives might be disruptive to our business.

Furthermore, raw material prices could increase, and supply could decrease, if other industries compete with us for such materials. For example, we are highly dependent upon our supply of wood chips used for the production of our door facings and wood composite materials. In Europe, we are experiencing supply pressure and increased prices for wood chips due to the high demand for wood chips for alternative energy applications. Failure to obtain significant supply may disrupt our operations and even if we are able to obtain sufficient supply, we may not be able to pass increased supply costs on to our customers in the form of price increases, thereby resulting in reduced margins and profits.

A rapid and prolonged increase in fuel prices may significantly increase our costs and have an adverse impact on our results of operations.

Fuel prices remain volatile and are significantly influenced by international, political and economic circumstances. If increased prices remain in effect, or if further price increases were to arise for any reason, including fuel supply shortages or unusual price volatility, the resulting higher fuel prices could materially increase our shipping costs, adversely affecting our results of operations. In addition, competitive pressures in our industry may have the effect of inhibiting our ability to reflect these increased costs in the prices of our products.

We are highly dependent on information technology, the disruption of which could significantly impede our ability to do business.

Our operations depend on our network of information technology systems, which are vulnerable to damage from hardware failure, fire, power loss, telecommunications failure, impacts of terrorism, breaches in security (such as the actions of computer hackers), natural disasters, or other disasters. We may not have sufficient redundant operations to cover a loss or failure in a timely manner. Any damage to our information technology systems could cause interruptions to our operations that materially adversely affect our ability to meet customers’ requirements, resulting in an adverse impact to our business, financial condition and results of operations. Moreover, our recent technological initiatives and increasing dependence on technology may exacerbate this risk.

Increases in labor costs, potential labor disputes and work stoppages at our facilities or the facilities of our suppliers could materially adversely affect our financial performance.

Our financial performance is affected by the availability of qualified personnel and the cost of labor. We have approximately 9,800 employees worldwide, including approximately 3,000 unionized workers. Employees represented by these unions are subject to collective bargaining agreements. Although none of our North American collective bargaining agreements are subject to renewal in 2013, our agreements with employees and their respective work councils in France, Mexico, United Kingdom and South Africa are subject to annual negotiation. If we are unable to enter into new, satisfactory labor agreements with our unionized employees upon expiration of their agreements, we could experience a significant disruption of our operations, which could cause us to be unable to deliver products to customers on a timely basis. If our workers were to engage in strikes, such as the four week labor strike we experienced at our South African facility in 2011, a work stoppage or other slowdowns, we could also experience disruptions of our operations. Such disruptions could result in a loss of business and an increase in our operating expenses, which could reduce our net sales and profit margins. In addition, our non-unionized labor force may become subject to labor union organizing efforts, which could cause us to incur additional labor costs and increase the related risks that we now face.

We believe many of our direct and indirect suppliers and customers also have unionized workforces. Strikes, work stoppages or slowdowns experienced by these suppliers and customers could result in slowdowns or closures of facilities where components of our products are manufactured or delivered. For example, a national transportation workers’ strike in South Africa in the third and fourth quarters of 2012 adversely impacted our net sales. Any interruption in the production or delivery of these components could reduce sales, increase costs and have a material adverse effect on us.

Our pension obligations are currently significantly underfunded. We may have to make significant cash payments to our pension plans, which would reduce the cash available for our business.

As of December 31, 2012, our accumulated benefit obligations under our United States and United Kingdom defined benefit pension plans exceeded the fair value of plan assets by approximately $40.4 million and $8.8 million, respectively. During the years ended December 31, 2012, 2011 and 2010, we contributed approximately $6.3 million, $6.3 million and $1.9 million, respectively, to the United States pension plan and approximately $0.8 million, $0.7 million and $0.7 million, respectively, to the United Kingdom pension plan. Additional contributions will be required in future years. We currently anticipate making approximately $3.2 million and $0.7 million of contributions to our United States and United Kingdom pension plans, respectively, in 2013. If the performance of the assets in our pension plans does not meet our expectations or other actuarial assumptions are modified, our contributions to our pension plans could be materially higher than we expect, which would reduce the cash available for our businesses. In addition, our United States pension plans are subject to Title IV of the United States Employee Retirement Income Security Act of 1974, or ERISA. Under ERISA, the Pension Benefit Guaranty Corporation, or the PBGC, generally has the authority to terminate an underfunded pension plan if the possible long-run loss to the PBGC with respect to the plan may reasonably be expected to increase substantially if the plan is not terminated. In the event our pension plans are terminated for any reason while the plans are underfunded, we may incur a liability to the PBGC which could be equal to the entire amount of the underfunding.

Our recent acquisitions and any future acquisitions, if available, could be difficult to integrate and could adversely affect our operating results.

In the past several years we completed several strategic acquisitions of door and door component manufacturers in North America. Historically, we have made acquisitions to vertically integrate and expand our operations, such as our acquisitions of the door manufacturing operations of Masisa S.A. (“Masisa”) in 2013; Portes Lemieux Inc. (“Lemieux”), Algoma Holding Company (“Algoma”), and Les Portes Baillargeon, Inc. (“Baillargeon”) in 2012; and Birchwood Lumber & Veneer Co., Inc. (“Birchwood”) and Porta Industries, Inc (“Marshfield”) in 2011. From time to time, we have evaluated and expect to continue to evaluate possible acquisition transactions on an on-going basis. At any time we may be engaged in discussions or negotiations with respect to possible acquisitions or may have entered into non-binding letters of intent. As part of our strategy, we expect to continue to pursue complementary acquisitions and investments and may expand into product lines or businesses with which we have little or no operating experience. For example, future acquisitions may involve building product categories other than doors. We may also engage in further vertical integration. However, we may face competition for attractive targets and we may not be able to source appropriate acquisition targets at prices acceptable to us, or at all. In addition, in order to pursue our acquisition strategy, we will need significant liquidity, which, as a result of the other factors described herein, may not be available on terms favorable to us, or at all.

Our recent and any future acquisitions involve a number of risks, including:

•	our inability to integrate the acquired business;

•	our inability to manage acquired businesses or control integration and other costs relating to acquisitions;

•	our lack of experience with a particular business should we invest in a new product line;

•	diversion of management attention;

•	our failure to achieve projected synergies or cost savings;

•	impairment of goodwill affecting our reported net income;

•	our inability to retain the management or other key employees of the acquired business;

•	our inability to establish uniform standards, controls, procedures and policies;

•	our inability to retain customers of our acquired companies;

•	risks associated with the internal controls of acquired companies;

•	exposure to legal claims for activities of the acquired business prior to the acquisition;

•	unforeseen management and operational difficulties, particularly if we acquire assets or businesses in new foreign jurisdictions where we have little or no operational experience;

•	damage to our reputation as a result of performance or customer satisfaction problems relating to an acquired businesses; and

•	the performance of any acquired business could be lower than we anticipated.

The integration of any future acquisition into our business will likely require substantial time, effort, attention and dedication of management resources and may distract our management in unpredictable ways from our ordinary operations. If we cannot successfully execute on our investments on a timely basis, we may be unable to generate sufficient net sales to offset acquisition, integration or expansion costs, we may incur costs in excess of what we anticipate, and our expectations of future results of operations, including cost savings and synergies, may not be achieved. If we are not able to effectively manage recent or future acquisitions or realize their anticipated benefits, it may harm our results of operations.

We are exposed to political, economic and other risks that arise from operating a multinational business.

We have operations in the United States, Canada, Europe and, to a lesser extent, other foreign jurisdictions. In the six months ended June 30, 2013, approximately 76% of our net sales were in North America, 20% in Europe, Asia and Latin America and 4% in Africa. Approximately 73% of our fiscal year 2012 net sales were generated in North America, 22% in Europe, Asia and Latin America and 5% in Africa. Further, certain of our businesses obtain raw materials and finished goods from foreign suppliers. Accordingly, our business is subject to political, economic and other risks that are inherent in operating in numerous countries. These risks include:

•	the difficulty of enforcing agreements and collecting receivables through foreign legal systems;

•	trade protection measures and import or export licensing requirements;

•	tax rates in foreign countries and the imposition of withholding requirements on foreign earnings;

•	the imposition of tariffs or other restrictions;

•	difficulty in staffing and managing widespread operations and the application of foreign labor regulations;

•	required compliance with a variety of foreign laws and regulations; and

•	changes in general economic and political conditions in countries where we operate.

Our business success depends in part on our ability to anticipate and effectively manage these and other risks. We cannot assure you that these and other factors will not have a material adverse effect on our international operations or on our business as a whole.

Fluctuating exchange and interest rates could adversely affect our financial results.

Our financial results may be adversely affected by fluctuating exchange rates. Net sales generated outside of the United States were approximately 42% and 44% for the six months ended June 30, 2013, and the year ended December 31, 2012, respectively. In addition, a significant percentage of our costs during the same period were not denominated in U.S. dollars. For example, for most of our manufacturing facilities, the prices for a significant portion of our raw materials are quoted in the domestic currency of the country where the facility is located or other currencies that are not U.S. dollars. We also have substantial assets outside the United States. As a result, the volatility in the price of the U.S. dollar has exposed, and in the future may continue to expose, us to currency exchange risks. For example, we are subject to currency exchange rate risk to the extent that some of our costs will be denominated in currencies other than those in which we earn revenues. Also, since our financial statements are denominated in U.S. dollars, changes in currency exchange rates between the U.S. dollar and other currencies have had, and will continue to have, an impact on many aspects of our financial results. Changes in currency exchange rates for any country in which we operate may require us to raise the prices of our products in that country and may result in the loss of business to our competitors that sell their products at lower prices in that country.

Moreover, as our current indebtedness is denominated in a currency that is different from the currencies in which we derive a significant portion of our net sales, we are also exposed to currency exchange rate risk with respect to those financial obligations. When the outstanding indebtedness is repaid, we may be subject to taxes on any corresponding foreign currency gain.

Borrowings under our current ABL Facility are incurred at variable rates of interest, which exposes us to interest rate fluctuation risk. If interest rates increase, the payments we are required to make on any variable rate indebtedness will increase.

We may fail to continue to innovate, face claims that we infringe third party intellectual property rights, or be unable to protect our intellectual property from infringement by others except by incurring substantial costs as a result of litigation or other proceedings relating to patent or trademark rights, any of which could cause our net sales or profitability to decline.

Our continued success depends on our ability to develop and introduce new or improved products, to improve our manufacturing and product service processes, and to protect our rights to the technologies used in our products. If we fail to do so, or if existing or future competitors achieve greater success than we do in these areas, our results of operations and our profitability may decline.

We rely on a combination of United States, Canadian and, to a lesser extent, European patent, trademark, copyright and trade secret laws as well as licenses, nondisclosure, confidentiality and other contractual restrictions to protect certain aspects of our business. We have registered trademarks, copyrights and patents, and have pending trademark and patent applications in the United States, Canada and abroad. However, our patent and trademark applications may not be allowed by the applicable governmental authorities to issue as patents or register as trademarks at all, or in a form that will be advantageous to us. In addition, we have selectively pursued patent and trademark protection, and in some instances we may not have registered important patent and trademark rights in these and other countries. Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. The failure to obtain worldwide patent and trademark protection may result in other companies copying and marketing products based upon our technologies or under our brand or trade names outside the jurisdictions in which we are protected. This could impede our growth in existing regions and into new regions, create confusion among consumers and result in a greater supply of similar products that could erode prices for our protected products.

Our success depends in part on our ability to protect our patents, trademarks, copyrights, trade secrets and licensed intellectual property from unauthorized use by others. We cannot be sure that the patents we have obtained, or other protections such as confidentiality, trade secrets and copyrights, will be adequate to prevent imitation of our products by others. If we are unable to protect our products through the enforcement of intellectual property rights, our ability to compete based on our current advantages may be harmed. If we fail to prevent substantial unauthorized use of our trade secrets, we risk the loss of those intellectual property rights and whatever competitive advantage they embody.

Although we are not aware that any of our products or intellectual property rights materially infringe upon the proprietary rights of third parties, third parties may accuse us of infringing or misappropriating their patents, trademarks, copyrights or trade secrets. Third parties may also challenge our trademark rights and branding practices in the future. We may be required to institute or defend litigation to defend ourselves from such accusations or to enforce our patent, trademark and copyright rights from unauthorized use by others, which, regardless of the outcome, could result in substantial costs and diversion of resources and could negatively affect our competitive position, sales, profitability and reputation. If we lose a patent infringement suit, we may be liable for money damages and be enjoined from selling the infringing product unless we can obtain a license or are able to redesign our product to avoid infringement. A license may not be available at all or on terms acceptable to us, and we may not be able to redesign our products to avoid any infringement, which could negatively affect our profitability. In addition, our patents, trademarks and other proprietary rights may be subject to various attacks claiming they are invalid or unenforceable. These attacks might invalidate, render unenforceable or otherwise limit the scope of the protection that our patents and trademarks afford. If we lose the use of a product name, our efforts spent building that brand may be lost and we will have to rebuild a brand for that product, which we may or may not be able to do. Even if we prevail in a patent infringement suit, there is no assurance that third parties will not be able to design around our patents, which could harm our competitive position.

If we are unable to replace our expiring patents, our ability to compete both domestically and internationally will be harmed. In addition, our products face the risk of obsolescence, which, if realized, could have a material adverse effect on our business.

We depend on our door manufacturing intellectual property and products to generate revenue. Some of our patents will begin to expire in the next several years. While we will continue to work to add to our patent portfolio to protect the intellectual property of our products, we believe it is possible that new competitors will emerge in door manufacturing. We do not know whether we will be able to develop additional proprietary designs, processes or products. If any protection we obtain is reduced or eliminated, others could use our intellectual property without compensating us, resulting in harm to our business. Moreover, as our patents expire, competitors may utilize the information found in such patents to commercialize their own products. While we seek to offset the losses relating to important expiring patents by securing additional patents on commercially desirable improvements, and new products, designs and processes, there can be no assurance that we will be successful in securing such additional patents, or that such additional patents will adequately offset the effect of the expiring patents.

Further, we face the risk that third parties will succeed in developing or marketing products that would render our products obsolete or noncompetitive. New, less expensive methods could be developed that replace or reduce the demand for our products or may cause our customers to delay or defer purchasing our products. Accordingly, our success depends in part upon our ability to respond quickly to market changes through the development and introduction of new products. The relative speed with which we can develop products, complete regulatory clearance or approval processes and supply commercial quantities of the products to the market are expected to be important competitive factors. Any delays could result in a loss of market acceptance and market share. We cannot provide assurance that our new product development efforts will result in any commercially successful products.

We may be the subject of product liability claims or product recalls, we may not accurately estimate costs related to such claims or recalls, and we may not have sufficient insurance coverage available to cover potential liabilities.

Our products are used and have been used in a wide variety of residential and commercial applications. We face an inherent business risk of exposure to product liability or other claims, including class action lawsuits, in the event our products are alleged to be defective or that the use of our products is alleged to have resulted in harm to others or to property. We may in the future incur liability if product liability lawsuits against us are successful. Moreover, any such lawsuits, whether or not successful, could result in adverse publicity to us, which could cause our sales to decline materially. In addition, it may be necessary for us to recall defective products, which would also result in adverse publicity, as well as resulting in costs connected to the recall and loss of net sales. We maintain insurance coverage to protect us against product liability claims, but that coverage may not be adequate to cover all claims that may arise or we may not be able to maintain adequate insurance coverage in the future at an acceptable cost. Any liability not covered by insurance or that exceeds our established reserves could materially and adversely impact our financial condition and results of operations.

In addition, consistent with industry practice, we provide warranties on many of our products and we may experience costs of warranty or breach of contract claims if our products have defects in manufacture or design or they do not meet contractual specifications. We estimate our future warranty costs based on historical trends and product sales, but we may fail to accurately estimate those costs and thereby fail to establish adequate warranty reserves for them.

The loss of certain members of our management may have an adverse effect on our operating results.

Our success will depend, in part, on the efforts of our senior management and other key employees. These individuals possess sales, marketing, engineering, manufacturing, financial and administrative skills and know-how that are critical to the operation of our business. We have significantly reduced our workforce since the beginning of 2006, including management personnel. As a result, the departure of any of our senior officers or key employees would be substantially more disruptive to our operations than in prior periods. If we lose or suffer an extended interruption in the services of one or more of our senior officers or other key employees, our financial condition and results of operations may be negatively affected. Moreover, the pool of qualified individuals may be highly competitive and we may not be able to attract and retain qualified personnel to replace or succeed members of our senior management or other key employees, should the need arise. The loss of the services of any key personnel, or our inability to hire new personnel with the requisite skills, could impair our ability to develop new products or enhance existing products, sell products to our customers or manage our business effectively.

Lack of transparency, threat of fraud, public sector corruption and other forms of criminal activity involving government officials increases risk for potential liability under anti-bribery or anti-fraud legislation, including the United States Foreign Corrupt Practices Act.

We operate facilities in 12 countries and sell our products in 70 countries around the world. As a result of these international operations, we may enter from time to time into negotiations and contractual arrangements with parties affiliated with foreign governments and their officials. In connection with these activities, we could be subject to the United States Foreign Corrupt Practices Act, or the FCPA, the United Kingdom Bribery Act and other anti-bribery laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by United States and other business entities for the purpose of obtaining or retaining business, or otherwise receiving discretionary favorable treatment of any kind and requires the maintenance of internal controls to prevent such payments. In particular, we may be held liable for actions taken by our local partners and agents in foreign countries where we operate, even though such parties are not always subject to our control. As part of our Masonite Values Operating Guide we have established FCPA and other anti-bribery policies and procedures and offer several channels for raising concerns in an effort to comply with applicable U.S. and international laws and regulations. However, there can be no assurance that our policies and procedures will effectively prevent us from violating these laws and regulations in every transaction in which we may engage. Any determination that we have violated the FCPA or other anti-bribery laws (whether directly or through acts of others, intentionally or through inadvertence) could result in sanctions that could have a material adverse effect on our results of operations and financial condition.

As we continue to expand our business globally, we may have difficulty anticipating and effectively managing these and other risks that our international operations may face, which may adversely impact our business outside of North America and our financial condition and results of operations. In addition, any acquisition of businesses with operations outside of North America may exacerbate this risk.

Environmental requirements and other government regulation may impose significant environmental and legal compliance costs and liabilities on us.

Our operations are subject to numerous Canadian (federal, provincial and local), United States (federal, state and local), European (European Union, national and local) and other laws and regulations relating to pollution and the protection of human health and the environment, including, without limitation, those governing emissions to air, discharges to water, storage, treatment and disposal of waste, releases of contaminants or hazardous or toxic substances, remediation of contaminated sites and protection of worker health and safety. From time to time, our facilities are subject to investigation by governmental regulators. Despite our efforts to comply with environmental requirements, we are at risk of being subject to civil, administrative or criminal enforcement actions, of being held liable, of being subject to an order or of incurring costs, fines or penalties for, among other things, releases of contaminants or hazardous or toxic substances occurring on or emanating from currently or formerly owned or operated properties or any associated offsite disposal location, or for contamination discovered at any of our properties from activities conducted by us or by previous occupants. Although, with the exception of costs incurred relating to compliance with Maximum Achievable Control Technology requirements (as described below), we have not incurred significant costs for environmental matters in prior years, future expenditures required to comply with any changes in environmental requirements are anticipated to be undertaken as part of our ongoing capital investment program, which is primarily designed to improve the efficiency of our various manufacturing processes. The amount of any resulting liabilities, costs, fines or penalties may be material.

In addition, the requirements of such laws and enforcement policies have generally become more stringent over time. Changes in environmental laws and regulations or in their enforcement or the discovery of previously unknown or unanticipated contamination or non-compliance with environmental laws or regulations relating to our properties or operations could result in significant environmental liabilities or costs which could adversely affect our business. In addition, we might incur increased operating and maintenance costs and capital expenditures and other costs to comply with increasingly stringent air emission control laws or other future requirements (such as, in the United States, those relating to compliance with Maximum Achievable Control Technology requirements under the Clean Air Act, for which we made capital expenditures totaling approximately $49 million from 2008 through 2010), which may decrease our cash flow. Also, discovery of currently unknown or unanticipated conditions could require responses that would result in significant liabilities and costs. Accordingly, we are unable to predict the ultimate costs of compliance with or liability under environmental laws, which may be larger than current projections.

Changes in government regulation may have a material effect on our results of operations.

Our manufacturing facilities are subject to numerous foreign, federal, state and local laws and regulations, including those relating to the presence of hazardous materials and protection of worker health and safety. Liability under these laws involves inherent uncertainties. Changes in such laws and regulations or in their enforcement could significantly increase our costs of operations which could adversely affect our business. Violations of health and safety laws are subject to civil, and, in some cases, criminal sanctions. As a result of these uncertainties, we may incur unexpected interruptions to operations, fines, penalties or other reductions in income which could adversely impact our business, financial condition and results of operations.

Further, in order for our products to obtain the energy efficient “ENERGYSTAR” label, they must meet certain requirements set by the Environmental Protection Agency, or the EPA. Changes in the energy efficiency requirements established by the EPA for the ENERGYSTAR label could increase our costs, and, if there is a lapse in our ability to label our products as such or we are not able to comply with the new standards at all, negatively affect our net sales and results of operations.

Moreover, many of our products are regulated by building codes and require specific fire, penetration or wind resistance characteristics. A change in the building codes could have a material impact on the manufacturing cost for these products, which we may not be able to pass on to our customers.

To service our consolidated indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could harm our business, financial condition and results of operations.

Our estimated annual payment obligations for 2013 with respect to our consolidated indebtedness consist of our estimated $31 million of interest payments. If we draw funds under the ABL Facility, which is one of our principal sources of liquidity, we will incur additional interest expense. Our ability to satisfy our debt obligations will principally depend upon our future operating performance. As a result, prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make these payments. If we do not generate sufficient cash flow from operations to satisfy our consolidated debt service obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our indebtedness, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Our ability to restructure or refinance our debt will depend on the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt instruments, including the ABL Facility and the indenture governing our senior notes, may restrict us from adopting some of these alternatives. If we are unable to generate sufficient cash flow to satisfy our debt service obligations, or to refinance our obligations on commercially reasonable terms, it would have an adverse effect, which could be material, on our business, financial condition and results of operations.

Under such circumstances, we may be unable to comply with the provisions of our debt instruments. If we are unable to satisfy such covenants or other provisions at any future time, we would need to seek an amendment or waiver of such financial covenants or other provisions. Our lenders may not consent to any amendment or waiver requests that we may make in the future, and, if they do consent, they may not do so on terms which are favorable to us. Certain of our lenders will also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to obtain any such waiver or amendment, our inability to meet the financial covenants or other provisions in the agreements governing our indebtedness may constitute an event of default thereunder, which would permit those and other lenders to accelerate repayment of our indebtedness. Our assets and cash flow, including those of our subsidiaries, may not be sufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default, and our secured lenders could proceed against the collateral securing that indebtedness. Such events would have a material adverse effect on our business, financial condition and results of operations.

We and our subsidiaries may also be able to incur substantial additional indebtedness, including secured indebtedness, in the future. To the extent new debt is incurred by us and our subsidiaries, our leverage risks would increase.

The terms of our ABL Facility and the indenture governing our senior notes may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

The credit agreement governing our ABL Facility and the indenture governing our senior notes contain, and the terms of any future indebtedness of ours would likely contain a number of restrictive covenants that impose significant operating and financial restrictions, including restrictions on our ability to engage in acts that may be in our best long-term interests. The indenture governing our senior notes and the credit agreement governing the ABL Facility include covenants that, among other things, restrict our and our subsidiaries’ ability to:

•	incur additional indebtedness and issue preferred stock;

•	make restricted payments, including dividends and other distributions on our common shares;

•	sell assets;

•	create restrictions on the ability of our restricted subsidiaries to pay dividends or distributions;

•	create or incur liens;

•	enter into sale and lease-back transactions;

•	merge or consolidate with other entities; and

•	enter into transactions with affiliates.

The operating and financial restrictions and covenants in our current debt agreements and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities.

Risks Related to Ownership of Our Common Shares

There is no existing market for our common shares and an active, liquid trading market may not develop.

There is no public market for our common shares, although our common shares have been quoted on the OTC Grey Market since June 2009 under the symbol “MASWF.” We cannot predict the extent to which investor interest in our company will lead to the development of a trading market on the New York Stock Exchange, or NYSE, or otherwise or how active and liquid that market may become. The trading price on the NYSE may bear no relation to the historical prices on the OTC Grey Market. If an active and liquid trading market does not develop, you may have difficulty selling any of our common shares that you purchase.

Our share price may change significantly and you could lose all or part of your investment as a result.

The trading price of our common shares is likely to be highly volatile and could fluctuate due to a number of factors such as those listed in “—Risks Related to Our Business” and the following, some of which are beyond our control:

•	quarterly variations in our results of operations;

•	results of operations that vary from the expectations of securities analysts and investors;

•	results of operations that vary from those of our competitors;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	announcements by us, our competitors or our vendors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

•	announcements by third parties of significant claims or proceedings against us;

•	future sales of our common shares; and

•	general domestic and international economic conditions.

Furthermore, the stock market has experienced extreme volatility that, in some cases, has been unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our common shares, regardless of our actual operating performance.

In the past, following periods of market volatility, shareholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

The availability of shares for sale in the future could reduce the market price of our common shares.

In the future, we may issue securities to raise cash for acquisitions or otherwise. We may also acquire interests in other companies by using a combination of cash and our common shares or just our common shares. We may also issue securities convertible into our common shares. Any of these events may dilute your ownership interest in our company and have an adverse impact on the price of our common shares.

In addition, sales of a substantial amount of our common shares in the public market, or the perception that these sales may occur, could reduce the market price of our common shares. This could also impair our ability to raise additional capital through the sale of our securities.

Because we do not currently intend to pay cash dividends on our common shares for the foreseeable future, you may not receive any return on investment unless you sell your common shares for a price greater than that which you paid for it.

We currently intend to retain future earnings, if any, for future operation, expansion and debt repayment and do not intend to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. Our ABL Facility and the indenture governing our senior notes contain, and the terms of any future indebtedness we or our subsidiaries incur may contain, limitations on our ability to pay dividends. As a result, you may not receive any return on an investment in our common shares unless you sell our common shares for a price greater than that which you paid for it.

A small number of our shareholders could be able to significantly influence our business and affairs, limiting your ability to influence corporate matters.

As of July 31, 2013, shareholders owning 5% or more of our outstanding common shares collectively owned approximately 64% of our common shares. As a result of their holdings, these shareholders may be able to significantly influence the outcome of any matters requiring approval by our shareholders, including the election of directors, mergers and takeover offers, regardless of whether others believe that approval of those matters is in our best interests.

We will incur increased costs and our management will face increased demands as a result of operating as a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, our administrative staff will be required to perform additional tasks. For example, in anticipation of becoming a public company, we will need to adopt additional internal controls and disclosure controls and procedures and bear all of the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under applicable securities laws.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act, the Dodd-Frank Act and related regulations implemented by the Securities and Exchange Commission, or the SEC, and the stock exchanges are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. We are currently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed. We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and attract and retain qualified executive officers.

The increased costs associated with operating as a public company may decrease our net income or increase our net loss, and may cause us to reduce costs in other areas of our business or increase the prices of our products or services to offset the effect of such increased costs. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations.

If we fail to maintain an effective system of internal controls, we may not be able to report our financial results accurately or in a timely fashion, and we may not be able to prevent fraud; in such case, our shareholders could lose confidence in our financial reporting, which would harm our business and could negatively impact the price of our common shares.

Effective internal controls are necessary for us to provide reliable, timely financial reports and prevent fraud. In addition, Section 404 of the Sarbanes-Oxley Act of 2002 will require us to evaluate and report on our internal control over financial reporting beginning with our Annual Report on Form 10-K for the year ending December 31, 2014. The process of implementing our internal controls and complying with Section 404 will be expensive and time-consuming, and will require significant attention of management. We cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Even if we conclude that our internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, because of its inherent limitations, internal control over financial reporting may not prevent or detect fraud or misstatements. Failure to implement required new or improved controls, including those related to information technology systems, or difficulties encountered in their implementation, could harm our results of operations or cause us to fail to meet our reporting obligations. If we discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm the price of our common shares.

United States civil liabilities may not be enforceable against us.

We exist under the laws of the Province of British Columbia, Canada. In addition, certain experts named herein reside outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us and those experts, or to enforce outside the United States judgments obtained in United States courts, in any action, including actions predicated upon the civil liability provisions of United States securities laws. Additionally, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions located outside the United States, rights predicated upon United States securities laws. In particular, there is uncertainty as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of United States courts, of the civil liabilities predicated upon the United States securities laws. Based on the foregoing, there can be no assurance that United States investors will be able to enforce against us or certain experts named herein who are residents of countries other than the United States any judgments obtained in United States courts in civil and commercial matters, including judgments under the United States federal securities laws. In addition, there is doubt as to whether a court in the Province of British Columbia would impose civil liability on us, our directors, officers or certain experts named herein in an original action predicated solely upon the federal securities laws of the United States brought in a court of competent jurisdiction in the Province of British Columbia against us or such directors, officers or experts, respectively.

Canadian laws differ from the laws in effect in the United States and may afford less protection to holders of our securities.

We are a company that exists under the laws of the Province of British Columbia, Canada and are subject to the Business Corporations Act (British Columbia) and certain other applicable securities laws as a Canadian issuer (non-reporting issuer), which laws may differ from those governing a company formed under the laws of a United States jurisdiction. The provisions under the Business Corporations Act (British Columbia) and other relevant laws may affect the rights of shareholders differently than those of a company governed by the laws of a United States jurisdiction, and may, together with our amended and restated articles of amalgamation, or the Articles, have the effect of delaying, deferring or discouraging another party from acquiring control of our company by means of a tender offer, a proxy contest or otherwise, or may affect the price an acquiring party would be willing to offer in such an instance. See “Description of Registrant’s Securities to be Registered.”

If securities or industry research analysts do not publish or cease publishing research or reports about our business or if they issue unfavorable commentary or downgrade our common shares, our share price and trading volume could decline.

The trading market for our common shares will rely in part on the research and reports that securities and industry research analysts publish about us, our industry, our competitors and our business. We do not have any control over these analysts. Our share price and trading volumes could decline if one or more securities or industry analysts downgrade our common shares, issue unfavorable commentary about us, our industry or our business, cease to cover our company or fail to regularly publish reports about us, our industry or our business.

Item 2. Financial Information

Selected Historical Consolidated Financial Data

On March 16, 2009, Masonite Holdings Corp., Masonite International Inc. and several affiliated companies, including Masonite International Corporation, voluntarily filed to reorganize under the CCAA in Canada in the Ontario Superior Court of Justice. Additionally, Masonite Holdings Corp., Masonite International Inc., Masonite Corporation and all of its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court in the District of Delaware. Masonite’s subsidiaries and affiliates outside of Canada and the United States did not initiate reorganization cases and were not materially impacted by the legal proceedings. We emerged from bankruptcy protection on June 9, 2009, referred to herein as the Effective Date.

Unless we state otherwise or the context otherwise requires, references to “Masonite,” “we,” “our,” “us,” and the “Company” for all periods subsequent to the Effective Date refer to Masonite International Corporation and its subsidiaries, after giving effect to such reorganization and the amalgamation. Masonite International Corporation is also referred to herein as our “Successor.” For all periods prior to the Effective Date, these terms refer to the predecessor, Masonite International Inc., which is also referred to herein as our “Predecessor,” and its subsidiaries.

The following table sets forth selected historical consolidated financial data of the Predecessor and the Successor as of the dates and for the periods indicated. The selected historical consolidated financial data of the Successor as of December 31, 2011 and 2012 and for the years ended December 31, 2010, 2011 and 2012 have been derived from the Successor’s audited consolidated financial statements included elsewhere in this registration statement. The selected historical consolidated financial data of the Successor as of December 31, 2009 and 2010 and for the period from April 16, 2009 (the Successor’s date of incorporation) to December 31, 2009 have been derived from the Successor’s audited consolidated financial statements not included in this registration statement. The selected historical consolidated financial data of the Predecessor as of December 31, 2008, for the year ended December 31, 2008 and for the period from January 1, 2009 to June 9, 2009 presented in this table have been derived from the Predecessor’s audited consolidated financial statements not included in this registration statement. While the Predecessor and Successor periods overlap, no results of operations of Masonite are included in the Successor period from April 16, 2009 through June 9, 2009 and therefore no offsetting adjustments or eliminations have been made to the information in the overlapping period. Further, the impact, including information for the Successor, in the period from April 16, 2009 through June 9, 2009 on our combined results of operations is not material because the Successor had no operations during the overlapping period.

The selected financial data and other data as of June 30, 2013, and for the six months ended June 30, 2013 and 2012, have been derived from our unaudited condensed consolidated financial statements included elsewhere in this registration statement. The selected unaudited financial data presented have been prepared on a basis consistent with our audited consolidated financial statements. In the opinion of management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods.

Our emergence from bankruptcy resulted in our being considered a new entity for financial reporting purposes and dramatically impacted second quarter 2009 net income as certain pre-bankruptcy debts were discharged in accordance with our Plan of Reorganization, filed with the Bankruptcy Court immediately prior to emergence and assets and liabilities were adjusted to their fair values upon emergence. As a result, our financial statements for the Successor periods after the Effective Date are not comparable to the financial statements prior to that date.

This historical data includes, in the opinion of management, all adjustments necessary for a fair presentation of the operating results and financial condition of the Predecessor and Successor, respectively, for such periods and as of such dates. The results of operations for any period are not necessarily indicative of the results of future operations. Since 2010, we have completed several acquisitions. The results of these acquired entities are included in our consolidated statements of comprehensive income (loss) for the periods subsequent to the respective acquisition date. The selected historical consolidated financial data set forth below should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” our consolidated financial statements and related notes thereto included elsewhere in this registration statement.

	Six Months Ended June 30,		Year Ended December 31,				Period from April 16, 2009 to December 31,	Period from January 1, 2009 to June 9,	Year Ended December 31,
	2013	2012	2012		2011	2010	2009	2009	2008
			(Successor)					(Predecessor)
			(In thousands of U.S. dollars, except for share and per share amounts)
Consolidated Statement of Operations Data:
Net sales	$877,617	$832,889	$1,676,005		$1,489,179	$1,383,271	$778,407	$616,082	$1,792,692
Cost of goods sold	762,547	724,880	1,459,701		1,303,820	1,203,469	690,310	541,831	1,547,348

Gross profit	115,070	108,009	216,304		185,359	179,802	88,097	74,251	245,344
Selling, general and administration expenses	102,992	102,993	208,058		186,776	176,776	105,131	87,380	206,259
Restructuring costs	3,202	1,222	11,431		5,116	7,000	2,549	7,584	25,892
Bankruptcy reorganization costs	—	—	—		—	—	—	30,963	10,337
Impairment of goodwill and intangible assets	—	—	—		—	—	—	—	1,004,180

Operating income (loss)	8,876	3,794	(3,185)		(6,533)	(3,974)	(19,583)	(51,676)	(1,001,325)
Interest expense, net	16,458	15,104	31,454		18,068	245	609	84,460	234,509
Other expense (income), net	(521)	1,117	528		1,111	1,030	(1,338)	339	48,437

Loss from continuing operations before income tax expense	(7,061)	(12,427)	(35,167)		(25,712)	(5,249)	(18,854)	(136,475)	(1,284,271)
Income tax expense (benefit)	(1,444)	(6,197)	(13,365)		(21,560)	(11,396)	(938)	2,583	(49,990)

Income (loss) from continuing operations	(5,617)	(6,230)	(21,802)		(4,152)	6,147	(17,916)	(139,058)	(1,234,281)
Income (loss) from discontinued operations, net of tax	(134)	1,570	1,480		(303)	(1,718)	(3,024)	(3,274)	(24,803)
Reorganization and fresh start accounting gain, net	—	—	—		—	—	—	347,123	—

Net income (loss)	(5,751)	(4,660)	(20,322)		(4,455)	4,429	(20,940)	204,791	(1,259,084)
Net income (loss) attributable to noncontrolling interest	1,285	1,218	2,923		2,079	1,390	1,487	1,917	3,226

Net income (loss) attributable to Masonite	$(7,036)	$(5,878)	$(23,245	) $	(6,534)	$3,039	$(22,427)	$202,874	$(1,262,310)

Income (loss) from continuing operations attributable to Masonite shareholders per common share (basic and diluted) (1)	$(0.25)	$(0.27)	$(0.89	) $	(0.23)	$0.17	$(0.71)
Net income (loss) attributable to Masonite shareholders per common share (basic and diluted) (1)	$(0.25)	$(0.21)	$(0.84	) $	(0.24)	$0.11	$(0.82)
Common shares outstanding	27,978,152	27,546,419	27,943,744		27,531,792	27,523,541	27,500,005

Other Financial Data:
Capital expenditures	$(16,276)	$(20,390)	$48,419		$42,413	$57,823	$27,012	$17,099	$32,755
Net cash flow provided by (used for) operating activities	2,498	(12,436)	55,222		32,688	75,154	56,157	14,168	(72,895)
Net cash flow provided by (used for) investing activities	(28,148)	(85,975)	(136,103)		(186,717)	(97,974)	114,392	(28,252)	(56,003)
Net cash flow provided by (used for) financing activities	(1,332)	98,709	94,230		136,605	(4,797)	(17,933)	(25,900)	295,165

	As of June 30, 2013	As of December 31,
		2012	2011	2010	2009	2008
			(Successor)			(Predecessor)
	(In thousands of U.S. dollars)
Balance Sheet Data:
Cash and cash equivalents	$92,940	$122,314	$109,205	$121,050	$152,236	$191,010
Accounts receivable, net	273,010	256,666	228,729	205,581	209,693	235,135
Inventories, net	217,786	208,783	209,041	186,400	178,028	227,333
Working capital (2)	421,898	417,584	384,822	349,248	384,344	(1,831,568)
Property, plant and equipment	614,927	648,360	632,655	645,615	634,322	704,789
Total assets	1,605,892	1,645,948	1,528,056	1,398,510	1,398,977	1,611,007
Total debt	378,215	378,848	275,000	—	143	2,258,334
Total equity	811,187	837,815	848,483	1,012,547	1,013,492	(1,071,700)

(1)	Per share amounts for the Predecessor periods are not presented due to the impact of the Plan of Reorganization.
(2)	Working capital is defined as current assets less current liabilities and includes cash restricted by letters of credit.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following Management Discussion and Analysis of Financial Condition and Results of Operations is based upon accounting principles generally accepted in the United States of America and discusses the financial condition and results of operations for Masonite International Corporation for the six months ended June 30, 2013 and 2012, and the years ended December 31, 2012, 2011 and 2010.

This discussion should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this registration statement. The following discussion contains forward-looking statements that involve numerous risks and uncertainties. Our actual results could differ materially from the forward-looking statements as a result of these risks and uncertainties. See “Special Note Regarding Forward-Looking Statements” for additional cautionary information.

Overview

We are a leading global designer and manufacturer of interior and exterior doors for the residential new construction; the residential repair, renovation and remodeling; and the non-residential building construction markets. Since 1925, we have provided our customers with innovative products and superior service at compelling values. In order to better serve our customers and create sustainable competitive advantages, we focus on developing innovative products, advanced manufacturing capabilities and technology-driven sales and service solutions. Today, we believe we hold either the number one or two market position in the seven product categories we target in North America. In fiscal year 2012, 73% of our net sales were in North America, 22% in Europe, Asia and Latin America and 5% in Africa. For the same year, in North America we generated 34% of our net sales in the residential new construction market, 45% in the residential repair, renovation and remodeling market and 21% in the non-residential building construction market.

We market and sell our products to remodeling contractors, builders, homeowners, retailers, dealers, lumberyards, commercial and general contractors and architects through well-established wholesale and retail distribution channels as part of our cross-merchandising strategy. Customers are provided a broad product offering of interior and exterior doors and entry systems at various price points. We manufacture a broad line of interior doors, including residential molded, flush, stile and rail, louvre and specially-ordered commercial and architectural doors; door components for internal use and sale to other door manufacturers; and exterior residential steel, fiberglass and wood doors and entry systems. In fiscal year 2012, sales of interior and exterior products accounted for approximately 74% and 26% of net sales, respectively. In fiscal year 2012, we sold approximately 31 million doors to more than 6,000 customers in 70 countries.

We operate 63 manufacturing and distribution facilities in 12 countries in North America, South America, Europe, Africa, Asia and Israel, which are strategically located to serve our customers through multiple distribution channels. These distribution channels include: (i) direct distribution to retail home center customers; (ii) one-step distribution that sells directly to homebuilders and contractors; and (iii) two-step distribution through wholesale distributors. For retail home center customers, numerous Dorfab facilities provide value-added fabrication and logistical services, including store delivery of pre-hung interior and exterior doors. We believe our ability to provide: (i) a broad product range; (ii) frequent, rapid, on-time and complete delivery; (iii) consistency in products and merchandising; (iv) national service; and (v) special order programs enables retail customers to increase comparable store sales and helps to differentiate us from our competitors. We believe investments in innovative new product manufacturing and distribution capabilities, coupled with an ongoing commitment to operational excellence, provide a strong platform for future growth.

Our reportable segments are organized and managed principally by geographic region: North America; Europe, Asia and Latin America; and Africa. For the year ended December 31, 2012, we generated net sales of $1,224.1 million, $370.3 million and $81.6 million in our North America, Europe, Asia and Latin America, and Africa segments, respectively.

Key Factors Affecting Our Results of Operations

Product Demand

There are numerous factors that influence overall market demand for our products. Demand for new homes, home improvement products and other building construction products has a direct impact on our financial condition and results of operations. Demand for our products may be impacted by changes in United States, Canadian, European, Asian or global economic conditions, including inflation, deflation, interest rates, availability of capital, consumer spending rates, energy availability and costs, and the effects of governmental initiatives to manage economic conditions. Additionally, trends in residential new construction, repair, renovation and remodeling and non-residential building construction may directly impact our financial performance. Accordingly, the following factors may have a direct impact on our business in the countries and regions in which our products are sold:

•	the strength of the economy;

•	the amount and type of residential and non-residential construction;

•	housing sales and home values;

•	the age of existing home stock, home vacancy rates and foreclosures;

•	non-residential building occupancy rates;

•	increases in the cost of raw materials or any shortage in supplies;

•	the availability and cost of credit;

•	employment rates and consumer confidence; and

•	demographic factors such as immigration and migration of the population and trends in household formation.

Product Pricing and Mix

The building products industry is highly competitive and we therefore face pressure on sales prices of our products. In addition, our competitors may adopt more aggressive sales policies and devote greater resources to the development, promotion and sale of their products than we do, which could result in a loss of customers. Our business in general is subject to changing consumer and industry trends, demands and preferences. Trends within the industry change often and our failure to anticipate, identify or quickly react to changes in these trends could lead to, among other things, rejection of a new product line and reduced demand and price reductions for our products, which could materially adversely affect us. Changes in consumer preferences may also lead to increased demand for our lower margin products relative to our higher margin products, which could reduce our future profitability.

Business Wins and Losses

Our customers consist mainly of wholesalers and retail home centers. In fiscal year 2012, our top ten customers together accounted for approximately 40% of our net sales and our top two customers accounted for approximately 16% and 10%. Net sales from customers that have accounted for a significant portion of our net sales in past periods, individually or as a group, may not continue in future periods, or if continued, may not reach or exceed historical levels in any period. Certain customers perform periodic product line reviews to assess their product offerings, which have, on past occasions, led to business wins and losses. Most recently, in the fourth quarter of 2012 we were notified of a loss of business as a result of a product line review by Lowe’s relating to its Northeastern and Southwestern United States interior door business which will have an adverse impact on our net sales in 2013. In addition, as a result of competitive bidding processes, we may not be able to increase or maintain the margins at which we sell our products to our customers.

Organizational Restructuring

Over the past several years we have initiated, and in the future we plan to initiate, restructuring plans designed to eliminate excess capacity in order to align our manufacturing capabilities with reductions in demand, as well as to streamline our organizational structure and reposition our business for improved long-term profitability. We expect to incur approximately $1.8 million of additional restructuring costs related to activities initiated as of June 30, 2013.

During 2013, we began implementing plans to rationalize certain international facilities, including related headcount reductions, in order to respond to declines in demand in international markets (the “2013 Restructuring Plan”). Costs associated with these actions include closure and severance charges and are expected to be substantially completed by the end of 2013. The 2013 Restructuring Plan is estimated to increase our annual earnings and cash flows by approximately $2 million.

During 2012, we began implementing plans to close certain of our U.S. manufacturing facilities due to the start-up of our new highly automated interior door slab assembly plant in Denmark, South Carolina, synergy opportunities related to recent acquisitions in the commercial and architectural interior wood door market and footprint optimization efforts resulting from declines in demand in specific markets. We also began implementing plans during 2012 to permanently close our businesses in Poland, Hungary and Romania, due to the continued economic downturn and heightened volatility of the Eastern European economies (collectively, the “2012 Restructuring Plans”). Costs associated with these closure and exit activities relate to closure of facilities and impairment of certain tangible and intangible assets, and are expected to be completed by the end of 2013. The 2012 Restructuring Plans are estimated to increase our annual earnings and cash flows by approximately $10 million.

Foreign Exchange Rate Fluctuation

Our financial results may be adversely affected by fluctuating exchange rates. Net sales generated outside of the United States were approximately 42% and 44% for the six months ended June 30, 2013, and the year ended December 31, 2012, respectively. In addition, a significant percentage of our costs during the same period were not denominated in U.S. dollars. For example, for most of our manufacturing facilities, the prices for a significant portion of our raw materials are quoted in the domestic currency of the country where the facility is located or other currencies that are not U.S. dollars. We also have substantial assets outside the United States. As a result, the volatility in the price of the U.S. dollar has exposed, and in the future may continue to expose, us to currency exchange risks. Also, since our financial statements are denominated in U.S. dollars, changes in currency exchange rates between the U.S. dollar and other currencies have had, and will continue to have, an impact on many aspects of our financial results. Changes in currency exchange rates for any country in which we operate may require us to raise the prices of our products in that country or allow our competitors to sell their products at lower prices in that country.

Inflation

An increase in inflation could have a significant impact on the cost of our raw material inputs. Increased prices for raw materials or finished goods used in our products and/or interruptions in deliveries of raw materials or finished goods could adversely affect our profitability, margins and net sales, particularly if we are not able to pass these incurred costs on to our customers. In addition, interest rates normally increase during periods of rising inflation. Historically, as interest rates increase, demand for new homes and home improvement products decreases. An environment of gradual interest rate increases may, however, signify an improving economy or increasing real estate values, which in turn may stimulate increased home buying activity.

Seasonality

Our business is moderately seasonal and our net sales vary from quarter to quarter based upon the timing of the building season in our markets. Severe weather conditions in any quarter, such as unusually prolonged warm or cold conditions, rain, blizzards or hurricanes, could accelerate, delay or halt construction and renovation activity.

Acquisitions

In the past several years, we have pursued strategic tuck-in acquisitions targeting companies with differentiated businesses, strong brands, complementary technologies, attractive geographic footprints and opportunities for cost and distribution synergies:

•

Masisa:  In July 2013, we completed the acquisition of the door manufacturing operations of Masisa for total consideration of $12.5 million. As of June 30, 2013, the total cash consideration paid for Masisa was classified as restricted cash on the condensed consolidated balance sheets. The transaction includes the door component operations in Cabrero, Chile and a door assembly factory in Chillan, Chile. The operations acquired primarily manufacture high quality stile and rail panel and French wood doors for the North American market. The Masisa acquisition acts as a natural complement to Lemieux and our existing residential wood door offering.

•

Lemieux:  In August 2012, we completed the acquisition of Lemieux for net consideration of $22.1 million. Lemieux manufactures interior and exterior stile and rail wood doors for residential applications at its two facilities in Windsor, Quebec. The acquisition of Lemieux complemented our residential wood door business and provides us an additional strategic growth platform.

•

Algoma:  In April 2012, we completed the acquisition of Algoma for net consideration of $55.6 million. Algoma manufactures interior wood doors for commercial and architectural applications. The acquisition of Algoma complemented our existing Baillargeon, Mohawk and Marshfield branded commercial and architectural interior wood door business.

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Baillargeon:  In March 2012, we completed the acquisition of Baillargeon for net consideration of $9.9 million. Baillargeon is a Canadian manufacturer of interior wood doors for commercial and architectural applications.

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Birchwood:  In November 2011, we completed the acquisition of Birchwood, for net consideration of $41.0 million. We believe Birchwood is one of North America’s largest producers of commercial and architectural flush wood door facings, as well as a significant producer of hardwood plywood. The Birchwood acquisition enhanced our position as a leader in the manufacturing and distribution of components for commercial and architectural wood doors, and acts as a natural complement to our existing business.

•

Marshfield:  In August 2011, we completed the acquisition of Marshfield for net consideration of $102.4 million. We believe Marshfield is a leading provider of doors and door components for commercial and architectural applications that enables us to provide our customers with a wider range of innovative door products.

Prior to the acquisition, Marshfield experienced a loss of certain property, plant and equipment, as well as a partial and temporary business interruption, due to an explosion that impacted a portion of its manufacturing facility in Marshfield, Wisconsin. Losses related to the event were recognized by Marshfield prior to the acquisition. Marshfield was insured for these losses, including business interruption, and we retained rights to this insurance claim subsequent to acquisition. During the fourth quarter of 2012, we recognized $3.3 million as partial settlement for business inturruption losses. In the first quarter of 2013, we recognized an additional $4.5 million as final settlement of the claim. These proceeds were recorded as a reduction to selling, general and administration expense in the condensed consolidated statements of comprehensive income (loss). No further business interruption insurance proceeds are expected as a result of this event.

•

Lifetime:  In October 2010, we also acquired substantially all of the assets of Lifetime for net consideration of approximately $28.0 million. Lifetime is an interior flush door manufacturer specializing in molded, veneer, prefinished, and bifold doors.

•

Ledco:  In March 2010, we acquired substantially all of the assets of Ledco for net consideration of approximately $12.8 million. Ledco is a premier interior flush door manufacturer specializing in molded, veneer, mirror, pine, and bifold doors.

In 2010 we also entered into exclusive supply, manufacturing and distribution arrangements with three leading door manufacturers in India—Feroke Boards Limited, Mahsim High Tech Fab Limited, and Standard Doors. Net combined consideration with respect to the Indian transactions was approximately $9.1 million.

Components of Results of Operations

Net Sales

Net sales are derived from the sale of products to our customers. We recognize sales of our products when an agreement with the customer in the form of a sales order is in place, the sales price is fixed or determinable, collection is reasonably assured and the customer has taken ownership and assumes risk of loss. Certain customers are eligible to participate in various incentive and rebate programs considered as a reduction of the sales price of our products. Accordingly, net sales are reported net of such incentives and rebates. Additionally, shipping and other transportation costs charged to customers are recorded in net sales in the consolidated statements of comprehensive income (loss).

Cost of Goods Sold

Our cost of goods sold is comprised of the cost to manufacture products for our customers. Cost of goods sold includes all of the direct materials and direct labor used to produce our products. Included in our costs of goods sold is also a systematic allocation of fixed and variable production overhead incurred in converting raw materials into finished goods. Fixed production overhead reflects those indirect costs of production that remain relatively constant regardless of the volume of production, such as depreciation and maintenance of factory buildings and equipment, and the cost of factory management and administration. Variable production overhead consists of those indirect costs of production that vary directly, or nearly directly, with the volume of production, such as indirect materials and indirect labor. We incur significant fixed and variable overhead at our global component locations that manufacture interior molded door facings. Our overall average production capacity utilization at these locations was approximately 65% and 61% for the twelve months ended June 30, 2013 and 2012, respectively, and 63%, 60% and 56% for the years ended December 31, 2012, 2011 and 2010. Research and development costs are primarily included within cost of goods sold. Finally, cost of goods sold also includes the distribution and transportation costs to deliver products to our customers.

Selling, General and Administration Expenses

Selling, general and administration expenses primarily include the costs for our sales organization and support staff at various plants and corporate offices. These costs include personnel costs for payroll, related benefits costs and stock based compensation expense; professional fees including legal, accounting and consulting fees; depreciation and amortization of our non-manufacturing equipment and assets; travel and entertainment expenses; director, officer and other insurance policies; environmental, health and safety costs; advertising expenses and rent and utilities related to administrative office facilities. Certain charges that are also incurred less frequently and are included in selling, general and administration costs include gain or loss on disposal of property, plant and equipment, asset impairments and bad debt expense.

Restructuring Costs

Restructuring costs include all salary-related severance benefits that are accrued and expensed when a restructuring plan has been put into place, the plan has received approval from the appropriate level of management and the benefit is probable and reasonably estimable. In addition to salary-related costs, we incur other restructuring costs when facilities are closed or capacity is realigned within the organization. Upon termination of a contract we record liabilities and expenses pursuant to the terms of the relevant agreement. For non-contractual restructuring activities, liabilities and expenses are measured and recorded at fair value in the period in which they are incurred.

Interest Expense, Net

Interest expense, net relates primarily to our $375.0 million aggregate principal amount of 8.25% senior unsecured notes due April 15, 2021, $275.0 million of which were issued in April 2011 and $100.0 million of which were issued in March 2012. The transaction costs were capitalized as deferred financing costs and are being amortized to interest expense over their term. The senior notes issued in March 2012 were issued at 103.5% of the principal amount and resulted in a premium from the issuance that will be amortized to interest expense over their term. Additionally, we pay interest on any outstanding principal under our ABL Facility and we are required to pay a commitment fee for unutilized commitments under the ABL Facility both of which are recorded in interest expense as incurred.

Other Expense (Income), Net

Other expense (income), net includes profit and losses related to our non-majority owned unconsolidated subsidiaries that we recognize under the equity method of accounting and various miscellaneous non-operating expenses.

Income Taxes

Income taxes are recorded using the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the deferred tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income in the period that includes the date of enactment. A valuation allowance is recorded to reduce deferred tax assets to an amount that is anticipated to be realized on a more likely than not basis. Our combined effective income tax rate is primarily the weighted average of federal, state and provincial rates in various countries where we have operations, including the United States, Canada, France, the United Kingdom and Ireland. Our income tax rate is also affected by estimates of our ability to realize tax assets and changes in tax laws. As of December 31, 2012, we had $207 million of losses carried forward which are available to reduce our future income taxes.

Results of Operations

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010
Net sales	$877,617	$832,889	$1,676,005	$1,489,179	$1,383,271
Cost of goods sold	762,547	724,880	1,459,701	1,303,820	1,203,469

Gross profit	115,070	108,009	216,304	185,359	179,802
Gross profit as a % of net sales	13.1%	13.0%	12.9%	12.4%	13.0%
Selling, general and administration expenses	102,992	102,993	208,058	186,776	176,776
Restructuring costs	3,202	1,222	11,431	5,116	7,000

Operating income (loss)	8,876	3,794	(3,185)	(6,533)	(3,974)

Interest expense, net	16,458	15,104	31,454	18,068	245
Other expense (income), net	(521)	1,117	528	1,111	1,030

Income (loss) from continuing operations before income tax expense (benefit)	(7,061)	(12,427)	(35,167)	(25,712)	(5,249)
Income tax expense (benefit)	(1,444)	(6,197)	(13,365)	(21,560)	(11,396)

Income (loss) from continuing operations	(5,617)	(6,230)	(21,802)	(4,152)	6,147
Income (loss) from discontinued operations, net of tax	(134)	1,570	1,480	(303)	(1,718)

Net income (loss)	(5,751)	(4,660)	(20,322)	(4,455)	4,429
Less: Net income (loss) attributable to noncontrolling interest	1,285	1,218	2,923	2,079	1,390

Net income (loss) attributable to Masonite	$(7,036)	$(5,878)	$(23,245)	$(6,534)	$3,039

Six Months Ended June 30, 2013, Compared With Six Months Ended June 30, 2012

Net Sales

Net sales in the six months ended June 30, 2013, were $877.6 million, an increase of $44.7 million or 5.4% from $832.9 million in the six months ended June 30, 2012. Net sales in the first half of 2013 were $5.8 million lower due to a strengthening of the U.S. dollar. Excluding this exchange rate impact, net sales would have increased by $50.5 million or 6.1% due to unit volume, average unit price and component sales. Higher unit volumes in the first half of 2013 increased net sales by $42.8 million or 5.1%, primarily due to incremental sales from our 2012 acquisitions, as well as increased residential new construction in North America, partially offset by a decline in unit volumes in Europe, Asia and Latin America. Changes in average unit price increased net sales in the first half of 2013 by $11.5 million or 1.4%. Net sales of door components were $3.8 million lower in the first half of 2013 compared to the 2012 period.

The proportion of net sales from interior and exterior products in the six months ended June 30, 2013, was 74.2% and 25.8%, respectively, compared to 74.3% and 25.7% in the six months ended June 30, 2012. The reduced proportion of sales of our interior products was primarily driven by the closures of our businesses in Hungary and Romania in 2012, which was partially offset by an increase in interior products as a percentage of net sales due to incremental sales from our 2012 acquisitions, which predominantly service the commercial and residential interior wood door markets.

Net Sales and Percentage of Net Sales by Principal Geographic Region

	Six Months Ended June 30,
	2013	2012
	(In thousands)
North America	$666,377	$599,405
North America intersegment	(358)	(769)

North America net sales to external customers	$666,019	$598,636

Percentage of net sales	75.9%	71.9%

Europe, Asia and Latin America	$184,649	$200,512
Europe, Asia and Latin America intersegment	(8,330)	(8,150)

Europe, Asia and Latin America net sales to external customers	$176,319	$192,362

Percentage of net sales	20.1%	23.1%

Africa	$35,319	$41,992
Africa intersegment	(40)	(101)

Africa net sales to external customers	$35,279	$41,891

Percentage of net sales	4.0%	5.0%

Net sales to external customers	$877,617	$832,889

North America

Net sales to external customers from facilities in the North America segment in the six months ended June 30, 2013, were $666.0 million, an increase of $67.4 million or 11.3% from $598.6 million in the six months ended June 30, 2012. Net sales in the first half of 2013 were $0.1 million lower due to a strengthening of the U.S. dollar. Excluding this exchange rate impact, net sales would have increased by $67.5 million or 11.3% due to unit volume, average unit price and component sales. Higher unit volumes in the first half of 2013 increased net sales by $60.4 million or 10.1% compared to the 2012 period, primarily due to incremental sales from our 2012 acquisitions, as well as increased residential new construction. Additionally, changes in average unit price increased net sales in the first half of 2013 by $8.9 million or 1.5% compared to the 2012 period. These increases were partially offset by net sales of door components to external customers which were $1.8 million or 0.3% lower in the first half of 2013 compared to the 2012 period.

The proportion of net sales from interior and exterior products in the six months ended June 30, 2013, was 69.4% and 30.6%, respectively, compared to 68.0% and 32.0% in the six months ended June 30, 2012. The increase in our interior products as a percentage of North America net sales was primarily due to incremental sales from our 2012 acquisitions, which predominantly service the commercial and residential interior wood door markets.

Europe, Asia and Latin America

Net sales to external customers from facilities in the Europe, Asia and Latin America segment in the six months ended June 30, 2013, were $176.3 million, a decrease of $16.1 million or 8.4% from $192.4 million in the six months ended June 30, 2012. Net sales in the first half of 2013 were $0.2 million higher due to a weakening of the U.S. dollar. Excluding the impact of changes in exchange rates, net sales would have decreased by $16.3 million or 8.5% due to unit volume, average unit price and component sales. Net sales in the six months ended June 30, 2013, decreased due to a decline in unit volumes as a result of the broader market downturn in these regions and our decision to discontinue certain unprofitable product lines, which resulted in a $22.0 million or 11.4% decrease in net sales in the first half of 2013 compared to the 2012 period. Net sales of door components to external customers were $2.0 million or 1.0% lower in 2013 compared to the 2012 period.

Partially offsetting the decline in net sales in the first half of 2013, were changes in average unit price, which increased net sales in the first half of 2013 by $7.7 million or 4.0% compared to the 2012 period.

The proportion of net sales from interior and exterior products for the six months ended June 30, 2013, was 87.3% and 12.7%, respectively, compared to 88.0% and 12.0% in the six months ended June 30, 2012. The reduced proportion of sales of our interior products was primarily driven by the closure of our businesses in Hungary and Romania in 2012.

Africa

Net sales to external customers from facilities in the Africa segment in the six months ended June 30, 2013, were $35.3 million, a decrease of $6.6 million or 15.8% from $41.9 million in the six months ended June 30, 2012. Net sales in the first half of 2013 were $5.9 million lower due to a strengthening of the U.S. dollar. Excluding the impact of changes in exchange rates, net sales would have decreased by $0.7 million or 1.7% due to unit volume and average unit price. Changes in average unit price in the first half of 2013 decreased net sales by $5.1 million or 12.2% compared to the 2012 period. This decrease was partially offset by higher unit volumes which increased net sales in the first half of 2013 by $4.4 million or 10.5% compared to the 2012 period.

Cost of Goods Sold

Cost of goods sold as a percentage of net sales was 86.9% and 87.0% for the six months ended June 30, 2013 and 2012, respectively. Cost of goods sold as a percentage of net sales was impacted by a number of factors, including average unit price. Additionally, materials costs and direct labor as a percentage of net sales in the first half of 2013 increased 0.2% and 0.3%, respectively, over the 2012 period. This was offset by a decrease in overhead, depreciation and distribution costs as a percentage of net sales in the first half of 2013 of 0.2% each, over the 2012 period.

Selling, General and Administration Expenses

In the six months ended June 30, 2013, selling, general and administration expenses, as a percentage of net sales, were 11.7%, compared to 12.4% in the six months ended June 30, 2012, a decrease of 70 basis points.

Selling, general and administrative expenses remained flat at $103.0 million in the six months ended June 30, 2013 and 2012. Excluding the favorable impact of foreign exchange, selling, general and administrative expenses would have increased $0.2 million. The increase was driven by increased depreciation and amortization of $2.2 million, impairment and losses on sales of property, plant and equipment of $2.4 million and higher personnel costs of $1.8 million. These increases were partially offset due to the net business interruption insurance claim recovery of $4.5 million and a decrease in bad debt expense of $0.9 million and miscellaneous decreases of $0.8 million.

Restructuring Costs

Restructuring costs in the six months ended June 30, 2013, were $3.2 million, compared to $1.2 million in six months ended June 30, 2012. Restructuring costs in the first half of 2013 were related primarily to expenses incurred as part of the 2012 Restructuring Plans, as well as expenses incurred concurrent with the implementation of the 2013 Restructuring Plan. Costs incurred in the second half of 2012 were related primarily to the implementation of the U.S. portion of the 2012 Restructuring Plans.

Interest Expense, Net

Interest expense, net, in the six months ended June 30, 2013, was $16.5 million, compared to $15.1 million in the six months ended June 30, 2012. This increase primarily relates to the additional interest paid in the first half of 2013 on the $100.0 million principal amount of 8.25% senior unsecured notes issued in March of 2012.

The increase in indebtedness and related interest expense in Canada was due to the issuance by the Company of the senior unsecured notes, which was reported in the North America segment results.

Other Expense (Income), Net

Other expense (income), net, in the six months ended June 30, 2013, was $(0.5) million, compared to $1.1 million in the six months ended June 30, 2012. The change in other expense (income), net, is due to our portion of the net gains and losses related to our non-majority owned unconsolidated subsidiaries that are recognized under the equity method of accounting and various miscellaneous non-operating expenses.

Income Tax Expense (Benefit)

Our income tax benefit in the six months ended June 30, 2013, was $1.4 million, compared to $6.2 million in the six months ended June 30, 2012. Changes in our income tax benefit primarily relate to the rate of tax due on income earned in foreign jurisdictions and changes in deferred tax valuation. It is also affected by discrete items that may occur in any given year, but are not consistent from period to period. Our combined effective income tax rate is primarily the weighted average of federal, state and provincial rates in various countries in which we have operations, including the United States, Canada, France, the United Kingdom and Ireland and is affected by our ability to realize tax assets in certain jurisdictions.

Segment Information

The segment discussion that follows contains discussion surrounding “Adjusted EBITDA,” a non-GAAP financial measure. Adjusted EBITDA does not have a standardized meaning under GAAP and is unlikely to be comparable to similar measure used by other companies. Adjusted EBITDA is defined as net income (loss) attributable to Masonite, adjusted to exclude the following items:

•	depreciation;

•	amortization;

•	share based compensation expense;

•	restructuring costs;

•	loss (gain) on sale and impairment of property, plant and equipment;

•	interest expense (income), net;

•	other expense (income), net;

•	income taxes;

•	loss from discontinued operations; and

•	income (loss) attributable to non-controlling interest.

We believe that Adjusted EBITDA, from an operations standpoint, provides an appropriate way to measure and assess operating performance. Although Adjusted EBITDA is not a measure of financial condition or performance determined in accordance with GAAP, it is used to evaluate and compare the operating performance of the segments and it is one of the primary measures used to determine employee incentive compensation. We believe that Adjusted EBITDA is useful to users of the condensed consolidated financial statements because it provides the same information that we use internally for purposes of assessing our operating performance and making compensation decisions. This definition of Adjusted EBITDA differs from the definitions of EBITDA contained in the indenture governing the Senior Notes and the credit agreement governing the ABL facility.

Adjusted EBITDA is not a presentation made in accordance with GAAP, is not a measure of financial condition or profitability, and should not be considered as an alternative to either net income or operating cash flows determined in accordance with GAAP.

	North America	Europe, Asia and Latin America	Africa	Total
	Six Months Ended June 30, 2013
	(In thousands)
Adjusted EBITDA	$48,555	$8,919	$2,164	$59,638
Percentage of segment net sales	7.3%	5.1%	6.1%	6.8%
	Six Months Ended June 30, 2012
Adjusted EBITDA	$33,697	$9,246	$3,716	$46,659
Percentage of segment net sales	5.6%	4.8%	8.9%	5.6%

Our management team has established the practice of reviewing the performance of each geographic segment based on the measures of net sales and Adjusted EBITDA. Intersegment transfers are negotiated on an arm’s length basis, using market prices.

Adjusted EBITDA in our North America segment increased $14.9 million, or 44.2%, to $48.6 million in the six months ended June 30, 2013, from $33.7 million in the six months ended June 30, 2012. Adjusted EBITDA in the North America segment included corporate allocations of shared costs of $34.1 million and $26.8 million in the first half of 2013 and 2012, respectively. The allocations generally consist of certain costs of human resources, legal, finance, information technology, research and development and share based compensation. The following reconciles Adjusted EBITDA to net income (loss) attributable to Masonite:

	North America Six Months Ended June 30,
	2013	2012
	(In thousands)
Adjusted EBITDA	$48,555	$33,697
Less (plus):
Depreciation	22,185	20,649
Amortization of intangible assets	7,589	5,579
Share based compensation expense	3,911	2,819
Loss (gain) on disposal of property, plant and equipment	832	443
Impairment of property, plant and equipment	1,904	—
Restructuring costs	1,030	692
Interest expense (income), net	31,517	29,283
Other expense (income), net	(538)	1,142
Income tax expense (benefit)	(2,622)	(6,706)
Loss (income) from discontinued operations, net of tax	134	(1,570)
Net income (loss) attributable to noncontrolling interest	1,285	1,218

Net income (loss) attributable to Masonite	$(18,672)	$(19,852)

Adjusted EBITDA in our Europe, Asia and Latin America segment decreased $0.3 million, or 3.3%, to $8.9 million in the six months ended June 30, 2013, from $9.2 million in the six months ended June 30, 2012. Adjusted EBITDA in the Europe, Asia and Latin America segment included corporate allocations of shared costs of $1.4 million and $2.2 million in the first half of 2013 and 2012, respectively. The allocations generally consist of certain costs of human resources, legal, finance and information technology. The following reconciles Adjusted EBITDA to net income (loss) attributable to Masonite:

	Europe, Asia and Latin America Six Months Ended June 30,
	2013	2012
	(In thousands)
Adjusted EBITDA	$8,919	$9,246
Less (plus):
Depreciation	8,033	8,876
Amortization of intangible assets	1,017	1,135
Loss (gain) on disposal of property, plant and equipment	130	40
Restructuring costs	2,172	530
Interest expense (income), net	(15,075)	(14,220)
Other expense (income), net	17	(25)
Income tax expense (benefit)	1,134	98

Net income (loss) attributable to Masonite	$11,491	$12,812

Adjusted EBITDA in our Africa segment decreased $1.5 million, or 40.5%, to $2.2 million in six months ended June 30, 2013, from $3.7 million in the six months ended June 30, 2012. Adjusted EBITDA in the Africa segment included corporate allocations of shared costs of $1.1 million and $1.5 million in the first half of 2013 and 2012, respectively. The allocations generally consist of certain costs of human resources, legal, finance and information technology. The following reconciles Adjusted EBITDA to net income (loss) attributable to Masonite:

	Africa Six Months Ended June 30,
	2013	2012
	(In thousands)
Adjusted EBITDA	$2,164	$3,716
Less (plus):
Depreciation	1,959	2,102
Interest expense (income), net	16	41
Income tax expense (benefit)	44	411

Net income (loss) attributable to Masonite	$145	$1,162

Year Ended December 31, 2012 Compared with Year Ended December 31, 2011

Net Sales

Net sales in fiscal year 2012, were $1,676.0 million, an increase of $186.8 million or 12.5% from $1,489.2 million in fiscal year 2011. Net sales in fiscal year 2012 were $38.4 million lower due to a strengthening of the U.S. dollar. Excluding this exchange rate impact, net sales would have increased by $225.2 million or 15.1% due to acquisitions, unit volume, sales price/mix and component sales. Our 2012 and 2011 acquisitions contributed $177.2 million or 11.9% of incremental net sales in fiscal year 2012. Higher unit volumes in fiscal year 2012 increased net sales by $34.3 million or 2.3%, primarily due to increased residential new construction in North America, partially offset by a decline in unit volumes in Europe. Changes in the average sales price per unit, driven by product, geographic and customer mix, increased net sales in fiscal year

2012 by $8.8 million or 0.6%. The increase in average sales price per unit on a consolidated basis was realized despite a modest decline in the average sales price per unit in the North America segment. Net sales of door components were $4.9 million higher in fiscal year 2012 compared to fiscal year 2011.

The proportion of net sales from interior and exterior products in fiscal year 2012 was 73.6% and 26.4%, respectively, compared to 71.7% and 28.3% in fiscal year 2011. The increase in interior products as a percentage of our overall net sales in fiscal year 2012 was due to our acquisitions of Lemieux, Algoma, Baillargeon, Birchwood and Marshfield, which predominantly service the commercial interior wood and residential wood door markets.

Net Sales and Percentage of Net Sales by Principal Geographic Region

	Year Ended December 31,
	2012	2011
	(In thousands)
North America	$1,225,420	$1,009,983
North America intersegment	(1,369)	(930)

North America net sales to external customers	$1,224,051	$1,009,053

Percentage of net sales	73.0%	67.8%
Europe, Asia and Latin America	$385,323	$406,065
Europe, Asia and Latin America intersegment	(14,988)	(15,403)

Europe, Asia and Latin America net sales to external customers	$370,335	$390,662

Percentage of net sales	22.1%	26.2%
Africa	$81,801	$89,551
Africa intersegment	(182)	(87)

Africa net sales to external customers	$81,619	$89,464

Percentage of net sales	4.9%	6.0%

Net sales to external customers	$1,676,005	$1,489,179

North America

Net sales to external customers from facilities in the North America segment in fiscal year 2012 were $1,224.1 million, an increase of $215.0 million or 21.3% from $1,009.1 million in fiscal year 2011. Net sales in fiscal year 2012 were $4.8 million lower due to a strengthening of the U.S. dollar. Excluding the impact of changes in exchange rates, net sales would have increased by $219.8 million or 21.8% due to acquisitions, unit volume, sales price/mix and component sales. Our 2012 and 2011 North America acquisitions contributed $177.2 million or 17.6% in incremental net sales in fiscal year 2012. Higher unit volumes in fiscal year 2012 increased net sales by $52.5 million or 5.2% compared to fiscal year 2011, primarily due to increased residential new construction. These increases were partially offset by changes in the average sales price per unit, driven by product, geographic and customer mix, which decreased net sales in fiscal year 2012 by $5.7 million or 0.6% compared to fiscal year 2011. Additionally, net sales of door components to external customers were $4.2 million or 0.4% lower in fiscal year 2012 compared to fiscal year 2011.

The proportion of net sales from interior and exterior products in fiscal year 2012 was 67.4% and 32.6%, respectively, compared to 63.1% and 36.9% in fiscal year 2011. The increase in our interior products as a percentage of North America net sales in fiscal year 2012 was due to our acquisitions of Lemieux, Algoma, Baillargeon, Birchwood and Marshfield, which predominantly service the commercial interior wood and residential wood door markets.

Europe, Asia and Latin America

Net sales to external customers from facilities in the Europe, Asia and Latin America segment in fiscal year 2012 were $370.3 million, a decrease of $20.4 million or 5.2% from $390.7 million in fiscal year 2011. Net sales in fiscal year 2012 were $23.3 million lower due to a strengthening of the U.S. dollar. Excluding the impact of changes in exchange rates, net sales would have increased by $2.9 million or 0.7% due to sales price/mix, component sales and unit volume. Changes in the average sales price per unit, driven by product, geographic and customer mix, increased net sales in fiscal year 2012 by $8.7 million or 2.2% compared to fiscal year 2011. Net sales of door components to external customers were $9.1 million or 2.3% higher in fiscal year 2012 compared to fiscal year 2011. Partially offsetting these increases was a decline in unit volumes due to the broader market downturn in these regions and our decision to discontinue certain unprofitable product lines, which resulted in a $14.9 million or 3.8% decrease in net sales in fiscal year 2012 compared to fiscal year 2011.

The proportion of net sales from interior and exterior products in fiscal year 2012 was 88.0% and 12.0%, respectively, compared to 87.6% and 12.4% in fiscal year 2011.

Africa

Net sales to external customers from facilities in the Africa segment in fiscal year 2012 were $81.6 million, a decrease of $7.9 million or 8.8% from $89.5 million in fiscal year 2011. Net sales in fiscal year 2012 were $10.3 million lower due to a strengthening of the U.S. dollar. Excluding the impact of changes in exchange rates, net sales would have increased by $2.4 million or 2.7% due to sales price/mix and unit volume. Changes in the average sales price per unit, driven by product, geographic and customer mix in fiscal year 2012 increased net sales by $5.7 million or 6.4% compared to fiscal year 2011. This increase was partially offset by lower unit volumes which decreased net sales in fiscal year 2012 by $3.3 million or 3.7% compared to fiscal year 2011. Results in both periods were adversely impacted by a three week national transportation workers’ strike in the third and fourth quarter of fiscal year 2012 and a four week national work strike in South Africa during the third quarter of fiscal year 2011.

Cost of Goods Sold

In fiscal year 2012, cost of goods sold as a percentage of net sales was 87.1% compared to 87.6% in fiscal year 2011, a decrease of 0.5 percentage points. Excluding the impact of acquisitions, cost of goods sold as a percentage of net sales was unchanged when compared to fiscal year 2011. Cost of goods sold as a percentage of net sales, excluding acquisitions, was impacted by a number of factors, including product pricing and mix. Additionally, materials costs and depreciation as a percentage of net sales in fiscal year 2012 decreased 0.6% and 0.2%, respectively, over fiscal year 2011. This was offset by increases in overhead costs and direct labor and distribution costs as a percentage of net sales in fiscal year 2012 of 0.5%, 0.2% and 0.1% respectively, over fiscal year 2011.

Selling, General and Administration Expenses

In fiscal year 2012, selling, general and administration expenses, as a percentage of net sales, were 12.4%, compared to 12.5% in fiscal year 2011, a decrease of 10 basis points.

Selling, general and administration expenses in fiscal year 2012 were $208.1 million, an increase of $21.3 million from $186.8 million in fiscal year 2011. Selling, general and administration expenses in fiscal year 2012 were $4.5 million lower due a strengthening of the U.S. dollar. Excluding the impact of changes in exchange rates, selling, general and administration expenses would have increased by $25.8 million over fiscal year 2011. The increase in selling, general and administration expenses included incremental expenses of $21.4 million from Lemieux, Algoma, Baillargeon, Birchwood and Marshfield. Net of acquisitions and foreign exchange, the overall $4.4 million increase in selling, general and administration expenses was driven by increases in personnel costs, including share based compensation, of $6.9 million, depreciation and amortization of $1.6 million, advertising costs of $0.9 million, bad debt expense of $0.8 million and other miscellaneous increases of $1.0 million. These increases were partially offset by the receipt of business interruption insurance proceeds related to the Marshfield acquisition, as well as decreases in losses on disposals and impairment of property, plant and equipment of $2.0 million and professional and other fees of $1.5 million.

Restructuring Costs

Restructuring costs in fiscal year 2012 were $11.4 million, an increase of $6.3 million from $5.1 million in fiscal year 2011. Restructuring costs in fiscal year 2012 were related to implementing plans to close certain of our U.S. manufacturing facilities due to the expected start-up of our new highly automated interior door slab assembly plant in Denmark, South Carolina; synergy opportunities related to recent acquisitions and footprint optimization efforts resulting from declines in demand in specific markets. We also began implementing plans during fiscal year 2012 to permanently close our businesses in Hungary and Romania, due to the continued economic downturn and heightened volatility of the Eastern European economies. These restructuring activities are estimated to increase our annual earnings and cash flows by approximately $10 million in 2013, although there can be no assurance we will achieve such benefits.

Interest Expense, Net

Interest expense, net in fiscal year 2012 was $31.5 million, an increase of $13.4 million from $18.1 million in fiscal year 2011. This increase primarily relates to the $100.0 million principal amount of 8.25% senior unsecured notes issued in March of 2012 and the full year impact of the $275.0 million principal amount of 8.25% senior unsecured notes issued in April of 2011. The increase in indebtedness and related interest expense in Canada was due to the issuance by the Company of the senior unsecured notes, which was reported in the North America segment results.

Other Expense (Income), Net

Other expense (income), net in fiscal year 2012 was $0.5 million, a decrease of $0.6 million from $1.1 million in fiscal year 2011. The reduction in other expense (income), net is primarily due to our portion of the net losses related to our non-majority owned unconsolidated subsidiaries that are recognized under the equity method of accounting.

Income Tax Expense (Benefit)

Our income tax benefit in fiscal year 2012 was $13.4 million, a decrease of $8.2 million from $21.6 million in fiscal year 2011. Our income tax benefit is affected by recurring items, such as tax rates in foreign jurisdictions in which we have operations and the relative amount of income we earn in these jurisdictions. It is also affected by discrete items that may occur in any given year, but are not consistent from year to year. The decrease in our income tax benefit is the result of a $5.8 million decline related to changes in our income tax valuation allowances, a $2.6 million decline in income tax benefits related to permanent tax differences and a $2.1 million decline in the income tax benefit related to tax rate differences on income earned in foreign jurisdictions. These amounts were partially offset by a $2.3 million increase in our income tax benefit related to tax exempt income.

Segment Information

	North America	Europe, Asia and Latin America	Africa	Total
	Year Ended December 31, 2012
	(In thousands)
Adjusted EBITDA	$73,786	$17,060	$6,415	$97,261
Percentage of segment net sales	6.0%	4.6%	7.9%	5.8%
	Year Ended December 31, 2011
Adjusted EBITDA	$59,906	$17,630	$4,458	$81,994
Percentage of segment net sales	5.9%	4.5%	5.0%	5.5%

Our management team has established the practice of reviewing the performance of each geographic segment based on the measures of net sales and Adjusted EBITDA. Intersegment transfers are negotiated on an arm’s length basis, using market prices.

Adjusted EBITDA in our North America segment increased $13.9 million, or 23.2%, to $73.8 million in 2012, from $59.9 million in fiscal year 2011. Adjusted EBITDA in the North America segment included corporate allocations of shared costs of $52.1 million and $46.3 million in fiscal year 2012 and 2011, respectively. The allocations generally consist of certain costs of human resources, legal, finance, information technology, research and development and share based compensation. The following reconciles Adjusted EBITDA to net income (loss) attributable to Masonite:

	North America Year Ended December 31,
	2012	2011
	(In thousands)
Adjusted EBITDA	$73,786	$59,906
Less (plus):
Depreciation	41,665	38,490
Amortization of intangible assets	12,787	8,221
Share based compensation expense	6,517	5,888
Loss (gain) on disposal of property, plant and equipment	2,494	3,795
Impairment of property, plant and equipment	1,350	2,516
Restructuring costs	3,721	1,337
Interest expense (income), net	60,939	39,792
Other expense (income), net	688	656
Income tax expense (benefit)	(13,007)	(21,555)
Loss (income) from discontinued operations, net of tax	(1,480)	250
Net income (loss) attributable to noncontrolling interest	2,923	2,079

Net income (loss) attributable to Masonite	$(44,811)	$(21,563)

Adjusted EBITDA in our Europe, Asia and Latin America segment decreased $0.5 million, or 2.8%, to $17.1 million in fiscal year 2012, from $17.6 million in fiscal year 2011. Adjusted EBITDA in the Europe, Asia and Latin America segment included corporate allocations of shared costs of $4.4 million and $6.3 million in fiscal year 2012 and 2011, respectively. The allocations generally consist of certain costs of human resources, legal, finance and information technology. The following reconciles Adjusted EBITDA to net income (loss) attributable to Masonite:

	Europe, Asia and Latin America Year Ended December 31,
	2012	2011
	(In thousands)
Adjusted EBITDA	$17,060	$17,630
Less (plus):
Depreciation	17,540	18,006
Amortization of intangible assets	2,289	2,348
Loss (gain) on disposal of property, plant and equipment	230	(141)
Restructuring costs	7,710	3,779
Interest expense (income), net	(29,422)	(21,591)
Other expense (income), net	(160)	455
Income tax expense (benefit)	(828)	(117)
Loss (income) from discontinued operations, net of tax	—	53

Net income (loss) attributable to Masonite	$19,701	$14,838

Adjusted EBITDA in our Africa segment increased $1.9 million, or 42.2%, to $6.4 million in fiscal year 2012, from $4.5 million in fiscal year 2011. Adjusted EBITDA in the Africa segment included corporate allocations of shared costs of $2.7 million and $3.0 million in fiscal year 2012 and 2011, respectively. The allocations generally consist of certain costs of human resources, legal, finance and information technology. The following reconciles Adjusted EBITDA to net income (loss) attributable to Masonite:

	Africa Year Ended December 31,
	2012	2011
	(In thousands)
Adjusted EBITDA	$6,415	$4,458
Less (plus):
Depreciation	4,143	4,288
Interest expense (income), net	(63)	(133)
Income tax expense (benefit)	470	112

Net income (loss) attributable to Masonite	$1,865	$191

Year Ended December 31, 2011 Compared with Year Ended December 31, 2010

Net Sales

Net sales in fiscal year 2011 were $1,489.2 million, an increase of $105.9 million or 7.7% from $1,383.3 million in fiscal year 2010. Net sales in fiscal year 2011 were $25.9 million higher due to a weakening of the U.S. dollar. Excluding the impact of changes in exchange rates, net sales would have increased by $80.1 million or 5.8%. Our 2011 and 2010 acquisitions contributed $73.0 million in incremental net sales in fiscal year 2011. Changes in the average sales price per unit, driven by product, geographic and customer mix, increased net sales in fiscal year 2011 by $9.6 million compared to fiscal year 2010. Net sales of door components were $12.2 million higher in fiscal year 2011 compared to fiscal year 2010. These increases were partially offset by a decline in unit volumes that resulted in a $14.8 million decrease in fiscal year 2011 compared to fiscal year 2010.

The proportion of net sales from interior and exterior products in fiscal year 2011 was 71.7% and 28.3%, respectively, compared to 69.2% and 30.8% in fiscal year 2010. The shift towards our interior products in fiscal year 2011 was driven mainly by the acquisitions of Birchwood and Marshfield, which predominantly service the commercial interior door market.

Net Sales and Percentage of Net Sales by Principal Geographic Region

	Year Ended December 31,
	2011	2010
	(In thousands)
North America	$1,009,983	$973,297
North America intersegment	(930)	(18,279)

North America net sales to external customers	$1,009,053	$955,018

Percentage of net sales	67.8%	69.0%

Europe, Asia and Latin America	$406,065	$395,146
Europe, Asia and Latin America intersegment	(15,403)	(41,610)

Europe, Asia and Latin America net sales to external customers	$390,662	$353,536

Percentage of net sales	26.2%	25.6%

Africa	$89,551	$74,942
Africa intersegment	(87)	(225)

Africa net sales to external customers	$89,464	$74,717

Percentage of net sales	6.0%	5.4%

Net sales to external customers	$1,489,179	$1,383,271

North America

Net sales to external customers from facilities in the North America segment in fiscal year 2011 were $1,009.1 million, an increase of $54.1 million or 5.7% from $955.0 million in fiscal year 2010. Net sales in fiscal year 2011 were $10.2 million higher due to a weakening of the U.S. dollar. Excluding the impact of changes in exchange rates, net sales would have increased by $43.9 million or 4.6%. Our 2011 and 2010 North America acquisitions contributed $67.5 million in incremental net sales in fiscal year 2011. Net sales of door components were $2.0 million higher in fiscal year 2011 compared to fiscal year 2010. These increases were partially offset by a decline in unit volumes that resulted in a $17.8 million decrease in net sales in fiscal year 2011 compared to fiscal year 2010. The decline in unit volumes was partially the result of the expiration of the U.S. homebuyer tax credit in May 2010, which strengthened sales in the first and second quarters of fiscal year 2010. Changes in the average sales price per unit, driven by product, geographic and customer mix, decreased net sales in fiscal year 2011 by $7.8 million compared to the fiscal year 2010.

The proportion of net sales from interior and exterior products in fiscal year 2011 was 63.1% and 36.9%, respectively, compared to 60.7% and 39.3% in fiscal year 2010. The shift towards our interior products in fiscal year 2011 was driven mainly by the acquisitions of Birchwood and Marshfield, which predominantly service the commercial interior door market.

Europe, Asia and Latin America

Net sales to external customers from facilities in the Europe, Asia and Latin America segment in fiscal year 2011 were $390.7 million, an increase of $37.2 million or 10.5% from $353.5 million in fiscal year 2010. Net sales in fiscal year 2011 were $15.5 million higher due to a weakening of the U.S. dollar. Excluding the impact of changes in exchange rates, net sales would have increased $21.7 million or 6.1%. Our 2010 expansion into India contributed $5.6 million in incremental net sales in fiscal year 2011 compared to fiscal year 2010. Changes in the average sales price per unit, driven by product, geographic and customer mix, increased net sales in 2011 by $15.1 million compared to the fiscal year 2011 period. Net sales of door components were $10.2 million higher in fiscal year 2011 compared to fiscal year 2010. Partially offsetting these increases was a decline in unit volumes, which resulted in a $9.2 million decrease in net sales in fiscal year 2011 compared to the fiscal year 2010.

The proportion of net sales from interior and exterior products in fiscal year 2011 was 87.6% and 12.4%, respectively, compared to 85.9% and 14.1% in fiscal year 2010.

Africa

Net sales to external customers from facilities in the Africa segment in fiscal year 2011 were $89.5 million, an increase of $14.8 million or 19.8% from $74.7 million in fiscal year 2010. Net sales in fiscal year 2011 were $0.3 million higher due to a weakening of the U.S. dollar. Excluding the impact of changes in exchange rates, net sales would have increased by $14.5 million or 19.4%. Higher unit volumes in fiscal year 2011 contributed to an increase in sales of $12.2 million compared to 2010. Changes in the average sales price per unit, driven by product, geographic and customer mix, increased net sales in 2011 by $2.3 million compared to the fiscal year 2011 period. Results would have been stronger absent a four week national work strike in South Africa during the third quarter of fiscal year 2011.

Cost of Goods Sold

In fiscal year 2011, cost of goods sold as a percentage of net sales was 87.6% compared to 87.0% in fiscal year 2010, an increase of 0.6 percentage points. Cost of goods sold as a percentage of net sales was impacted by a number of factors, including product pricing and mix. Additionally, distribution costs, materials costs and direct labor as a percentage of net sales in fiscal year 2011 increased 0.4%, 0.3% and 0.1%, respectively, over fiscal year 2010. This was slightly offset by decreases in overhead costs as a percentage of net sales in 2011 of 0.2% over fiscal year 2010.

Selling, General and Administration Expenses

In fiscal year 2011, selling, general and administration expenses, as a percentage of net sales, were 12.5%, compared to 12.8% in fiscal year 2010, a decrease of 30 basis points.

In fiscal year 2011, selling, general and administration expenses were $186.8 million, an increase of $10.0 million from $176.8 million in fiscal year 2010. The increase in selling, general and administration expenses included additional expenses of $5.6 million from Birchwood and Marshfield. Net of acquisitions, the overall $4.4 million increase in selling, general and administration expenses was driven by increases of $4.9 million in losses on disposals and impairment of property, plant and equipment, $1.0 million in depreciation and amortization, and $1.6 million in other miscellaneous increases. The increases were partially offset by decreases in personnel and share based compensation costs of $1.6 million and advertising costs of $1.5 million.

Restructuring Costs

Restructuring costs in fiscal year 2011 were $5.1 million, a decrease of $1.9 million from $7.0 million in fiscal year 2010. Restructuring costs in 2011 were related to costs of headcount reductions and facility rationalizations as a result of weakened market conditions. In response to the decline in demand, we reviewed the required levels of production and reduced the workforce and plant capacity accordingly, resulting in severance charges. These actions were incurred in order to rationalize capacity with existing and forecasted market demand conditions.

Interest Expense, Net

Interest expense, net in fiscal year 2011 was $18.1 million, an increase of $17.9 million from $0.2 million in fiscal year 2010. This increase primarily relates to the $275.0 million principal amount of 8.25% senior unsecured notes issued in April of 2011. The increase in indebtedness and related interest expense in Canada was due to the issuance by the Company of the senior unsecured notes, which was reported in the North America segment results.

Other Expense (Income), Net

Other expense (income), net in fiscal year 2011 was $1.1 million, an increase of $0.1 million from $1.0 million in fiscal year 2010. The increase in other expense (income), net is primarily due to our portion of the net losses related to our non-majority owned unconsolidated subsidiaries that are recognize under the equity method of accounting.

Income Tax Expense (Benefit)

Our income tax benefit in fiscal year 2011 was $21.6 million, an increase of $10.2 million from $11.4 million in fiscal year 2010. Our income tax benefit is affected by recurring items, such as tax rates in foreign jurisdictions in which we have operations and the relative amount of income we earn in these jurisdictions. It is also affected by discrete items that may occur in any given year, but are not consistent from year to year. The increase in our income tax benefit is the result of a $4.5 million increase in income tax benefits related to permanent tax differences, a $3.2 million increase in the income tax benefit related to tax rate differences on income earned in foreign jurisdictions, a $2.8 million increase in our income tax benefit related to tax exempt income and a $2.2 million increase in unrealized foreign exchange gains. These amounts were partially offset by a $2.5 million decrease in our income tax benefit related to functional currency adjustments.

Segment Information

	North America	Europe, Asia and Latin America	Africa	Total
	Year Ended December 31, 2011
	(In thousands)
Adjusted EBITDA	$59,906	$17,630	$4,458	$81,994
Percentage of segment net sales	5.9%	4.5%	5.0%	5.5%

	North America	Europe, Asia and Latin America	Africa	Total
(In thousands)	Year Ended December 31, 2010
Adjusted EBITDA	$61,868	$15,769	$3,041	$80,678
Percentage of segment net sales	6.5%	4.5%	4.1%	5.8%

Our management team has established the practice of reviewing the performance of each geographic segment based on the measures of net sales and Adjusted EBITDA. Intersegment transfers are negotiated on an arm’s length basis, using market prices.

Adjusted EBITDA in our North America segment decreased $2.0 million, or 3.2%, to $59.9 million in fiscal year 2011, from $61.9 million in fiscal year 2010. Adjusted EBITDA in the North America segment included corporate allocations of shared costs of $46.3 million and $41.5 million in fiscal year 2011 and 2010, respectively. The allocations generally consist of certain costs of human resources, legal, finance, information technology, research and development and share based compensation. The following reconciles Adjusted EBITDA to net income (loss) attributable to Masonite:

	North America Year Ended December 31,
	2011	2010
	(In thousands)
Adjusted EBITDA	$59,906	$61,868
Less (plus):
Depreciation	38,490	36,202
Amortization of intangible assets	8,221	5,747
Share based compensation expense	5,888	9,626
Loss (gain) on disposal of property, plant and equipment	3,795	1,329
Impairment of property, plant and equipment	2,516	—
Restructuring costs	1,337	3,169
Interest expense (income), net	39,792	10,168
Other expense (income), net	656	1,803
Income tax expense (benefit)	(21,555)	(7,737)
Loss (income) from discontinued operations, net of tax	250	665
Net income (loss) attributable to noncontrolling interest	2,079	1,390

Net income (loss) attributable to Masonite	$(21,563)	$(494)

Adjusted EBITDA in our Europe, Asia and Latin America segment increased $1.8 million, or 11.4%, to $17.6 million in fiscal year 2011, from $15.8 million in fiscal year 2010. Adjusted EBITDA in the Europe, Asia and Latin America segment included corporate allocations of shared costs of $6.3 million and $4.7 million in fiscal year 2011 and 2010, respectively. The allocations generally consist of certain costs of human resources, legal, finance and information technology. The following reconciles Adjusted EBITDA to net income (loss) attributable to Masonite:

	Europe, Asia and Latin America Year Ended December 31,
	2011	2010
	(In thousands)
Adjusted EBITDA	$17,630	$15,769
Less (plus):
Depreciation	18,006	18,192
Amortization of intangible assets	2,348	2,345
Loss (gain) on disposal of property, plant and equipment	(141)	(28)
Impairment of property, plant and equipment	—	—
Restructuring costs	3,779	3,831
Interest expense (income), net	(21,591)	(9,971)
Other expense (income), net	455	(773)
Income tax expense (benefit)	(117)	(1,836)
Loss (income) from discontinued operations, net of tax	53	1,053

Net income (loss) attributable to Masonite	$14,838	$2,956

Adjusted EBITDA in our Africa segment increased $1.5 million, or 50.0%, to $4.5 million in fiscal year 2011, from $3.0 million in fiscal year 2010. Adjusted EBITDA in the Africa segment included corporate allocations of shared costs of $3.0 million and $2.7 million in fiscal year 2011 and 2010, respectively. The allocations generally consist of certain costs of human resources, legal, finance and information technology. The following reconciles Adjusted EBITDA to net income (loss) attributable to Masonite:

	Africa Year Ended December 31,
	2011	2010
	(In thousands)
Adjusted EBITDA	$4,458	$3,041
Less (plus):
Depreciation	4,288	4,239
Interest expense (income), net	(133)	48
Income tax expense (benefit)	112	(1,823)

Net income (loss) attributable to Masonite	$191	$577

Liquidity and Capital Resources

Our liquidity needs for operations vary throughout the year. Our principal sources of liquidity are cash flows from operating activities, the borrowings under our ABL Facility and accounts receivable sales program, or AR Sales Program, and our existing cash balance.

We believe that our cash balance on hand, future cash generated from operations, the use of our AR Sales Program, our ABL Facility, and ability to access the capital markets will provide adequate liquidity for the foreseeable future. As of June 30, 2013, we had $92.9 million of cash and cash equivalents, availability under our ABL Facility of $121.2 million and availability under our AR Sales Program of $14.5 million.

Other Liquidity Matters

Our anticipated uses of cash in the near term include working capital needs, especially in the case of a market recovery, and capital expenditures. As of June 30, 2013, we do not have any material commitments for capital expenditures. We anticipate capital expenditures in fiscal year 2013 to be less than $50 million. On a continual basis, we evaluate and consider tuck-in and strategic acquisitions, divestitures, and joint ventures to create shareholder value and enhance financial performance. Additionally, we currently have assets held for sale at a book value of $5.7 million.

Our cash and cash equivalents balance includes cash held in foreign countries in which we operate. Cash held outside Canada, in which we are incorporated, is free from significant restrictions that would prevent the cash from being accessed to meet our liquidity needs including, if necessary, to fund operations and service debt obligations in Canada. However, earnings from certain jurisdictions are indefinitely reinvested in those jurisdictions. Upon the repatriation of any earnings to Canada, in the form of dividends or otherwise, we may be subject to Canadian income taxes and withholding taxes payable to the various foreign countries. As of June 30, 2013, we do not believe adverse tax consequences exist that restrict our use of cash or cash equivalents in a material manner.

We also routinely monitor the changes in the financial condition of our customers and the potential impact on our results of operations. There has not been a change in the financial condition of a customer that has had a material adverse effect on our results of operations. However, if economic conditions were to deteriorate, it is possible that there could be an impact on results of operations in a future period, and this impact could be material.

Cash Flows

Cash flows from Operating Activities of Continuing Operations

Cash provided by operating activities of continuing operations was $2.8 million during the six months ended June 30, 2013. This amount is primarily driven by certain noncash items in net income (loss) including depreciation and amortization of $40.8 million, share based compensation costs of $3.9 million and loss on sale and impairment of property, plant and equipment of $2.9 million. Additionally, cash inflows were generated by an increase in accounts payable and accrued expenses of $6.7 million. These cash inflows were partially offset by our net loss of $5.8 million, noncash deferred income tax benefit of $2.2 million, an increase in accounts receivable of $24.0 million correlating to our increased sales, an increase in inventories of $14.2 million, an increase in prepaid expenses of $3.2 million, a net cash outflow from changes in other assets and liabilities of $1.7 million, and other miscellaneous outflows of $0.4 million.

Cash used in operating activities of continuing operations was $12.3 million during the six months ended June 30, 2012. This amount was driven by our net loss of $4.7 million, noncash deferred income tax benefit of $9.5 million, pension funding (net of expense) of $1.8 million, an increase in accounts receivable of $34.8 million correlating to our increased sales, an increase in inventories of $10.3 million, an increase in prepaid expenses of $2.9 million and a net cash outflow from other assets and liabilities of $1.0 million. These cash outflows were partially offset by certain noncash items in net income (loss) including depreciation and amortization of $38.3 million and share based compensation costs of $2.8 million. Additionally, cash inflows were generated by an increase in accounts payable and accrued expenses of $11.2 million and other miscellaneous inflows of $0.4 million.

Cash provided by operating activities of continuing operations was $55.7 million during fiscal year 2012. This amount is primarily driven by certain noncash items in net income (loss) including depreciation and amortization of $79.0 million, share based compensation costs of $6.5 million and loss on sale and impairment of property, plant and equipment of $5.3 million. Additionally, cash inflows were generated by dividends from equity investees of $1.3 million, an increase in accounts payable and accrued expenses of $16.3 million, a decrease in prepaid expenses of $1.3 million and other operating inflows of $0.1 million. These cash inflows were partially offset by our net loss of $20.3 million, pension and post-retirement funding (net of expenses) of $3.7 million, income related to discontinued operations of $1.5 million, an increase in accounts receivable of $9.6 million correlating to our increased sales, an increase in inventories of $3.1 million and a net decrease in deferred income taxes, income taxes receivable and income taxes payable of $15.9 million.

Cash provided by operating activities of continuing operations was $32.9 million during fiscal year 2011. The primary sources of cash in operations were depreciation and amortization of $72.2 million, loss on sale and impairment of property, plant and equipment of $6.2 million, share based compensation costs of $5.9 million, non-cash interest and other accruals of $3.6 million, dividends from equity investees of $1.2 million, a decrease of prepaid expenses of $3.1 million and other operating inflows of $1.2 million. These cash inflows were partially offset by our net loss of $4.5 million, pension and post-retirement funding (net of expenses) of $3.6 million, an increase in accounts receivable of $8.6 million, an increase in inventories of $9.0 million, a decrease in accounts payable and accrued expenses of $1.1 million and a net decrease in deferred income taxes, income taxes receivable and income taxes payable of $33.7 million. The increase in accounts receivable correlates to our increased sales, and the increase in inventories relates to a modest build of inventory at certain locations.

Cash provided by operating activities of continuing operations was $75.6 million during fiscal year 2010. The primary sources of cash in operations were our net income of $4.4 million, depreciation and amortization of $66.7 million, share based compensation costs of $9.6 million, a decrease of accounts receivable of $7.2 million, an increase of accounts payable and accrued expenses of $3.8 million, a decrease in prepaid expenses of $1.6 million and other operating inflows of $1.2 million. These cash inflows were partially offset by a net decrease in deferred income taxes, income taxes receivable and income taxes payable of $18.9 million. The increase in accounts payable was the result of higher North American purchases of inventory.

Cash flows from Investing Activities of Continuing Operations

Cash used in investing activities of continuing operations was $28.1 million during the six months ended June 30, 2013. The primary uses of cash in investing activities were additions to property, plant and equipment of $16.3 million, an increase of restricted cash of $13.7 million, primarily due to the cash consideration paid for the Masisa acquisition subsequent to the period end which was classified as restricted cash on the condensed consolidated balance sheets, and other miscellaneous outflows of $1.4 million. These outflows were partially offset by proceeds from sale of property, plant and equipment of $3.3 million.

Cash used in investing activities of continuing operations was $87.7 million during the six months ended June 30, 2012. The primary uses of cash in investing activities were cash used in acquisitions of $66.4 million (net of cash acquired), additions to property, plant and equipment of $20.4 million and other miscellaneous outflows of $0.9 million.

Cash used in investing activities of continuing operations was $137.8 million during fiscal year 2012. The primary uses of cash in investing activities were cash used in acquisitions of $88.4 million (net of cash acquired), additions to property, plant and equipment of $48.4 million and other investing outflows of $1.0 million. The cash used in acquisitions relates to the Lemieux, Algoma and Baillargeon acquisitions, as well as portions of holdbacks paid for our 2010 acquisitions.

Cash used in investing activities of continuing operations was $186.7 million during fiscal year 2011. The primary uses of cash in investing activities were cash used in acquisitions of $145.5 million (net of cash acquired) and additions to property, plant and equipment of $42.4 million. These outflows were partially offset by other investing inflows of $1.2 million. The cash used in acquisitions relates to the Birchwood and Marshfield acquisitions, as well as portions of holdbacks paid for our 2010 acquisitions.

Cash used in investing activities of continuing operations was $100.5 million during fiscal year 2010. The primary uses of cash in investing activities were additions to property, plant and equipment of $57.8 million and cash used in acquisitions of $43.9 million (net of holdbacks). These outflows were partially offset by other investing inflows of $1.2 million. Approximately half of the property, plant and equipment additions were related to the cost of complying with regulations enacted by the U.S. Environmental Protection Agency related to Maximum Achievable Control Technology. The cash used in acquisitions relates to the Lifetime, Ledco and India acquisitions.

Cash flows from Financing Activities of Continuing Operations

Cash used from financing activities of continuing operations was $1.3 million during the six months ended June 30, 2013. The use of cash in financing activities was due to distributions to non-controlling interests.

Cash provided by financing activities of continuing operations was $98.7 million during the six months ended June 30, 2012. The primary source of cash provided by financing activities was the proceeds from the issuance of the Add-On Notes in the amount of $103.5 million. This cash inflow was partially offset by the payment of financing costs relating to the Add-On Notes of $2.0 million and dividends paid to the minority owners of our non-wholly-owned operations of $2.8 million.

Cash provided by financing activities of continuing operations was $94.2 million during fiscal year 2012. The primary source of cash provided by financing activities was the proceeds from the issuance of the $100 million aggregate principal amount of additional senior notes in the amount of $103.5 million. This cash inflow was partially offset by the payment of financing costs relating to the additional notes of $2.0 million, dividends paid to the minority owners of our non-wholly-owned subsidiaries of $5.7 million and the return of capital paid to recipients of share based awards in the amount of $1.5 million.

Cash provided by financing activities of continuing operations was $136.6 million during fiscal year 2011. The primary source of cash provided by financing activities was the proceeds from the issuance of the $275 million aggregate principal amount of senior notes in the amount of $275.0 million. This cash inflow was partially offset by the return of capital paid to shareholders in the amount of $125.0 million, payment of financing costs relating to the senior notes of $9.5 million and dividends paid to the minority owners of our non-wholly-owned subsidiaries of $3.9 million.

Cash used in financing activities of continuing operations was $4.4 million during fiscal year 2010. The primary use of cash in financing activities was dividends paid to the minority owners of our non-wholly owned subsidiaries of $4.3 million and other financing outflows of $0.1 million.

Sources

Accounts Receivable Sales Program

We maintain an AR Sales Program with a third party. Under the AR Sales Program, we can transfer ownership of eligible trade accounts receivable of a large retail customer without recourse or ongoing involvement to a third party purchaser in exchange for cash. Transfers of receivables under this program are accounted for as sales. Proceeds from the transfers reflect the face value of the accounts receivable less a discount. Receivables sold under the AR Sales Program are excluded from trade accounts receivable in the consolidated balance sheets and are reflected as cash provided by operating activities in the consolidated statements of cash flows. The discount on the sales of trade accounts receivable sold under the AR Sales Program were not material for any of the periods presented and were recorded to selling, general and administration expense within the consolidated statements of comprehensive income (loss).

Senior Notes

In April 2011, we issued $275.0 million aggregate principal senior unsecured notes (the “Initial Notes”), and in March 2012, we issued an additional $100.0 million aggregate principal senior unsecured notes (the “Add-On Notes”). The Add-On Notes have the same terms, rights and obligations as the Initial Notes, and were issued in the same series as the Initial Notes (collectively, the “Senior Notes”). In total, we issued $375.0 million aggregate principal amount of 8.25% senior unsecured notes due April 15, 2021, in two private placements for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to buyers outside the United States pursuant to Regulation S under the Securities Act. The Senior Notes were issued without registration rights and are not listed on any securities exchange. The Senior Notes bear interest at 8.25% per annum, payable in cash semiannually in arrears on April 15 and October 15 of each year. We received net proceeds of $101.5 million in 2012 from the Add-On Notes and $265.5 million in 2011 from the Initial Notes, after deducting $2.0 million and $9.5 million of transaction issuance costs, respectively. The transaction costs were capitalized as deferred financing costs (included in other assets) and are being amortized to interest expense over the term of the Senior Notes using the effective interest method. The Initial Notes were issued at par, while the Add-On Notes were issued at 103.5% of the principal amount. The resulting premium of $3.5 million from the issuance of the Add-On Notes will be amortized to interest expense over the term of the Add-On Notes using the effective interest method. The net proceeds from the Senior Notes were used to fund a $125.0 million return of capital to shareholders during 2011, in the form of cash, in the amount of $4.54 per share; as well as the acquisitions of five companies during 2012 and 2011 for aggregate consideration of $231.0 million. The remaining proceeds from Senior Notes have been used for subsequent acquisitions. Interest expense relating to the Senior Notes was $15.9 million and $14.2 million for the six months ended June 30, 2013 and 2012, respectively, and $30.0 million and $16.5 million for the years ended December 31, 2012 and 2011, respectively.

Obligations under the Senior Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by certain of our directly or indirectly wholly-owned subsidiaries. We may redeem the

Senior Notes under certain circumstances specified therein. The indenture governing the Senior Notes contains restrictive covenants that, among other things, limit our ability and our subsidiaries’ ability to: (i) incur additional debt and issue disqualified or preferred stock, (ii) make restricted payments, (iii) sell assets, (iv) create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us, (v) create or incur certain liens, (vi) enter into sale and leaseback transactions, (vii) merge or consolidate with other entities and (viii) enter into transactions with affiliates. The foregoing limitations are subject to exceptions as set forth in the indenture governing the Senior Notes. In addition, if in the future the Senior Notes have an investment grade rating from at least two nationally recognized statistical rating organizations, certain of these covenants will be replaced with a less restrictive covenant. The indenture governing the Senior Notes contains customary events of default (subject in certain cases to customary grace and cure periods). As of June 30, 2013, and December 31, 2012 and 2011, we were in compliance with all covenants under the indenture governing the Senior Notes.

ABL Facility

In May 2011, we and certain of our subsidiaries, as borrowers, entered into a $125.0 million ABL Facility. The borrowing base is calculated based on a percentage of the value of selected U.S. and Canadian accounts receivable and U.S. and Canadian inventory, less certain ineligible amounts. Based upon the borrowing base as of June 30, 2013, we had approximately $121.2 million of availability under the ABL Credit Facility. In conjunction with this ABL Facility, our $30.0 million Bilateral Loan Facility was terminated during 2011.

Obligations under the ABL Facility are secured by a first priority security interest in substantially all of our current assets, including those of our subsidiaries. In addition, obligations under the ABL Facility are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by certain of our directly or indirectly wholly-owned subsidiaries.

Borrowings under the ABL Facility will bear interest at a variable rate per annum equal to, at our option, (i) the London Interbank Offered Rate, or LIBOR, plus a margin ranging from 2.00% to 2.50% per annum, or (ii) the Base Rate (as defined in the ABL Facility Agreement), plus a margin ranging from 1.00% to 1.50% per annum.

In addition to paying interest on any outstanding principal under the ABL Facility, we are required to pay a commitment fee in respect of unutilized commitments of 0.25% of the aggregate commitments under the ABL Facility if the average utilization is greater than 50% for any applicable period, and 0.375% of the aggregate commitments under the ABL Facility if the average utilization is less than or equal to 50% for any applicable period. We must also pay customary letter of credit fees and agency fees.

The ABL Facility contains various customary representations, warranties and covenants by us, that, among other things, and subject to certain exceptions, restrict our ability and our subsidiaries’ ability to: (i) incur additional indebtedness, (ii) pay dividends on our common shares and make other restricted payments, (iii) make investments and acquisitions, (iv) engage in transactions with our affiliates, (v) sell assets, (vi) merge and (vii) create liens. As of June 30, 2013, and December 31, 2012 and 2011, we were in compliance with all covenants under the credit agreement governing the ABL Facility and there were no amounts outstanding under the ABL Facility.

Supplemental Guarantor Financial Information

Our obligations under the Senior Notes and the ABL Facility are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by certain of our directly or indirectly wholly-owned subsidiaries. The following unaudited supplemental financial information for our non-guarantor subsidiaries is presented:

Our non-guarantor subsidiaries generated external net sales of $710.3 million and $718.6 million for the six months ended June 30, 2013 and 2012, respectively, and $1,472.9 million, $1,256.9 million and $1,126.0 million for the years ended December 31, 2012, 2011 and 2010.

Our non-guarantor subsidiaries generated Adjusted EBITDA of $45.9 million and $43.2 million for the six months ended June 30, 2013 and 2012, respectively, and $97.0 million, $59.4 million and $70.2 million for the years ended December 31, 2012, 2011 and 2010.

Our non-guarantor subsidiaries had total assets of $1.4 billion, $1.6 billion and $1.5 billion as of June 30, 2013, and December 31, 2012 and 2011, respectively; and total liabilities of $696.5 million, $759.5 million and $709.4 million as of June 30, 2013, and December 31, 2012 and 2011.

Contractual Obligations

The following table presents our contractual obligations over the periods indicated:

	Year Ended December 31,
	2013	2014	2015	2016	2017	Thereafter	Total
	(In thousands)
Long-term debt maturities	$—	$—	$—	$—	$—	$375,000	$375,000
Scheduled interest payments	30,938	30,938	30,938	30,938	30,938	101,882	256,569
Operating leases	21,588	16,775	13,990	9,982	7,939	27,581	97,855
Pension contributions	3,641	6,372	7,396	7,623	6,599	4,096	32,727
Other liabilities	938	522	118	—	—	—	1,578

Total	$57,105	$54,606	$57,441	$48,543	$45,476	$508,559	$766,730

Off-Balance Sheet Arrangements

We do not have any material off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Our significant accounting policies are fully disclosed in our annual consolidated financial statements included elsewhere in this registration statement. We consider the following policies to be most critical in understanding the judgments that are involved in preparing our consolidated financial statements.

Business Acquisition Accounting

We use the acquisition method of accounting for all business acquisitions. We allocate the purchase price of our business acquisitions based on the fair value of identifiable tangible and intangible assets. The difference between the total cost of the acquisitions and the sum of the fair values of the acquired tangible and intangible assets less liabilities is recorded as goodwill.

Goodwill

We evaluate all business combinations for intangible assets that should be recognized and reported apart from goodwill. Goodwill is not amortized but instead is tested annually for impairment on November 30, or more frequently if events or changes in circumstances indicate the carrying amount may not be recoverable. The test for impairment is performed at the reporting unit level by comparing the reporting unit’s carrying amount to its fair value. Possible impairment in goodwill is first analyzed using qualitative factors such as macroeconomic and market conditions, changing costs and actual and projected performance, amongst others, to determine whether it is more likely than not that the book value of the reporting unit exceeds its fair value. If it is determined more likely than not that the book value exceeds fair value, a quantitative analysis is performed to test for impairment. When quantitative steps are determined necessary, the fair values of the reporting units are estimated through the use of discounted cash flow analyses and market multiples. If the carrying amount exceeds fair value, then goodwill is impaired. Any impairment in goodwill is measured by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation and comparing the notional goodwill from the fair value allocation to the carrying value of the goodwill. We performed a quantitative impairment test during the fourth quarter of 2012 and determined that goodwill was not impaired. The estimated fair value of our goodwill significantly exceeded the estimated carrying value.

Intangible Assets

Intangible assets with definite lives include customer relationships, non-compete agreements, patents, supply agreements, certain acquired trademarks and system software development. Definite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives. Amortizable intangible assets are tested for impairment whenever events or changes in circumstances indicate that the carrying value may be greater than the fair value. An impairment loss is recognized when the estimate of undiscounted future cash flows generated by such assets is less than the carrying amount. Measurement of the impairment loss is based on the fair value of the asset, determined using discounted cash flows when quoted market prices are not readily available. Indefinite-lived intangible assets are tested for impairment annually on November 30, or more frequently if events or circumstances indicated that the carrying value may exceed the fair value. The inputs utilized to derive projected cash flows are subject to significant judgments and uncertainties. As such, the realized cash flows could differ significantly from those estimated. We performed a quantitative impairment test during the fourth quarter of 2012 and determined that indefinite-lived intangible assets were not impaired.

Long-lived Assets

Long-lived assets other than goodwill and indefinite-lived intangible assets, which are separately tested for impairment, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. When evaluating long-lived assets for potential impairment, we first compare the carrying value of the asset to the estimates of asset’s useful lives and undiscounted future cash flows based on market participant assumptions. If the undiscounted expected future cash flows are less than the carrying amount of the asset and the carrying amount of the asset exceeds its fair value, an impairment loss is recognized

Income Taxes

As a multinational corporation, we are subject to taxation in many jurisdictions and the calculation of our tax liabilities involves dealing with inherent uncertainties in the application of complex tax laws and regulations in various taxing jurisdictions. We assess the income tax positions and record tax liabilities for all years subject to examination based upon our evaluation of the facts, circumstances and information available as of the reporting date. We account for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities at enacted rates. We base our estimate of deferred tax assets and liabilities on current tax laws and rates and, in certain cases, business plans and other expectations about future outcomes. We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event that we were to determine that we would be able to realize our deferred tax assets in the future in excess of our net recorded amount, an adjustment to the deferred tax asset would be a credit to income in the period such determination was made. The consolidated financial statements include increases in the valuation allowances as a result of uncertainty regarding our ability to realize certain deferred tax assets in the future.

Our accounting for deferred tax consequences represents our best estimate of future events that can be appropriately reflected in the accounting estimates. Changes in existing tax laws, regulations, rates and future operating results may affect the amount of deferred tax liabilities or the valuation of deferred tax assets over time.

The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws and regulations themselves are also subject to change as a result in changes in fiscal policy, changes in legislation, the evolution of regulations and court rulings. Although we believe the measurement of liabilities for uncertain tax positions is reasonable, no assurance can be given that the final outcomes of these matters will not be different than what is reflected in the historical income tax provisions and accruals. If we ultimately determine that the payment of these liabilities will be unnecessary, the liability is reversed and a tax benefit is recognized in the period in which such determination is made. Conversely, additional tax charges are recorded in a period in which it is determined that a recorded tax liability is less than the ultimate assessment is expected to be. If additional taxes are assessed as a result of an audit or litigation, there could be a material effect on our income tax provision and net income in the period or periods for which that determination is made.

Inventory

We value inventories at the lower of cost or replacement cost for raw materials, and the lower of cost or net realizable value for finished goods, with expense estimates made for obsolescence or unsaleable inventory. In determining net realizable value, we consider such factors as yield, turnover and aging, expected future demand and market conditions, as well as past experience. A change in the underlying assumptions related to these factors could affect the valuation of inventory and have a corresponding effect on cost of goods sold. Historically, actual results have not significantly deviated from those determined using these estimates.

Employee Future Benefit Plans

Measurements of the obligations under our defined benefit pension plans are subject to several significant estimates. These estimates include the rate of return on plan assets and the rate at which the future obligations are discounted to value the liability. Additionally, the cost of providing benefits depends on demographic assumptions including retirements, mortality, turnover and plan participation. We typically use actuaries to assist us in preparing these calculations and determining these assumptions. Our annual measurement date is December 31 for our defined benefit pension plans. Changes in these assumptions could impact future pension expense. The excess of the net actuarial gain (loss) over 10% of the greater of the benefit obligation and the fair value of plan assets at the beginning of the year is amortized over the average remaining service lives of its members. These estimates may differ from actual results that will occur over an extended period of time. Any significant differences may have an effect on the recorded pension expense and carrying value of the plans’ net assets or net liabilities.

Share Based Compensation Plan

We have a share based compensation plan, which dictates the issuance of common shares to employees as compensation through various grants of share instruments. We apply the fair value method of accounting using the Black-Scholes-Merton option pricing model to determine the compensation expense for stock appreciation rights. The compensation expense for the Restricted Stock Units awarded is based on the fair value of the restricted stock units at the date of grant. Compensation expense is recorded in the consolidated statements of comprehensive income (loss) and is recognized over the requisite service period. The determination of obligations and compensation expense requires the use of several mathematical and judgmental factors, including stock price, expected volatility, the anticipated life of the option, and estimated risk free rate and the number of shares or share options expected to vest. Any difference in the number of shares or share options that actually vest can affect future compensation expense. Other assumptions are not revised after the original estimate.

Deferred Compensation Plan

Effective August 13, 2012, the Board of Directors adopted a Deferred Compensation Plan, or DCP, whereby certain employees and directors in the United States may elect to defer to a later date a portion of their base pay, bonuses, restricted stock awards and director fees. The DCP is an unfunded participant-directed plan where we have the option to contribute the deferrals into a rabbi trust where investments could be made.

Assets of the rabbi trust, other than Company shares, are recorded at fair value and included in other assets in the consolidated balance sheets. These assets in the rabbi trust are classified as trading securities and changes in their fair values are recorded in other income (loss) in the consolidated statements of comprehensive income (loss). The liability relating to deferred compensation represents our obligation to distribute funds to the participants in the future and is included in other liabilities in the consolidated balance sheets. Any unfunded gain or loss relating to changes in the fair value of the deferred compensation liability are recognized in selling, general and administration expense in the consolidated statements of comprehensive income (loss).

Variable Interest Entity

The accounting method used for our investments is dependent upon the influence we have over the investee. We consolidate subsidiaries when we are able to exert control over the financial and operating policies of the investee, which generally occurs if we own a 50% or greater voting interest.

Pursuant to ASC 810, “Consolidation”, for certain investments where the risks and rewards of ownership are not directly linked to voting interests (“variable interest entities” or “VIEs”), an investee may be consolidated if we are considered the primary beneficiary of the VIE. The primary beneficiary of a VIE is the party that has the power to direct the activities of the VIE which most significantly impact the VIE’s economic performance and that has the obligation to absorb losses of the VIE which could potentially be significant to the VIE.

Significant judgment is required in the determination of whether we are the primary beneficiary of a VIE. Estimates and assumptions made in such analyses include, but are not limited to, the market price of input costs, the market price for finished products, market demand conditions within various regions and the probability of certain other outcomes.

Changes in Accounting Standards and Policies

Adoption of Recent Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” This ASU amends Accounting Standards Codification (“ASC”) 220, “Comprehensive Income,” and requires an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items of net income if the amount being reclassified is required under GAAP to be reclassified in its entirety to net income in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional details about those amounts. This ASU is effective prospectively for annual reporting periods beginning after December 15, 2012, and interim periods within those annual periods. The adoption of this standard did not result in a change to the accounting treatment of comprehensive income and did not have a material impact on the presentation of our financial statements.

In July 2012, the FASB issued ASU 2012-02, “Testing Indefinite-Lived Intangible Assets for Impairment.” This ASU addresses annual impairment testing for indefinite-lived intangible assets other than goodwill as contemplated in ASC 350, “Intangibles-Goodwill and other,” and was issued to simplify how an entity tests indefinite-lived intangible assets other than goodwill for impairment by permitting an entity to perform a qualitative assessment to determine whether an indefinite-lived intangible asset other than goodwill is impaired. If the qualitative assessment leads to the determination that it is more likely than not that an indefinite-lived intangible asset other than goodwill is impaired, further impairment testing is necessary using the current two-step quantitative impairment test. This pronouncement is effective for reporting periods beginning after September 15, 2012, and early adoption is permitted. The adoption of this standard did not have a material impact on our reported results of operations, cash flows or financial position.

In September 2011, the Financial Accounting Standards Board, or the FASB, issued Accounting Standards Update, or ASU, 2011-08, “Testing Goodwill for Impairment.” This ASU addresses annual impairment testing for goodwill as contemplated in Accounting Standards Codification, or ASC, 350, “Intangibles–Goodwill and Other,” and permits an entity to first perform an assessment of qualitative factors to determine whether goodwill is impaired. If the qualitative assessment leads to the determination that it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, then performing the current two-step quantitative impairment test is unnecessary. The guidance is effective for all reporting periods, including interim periods, beginning after December 15, 2011, and early adoption is permitted. We have adopted this guidance early, beginning in the year ended December 31, 2011, which did not have a material impact on our reported results of operations or financial position.

In June 2011, the FASB issued ASU 2011-05, which provides an entity with the option to present the total of comprehensive income, the components of net income and the components of other comprehensive income in either a single continuous statement of comprehensive income, or in two separate but consecutive statements. In the two-statement approach, an entity is required to present components of net income and total net income in the statement of net income (or operations). The statement of other comprehensive income should immediately follow the statement of income and include the components of other comprehensive income and a total for other comprehensive income, along with a total for comprehensive income. These changes apply to both annual and interim financial statements, and should be applied retrospectively. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of this standard only impacted the location of the disclosure of comprehensive income within our financial statements and did not result in any change to the accounting treatment of comprehensive income.

In May 2011, the FASB issued ASU 2011-04, which changes the wording used to describe the requirements in GAAP for measuring fair value and disclosing information about fair value measurements. This ASU is effective for interim and annual periods beginning after December 15, 2011, and should be applied prospectively. The adoption of this standard did not have any impact on our reported disclosures.

Other Recent Accounting Pronouncements not yet Adopted

In March 2013, the FASB issued ASU 2013-05, “Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity,” which amended ASC 830, “Foreign Currency Matters.” This ASU updates accounting guidance related to the application of consolidation guidance and foreign currency matters. This ASU resolves the diversity in practice about what guidance applies to the release of the cumulative translation adjustment into net income. This ASU is effective prospectively for annual reporting periods beginning after December 15, 2013, and interim periods within those annual periods. We are in the process of evaluating this guidance to determine the magnitude of its impact on our financial statements.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risk from changes in foreign currency exchange rates, interest rates and commodity prices, which can affect our operating results and overall financial condition. We manage exposure to these risks through our operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. Derivative financial instruments are viewed as risk management tools and are not used for speculation or for trading purposes. Derivative financial instruments are generally contracted with a diversified group of investment grade counterparties to reduce exposure to nonperformance on such instruments. We held no such material derivative financial instruments as of June 30, 2013, or December 31, 2012 or 2011.

We have in place an enterprise risk management process that involves systematic risk identification and mitigation covering the categories of enterprise, strategic, financial, operation and compliance and reporting risk. The enterprise risk management process receives Board of Directors and Management oversight, drives risk mitigation decision-making and is fully integrated into our internal audit planning and execution cycle.

Foreign Exchange Rate Risk

We have foreign currency exposures related to buying, selling, and financing in currencies other than the local currencies in which we operate. When deemed appropriate, we enter into various derivative financial instruments to preserve the carrying amount of foreign currency-denominated assets, liabilities, commitments, and certain anticipated foreign currency transactions. We held no such material derivative financial instruments as of June 30, 2013, or December 31, 2012 or 2011.

Interest Rate Risk

We are subject to market risk from exposure to changes in interest rates with respect to borrowings under our ABL Facility to the extent it is drawn on and due to our other financing, investing, and cash management activities. As of June 30, 2013, and December 31, 2012 and 2011, there were no outstanding borrowings under our ABL Facility.

Impact of Inflation, Deflation and Changing Prices

We have experienced inflation and deflation related to our purchase of certain commodity products. We believe that volatile prices for commodities have impacted our net sales and results of operations. We maintain strategies to mitigate the impact of higher raw material, energy and commodity costs, which include cost reduction, sourcing and other actions, which typically offset only a portion of the adverse impact. Inflation and deflation related to our purchases of certain commodity products could have an adverse impact on our operating results in the future.

Item 3. Properties

Our principal executive offices are located in Tampa, Florida. The following table provides certain information regarding our properties of 2,000 square feet and more as of June 30, 2013.

Country	Facility Location	Principal Purpose	Square Footage/ Acreage	Status
United States	Haleyville, AL	Manufacturing	260,000	Owned
	Los Banos, CA	Closed	140,435	Owned
	Moreno Valley, CA	Manufacturing	251,630	Leased
	Stockton, CA	Manufacturing	120,000	Leased
	Stockton, CA	Manufacturing	95,779	Owned
	Stockton, CA	Manufacturing	91,809	Owned
	Stockton, CA	Office/Warehouse	50,000	Owned
	Stockton, CA	Maintenance/Storage	3,000	Owned
	Stockton, CA	Storage	2,500	Owned
	Ukiah, CA	Vacant Land	48 acres	Owned
	Largo, FL	Manufacturing	50,000	Leased
	Tampa, FL	Display Center	44,000	Leased
	Tampa, FL	Office	40,357	Leased
	Yulee, FL	Manufacturing	136,320	Leased
	Lawrenceville, GA	Manufacturing	220,100	Leased
	Watseka, IL	Closed	138,720	Owned
	West Chicago, IL	R&D	145,245	Owned
	South Bend, IN	Closed	117,700	Owned
	Walkerton, IN	Manufacturing	190,000	Owned
	Pittsburg, KS	Manufacturing	338,082	Owned
	Pittsburg, KS	Warehouse	65,970	Owned
	Pittsburg, KS	Warehouse	28,125	Leased
	Lake Charles, LA	Manufacturing	150,000	Leased
	Laurel, MS	Manufacturing	2,079,520	Owned
	North Platte, NE	Manufacturing	96,002	Owned
	North Platte, NE	Warehouse	17,030	Leased
	Kirkwood, NY	Manufacturing	137,500	Leased
	Kirkwood, NY	Warehouse	15,000	Leased
	Charlotte, NC	Manufacturing	334,264	Leased
	Wahpeton, ND	Manufacturing	92,500	Leased
	Broken Bow, OK	Manufacturing	199,660	Owned(1)
	Vandalia, OH	Manufacturing	102,400	Leased
	Northumberland, PA	Manufacturing	198,000	Owned
	Northumberland, PA	Warehouse	8,400	Leased
	Denmark, SC	Manufacturing	170,000	Owned
	Denmark, SC	Manufacturing	132,842	Owned
	Dickson, TN	Manufacturing	217,375	Owned
	Jefferson City, TN	Manufacturing	150,000	Leased
	Jefferson City, TN	Warehouse	50,000	Leased
	Greenville, TX	Manufacturing	254,000	Owned
	Greenville, TX	Warehouse	105,000	Owned
	Hearne, TX	Closed	141,088	Owned
	Mansfield, TX	Manufacturing	14,837	Leased
	Mesquite, TX	Manufacturing	232,800	Leased
	Danville, VA	Warehouse	16,000	Leased

Country	Facility Location	Principal Purpose	Square Footage/ Acreage	Status
	Fredricksburg, VA	Manufacturing	40,480	Leased
	Luray, VA	Warehouse	74,972	Leased
	Stanley, VA	Manufacturing	112,800	Owned
	Winchester, VA	Manufacturing	109,781	Leased
	Winchester, VA	Warehouse	7,500	Leased
	Algoma, WI	Manufacturing	600,000	Leased
	Algoma, WI	Warehouse	5,000	Leased
	Birchwood, WI	Manufacturing	139,299	Owned
	Marshfield, WI	Manufacturing	699,882	Owned
	Rice Lake, WI	Retail/Outlet Store	6,000	Leased
	Thorp, WI	Manufacturing	61,920	Owned
Canada	Calgary, AB	Warehouse	19,677	Leased
	Langley, BC	Manufacturing	100,000	Leased
	Langley, BC	Warehouse	60,000	Leased
	Surrey, BC	Manufacturing	87,995	Leased
	Yarrow, BC	Manufacturing	186,000	Owned
	Toronto, ON	Manufacturing	214,066	Leased
	Berthierville, QC	Manufacturing	154,408	Owned
	Berthierville, QC	Warehouse	114,352	Leased
	Berthierville, QC	Warehouse	7,825	Owned
	Lac-Mégantic, QC	Manufacturing	171,714	Owned
	Lac-Mégantic, QC	Manufacturing	148,220	Owned
	Lac-Mégantic, QC	Warehouse	42,400	Owned
	Lac-Mégantic, QC	Warehouse	18,000	Owned
	Lac-Mégantic, QC	Warehouse	15,000	Owned
	Lac-Mégantic, QC	Warehouse	15,000	Leased
	Lac-Mégantic, QC	Warehouse	15,000	Leased
	Lac-Mégantic, QC	Warehouse	6,000	Owned
	Sacre-Coeur, QC	Manufacturing	90,000	Owned(1)
	Saint Ephrem, QC	Manufacturing	70,000	Owned
	Saint Ephrem, QC	Warehouse	4,440	Leased
	Saint Romuald, QC	Manufacturing	71,926	Leased
	Saint Romuald, QC	Warehouse	40,331	Leased
	Windsor, QC	Manufacturing	149,845	Owned
	Windsor, QC	Manufacturing	48,004	Owned
	Windsor, QC	Warehouse	12,000	Leased
Chile	Cabrero	Manufacturing	272,819	Owned
	Cabrero	Warehouse	18,988	Leased
	Colina	Warehouse	8,650	Leased
China	Shanghai-Huangpa	Office	2,917	Leased
Costa Rica	Limon/Guapiles	Forest	16,732 acres	Owned
Czech Republic	Jihlava	Manufacturing	295,576	Leased
France	Bazas	Manufacturing	412,715	Owned
	Bordeaux	Manufacturing	139,461	Owned
	Douvres la Delivrande	Manufacturing	196,838	Owned
	Giberville	Manufacturing	19,073	Leased
	Orange	Manufacturing	75,000	Owned
	Thignonville	Manufacturing	99,700	Owned
	Tillieres	Manufacturing	82,602	Owned

Country	Facility Location	Principal Purpose	Square Footage/ Acreage	Status
Hungary	Kenderes-Banhalma	Closed	68,179	Owned
	Vecses	Closed	54,950	Owned
Ireland	Carrick-on-Shannon	Manufacturing	620,329	Owned
Israel	Ashkelon	Manufacturing	58,653	Leased
	Karmiel	Manufacturing	152,901	Owned
	Rishon	Warehouse	25,833	Leased
Malaysia	Bintulu	Manufacturing	151,073	Leased(1)
Mexico	Cienega de Flores	Manufacturing	180,687	Owned
Poland	Jaslo	Manufacturing	125,625	Leased
South Africa	Estcourt	Manufacturing	7,350	Owned(1)
	Kwa-Zulu Natal	Forest	55,599 acres	Owned(1)
	Riverhorse Valley	Office	10,440	Leased(1)
United Kingdom	Barnsley	Manufacturing	503,528	Owned
	Barnsley	Warehouse	55,000	Leased
	Hedingham	Closed	200,000	Owned(2)
	Middlesbrough	Manufacturing	12,000	Leased

(1)	Less than wholly owned facility
(2)	Under contract for sale

Item 4. Security Ownership of Certain Beneficial Owners and Management

The following table shows the amount of our common shares beneficially owned as of July 31, 2013, by those known to us to beneficially own more than 5% of our common shares, by our directors and executive officers individually and by our directors and all of our executive officers as a group.

The percentage of shares outstanding provided in the tables are based on 28,361,152 shares outstanding as of July 31, 2013. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The address of each of our directors and executive officers listed below is c/o Masonite International Corporation, One Tampa City Center, 201 North Franklin Street, Suite 300, Tampa, Florida 33602.

Name and Address of Owner	Common Shares Beneficially Owned(1)	Percentage of Common Shares Beneficially Owned

Principal shareholders:
Oaktree Capital Management, L.P. (2)	4,778,334	16.8%
Mount Kellett Capital Management LP (3)	4,323,201	15.2%
Centerbridge Partners, L.P. (4)	3,540,449	12.5%
Kohlberg Kravis Roberts & Co. L.P. (5)	2,084,674	7.4%
Gilder Gagnon Howe & Co. LLC (6)	1,719,896	6.6%
12 West Capital Management, L.P. (7)	1,518,584	5.4%
Executive officers and directors:
Frederick J. Lynch	108,026	*
Robert J. Byrne	57,176	*
Jonathan F. Foster	57,176	*
George A. Lorch	57,176	*
Francis M. Scricco	57,176	*
John C. Wills	57,176	*
Peter Dachowski	—	*
Mark J. Erceg	37,595	*
Lawrence P. Repar	55,540	*
Glenwood E. Coulter, Jr.	31,391	*
Robert E. Lewis	7,257	*
Christopher A. Virostek	22,009	*
Gail N. Auerbach	21,536	*
All directors and executive officers as a group (13 persons)	570,234	2.0%

*	Represents less than one percent
(1)	Does not reflect (x) 40,433 common shares issuable upon the delivery of vested restricted stock units outstanding as of July 31, 2013 or (y) an indeterminate number of common shares issuable upon the exercise of 1,108,790 stock appreciation rights outstanding as of July 31, 2013, with the number of common shares to be issued upon exercise dependent upon the fair market value of the common shares as of the date of such exercise or (z) common shares issuable upon the exercise of warrants to purchase common shares, with an exercise price of $50.77 per share.
(2)	According to information provided to Masonite by Oaktree Capital Management, L.P., as of July 31, 2013, Oaktree Capital Management, L.P. and its affiliates beneficially owned 4,778,334 common shares of Masonite International Corporation. The address of Oaktree Capital Management, L.P. and its affiliates is 333 S. Grand Avenue, 28th Floor, Los Angeles, California 90071.

(3)	According to information provided to Masonite by Mount Kellett Capital Management LP, as of July 31, 2013, Mount Kellett Capital Management LP and its affiliates beneficially owned 4,323,201 common shares of Masonite International Corporation. The address of Mount Kellett Capital Management LP and its affiliates is 623 Fifth Avenue, 18th Floor, New York, New York 10022.
(4)	According to information provided to Masonite by Centerbridge Partners, L.P., as of July 31, 2013, Centerbridge Partners, L.P. and its affiliates beneficially owned 3,540,449 common shares of Masonite International Corporation. The address of Centerbridge Partners, L.P. and its affiliates is 375 Park Avenue, 12th Floor, New York, New York 10152.
(5)	According to information provided to Masonite by Kohlberg Kravis Roberts & Co. L.P., as of July 31, 2013, Kohlberg Kravis Roberts & Co. L.P. owned 2,084,674 common shares of Masonite International Corporation. The address of Kohlberg Kravis Roberts & Co. L.P. and its affiliates is 9 West 57th Street, Suite 4200, New York, New York 10019.
(6)	According to information provided by Gilder Gagnon Howe & Co. LLC, as of July 31, 2013, Gilder Gagnon Howe & Co. LLC owned 1,719,896 common shares of Masonite International Corporation. The address of Gilder Gagnon Howe & Co. LLC and its affiliates is 3 Columbus Circle, New York, NY 10019.
(7)	According to information provided by 12 West Capital Management, L.P., as of July 31, 2013, 12 West Capital Management, L.P. owned 1,518,584 common shares of Masonite International Corporation. The address of 12 West Capital Management, L.P. and its affiliates is 90 Park Avenue, 41st Floor, New York, NY 10016.

Item 5. Directors and Executive Officers

The following table sets forth information as of June 30, 2013 regarding each of our executive officers and current directors:

Name	Age	Positions
Frederick J. Lynch	49	President and Chief Executive Officer, Director
Mark J. Erceg	44	Executive Vice President and Chief Financial Officer
Lawrence P. Repar	51	Executive Vice President, Global Sales and Marketing, and Chief Operating Officer
Glenwood E. Coulter, Jr	56	Executive Vice President, Global Operations and Europe
Robert E. Lewis	52	Senior Vice President, General Counsel and Secretary
Christopher A. Virostek	40	Senior Vice President, Strategy Implementation and Corporate Development
Gail N. Auerbach	57	Senior Vice President, Human Resources
Robert J. Byrne	51	Director and Chairman of the Board
Peter R. Dachowski	65	Director
Jonathan F. Foster	52	Director
George A. Lorch	71	Director
Francis M. Scricco	64	Director
John C. Wills	60	Director

Biographies

The present principal occupations and recent employment history of each of the executive officers and directors listed above are as follows:

Frederick J. Lynch,  (age 49) has served as President of Masonite since July 2006 and as President and Chief Executive Officer of Masonite since May 2007. Mr. Lynch has served as a Director of Masonite since June 2009. Mr. Lynch joined Masonite from Alpharma Inc., where he served as President of the human generics division and Senior Vice President of global supply chain from 2003 until 2006. Prior to joining Alpharma Inc. in 2003, Mr. Lynch spent nearly 18 years at Honeywell International Inc. (formerly AlliedSignal Inc.), most recently as vice president and general manager of the specialty chemical business. Mr. Lynch is a founding Director and Chief Financial Officer of the Michael Lynch Memorial Foundation, a non-profit organization that provides college scholarships to children of firefighters and victims of 9/11.

Mark J. Erceg,  (age 44) is Executive Vice President and Chief Financial Officer of Masonite. Prior to joining Masonite in June 2010, Mr. Erceg spent 18 years in a variety of progressive positions at The Procter & Gamble Company, where he most recently held one of the top finance positions as vice president and general manager of global investor relations from 2008 until 2010. Prior to that assignment, Mr. Erceg was based in Geneva, Switzerland, serving as the finance director for the Western Europe Fabric Care Division.

Lawrence P. Repar,  (age 51) joined Masonite (then known as Premdor) in 1995 and has served in a variety of executive roles, most recently as Executive Vice President of Global Sales and Marketing and Chief Operating Officer. Mr. Repar has more than 20 years of experience in the door business. Prior to joining Masonite, Mr. Repar worked for Sanwa McCarthy Securities Limited from 1992 to 1995, most recently as director of institutional sales and trading focusing on companies in the building products sector. Previously he owned his own window and door company in Toronto, Canada. He is a member of the board of trustees for The Hospital for Sick Children in Toronto.

Glenwood E. Coulter,  Jr, (age 56) joined Masonite in 2006 and has served has served in a number of executive operations roles, most recently as Executive Vice President of Global Operations and Europe. Mr. Coulter joined Masonite from W.R. Grace & Co., a global supplier of catalysts and engineered materials, where he served as vice president of global operations for the GraceDavison Division from 2005 to 2006. Prior to joining W.R. Grace & Co., Mr. Coulter spent 24 years in operations and supply chain leadership for several major corporations, including AlliedSignal (now Honeywell), Rhone-Poulenc, The Dow Chemical Company and Rockwell International.

Robert E. Lewis,  (age 52) has served as the Senior Vice President, General Counsel and Secretary of Masonite since April 2012. Mr. Lewis joined Masonite from Gerdau Ameristeel Corporation, a mini-mill steel producer, where he served as Vice President, General Counsel and Corporate Secretary January 2005 to May 2012. Prior to joining Gerdau, Mr. Lewis served as Senior Vice President, General Counsel and Secretary of Eckerd Corporation, a national retail drugstore chain from 1994 to January 2005. Prior to joining Eckerd, Mr. Lewis was an attorney and shareholder with the Tampa law firm of Shackleford, Farrior, Stallings & Evans, P.A.

Christopher A. Virostek,  (age 40) has served as Senior Vice President, Strategy Implementation and Corporate Development of Masonite since December 2012. He served as Senior Vice President, Corporate Development of Masonite from June 2010 to December 2012. Prior to June 2010, Mr. Virostek was Vice President Finance and Chief Accounting Officer for Masonite. Mr. Virostek joined Masonite in March 2002 from Arthur Andersen, LLP, where he served as a senior audit manager in the manufacturing practice.

Gail N. Auerbach,  (age 57) has served as Senior Vice President of Human Resources for Masonite since September 2007 and is responsible for Masonite’s global human resources and employee communications. She launched her 30-year career in human resources with GE, spending 10 years in progressive human resources roles in several GE business divisions. She joined the Ray Ban division of Bausch & Lomb and was promoted to vice president of human resources for the Oral Care Division in 1992. For the next 10 years she managed the human resources function for international based businesses including the Dutch based Randstad HR Solutions from 2002 to 2006.

Robert J. Byrne,  (age 51) has served as a Director of Masonite since June 2009 and has been Chairman of the Board of Masonite since July 2010. Mr. Byrne is the founder and has served as the President of Power Pro-Tech Services, Inc., which specializes in the installation, maintenance and repair of emergency power and solar photovoltaic power systems since 2002. Power Pro-Tech is Mr. Byrne’s fourth start-up. His other entrepreneurial ventures have been in telecommunications, private equity and educational software. From 1999 to 2001, Mr. Byrne was Executive Vice President and Chief Financial Officer of EPIK Communications, a start-up telecommunications company which merged with Progress Telecom in 2001 and was subsequently acquired by Level3 Communications. Having begun his career in investment banking, Mr. Byrne served as Partner at Advent International, a global private equity firm, from 1997 to 1999 and immediately prior to that, from 1993 to 1997, served as a Director of Orion Capital Partners.

Peter R. Dachowski, (age 65) has served as a Director of Masonite since July 2013. Mr. Dachowski spent 35 years with CertainTeed Corporation, a manufacturer of exterior residential and building envelope construction products, and its parent company Saint-Gobain, most recently serving as CertainTeed’s Chairman and CEO from 2004 to 2011. Prior to joining CertainTeed, he was employed by The Boston Consulting Group as a Consultant and Engagement Manager from 1973 to 1976. He began his career as a Financial Analyst with the Treasury Department of Exxon Corporation in 1971. Mr. Dachowski is currently a Senior Advisor to Graham Partners, a middle-market private equity firm.

Jonathan F. Foster,  (age 52) has served as a Director of Masonite since June 2009. Mr. Foster is the founder and Managing Director of Current Capital LLC, a private equity firm and management services firm. Previously, from 2007 until 2008, Mr. Foster served as a Managing Director and Co-Head of Diversified Industrials and Services at Wachovia Securities. From 2005 until 2007, he served as Executive Vice President–Finance and Business Development of Revolution LLC. From 2002 until 2004, Mr. Foster was a Managing Director of The Cypress Group, a private equity investment firm and from 2001 until 2002, he served as a Senior

Managing Director of Bear Stearns & Co. From 1999 until 2000, Mr. Foster served as the Executive Vice President, Chief Operating Officer and Chief Financial Officer of ToysRUs.com, Inc. Previously, Mr. Foster was with Lazard Frères & Company LLC for over ten years in various positions, including as a Managing Director. Mr. Foster is a Director of Lear Corporation and Chemtura Corporation.

George A. Lorch,  (age 71) has served as a Director of Masonite since June 2009. Mr. Lorch spent over 37 years with Armstrong World Industries, Inc., which designs and manufactures flooring and ceilings. From 1993 to 1994 Mr. Lorch served as the Chief Executive Officer and President of Armstrong World Industries, Inc. and from 1994 to 2000, he served as Chairman, Chief Executive Officer and President. In 2000, he became Chairman and Chief Executive Officer of Armstrong Holdings, Inc. and upon retirement at the end of 2000, he was named Chairman Emeritus. Currently, Mr. Lorch serves as Lead Director of the board of Pfizer, Inc. and has been a member of their board since 2000. He is also currently a Director on the boards of WPX Energy, Autoliv Inc. and HSBC North America Holdings Inc. and HSBC Finance Company, both subsidiaries of HSBC, a global bank based in the United Kingdom.

Francis M. Scricco,  (age 64) has served as a Director of Masonite since June 2009. Prior to joining our Board, Mr. Scricco was with Avaya, Inc., a global business communications provider, where he served as senior vice president, global services from March 2004 to February 2007 and subsequently as senior vice president, manufacturing, logistics and procurement until his retirement in October 2008. Prior to joining Avaya, Inc., he was employed by Arrow Electronics as its COO from 1997 to 2000 and then as its president and CEO from 2000 to 2002. Mr. Scricco’s first operating role was as a general manager for General Electric. He began his career with The Boston Consulting Group in 1973. Mr. Scricco is currently a Director of Tembec, Inc., an integrated forest products company, and Chairman of the Board of Visteon Corporation, a global automotive supplier.

John C. Wills,  (age 60) has served as a Director of Masonite since June 2009. Mr. Wills retired from Masco Corporation in 2007 where as Group President he was responsible for their worldwide plumbing business. He started his career with Procter & Gamble Corporation and entered the building product industry in 1985 when he joined Moen Incorporated in Canada. He also has retail big box experience participating in the start-up of The Home Depot in Canada in 1991, which at the time was called Aikenhead’s Home Improvement Warehouse. Mr. Wills is currently a member of the boards of Armstrong Cabinets, Phillips Service Industries, Inc. and Global Emission Systems, Inc.

Director Qualifications

The board of directors seeks to ensure that the board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the board to satisfy its oversight responsibilities effectively. More specifically, in identifying candidates for membership on the board, the nominating and corporate governance committee takes into account (1) individual qualifications, such as strength of character, mature judgment and industry knowledge or business experience, and (2) all other factors it considers appropriate, including alignment with our shareholders.

When determining whether our current directors have the experience, qualifications, attributes and skills, taken as a whole, to enable our board to satisfy its oversight responsibilities effectively in light of our business and structure, our board focused primarily on our directors’ contributions to our success in recent years and on the information discussed in the biographies set forth under “Management—Executive Officers and Directors—Biographies.” With respect to Mr. Fred Lynch, our board considered in particular his current role as our Chief Executive Officer, his familiarity with our business operations, and his extensive management expertise. With respect to Mr. John Foster, our board considered in particular his experience as a Chief Financial Officer and member of the audit committee and board of directors of public companies, as well as his financial, investment banking and transactional experience. With respect to Mr. Bob Byrne, our board considered in particular his financial, investment banking and transactional experience and his proven entrepreneurial and operational skills in the industrial services industry. With respect to Mr. Peter Dachowski, our board considered in particular his extensive financial and building products industry experience. With respect to Mr. George Lorch, our board considered in particular his extensive management expertise and board experience at public companies, including serving as non-executive chairman of Pfizer and as a director, chairman and Chief Executive Officer of a public company in the building products industry. With respect to Mr. Fran Scricco, our board considered in particular his extensive management experience, including as Chief Executive Officer of an electronics distribution business, his prior public-company board experience, his strategy consulting experience, and his familiarity with product marketing, distribution channels and branding. With respect to Mr. John Wills, our board considered in particular his sales and marketing experience in a large multiproduct public company in the building products industry and specifically his familiarity with big box retail customers such as The Home Depot.

Board and Committee Membership

Our business, property and affairs are managed under the direction of our board of directors. Our board consists of seven directors, all of whom are “independent” as defined under applicable NYSE listing standards other than Frederick Lynch, our Chief Executive Officer. Members of our board are kept informed of our business through discussions with our Chief Executive Officer, Chief Financial Officer and other officers, by reviewing materials provided to them, by visiting our offices and facilities, and by participating in meetings of the board and its committees. While retaining overall responsibilities, our board of directors assigns certain of its responsibilities to permanent committees consisting of board members appointed by it. We currently have the following committees: Audit Committee, Human Resources and Compensation Committee and Corporate Governance and Nominating Committee, each of which has the responsibilities and composition described below.

The Audit Committee currently consists of Jonathan Foster (Chair), Robert Byrne and John Wills. Each member of our Audit Committee is independent under applicable NYSE listing standards and meets the standards for independence required by U.S. securities law requirements applicable to public companies, including Rule 10A-3 of the Securities Exchange Act of 1934, or the Exchange Act. Each member is financially literate under applicable NYSE listing standards and our board of directors has determined that each of Mr. Foster and Mr. Byrne is qualified as an audit committee financial expert within the meaning of applicable SEC regulations. The Audit Committee oversees and evaluates and, where necessary or advisable, makes recommendations as to the quality and integrity of the financial statements of the Company, the internal control and financial reporting systems of the Company, the compliance by the Company with legal and regulatory requirements in respect of financial disclosure, the qualification, independence and performance of the Company’s independent auditors and the performance of the Company’s internal audit functions. In addition, the Audit Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the work of the independent auditor (including oversight of the resolution of any disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing audit reports or performing other audit, review or attest services for the Company, subject to any applicable approvals required from our board of directors or our shareholders.

The Human Resources and Compensation Committee currently consists of Francis Scricco (Chair), Peter Dachowski and George Lorch. Each member of our Human Resources and Compensation Committee is independent under applicable NYSE listing standards and qualifies as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. The Human Resources and Compensation Committee reviews and, as it deems appropriate, recommends to the board of directors policies, practices and procedures relating to the compensation and succession planning for the executive officers and other managerial employees and the establishment and administration of employee benefit plans. The Human Resources and Compensation Committee also exercises all authority under the Company’s employee equity incentive plans, subject to any applicable approvals required from our board of directors or our shareholders.

The Corporate Governance and Nominating Committee currently consists of George Lorch (Chair), Francis Scricco and Peter Dachowski. Each member of our Corporate Governance and Nominating Committee is independent under applicable NYSE listing standards. The Corporate Governance and Nominating Committee reviews and, as it deems appropriate, recommends to the board of directors policies and procedures relating to director and board of directors committee nominations and corporate governance policies, oversees compliance with the Company’s ethics training and compliance programs, reviews policies with respect to risk assessment and risk management and provides oversight for risk management processes, and establishes and administers assessment of board, committee and individual director performance.

Item 6. Executive Compensation

Introduction

Our Compensation Discussion and Analysis, or CD&A, explains the philosophy and objectives of our compensation program and our process for setting compensation for our named executive officers. The discussion relates primarily to fiscal year 2012, although we also discuss compensation-related actions taken in fiscal year 2013 through the date of this registration statement.

Our executive compensation program is overseen by the Human Resources and Compensation Committee. As discussed in greater detail below, we offer our named executive officers a balanced compensation structure, comprised of the following components:

•	Annual base salary

•	Annual cash bonuses

•	Long-term equity incentive awards

•	Severance and change in control benefits

•	Other employee benefits.

In making its decisions on an executive’s compensation, the Human Resources and Compensation Committee considers the nature and scope of all elements of an executive’s total compensation package, the executive’s responsibilities and his or her effectiveness in supporting our key strategic, operational and financial goals (but does not assign any specific weighting to any of the items considered).

Compensation Discussion & Analysis

Our Named Executive Officers

For the fiscal year ended December 31, 2012, the following individuals were our named executive officers, or NEOs:

•	Frederick J. Lynch, our President and Chief Executive Officer

•	Mark J. Erceg, our Executive Vice President and Chief Financial Officer

•	Lawrence P. Repar, our Executive Vice President, Global Sales and Marketing and Chief Operating Officer

•	Glenwood E. Coulter, Jr., our Executive Vice President, Global Operations and Europe, and

•	Gail N. Auerbach, our Senior Vice President, Human Resources.

Executive Compensation Objectives and Philosophy

Our executive compensation programs are overseen by the Human Resources and Compensation Committee, which following the effectiveness of this registration statement will continue to be comprised of Messrs. Francis M. Scricco (Committee chair), George A. Lorch and Peter Dachowski. The Human Resources and Compensation Committee consults with the board of directors in determining the compensation package of our Chief Executive Officer and determines compensation for the NEOs by considering, among other things, market data and trends, as well as, with respect to the NEOs other than our Chief Executive Officer, the recommendations of our Chief Executive Officer (as discussed in more detail below), and the Human Resources and Compensation Committee’s independent compensation consultant, Frederic W. Cook & Company, or Cook & Co., whose role is discussed below.

The Human Resources and Compensation Committee is responsible for establishing and annually reviewing the overall compensation philosophy of the Company for its executive officers. The key principles guiding the Human Resources and Compensation Committee in making compensation determinations are:

•

Masonite offers a total compensation program comprising base salary and variable compensation (consisting of short-term cash and long-term equity components) linked to business goals, designed to attract, retain and motivate talented executives to deliver the Company’s financial and operating performance objectives and long-term vision.

•	To align the interests of management with those of our shareholders, our pay mix is weighted in favor of at-risk compensation, both in the form of annual bonus and equity awards.

Compensation Mix and Benchmarking

Our compensation policy provides for a mix of performance-based and guaranteed compensation elements and our Human Resources and Compensation Committee strives to achieve an appropriate balance between these two types of compensation, as well as an appropriate mix of cash and equity-based compensation. The mix of compensation elements is primarily designed to reward individual performance and enterprise value growth, and is weighted towards at-risk compensation, both in the form of our annual bonus plan and equity-based compensation vesting over a number of years. The Human Resources and Compensation Committee strives to target the median of the market (i.e., the 50th percentile), as determined using both our peer group and national market survey data supplied by Cook & Co. or available to the general public, in setting each NEO’s target total cash compensation and annual equity awards. In 2011, the Human Resources and Compensation Committee approved the following list of companies as an appropriate peer group for benchmarking executive compensation:

American Woodmark Corp	Libbey Inc.
Apogee Enterprises Inc.	Louisiana-Pacific Corp.
Armstrong World Industries	Smith (AO) Corp.
Gibraltar Industries Inc.	Universal Forest Products Inc.
Grace (WR) & Co.	USG Corp.
Griffon Corp	Valspar Corp.
Lennox International Inc.	Vulcan Materials Co.

Cook & Co. utilized data from this peer group and other market information from third-party surveys to benchmark executive pay in 2011 and the Human Resources and Compensation Committee used the results of such benchmarking in determining 2012 target total cash compensation levels and equity grants. As a result of this benchmarking exercise, it was determined that each NEO was between the 50th and 75th percentile with respect to target total cash compensation. The Human Resources and Compensation Committee considered the results of such benchmarking in its determination that the target total cash compensation of our NEOs for 2012 was competitive with the marketplace. Accordingly, none of our NEOs received a base salary increase in 2012. With respect to annual equity awards, the benchmarking exercise indicated that each NEO other than Mr. Lynch was either at or marginally below the 50th percentile and that Mr. Lynch’s annual equity grants were significantly below the 50th percentile. The Human Resources and Compensation Committee intends to review the appropriate size of the annual long-term incentive grants for Mr. Lynch following the effectiveness of this registration statement, but no decision as to how this issue should be addressed has been made at this time. The benchmarking exercise had no impact on the size of the equity grants to our NEOs for 2012 and 2013. The Human Resources and Compensation Committee did not otherwise use the above described (or any other) peer group in making executive compensation decisions in 2012 or with respect to 2013 compensation decisions made prior to the effectiveness of this registration statement. Following the effectiveness of this registration statement, the Human Resources and Compensation Committee intends to continue to target each NEO’s total compensation at the market median and expects that a significant portion of our NEOs’ total compensation package will continue to be focused on rewarding long-term future performance through a combination of at-risk cash and equity incentive awards. In addition, following the effectiveness of this registration statement, the

Human Resources and Compensation Committee may work with Cook & Co. to re-evaluate our peer group and may engage in more formal annual benchmarking of executive compensation in making compensation decisions for our executive officers.

Role of our Human Resources and Compensation Committee

The Human Resources and Compensation Committee makes compensation decisions for our NEOs after reviewing our performance for the preceding fiscal year, our short- and long-term strategies, and current economic and market conditions, and carefully evaluating each NEO’s performance during the preceding fiscal year against established organizational goals, leadership qualities, operational performance, business responsibilities, career with us, current compensation arrangements and long-term potential to enhance enterprise value. The Human Resources and Compensation Committee does not specifically weigh any of the foregoing factors in its assessment of executive compensation arrangements, and may not rely on these factors exclusively in determining compensation for our NEOs. In making compensation decisions, the Human Resources and Compensation Committee receives advice from Cook & Co. and input from our Chief Executive Officer, as further discussed below.

Following the effectiveness of this registration statement, we expect that our Human Resources and Compensation Committee will continue to make executive compensation decisions based upon the position and responsibility of each NEO and its consideration of the factors described above and that our executive compensation plans and policies will remain consistent with the compensation principles described above. However, as we evolve as a public company, we expect that the specific direction, emphasis and components of our executive compensation program will continue to reflect that evolution. For example, over time the Human Resources and Compensation Committee may adopt a more empirically-based approach that involves increased reliance on annual benchmarking against peer companies. Accordingly, the compensation paid to our NEOs for fiscal year 2012 is not necessarily indicative of how we will compensate our NEOs following the effectiveness of this registration statement.

Role of our Chief Executive Officer

Our Chief Executive Officer reviews the base salaries of our NEOs (other than himself) on an annual basis and recommends increases to the Human Resources and Compensation Committee, based on each NEO’s performance and responsibilities. Mr. Lynch confers with our Senior Vice President of Human Resources, Ms. Auerbach, and together they consider applicable market data provided by Cook & Co. The Human Resources and Compensation Committee has historically followed the recommendations made by Mr. Lynch, although it is not obligated to do so. Mr. Lynch and Ms. Auerbach also provide the Human Resources and Compensation Committee with input regarding our annual bonus plan (as discussed below) and equity grants for executive officers, including but not limited to recommendations regarding eligibility for such grants and the size of the applicable grant (determined as a percentage of base salary). Additionally, Mr. Erceg provides input to Mr. Lynch and the Human Resources and Compensation Committee with respect to the financial performance aspects of our annual bonus plan and any performance-based equity awards. This is Mr. Erceg’s only role in the compensation process. Although Mr. Lynch often attends meetings of the Human Resources and Compensation Committee, he recuses himself from those portions of the meetings related to his compensation. The Human Resources and Compensation Committee is exclusively responsible for determining any base salary increases and for making any other compensation decisions with respect to Mr. Lynch.

Role of Compensation Consultant

The Human Resources and Compensation Committee has utilized Cook & Co. as its independent consulting firm since 2010. Cook & Co. is engaged by, and reports directly to, the Human Resources and Compensation Committee and does not provide other services to Masonite. Cook & Co. provides our Human Resources and Compensation Committee with input and guidance on all components of our executive compensation program and has advised the Human Resources and Compensation Committee with respect to (i) market data for base salary, annual bonus and long-term incentive compensation, (ii) setting the performance goals, and the applicable levels of achievement for such goals, for our annual incentive plan, (iii) adopting executive stock ownership guidelines, (iv) advising on certain terms and conditions of our NEO employment agreements, and (v) determining the size of the share reserve under our 2012 Equity Incentive Plan, or 2012 Plan. The Human Resources and Compensation Committee expects to continue to use Cook & Co. as its independent compensation consultant following the effectiveness of this registration statement.

Elements of Our Executive Compensation Program

Historically and for 2012, our executive compensation program consisted of the following elements:

Base Salary

Base salary is designed to provide our NEOs with a fixed amount of income that is competitive in relation to the responsibilities of each NEO’s position. In 2012, the annual base salaries of our NEOs were as follows:

Frederick J. Lynch	$850,000
Mark J. Erceg	$450,000
Lawrence P. Repar	$625,000
Glenwood E. Coulter, Jr.	$400,000
Gail N. Auerbach	$335,000

In light of the difficult economic environment in which our business operated in 2012 and in which we continue to operate, the Human Resources and Compensation Committee determined that none of the NEOs would receive a base salary adjustment in 2012. Effective January 1, 2013, the Human Resources and Compensation Committee approved an increase in Mr. Repar’s base salary from $625,000 to $630,000, solely in order to compensate him for the loss of a cross-border tax preparation assistance reimbursement benefit that ended with the filing of his 2011 tax return.

Annual Cash Incentive Bonus

2012 Annual Incentive Plan

The compensation program for our NEOs includes an annual short-term incentive plan which provides a cash bonus award based on the achievement of annual business goals. The Human Resources and Compensation Committee approves the Annual Incentive Plan (AIP) each year, including the applicable performance goals, weighting, payout parameters and specific targets for each performance goal. Each fiscal year, Mr. Lynch, following discussions with Ms. Auerbach and Mr. Erceg, makes recommendations to the Human Resources and Compensation Committee for the AIP performance goals (and the applicable targets for achievement of each such performance goal at threshold, target and maximum levels of performance) applicable to all NEOs (including himself) as well as any proposed changes in the terms of the AIP for that fiscal year. The Human Resources and Compensation Committee considers these recommendations, as well as input from Cook & Co. regarding both current incentive plan design trends and specific feedback regarding Mr. Lynch’s recommendations, in approving the AIP for each fiscal year.

For fiscal year 2012, the AIP performance goals were established as follows:

Performance Goal	Weighting
AIP Adjusted EBITDA	55%
Operating Cash Flow	25%
Individual Performance Factor	20%

For 2012, the AIP also required achievement of a minimum AIP Adjusted EBITDA of $65 million in order for any AIP bonuses to be payable (even if the Operating Cash Flow performance goal is achieved at or above the threshold level).

For 2012, the AIP Adjusted EBITDA performance goals were $95 million at the target level, $82 million at the threshold level and $104.5 million at the maximum level and the Operating Cash Flow performance goal was $16.1 million at the target level, $3.1 million at the threshold level and $25.6 million at the maximum level. For both financial performance goals, achievement below the threshold performance level results in no bonuses being paid under the AIP with respect to that performance goal, while performance at the threshold level results in a payout at 25% of the applicable bonus target for each such performance goal, performance at the target level results in a payout at 100% of the applicable bonus target for each such performance goal, and achievement at or above the maximum performance level results in a payout at 175% of the applicable bonus target for each such performance goal. For each performance goal, performance between the threshold and target levels and between the target and maximum levels is determined using straight-line interpolation.

Following the completion of each fiscal year, the AIP payout pool is calculated using audited financial results. For purposes of calculating the payout pool, the IPF performance goal is excluded and the two financial performance goals are proportionally reweighted to equal 100% at target performance levels, such that AIP Adjusted EBITDA equals 68.75% of the target bonus at target performance levels and Operating Cash Flow equals 31.25% of the target bonus at target performance levels. 20% of the payout pool is then used to apply the IPF to individual bonus awards. The IPF was designed for senior leaders (or the Human Resources and Compensation Committee in the case of Mr. Lynch) to consider the overall performance and contributions of each AIP participant within his or her functional area and specify a payout of the IPF portion of the target bonus of between 0% and 150% for each such participant. Determination of the amount of the IPF award was primarily based on the subjective assessment of each participant, considering the three following primary factors (none of which is individually weighted): (1) the participant’s individual performance in support of achieving the business results, (2) the degree to which the participant modeled the Masonite Values (as defined in our Mission, Vision & Values statement as: integrity, customer commitment, continuous improvement, innovation, teamwork and respect, leadership and accountability), and demonstrated acceptable or extraordinary levels of leadership, and (3) the manner in which the participant achieved results.

In 2012, the Human Resources and Compensation Committee reviewed the appropriateness of using the IPF in determining the annual bonuses for our NEOs. Cook & Co. advised the Human Resources and Compensation Committee that a subjective element may not be appropriate for executive officers and advised the Human Resources and Compensation Committee to consider replacing the IPF with an additional financial performance goal in the future. Mr. Lynch, following consultation with Ms. Auerbach, proposed a change for the 2013 AIP to remove the IPF for senior officers and replace it with a Net Revenue performance goal (as discussed in more detail below under the heading “2013 Annual Incentive Plan”). Accordingly, based on Cook & Co.’s advice regarding the removal of the subjective element in senior officer bonus determinations, Mr. Lynch recommended to the Human Resources and Compensation Committee that he not use the IPF to adjust payouts for the 2012 AIP for the senior officers reporting directly to him. The Human Resources and Compensation Committee concurred with his recommendation and also determined that it would not use the IPF to adjust Mr. Lynch’s bonus under the AIP in 2012. This action removed subjectivity from the calculation of the NEOs’ 2012 AIP payouts, resulting in a payout calculated solely based on the level of achievement of the two financial performance goals.

The definitions for each of the financial performance goals for purposes of the 2012 AIP are as follows:

“AIP Adjusted EBITDA” is Adjusted EBITDA as defined elsewhere in this registration statement, less EBITDA from any acquisitions in the current year, plus professional fees incurred that are related to acquisitions or board initiatives that have been undertaken in the current year, plus conversion costs for new business, plus or minus any changes to generally accepted accounting principles and other adjustments for unusual and nonrecurring events approved by the Human Resources and Compensation Committee or our board of directors, and plus or minus the impact of foreign exchange rate fluctuations. For 2012, AIP Adjusted EBITDA also included an adjustment to include a $3.3 million insurance recovery from a business interruption claim that was received in 2012.

“Operating Cash Flow” for purposes of the AIP is defined as AIP Adjusted EBITDA (as defined for purposes of the AIP), plus or minus any change in Foreign Exchange Adjusted Net Operating Working Capital, plus any unfavorable change in Net Operating Working Capital due to any acquisitions in the current year, plus any conversion costs for new business, less any capital expenditures. For purposes of the foregoing definition, (1) “Foreign Exchange Adjusted Net Operating Working Capital” is defined as trade accounts receivable, plus total inventory, minus trade accounts payable, excluding the following items: accrued interest on debt, purchase price holdbacks related to acquisitions in the current year, accrual for plant restructuring (primarily lease obligations related to plan closures), and the foreign exchange impact on trade accounts receivable, total inventory and trade accounts payable and (2) “Net Operating Working Capital” is defined as accounts receivable plus inventory less accounts payable, further adjusted for the impact on translational foreign exchange, the impact of acquisitions, accrued interest, and restructuring activities.

Based on performance against the pre-established performance goals, and using straight-line interpolation between the target level of performance and the threshold level of performance and as adjusted based on the removal of the IPF, the 2012 bonus was calculated as follows:

Performance Goals	Weightings (a)	Threshold (25%)	Target (100%)	Maximum (175%)	Actual Attainment	Attainment % (b)	Weighted Attainment c=a*b
Global AIP Adjusted EBITDA	68.75%	$82.0 million	$95.0 million	$104.5 million	$93.3 million	90.2%	62.0%
Global Operating Cash Flow	31.25%	$3.1 million	$16.1 million	$25.6 million	$35.9 million	175.0%	54.7%
						Total AIP Payout Percentage	116.7%

The actual 2012 bonus payouts for each NEO are calculated by multiplying (1) his or her annual base salary, times (2) his or her target bonus percentage, times (3) the AIP payout percentage of 116.7%. Applying this formula, the bonuses payable to each NEO under the 2012 AIP were paid during March 2013:

	Base Salary ($)	Target Bonus Percentage of Base Salary	2012 Overall Plan Payout Percentage	2012 Bonus ($)
Frederick J. Lynch	850,000	100%	116.7%	850,000	*
Mark J. Erceg	450,000	60%	116.7%	315,090
Lawrence P. Repar	625,000	60%	116.7%	437,625
Glenwood E. Coulter, Jr.	400,000	50%	116.7%	233,400
Gail N. Auerbach	335,000	50%	116.7%	195,473

*	Mr. Lynch would have been entitled to a bonus in the amount of $991,950; however, he voluntarily elected to cap his maximum AIP payout for 2012 at $850,000, as indicated in the table.

2013 Annual Incentive Plan

As discussed under the heading “2012 Annual Incentive Plan” above, and in order to respond to the changing business climate and maintain alignment between incentive payouts and our strategic objectives, the Human Resources and Compensation Committee, from time to time, considers changes to the AIP. For 2013, the

Human Resources and Compensation Committee, based on management’s recommendation, approved several changes to the 2013 AIP. The primary focus of our AIP will still measure profitability (AIP Adjusted EBITDA), but will also emphasize our ability to grow the top line by measuring revenues (Net Revenue), and our ability to improve (i.e. shorten) the cash conversion cycle (Cash Conversion).

Under the 2013 AIP, the AIP Adjusted EBITDA performance goal is weighted at 60% of each NEO’s bonus based on target levels of performance, with a threshold level of performance set at 90% of the target level of performance (paying out at 50% of the target bonus percentage) and a maximum level of performance set at 110% of the target level of performance (paying out at 150% of the target bonus percentage). The Human Resources and Compensation Committee believes this performance range is appropriate because management has the ability to influence AIP Adjusted EBITDA through pricing, product and customer mix, and by controlling spending and the cost of goods.

The IPF has been replaced with an additional company financial performance goal for senior officers participating in the 2013 AIP (including each NEO). The Human Resources and Compensation Committee determined that this additional performance goal should be Net Revenue because this performance goal serves to reinforce management’s focus on top-line growth, while the AIP maintains an appropriate focus on achieving profitable growth through the continued use of the AIP Adjusted EBITDA performance goal. The Net Revenue performance goal is weighted at 20% of each NEO’s bonus based on target levels of performance, with a threshold level of performance set at 96% of the target level of performance (paying at 50% of the target bonus percentage) and a maximum level of performance set at 104% of the target level of performance (paying out at 150% of the target bonus percentage). “Net Revenue” for purposes of the AIP is defined as Net Revenue as externally reported, less: (1) net revenue from current year acquisitions, (2) conversion costs for new business wins, (3) changes in accounting principles, (4) changes to translational foreign exchange rates used in Masonite’s annual operating plan, and (5) other unusual and non-recurring adjustments as approved by the Human Resources and Compensation Committee or our board of directors.

In the 2013 AIP, the Operating Cash Flow performance goal has been replaced by a Cash Conversion performance goal that is measured in terms of days of improvement in our cash conversion cycle. Unlike the Operating Cash Flow performance goal used in 2012, this performance goal removes the effect of under or over spending on our budgeted capital expenditures for the year and focuses attention on controlling inventory levels and maximizing cash flow through the effective management of the payment of accounts payable and the collection of accounts receivable. The Cash Conversion performance goal is weighted at 20% of the bonus based on target levels of performance, with a threshold level of performance set at 20% of the target level of performance (paying out at 20% of the target bonus percentage) and a maximum level of performance set at 200% of the target level of performance (paying out at 200% of the target bonus percentage).

In connection with establishing the 2013 AIP, Cook & Co. provided input to the Human Resources and Compensation Committee regarding typical plan structures with respect to the spread for threshold, target and maximum levels of performance for various performance goals and typical payout percentages based on the level of performance achieved for each performance goal. The 2013 AIP also contains a minimum AIP Adjusted EBITDA threshold which must be met for any performance goal to result in bonus payments under the AIP (regardless of the level at which the other performance goals are achieved).

Discretionary Bonuses

In March 2012, the Human Resources and Compensation Committee approved a cash pool for Mr. Lynch to award discretionary bonus payments to executives selected by him, considering each executive’s performance and contributions in 2011. The Human Resources and Compensation Committee made this discretionary pool available because it was of the view that, as a result of our performance falling short of the target financial goals in the 2011 AIP, certain executives had not received compensation for 2011 that adequately rewarded them for their extraordinary efforts in a very challenging year. The Human Resources and Compensation Committee chose not to award Mr. Lynch a discretionary bonus and Mr. Lynch did not award a discretionary bonus to all of the other executives. The discretionary bonuses paid to select executives were determined based on Mr. Lynch’s subjective judgment of each executive’s efforts during 2011. The amount of the discretionary bonuses, together with the actual 2011 bonus payouts, were less than the amount that would have been paid if the performance goals had been met at the target level of performance. The discretionary bonuses received by each of our NEOs (other than Mr. Lynch) are set forth in the Summary Compensation Table under the heading “Bonus”.

Long-Term Equity Incentive Awards

Special Award in Recognition of 2011 Contributions

The restricted stock units granted on March 15, 2012 were discretionary awards in recognition of the services provided by Messrs. Lynch, Erceg, Repar and Coulter to the Company in 2011, to acknowledge significant efforts to improve our long-term growth prospects in a year in which the annual bonus financial targets were not fully achieved. Mr. Lynch received 3,000 restricted stock units, Messrs. Erceg and Coulter each received 1,000 restricted stock units, and Mr. Repar received 2,000 restricted stock units. These restricted stock units vest over 3 years, with 50% vesting on the first anniversary of the grant date and 25% vesting on each of the second and third anniversaries of the grant date. In making these awards to the NEOs who received this award, other than our CEO, the Human Resources and Compensation Committee considered the recommendations of Mr. Lynch in determining the size of the award to each of the NEOs who received such an award.

Long-Term Incentive Grant for 2012

Each NEO was granted an award of restricted stock units on May 30, 2012 that vest over 3 years, with 50% vesting on the first anniversary of the grant date and 25% vesting on each of the second and third anniversaries of the date of grant. Mr. Lynch received 20,000 restricted stock units and each of Messrs. Erceg, Repar and Coulter and Ms. Auerbach received 10,000 restricted stock units. The target equity value for this grant was based on a target percentage of base salary for each NEO, as previously approved by the Human Resources and Compensation Committee after considering data and recommendations by Cook & Co., as follows:

Frederick J. Lynch	200%
Mark J. Erceg	100%
Lawrence P. Repar	90%
Glenwood E. Coulter, Jr.	90%
Gail N. Auerbach	75%

This equity grant covered other senior leaders in addition to the NEOs. At the time the grants were made, the remaining shares available for awards under the Masonite Worldwide Holdings Inc. 2009 Equity Incentive Plan, or 2009 Plan, were insufficient to make the May 30, 2012 grants to all participants at the levels targeted by the Human Resources and Compensation Committee. In order to ensure that the grants made to non-NEO senior leaders were made at the targeted levels, the NEOs received grants in an amount less than their targeted levels from the remaining available share pool after all grants had been made to the other senior leaders. Accordingly, the restricted stock units granted to Messrs. Erceg, Repar, and Coulter and Ms. Auerbach on November 1, 2012, and to Mr. Lynch on December 5, 2012, were made in order to bring each of them up to the above-described targeted levels after we adopted the 2012 Plan. Mr. Lynch received 77,825 restricted stock units, Mr. Erceg received 15,898 restricted stock units, Mr. Repar received 22,371 restricted stock units, Mr. Coulter received 10,719 restricted stock units and Ms. Auerbach received 4,462 restricted stock units. The November 1 restricted stock unit grants vest 50% on each of the second and third anniversaries of the grant date. Mr. Lynch’s second grant was made on December 5, 2012 and vests 33% on the first and second anniversaries of the date of grant and 34% on the third anniversary.

Long-Term Incentive Grant for 2013

On February 25, 2013, the Human Resources and Compensation Committee used the same target percentage of base salary as was used to grant the 2012 restricted stock unit awards (see above) to grant to each of our NEOs an award consisting of the following number of restricted stock units: Mr. Lynch: 72,095; Mr. Erceg: 19,084, Mr. Repar: 24,046, Mr. Coulter: 15,267 and Ms. Auerbach: 10,655. For Messrs. Erceg, Repar and Coulter and Ms. Auerbach 50%, and for Mr. Lynch 40%, of the restricted stock units granted pursuant to each award are subject to time vesting requirements and for Messrs. Erceg, Repar and Coulter and Ms. Auerbach the remaining 50%, and for Mr. Lynch 60%, of the restricted stock units subject to each award are subject to performance vesting criteria. The time-vesting restricted stock units vest 50% on the first anniversary of the date of grant, 30% on the second anniversary and 20% on the third anniversary.

One half of the performance-vesting restricted stock units vest on the third anniversary of the date of grant subject to the level at which the 2015 Adjusted EBITDA Margin performance goal is achieved, with 100% of the units vesting upon achievement at the target level, 50% of the units vesting for performance at the threshold level threshold level, and 200% of the units vesting for performance at the maximum level. The other one half of the performance-vesting restricted stock units vest on the third anniversary of the date of grant subject to the level at which the Return on Assets performance goal is achieved, with 100% of the units vesting upon achievement at the target level, 50% of the units vesting for performance at the threshold level, and 200% of the units vesting for performance at the maximum level. In each case, straight-line interpolation will be used to determine the number of units that will vest if the level of achievement is between threshold and target or between target and maximum and any outstanding units that do not vest once the applicable level of performance has been determined will be automatically forfeited. For purposes of the 2013 long-term incentive grant, Adjusted EBITDA Margin means 2015 Adjusted EBITDA divided by 2015 Net Revenue and Return on Assets means 2015 Adjusted EBITDA divided by total assets. We believe that these performance targets will be challenging to achieve and will require substantial efforts from management in order to achieve them. Since only the target number of performance-vesting restricted stock units have been granted, additional shares will be issued upon vesting to the extent the level of performance achieved exceeds the target level.

In determining the number of restricted stock units granted in 2013, the Human Resources and Compensation Committee used the same targeted percentage of base salary that was used to determine the number of restricted stock units granted in 2012. In anticipation of our becoming a publicly traded company following the effectiveness of this registration statement, the Human Resources and Compensation Committee concluded that a portion of the equity awards granted to our executive officers should be earned based on the level of our performance under each of the applicable performance goals at the end of a three-year period. Tying a portion of the annual equity grants to our long term performance serves to tie a greater portion of our NEO’s compensation to the achievement of our financial and operating performance objectives and serves as a balance to the AIP, which measures our performance over a one-year period. 50% of the restricted stock units awarded to each of the NEOs other than Mr. Lynch were made subject to performance-based vesting conditions. 60% of Mr. Lynch’s 2013 equity grant was made subject to performance based vesting conditions as the Human Resources and Compensation Committee believes that a greater portion of Mr. Lynch’s annual equity award should earned based upon our long term performance in light of his responsibilities for the company as a whole.

Executive Stock Ownership Guidelines

Effective as of July 1, 2012, we implemented stock ownership guidelines that require each of our NEOs and all of our other executive officers to own meaningful equity stakes in Masonite to further align their economic interests with those of our shareholders. Our stock ownership guidelines require that (1) our Chief Executive Officer owns common shares in an amount not less than five times his base salary and (2) all other executive officers (including our NEOs) own common shares in an amount not less than three times their respective base salaries. Compliance with these guidelines will be measured once per fiscal year on the last day of the first fiscal quarter. Vested stock appreciation rights and restricted stock units count as shares for purposes of the guidelines, but unvested stock appreciation rights do not count. To the extent performance-vesting restricted stock units are granted, such restricted stock units will only count towards the guideline when and if earned, not before. There is no particular date by which the requisite share ownership level must be achieved. However, until the required level of ownership is achieved, each executive must retain at least fifty percent of the number of shares acquired by the executive upon the exercise of stock appreciation rights or the settlement of any restricted stock units (net of shares forfeited to pay any applicable exercise price and to satisfy any applicable tax withholding). Since the guidelines have only been in effect for less than a year, none of our NEOs currently owns the requisite number of shares.

Severance and Change in Control Benefits

Each NEO is entitled to receive severance benefits under the terms of his or her employment agreement upon either termination by us without cause or a resignation by the NEO for good reason. We provide these severance benefits in order to provide an overall compensation package that is competitive with that offered by the companies with whom we compete for executive talent. Additionally, severance benefits allow our executives to focus on our objectives without concern for their employment security in the event of a termination.

The severance benefits provided upon a qualifying termination of an NEO’s employment in connection with a change in control are notably higher than severance benefits provided under other qualifying termination events. The Human Resources and Compensation Committee approved these enhanced change in control severance benefits because it considers maintaining a stable and effective management team to be important to protecting and enhancing the best interests of Masonite and its shareholders. To that end, the Human Resources and Compensation Committee recognizes that the possibility of a change in control may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management may result in the departure or distraction of management to the detriment of Masonite and our shareholders. Accordingly, the enhanced severance benefits have been put in place to encourage the attention, dedication and continuity of members of our management team to their assigned duties without the distraction that may arise from the possibility or occurrence of a change in control.

Other Compensation

We provide the following benefits to our NEOs on the same basis provided to all of our U.S. based employees:

•	medical, dental and vision insurance;

•	401(k) plan;

•	short-and long-term disability, life insurance, accidental death and dismemberment insurance; and

•	health and dependent care flexible spending accounts.

In addition, upon the hiring of a new executive, we typically provide such executive with certain relocation benefits and each of our NEOs is eligible to participate in a non-qualified deferred compensation plan which permits him or her to defer base salary, bonuses and/or restricted stock units. In 2012, we discontinued a cross-border tax preparation assistance benefit that we provided to Mr. Repar. Before such benefit was discontinued, Mr. Repar received reimbursement of $18,065 for such tax preparation in 2012 (in respect of his 2011 tax return).

We believe these benefits are consistent with those offered by companies with which we compete for employees.

Clawback Policies

Annual Incentive Plan

We have implemented a clawback policy under the AIP to provide that if an employee knowingly engages in misbehavior or gross negligence (“Misconduct”) when preparing our financial or operating results or governmental disclosures he or she will forfeit their right to any incentive payments. In addition, if an employee knowingly engages in such behavior and our financial results need to be restated or adjusted within two years after the period presented, such employee will be required to return to us the amount of any short-term or long-term incentive compensation, including equity grants which were paid as a result of the Misconduct. The Human Resources and Compensation Committee is responsible for making the determination of Misconduct based on relevant facts and circumstances. The compensation recovery will be in addition to any other remedies available to the Company for any such Misconduct.

Equity Incentive Plans

The award agreements under the 2009 Plan and the 2012 Plan provide that if we determine that a participant has materially violated any of his or her covenants regarding confidentiality, non-disclosure of confidential information, and, during the applicable period of time following such participant’s termination of employment as specified in such award agreement, non-competition and non-solicitation of employees, then the following will result:

•	any outstanding awards, whether vested or unvested, will immediately be terminated and forfeited for no consideration,

•

if shares of stock have already been distributed to the participant but the participant no longer holds some or all of such shares, the participant must repay us, in cash, an amount equal to the sum of (i) the total amount of any cash previously paid to the participant in respect of the award and (ii) the total amount of any value received by the participant upon any sale of the shares; and

•

if shares of stock have been distributed to the participant and the participant continues to hold some or all of the shares, the participant will transfer such shares to the company for no consideration.

Tax Implications

Internal Revenue Code Section 162(m) (as interpreted by IRS Notice 2007-49) denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the chief executive officer and the three other most highly-paid executive officers (other than the company’s chief executive officer and chief financial officer) of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit. In addition, “grandfather” provisions may apply to certain compensation arrangements that were entered into by a corporation before it was publicly held. The Human Resources and Compensation Committee’s policy will be to qualify compensation paid to our executive officers for deductibility for federal income tax purposes to the extent feasible. However, to retain highly skilled executives and remain competitive with other employers, the Human Resources and Compensation Committee will have the right to authorize compensation that would not otherwise be deductible under Section 162(m) or otherwise and to pay bonuses in any amount, including discretionary bonuses or bonuses with performance goals that are different from those under the AIP.

Summary Compensation Table for 2012

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our NEOs for services provided to us during the year ended December 31, 2012:

Name and Position	Year	Salary	Bonus ($)		Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Frederick J. Lynch, President and Chief Executive Officer	2012	850,000	—		$2,234,624	850,000	12,026	3,946,650
Mark J. Erceg, Executive Vice President and Chief Financial Officer	2012	450,000	50,000	(1)	467,377	315,090	13,000	1,295,467
Lawrence P. Repar, Executive Vice President, Global Sales and Marketing, and Chief Operating Officer	2012	625,000	75,000	(1)	597,248	437,625	32,322	1,767,195
Glenwood E. Coulter, Jr., Executive Vice President, Global Operations and Europe	2012	400,000	50,000	(1)	377,366	233,400	15,447	1,076,213
Gail N. Auerbach, Senior Vice President, Human Resources	2012	335,000	30,000	(1)	251,250	195,473	13,279	825,002

(1)	A discretionary recognition bonus was paid in connection with 2011 performance.
(2)	Amounts in this column reflect the aggregate grant date fair value of restricted stock units granted to our NEOs during the last fiscal year computed in accordance with accounting guidelines. For a discussion of the assumptions made in the valuation of restricted stock unit awards reported in this column, please see the “Share Based Compensation” note in the Consolidated Financial Statements included in our Annual Financial Statements for the year ended December 31, 2012 included elsewhere in this registration statement.
(3)	Amounts shown represent the annual bonuses earned under the 2012 AIP, subject in the case of Mr. Lynch to the voluntary cap discussed elsewhere in this registration statement.
(4)	Amount includes company contributions by Masonite to the qualified defined contribution plan of $10,718 for Mr. Lynch, $10,851 for Ms. Auerbach, $12,500 for Mr. Coulter and $12,250 for each of Messrs. Erceg and Repar; taxable fringe benefits paid by Masonite for Group Term Life Insurance of $1,308 for Mr. Lynch, $750 for Mr. Erceg, $2,427 for Ms. Auerbach, $2,947 for Mr. Coulter and $2,007 for Mr. Repar; and, cross-border tax preparation assistance reimbursement paid to Mr. Repar in the amount of $18,065.

Employment Agreements

Frederick J. Lynch

We entered into an “at will” employment agreement with Mr. Lynch, effective as of December 31, 2012 with a three-year term, pursuant to which he continues to serve as our President and Chief Executive Officer. Mr. Lynch’s base salary is $850,000 and he is eligible to earn an annual bonus targeted at 100% of his base salary, subject to the achievement of applicable performance goals.

Mark J. Erceg

We entered into an “at will” employment agreement with Mr. Erceg, effective as of December 31, 2012 with a three-year term, pursuant to which he continues to serve as our Executive Vice President and Chief Financial Officer. Mr. Erceg’s base salary is $450,000 and he is eligible to earn an annual bonus targeted at 60% of his base salary, subject to the achievement of applicable performance goals.

Lawrence P. Repar

We entered into an “at will” employment agreement with Mr. Repar, effective as of November 1, 2012 with a three-year term, pursuant to which he continues to serve as our Executive Vice President, Global Sales and Marketing, and Chief Operating Officer. Mr. Repar’s base salary is $630,000 and he is eligible to earn an annual bonus targeted at 60% of his base salary, subject to the achievement of applicable performance goals.

Glenwood E. Coulter, Jr.

We entered into an “at will” employment agreement with Mr. Coulter, effective as of November 1, 2012 with a three-year term, pursuant to which he continues to serve as our Executive Vice President, Global Operations and Europe. Mr. Coulter’s base salary is $400,000 and he is eligible to earn an annual bonus targeted at 50% of his base salary, subject to the achievement of applicable performance goals.

Gail N. Auerbach

We entered into an “at will” employment agreement with Ms. Auerbach, effective as of November 1, 2012 with a three-year term, pursuant to which she continues to serve as our Senior Vice President, Human Resources. Ms. Auerbach’s base salary is $335,000 and she is eligible to earn an annual bonus targeted at 50% of her base salary, subject to the achievement of applicable performance goals.

All of our NEOs are eligible to participate in our deferred compensation plan and all of our employee benefit plans, including the 401(k) plan. Messrs. Lynch, Erceg and Coulter and Ms. Auerbach are entitled to four weeks of vacation per year and Mr. Repar is entitled to five weeks of vacation. In addition, all of our NEOs are subject to covenants, during the term of their employment and for a period of 24 months thereafter, not to (i) engage in any business that competes with us, (ii) solicit customers, or (iii) solicit or hire our employees.

Grants of Plan-Based Awards for 2012

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Frederick J. Lynch	3/15/2012							3,000	52,110
	5/30/2012							20,000	347,400
	12/5/2012	212,500	850,000	1,487,500				77,825	1,835,114
Mark J. Erceg	3/15/2012							1,000	17,370
	5/30/2012							10,000	173,700
	11/1/2012	67,500	270,000	472,500				15,898	276,307
Lawrence P. Repar	3/15/2012							2,000	34,740
	5/30/2012							10,000	173,700
	11/1/2012	93,750	375,000	656,250				22,371	388,808
Glenwood E. Coulter, Jr.	3/15/2012							1,000	17,370
	5/30/2012							10,000	173,700
	11/1/2012	50,000	200,000	350,000				10,719	186,296
Gail N. Auerbach	5/30/2012							10,000	173,700
	11/1/2012	41,875	167,500	293,125				4,462	77,550

(1)

The amounts set forth in the “Threshold,” “Target” and “Maximum” columns above indicate the threshold, target and maximum amounts for each of the NEOs under our 2012 AIP. The actual payouts were approved by the Human Resources and Compensation Committee on February 25, 2013 and are included in the Non-

Equity Incentive Plan Compensation column on the Summary Compensation Table. Amount in these columns reflects a bonus target of 100% of base salary for Mr. Lynch, 60% of base salary for Messrs. Erceg and Repar and 50% of base salary for Mr. Coulter and Ms. Auerbach.
(2)	The amounts reported in this column reflect the aggregate grant date fair value computed in accordance with Accounting Standards Codification Topic 718 “Stock Compensation,” as issued by the Financial Accounting Standards Board. These values have been determined based on the assumptions set forth in Note 7 to our audited financial statements included elsewhere in this registration statement. Grants dated March 15, 2012 and May 30, 2012 have a grant date fair value of $17.37; grants dated November 1, 2012 have a grant date fair value of $17.38 and December 5, 2012 have a grant date fair value of $23.58.

Outstanding Equity Awards at 2012 Fiscal Year End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options xercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(16)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Frederick J. Lynch	238,228	59,557	(1)		13.64	7/9/2019
	64,426				19.06	12/12/2019
	43,854	43,854	(2)		20.19	7/5/2021	127,964	(11)	3,017,391	32,277	761,092
Mark J. Erceg	112,000	28,000	(3)		26.46	6/1/2020
	17,698	17,698	(4)		20.19	7/5/2021	42,993	(12)	1,013,775	7,690	181,330
Lawrence P. Repar	163,782	40,945	(5)		13.64	7/9/2019
	28,423				19.06	12/12/2019
	14,511	14,510	(6)		20.19	7/5/2021	46,311	(13)	1,092,013	10,680	251,834
Glenwood E. Coulter, Jr.	104,225	26,056	(7)		13.64	7/9/2019
	15,159				19.06	12/12/2019
	9,287	9,287	(8)		20.19	7/5/2021	28,437	(14)	670,344	6,836	161,193
Gail N. Auerbach	44,668	11,167	(9)		13.64	7/9/2019
	12,696				19.06	12/12/2019
	5,186	5,185	(10)		20.19	7/5/2021	18,295	(15)	431,396	3,817	90,005

(1)	Mr. Lynch’s stock appreciation rights granted July 9, 2009 vest as follows: (i) thirty percent (30%) on July 9, 2010, (ii) thirty percent (30%) on July 9, 2011, (iii) twenty percent (20%) on July 9, 2012, and (iv) twenty percent (20%) on July 9, 2013.
(2)	Mr. Lynch’s stock appreciation rights granted on July 5, 2011 vest as follows: (i) fifty percent (50%) on December 31, 2012, (ii) twenty-five percent (25%) on December 31, 2013, and (iii) twenty-five percent (25%) on December 31, 2014.
(3)	Mr. Erceg’s stock appreciation rights granted on June 1, 2010 vest as follows: (i) twenty percent (20%) on July 15, 2010, (ii) thirty percent (30%) on June 1, 2011, (iii) thirty percent (30%) on June 1, 2012, and (iv) twenty percent (20%) on June 1, 2013.
(4)	Mr. Erceg’s stock appreciation rights granted on July 5, 2011 vest as follows: (i) fifty percent (50%) on December 31, 2012, (ii) twenty-five percent (25%) on December 31, 2013, and (iii) twenty-five percent (25%) on December 31, 2014.

(5)	Mr. Repar’s stock appreciation rights granted July 9, 2009 vest as follows: (i) thirty percent (30%) on July 9, 2010, (ii) thirty percent (30%) on July 9, 2011, (iii) twenty percent (20%) on July 9, 2012, and (iv) twenty percent (20%) on July 9, 2013.
(6)	Mr. Repar’s stock appreciation rights granted on July 5, 2011 vest as follows: (i) fifty percent (50%) on December 31, 2012, (ii) twenty-five percent (25%) on December 31, 2013, and (iii) twenty-five percent (25%) on December 31, 2014.
(7)	Mr. Coulter’s stock appreciation rights granted July 9, 2009 vest as follows: (i) thirty percent (30%) on July 9, 2010, (ii) thirty percent (30%) on July 9, 2011, (iii) twenty percent (20%) on July 9, 2012, and (iv) twenty percent (20%) on July 9, 2013.
(8)	Mr. Coulter’s stock appreciation rights granted on July 5, 2011 vest as follows: (i) fifty percent (50%) on December 31, 2012, (ii) twenty-five percent (25%) on December 31, 2013, and (iii) twenty-five percent (25%) on December 31, 2014.
(9)	Ms. Auerbach’s stock appreciation rights granted July 9, 2009 vest as follows: (i) thirty percent (30%) on July 9, 2010, (ii) thirty percent (30%) on July 9, 2011, (iii) twenty percent (20%) on July 9, 2012, and (iv) twenty percent (20%) on July 9, 2013.
(10)	Ms. Auerbach’s stock appreciation rights granted on July 5, 2011 vest as follows: (i) fifty percent (50%) on December 31, 2012, (ii) twenty-five percent (25%) on December 31, 2013, and (iii) twenty-five percent (25%) on December 31, 2014.
(11)	55,006 restricted stock units granted to Mr. Lynch on July 9, 2009 vest as follows: (i) thirty percent (30%) on July 9, 2010, (ii) thirty percent (30%) on July 9, 2011, (iii) twenty percent (20%) on July 9, 2012, and (iv) twenty percent (20%) on July 9, 2013. 32,277 restricted stock units granted to Mr. Lynch on July 5, 2011 vest as follows: (i) fifty percent (50%) on November 1, 2012, (ii) twenty-five percent (25%) on November 1, 2013, and (iii) twenty-five percent (25%) on November 1, 2014. 3,000 restricted stock units granted to Mr. Lynch on March 15, 2012 vest as follows: (i) fifty percent (50%) on July 1, 2013, (ii) twenty-five percent (25%) on July 1, 2014, and (iii) twenty-five percent (25%) on July 1, 2015. 20,000 restricted stock units granted to Mr. Lynch on May 30, 2012 vest as follows: (i) fifty percent (50%) on July 1, 2013, (ii) twenty-five percent (25%) on July 1, 2014, and (iii) twenty-five percent (25%) on July 1, 2015. 77,825 restricted stock units granted to Mr. Lynch on December 5, 2012 vest as follows: (i) thirty-three percent (33%) on December 5, 2013, (ii) thirty-three percent (33%) on December 5, 2014, and (iii) thirty-three percent (33%) on December 5, 2015.
(12)	20,000 restricted stock units granted to Mr. Erceg on June 1, 2010 vest as follows: (i) twenty percent (20%) on July 15, 2010, (ii) thirty percent (30%) on June 1, 2011, (iii) thirty percent (30%) on June 1, 2012, and (iv) twenty percent (20%) on June 1, 2013. 24,190 restricted stock units granted to Mr. Erceg on July 5, 2011 vest as follows: (i) fifty percent (50%) on November 1, 2012, (ii) twenty-five percent (25%) on November 1, 2013, and (iii) twenty-five percent (25%) on November 1, 2014. 1,000 restricted stock units granted to Mr. Erceg on March 15, 2012 vest as follows: (i) fifty percent (50%) on July 1, 2013, (ii) twenty-five percent (25%) on July 1, 2014, and (iii) twenty-five percent (25%) on July 1, 2015. 10,000 restricted stock units granted to Mr. Erceg on May 30, 2012 vest as follows: (i) fifty percent (50%) on July 1, 2013, (ii) twenty-five percent (25%) on July 1, 2014, and (iii) twenty-five percent (25%) on July 1, 2015. 15,898 restricted stock units granted to Mr. Erceg on November 1, 2012 vest as follows: (i) fifty percent (50%) on November 1, 2014, and (ii) fifty percent (50%) on November 1, 2015.
(13)	33,033 restricted stock units granted to Mr. Repar on July 9, 2009 vest as follows: (i) thirty percent (30%) on July 9, 2010, (ii) thirty percent (30%) on July 9, 2011, (iii) twenty percent (20%) on July 9, 2012, and (iv) twenty percent (20%) on July 9, 2013. 10,680 restricted stock units granted to Mr. Repar on July 5, 2011 vest as follows: (i) fifty percent (50%) on November 1, 2012, (ii) twenty-five percent (25%) on November 1, 2013, and (iii) twenty-five percent (25%) on November 1, 2014. 2,000 restricted stock units granted to Mr. Repar on March 15, 2012 vest as follows: (i) fifty percent (50%) on July 1, 2013, (ii) twenty-five percent (25%) on July 1, 2014, and (iii) twenty-five percent (25%) on July 1, 2015. 10,000 restricted stock units granted to Mr. Repar on May 30, 2012 vest as follows: (i) fifty percent (50%) on July 1, 2013, (ii) twenty-five percent (25%) on July 1, 2014, and (iii) twenty-five percent (25%) on July 1, 2015. 22,371 restricted stock units granted to Mr. Repar on November 1, 2012 vest as follows: (i) fifty percent (50%) on November 1, 2014, and (ii) fifty percent (50%) on November 1, 2015.

(14)	16,502 restricted stock units granted to Mr. Coulter on July 9, 2009 vest as follows: (i) thirty percent (30%) on July 9, 2010, (ii) thirty percent (30%) on July 9, 2011, (iii) twenty percent (20%) on July 9, 2012, and (iv) twenty percent (20%) on July 9, 2013. 6,836 restricted stock units granted to Mr. Coulter on July 5, 2011 vest as follows: (i) fifty percent (50%) on November 1, 2012, (ii) twenty-five percent (25%) on November 1, 2013, and (iii) twenty-five percent (25%) on November 1, 2014. 1,000 restricted stock units granted to Mr. Coulter on March 15, 2012 vest as follows: (i) fifty percent (50%) on July 1, 2013, (ii) twenty-five percent (25%) on July 1, 2014, and (iii) twenty-five percent (25%) on July 1, 2015. 10,000 restricted stock units granted to Mr. Coulter on May 30, 2012 vest as follows: (i) fifty percent (50%) on July 1, 2013, (ii) twenty-five percent (25%) on July 1, 2014, and (iii) twenty-five percent (25%) on July 1, 2015. 10,719 restricted stock units granted to Mr. Coulter on November 1, 2012 vest as follows: (i) fifty percent (50%) on November 1, 2014, and (ii) fifty percent (50%) on November 1, 2015.
(15)	9,626 restricted stock units granted to Ms. Auerbach on July 9, 2009 vest as follows: (i) thirty percent (30%) on July 9, 2010, (ii) thirty percent (30%) on July 9, 2011, (iii) twenty percent (20%) on July 9, 2012, and (iv) twenty percent (20%) on July 9, 2013. 3,816 restricted stock units granted to Ms. Auerbach on July 5, 2011 vest as follows: (i) fifty percent (50%) on November 1, 2012, (ii) twenty-five percent (25%) on November 1, 2013, and (iii) twenty-five percent (25%) on November 1, 2014. 10,000 restricted stock units granted to Ms. Auerbach on May 30, 2012 vest as follows: (i) fifty percent (50%) on July 1, 2013, (ii) twenty-five percent (25%) on July 1, 2014, and (iii) twenty-five percent (25%) on July 1, 2015. 4,462 restricted stock units granted to Ms. Auerbach on November 1, 2012 vest as follows: (i) fifty percent (50%) on November 1, 2014, and (ii) fifty percent (50%) on November 1, 2015.
(16)	The performance restricted stock units granted on July 5, 2011 have both performance and time vesting components. One-third of the grant is subject to performance metrics tied to 2011 fiscal year end attainment (as determined based on audited financials and finalized by April 1, 2012) and two-thirds of the grant is subject to performance metrics tied to 2012 fiscal year end attainment (as determined based on audited financials and finalized by April 1, 2013). Earned shares become one-hundred percent (100%) vested on December 31, 2013.

Option Exercises and Stock Vested for 2012

The following table provides information regarding the amounts received by our named executive officers upon the vesting of restricted stock units during the year ended December 31, 2012. No stock appreciation rights were exercised by our NEOs in 2012.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Frederick J. Lynch	39,119	671,408
Mark J. Erceg	18,095	309,931
Lawrence P. Repar	17,226	294,318
Glenwood E. Coulter, Jr.	9,536	163,200
Gail N. Auerbach	6,195	106,182

(1)	The dollar amounts shown are determined by multiplying the number of restricted stock units that vested by the per share price of our stock on the applicable vesting date.

Nonqualified Deferred Compensation for 2012

The following table provides information regarding contributions, earnings and balances for our named executive officers under our nonqualified deferred compensation plans.

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Frederick J. Lynch	425,000	(1)				425,000
Mark J. Erceg	97,465	(2)		532		97,996
Lawrence P. Repar
Glenwood E. Coulter, Jr.
Gail N. Auerbach	54,666	(3)		67		54,733

(1)	Mr. Lynch deferred 50% of his 2012 AIP bonus, to be paid on or before March 15, 2013.
(2)	Mr. Erceg deferred $18,692 of his base salary and $78,773 of his 2012 AIP bonus.
(3)	Ms. Auerbach deferred $5,798 of her base salary and $48,868 of her 2012 AIP bonus.

Deferred Compensation Plan

The Masonite International Corporation Deferred Compensation Plan (Deferred Compensation Plan) is an unfunded non-qualified deferred compensation plan that permits certain key employees to defer a portion of their compensation to a future time. Eligible employees may elect to defer a portion of their base salary, bonus and/or restricted stock units and eligible directors may defer a portion of their director fees or restricted stock units under the Deferred Compensation Plan. All contributions to the plan on behalf of the participant are fully vested (other than restricted stock unit deferrals which remain subject to the vesting terms of the applicable equity incentive plan) and placed into a grantor trust, commonly referred to as a “rabbi trust.” Although we are permitted to make matching contributions under the terms of the Deferred Compensation Plan, we have not elected to do so. The Deferred Compensation Plan invests the contributions in diversified securities from a selection of investments and the participants choose their investments and may periodically reallocate the assets in their respective accounts. Participants are entitled to receive the benefits in their accounts upon separation of service or upon a specified date, with benefits payable as a single lump sum or in annual installments. In the event of a change in control, each participant’s account will be distributed in the form of a single lump-sum payment on the second anniversary of the change in control, unless such participant elects, during the 12 month period beginning on the change in control, to receive a single lump-sum payment or installments commencing on either (i) any specified date that is at least 5 years after the second anniversary of the change in control or (ii) the seventh anniversary of the change in control.

Potential Payments on Termination or Change in Control

NEO Employment Agreements

The employment agreements entered into with each of our NEOs entitle them to receive the payments and benefits described below upon each termination and change in control events described below.

Frederick J. Lynch

Termination without cause or with good reason, other than in connection with a change in control

If Mr. Lynch’s employment is terminated by us other than for cause (as defined below) or disability (as defined below), or if he resigns for good reason (as defined below), he will be entitled to receive:

•	a lump sum payment of an amount equal to a pro-rata portion of the annual bonus, based on actual performance, that he would have been paid if he had remained employed by us; and

•	continued payment of his base salary for 24 months; and

•

continued participation in our medical, dental and hospitalization coverage for 12 months on the same terms and conditions as immediately prior to his date of termination (i.e., at active employee rates).

Termination without cause or for good reason in connection with a change in control

In the event Mr. Lynch’s employment is terminated by us other than for cause or disability, or by Mr. Lynch for good reason, either during the two-year period following a change in control or if his employment is terminated at the request of a third party or otherwise arises in anticipation of a change in control, he will be entitled to receive:

•	a lump sum payment of an amount equal to a pro-rata portion of the annual bonus, based on actual performance, that he would have been paid if he had remained employed by us; and

•	a lump sum payment equal to two times the sum of his base salary and the average amount of his annual bonuses earned during the two calendar years immediately preceding the date of termination; and

•

continued participation in our medical, dental and hospitalization coverage for 24 months on the same terms and conditions as immediately prior to his date of termination (i.e., at active employee rates).

In addition, if any payments or benefits provided to Mr. Lynch in connection with a change in control exceed 310% of the average of his taxable income over the five calendar years preceding the year in which the change in control occurs (the “Base Amount”), and such change in control occurs prior to the later of (i) January 1, 2014 or (ii) the completion of an initial public offering, Mr. Lynch will be entitled to receive a gross up payment to cover any taxes incurred as a result of the application of Sections 280G and 4999 of the Internal Revenue Code. If Mr. Lynch’s payments and benefits do not exceed 310% of the Base Amount or if such change in control occurs after the later of (x) January 1, 2014 or (y) the completion of an initial public offering, then no gross-up will be payable and such payments and benefits will be reduced so that no excise tax is payable, but only if this reduction results in a more favorable after-tax position for Mr. Lynch.

Termination upon expiration of the term

If Mr. Lynch’s employment terminates as a result of the expiration of the term, Mr. Lynch will be entitled to receive:

•	continued payment of his base salary for 24 months; and

•

continued participation in our medical, dental and hospitalization coverage for 12 months on the same terms and conditions as immediately prior to his date of termination (i.e., at active employee rates).

Termination due to death or disability

If Mr. Lynch’s employment is terminated due to his death or disability, he will be entitled to accelerated vesting of all unvested restricted stock units and stock appreciation rights.

For purposes of the employment agreement, “disability” means Mr. Lynch is unable to perform his material duties under the employment agreement due to illness, physical or mental disability or other similar incapacity that continues for 180 consecutive days or 240 days in any 24-month period.

All Other NEOs

Termination without cause or with good reason, other than in connection with a change in control

If the employment of Messrs. Erceg, Repar, or Coulter or Ms. Auerbach is terminated by us other than for cause or disability (as defined below), or if any such NEO resigns for good reason (as defined below), he or she will be entitled to receive:

•	a lump sum payment of an amount equal to a pro-rata portion of the annual bonus, based on actual performance, that he or she would have been paid if he or she had remained employed by us; and

•	continued payment of base salary for 24 months; and

•

continued participation in our medical, dental and hospitalization coverage for 12 months on the same terms and conditions as immediately prior to such NEO’s date of termination (i.e., at active employee rates).

Termination without cause or for good reason in connection with a change in control

In the event the employment of Messrs. Erceg, Repar, or Coulter or Ms. Auerbach is terminated by us other than for cause or disability, or by such NEO for good reason, either during the two year period following a change in control (as defined above) or if such NEO’s employment is terminated at the request of a third party or otherwise arises in anticipation of a change in control, he or she will be entitled to receive:

•	a lump sum payment of an amount equal to a pro-rata portion of the annual bonus, based on actual performance, that he or she would have been paid if he or she had remained employed by us; and

•	a lump sum payment equal to two times the sum of base salary and the average amount of such NEO’s annual bonuses earned during the two calendar years immediately preceding the date of termination; and

•

continued participation in our medical, dental and hospitalization coverage for 24 months on the same terms and conditions as immediately prior to such NEO’s date of termination (i.e., at active employee rates).

Prior to an initial public offering, if any payments or benefits provided to Messrs. Erceg, Repar, or Coulter or Ms. Auerbach in connection with a change in control exceed 310% of such executive’s Base Amount, each such NEO is entitled to receive a gross up payment to cover any taxes incurred as a result of the application of Sections 280G and 4999 of the Internal Revenue Code. Following an initial public offering, no gross up will be payable and such payments and benefits will be reduced so that no excise tax is payable, but only if this reduction results in a more favorable after-tax position for such executive.

Termination upon expiration of the term

If Messrs. Erceg, Repar, or Coulter or Ms. Auerbach’s employment terminates as a result of the expiration of the term, each such NEO will be entitled to receive:

•	continued payment of base salary for 24 months; and

•

continued participation in our medical, dental and hospitalization coverage for 12 months on the same terms and conditions as immediately prior to his or her date of termination (i.e., at active employee rates).

Termination due to death or disability

If the employment of Messrs. Erceg, Repar, or Coulter or Ms. Auerbach is terminated due to his or her death or disability, such NEO will be entitled to accelerated vesting of all unvested restricted stock units and stock appreciation rights.

Release

All severance payments to our NEOs are subject to the execution and non-revocation of an effective release in our favor.

Definitions

For purposes of all of the employment agreements:

“cause” is generally defined as:

•	conviction of, or plea of no contest to a felony (other than in connection with a traffic violation);

•	the NEO’s continued failure to substantially perform his or her material duties under the employment agreement;

•	an act of fraud or gross or willful material misconduct; or

•	a material breach by the NEO of the restrictive covenants of the employment agreement.

“good reason” is generally defined as:

•	any material diminution or material adverse change to the applicable NEO’s title, duties or authorities;

•	a reduction in the NEO’s base salary or target bonus, except for a base salary reduction of up to 10% as part of across-the-board reductions in base salary for all senior executives;

•	a material adverse change in the applicable NEO’s reporting responsibilities or the assignment of duties substantially inconsistent with his or her position or status with the Company;

•	a relocation of the NEO’s primary place of employment to a location more than 25 miles further from his or her primary residence than the current location of the Company’s offices;

•	any material breach by the Company of the material provisions of the employment agreement or any other agreement with the Company or its affiliates;

•	the failure of any successor of the Company to assume in writing the obligations under the employment agreement; or

•

any material diminution in the aggregate value of employee benefits provided to the NEO on the effective date of the employment agreement; provided that if such reduction occurs other than within the 2 years following a change in control, such NEO shall not have good reason for across-the-board reductions in benefits applicable to all senior executives.

“change in control” means:

•	an acquisition of more than 50% of our voting securities (other than acquisitions from or by us);

•	an acquisition of more than 30% of our voting securities in one or a series of related transactions during any 12-month period (other than acquisition from or by us);

•	certain changes in a majority of the board of directors;

•

a merger or consolidation of the Company other than a merger or consolidation in which the Company is the surviving entity (other than a recapitalization in which no person or entity acquires more than 50% of our voting securities) ; or

•

a sale or disposition of at least 40% of the total gross fair market value of our assets, other than a sale or disposition of all or substantially all of our assets to a person or entity that owns more than 50% of our voting securities.

Change in Control

All unvested restricted stock units and stock appreciation rights granted under the 2009 Plan and granted prior to June 21, 2013 under the 2012 Plan vest six months following a change in control provided that the participant is continuously employed by the Company through such date. However, if our NEOs are terminated without cause during the six-month period following a change in control, any such unvested awards will become fully vested on such NEO’s termination date. A “change in control” is defined in the 2009 and 2012 Plans to include an acquisition by a party of more than 50% of the Company’s outstanding shares, a party acquiring more than 30% of the Company’s outstanding shares in one or a series of transactions over a 12 month period, certain changes in a majority of our board of directors, a consummation of certain mergers, and the sale of 40% or more of our assets.

The following table sets forth, for each of our NEOs the amount of the severance payments and benefits and the accelerated vesting of the restricted stock units and stock appreciation rights that the NEO would have been entitled to under the various termination and change in control events described above, assuming they had terminated employment on December 31, 2012.

		Cash Severance ($)		Pro-Rata Bonus ($)(3)	Health and Welfare Benefits ($)(4)	Value of Accelerated Vesting of RSUs ($)(5)	Value of Accelerated Vesting of SARs ($)(6)	Total ($)
Frederick J. Lynch	Without Cause/With Good Reason, other than in connection with a CIC	1,700,000	(1)	850,000	16,333	259,404	591,997	3,417,734
	Without Cause/For Good Reason in connection with a CIC	3,076,963	(2)		32,666	3,778,506	740,662	7,628,797
	Expiration of the Term of the Employment Agreement	1,700,000	(1)		16,333			1,716,333
	Death or Disability					3,778,506	740,662	4,519,168

Mark J. Erceg	Without Cause/With Good Reason, other than in connection with a CIC	900,000	(1)	315,090	15,116	94,320		1,324,526
	Without Cause/For Good Reason in connection with a CIC	1,368,180	(2)		30,232	1,195,105	59,996	2,653,513
	Expiration of the Term of the Employment Agreement	900,000	(1)		15,116			915,116
	Death or Disability					1,195,105	59,996	1,255,101

Lawrence P. Repar	Without Cause/With Good Reason, other than in connection with a CIC	1,250,000	(1)	437,625	15,116	155,652	406,997	2,265,390
	Without Cause/For Good Reason in connection with a CIC	1,976,785	(2)		30,232	1,343,871	436,188	3,807,076

	Expiration of the Term of the Employment Agreement	1,250,000	(1)		15,116			1,265,116
	Death or Disability					1,343,871	436,188	1,800,059

Glenwood E.Coulter, Jr.	Without Cause/With Good Reason, other than in connection with a CIC	800,000	(1)	233,400	11,200	77,814	258,999	1,381,413
	Without Cause/For Good Reason in connection with a CIC	1,187,619	(2)		22,400	831,737	290,482	2,332,238
	Expiration of the Term of the Employment Agreement	800,000	(1)		11,200			811,200
	Death or Disability					831,737	290,482	1,122,219
Gail N. Auerbach	Without Cause/With Good Reason, other than in connection with a CIC	670,000	(1)	195,473	11,200	45,392	111,000	1,033,065
	Without Cause/For Good Reason in connection with a CIC	994,631	(2)		22,400	521,401	128,579	1,512,338
	Expiration of the Term of the Employment Agreement	670,000	(1)		11,200			681,200
	Death or Disability					521,401	128,579	649,980

(1)	Represents a cash severance amount equal to 24 months of base salary.
(2)	Represents a cash severance amount equal two times (2x) the sum of base salary and the average amount of such NEO’s annual bonuses earned during the two calendar years immediately preceding the date of termination.
(3)	Represents the full bonus amount for 2012.
(4)	Represents the value of continued health and welfare benefits at active employee rates, based upon the NEO’s benefit election as of December 31, 2012.
(5)	Represents the value of the number of restricted stock units that would become vested in accordance with the applicable termination of employment, multiplied by the per share fair market value on December 31, 2012, determined by the board of directors to be $23.58.
(6)	Represents the value of the stock appreciation rights that would become vested in accordance with the applicable termination of employment, multiplied by (x) the per share fair market value on December 31, 2012 of $23.58 minus (y) the applicable exercise price of the stock appreciation right.

Equity Incentive Plans

Masonite International Corporation 2012 Equity Incentive Plan

We adopted the 2012 Plan effective as of July 12, 2012 and amended it on June 21, 2013 to increase the aggregate number of common shares available for issuance thereunder. The purpose of the 2012 Plan is to enhance the profitability and value of the Company for the benefit of its stockholders by enabling the Company to offer eligible directors, employees and consultants cash and stock-based incentives in order to attract, retain and reward such individuals and strengthen the alignment of interests between such individuals and the Company’s stockholders.

Eligibility.  Awards under the 2012 Plan may be granted to employees, consultants or non-employee directors of the Company. The Human Resources and Compensation Committee has authority to designate eligible individuals to receive awards.

Share Reserve.  The 2012 Plan provides for an aggregate number of common shares available for awards equal to the sum of (i) 2,000,000 shares and (ii) the number of common shares subject to awards outstanding under the 2009 Plan (as described below) as of the effective date of the 2012 Plan (Share Reserve). The maximum number of common shares with respect to which incentive stock options may be granted is equal to the Share Reserve. If any award under the 2012 Plan expires, terminates, is forfeited or is cancelled, the associated shares will be available again for grant. Any awards settled in cash will not be counted against the foregoing maximum share limitations. With respect to stock appreciation rights settled in common shares, upon settlement, only the number of common shares delivered to a participant will count against the aggregate and individual share limitations set forth above. To the extent required by Section 162(m) of the Internal Revenue Code of 1986 (Code) for award under the 2012 Plan to qualify as “performance-based compensation”, the following individual participant limitations apply after the expiration of the transition period: subject to any recapitalization adjustments, (i) the maximum number of common shares subject to any award of stock options, stock appreciation rights, shares of restricted stock or other stock-based awards subject to the attainment of performance goals which may be granted during any fiscal year will be 300,000 shares per type of award and (ii) the maximum number of common shares for all types of awards granted during any fiscal year is 750,000 shares. The maximum value of a cash payment made under a performance-based award with respect to any fiscal year to any participant is $10,000,000.

Administration.  The 2012 Plan is administered by the Human Resources and Compensation Committee, as authorized by our board of directors. The Human Resources and Compensation Committee has the authority to determine the type and number of awards to be granted and the terms and conditions of any award; determine whether awards may be settled in cash, common stock or other awards; and establish any rules, guidelines and practices as it may deem necessary or advisable to administer the 2012 Plan. The Human Resources and Compensation Committee may approve awards based on a participant’s service with the Company, the achievement of performance criteria or any other criteria the Human Resources and Compensation Committee deems appropriate.

Performance-Based Awards.  The Human Resources and Compensation Committee may grant any award under the 2012 Plan in the form of a performance compensation award by conditioning the vesting of the award on the satisfaction of certain performance goals. The Human Resources and Compensation Committee may establish these performance goals with reference to one or more of the following:

• revenue	• total stockholder return relative to assets or peers	• expenses and expense ratio management

• earnings per common share (basic and diluted)	• financial returns (including, without limitation, return on assets, return on net assets, return on equity and return on investment)	• same-store sales or same-stores sales growth

• net income per common share	• cost reduction targets	• system-wide sales or system-wide sales growth

• the fair market value of a common share	• customer satisfaction	• traffic or customer counts

• pre-tax profits	• customer growth	• new product sales

• net earnings	• employee satisfaction	• operating margin

• net income or operating income	• gross margin	• working capital

• sales	• revenue growth	• license revenues

• revenue	• market share	• reduction in operating expenses

• earnings before interest, taxes, depreciation and amortization or earnings before interest and taxes	• book value per share

•   specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Human Resources and Compensation Committee or

• cash flow (including, without limitation, operating cash flow, free cash flow, discounted cash flow, return on investment and cash flow in excess of cost of capital)	• total stockholder return relative to assets or peers	• other objective criteria determined by the Human Resources and Compensation Committee.

Stock Options.  The Human Resources and Compensation Committee may grant options to purchase common shares that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of Code for incentive stock options, or “nonqualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under our 2012 Plan will be subject to the terms and conditions established by the Human Resources and Compensation Committee. Under the terms of our 2012 Plan, the exercise price of the options will not be less than the fair market value of the Company’s common shares at the time of grant. Options granted under the 2012 Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Human Resources and Compensation Committee and specified in the applicable award agreement. The maximum term of an option granted under the 2012 Plan will be ten years from the date of grant (or five years in the case of a qualified option granted to a 10% stockholder). Upon receipt of written notice of exercise of an option, the Human Resources and Compensation Committee may elect to allow the participant to pay (in cash or in shares) for all or part of the portion of the shares for which an option is being exercised.

Stock Appreciation Rights.  The Human Resources and Compensation Committee may grant stock appreciation rights. The exercise price of any stock appreciation right granted may not be less than the fair market value of the Company’s common shares on the date of grant. The terms of the stock appreciation right shall be subject to terms established by the Human Resources and Compensation Committee and reflected in the award agreement.

Restricted Stock.  The Human Resources and Compensation Committee may grant restricted stock under the 2012 Plan. The Human Resources and Compensation Committee will determine, in the applicable award agreement, the restrictions and vesting conditions and schedule for each grant of restricted stock.

Other Stock-Based Awards (Including Restricted Stock Units) and Cash-Based Awards.  The Human Resources and Compensation Committee may also grant other stock-based awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to common shares, including, but not limited to, common shares awarded purely as a bonus and not subject to restrictions or conditions, common shares in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company, restricted stock units, stock equivalent units and awards valued by reference to book value of common shares. The Human Resources and Compensation Committee may also grant cash-based awards. The term, purchase price, vesting conditions and other terms and conditions of such awards will be determined by the plan administrator in the applicable award agreement.

Change in Control.  In the event of a “change in control” (as defined in the 2012 Plan), a participant’s awards, whether or not then vested, will be continued or assumed by the successor or surviving company. If such awards are not continued or assumed, the awards will automatically vest and be treated in accordance with one of the following methods as determined by the Human Resources and Compensation Committee: (i) awards will be purchased for a cash amount or (ii) awards will be terminated if not exercised before the event.

The award agreements under the 2012 Plan generally provide that upon a change in control, all unvested awards will become fully vested upon the six month anniversary of the change in control, subject to the holder’s continued employment through that date. However, if such holder is terminated without cause during the six-month period following a change in control, any unvested awards will become fully vested on the termination date.

Amendment and Termination.  The 2012 Plan may be amended, suspended or terminated by the Board at any time; provided, that any amendment, suspension or termination which impairs the rights of a participant is subject to such participant’s consent and; provided further, that any material amendments are subject to shareholder approval.

Masonite Worldwide Holdings Inc. 2009 Equity Incentive Plan

The 2009 Plan became effective on June 9, 2009 to further the growth and profitability of the Company by increasing incentives and encouraging share ownership on the part of employees, members of the Board and independent contractors. No awards have been granted under the 2009 Plan since May 30, 2012 (and no future awards will be granted under the 2009 Plan); however, all outstanding awards under the 2009 Plan will continue to be governed by their existing terms.

Eligibility.  Incentive stock options may only be granted to employees of the Company. All other awards under the 2009 Plan may be granted to employees, independent contractors or members of the Board.

Share Reserve.  Subject to any recapitalization adjustments, the maximum number of common shares that may be issued under the 2009 Plan is 3,889,815 shares. To the extent permitted by applicable law, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company will not reduce the share reserve. The maximum number of shares with respect to which incentive stock options may be granted is 3,889,815. The maximum aggregate number of shares granted to members of the Board who are not employees of the Company or any independent contractor is 0.9% of the share reserve. To the extent shares subject to an award are not issued or delivered due to (i) the expiration, cancellation, forfeiture or other termination of such award, (ii) the withholding of such shares in satisfaction of applicable federal, state or local taxes, or (iii) the settlement of all or a portion of such award in cash, then such shares will be available again for grant under the 2009 Plan.

Administration.  The 2009 Plan is administered by the Human Resources and Compensation Committee, as authorized by our board of directors. The Human Resources and Compensation Committee has the authority to designate eligible individuals to receive awards; determine the type and number of awards to be granted and the terms and conditions of any award; interpret the plan and the award agreements thereunder; and adopt rules as it may deem necessary or advisable for the administration, interpretation and application of the 2009 Plan.

Performance-Based Awards.  The Human Resources and Compensation Committee granted performance-based awards based upon the Company’s achievement of performance criteria as selected by the Human Resources and Compensation Committee during the applicable performance period. The performance criteria, as specified in the award agreement, were based on such factors including, but not limited to, revenue, earnings per share (basic and diluted), net income per share, share price, pre-tax profits, net earnings, net income, operating income, cash flow (including, without limitation, operating cash flow, free cash flow, discounted cash flow, return on investment and cash flow in excess of cost of capital), earnings before interest, taxes, depreciation and amortization, earnings before interest and taxes, sales, total stockholder return relative to assets, total stockholder return relative to peers, financial returns (including, without limitation, return on assets, return on net assets, return on equity and return on investment), cost reduction targets, customer satisfaction, customer growth, employee satisfaction, gross margin, revenue growth, market share, book value per share, expenses and expense ratio management, same-store sales or same-stores sales growth, system-wide sales or system-wide sales growth, traffic or customer counts, new product sales, any combination of the foregoing or such other criteria as the Human Resources and Compensation Committee may determine.

Stock Appreciation Rights.  The Human Resources and Compensation Committee has granted stock appreciation rights. The exercise price of any stock appreciation right granted may not be less than 100% of the fair market value of the Company’s common shares on the date of grant. The plan administrator will determine, in the applicable award agreement, the vesting conditions and schedule for each stock appreciation right, which may be based upon the participant’s service with the Company, the achievement of performance criteria, or any other criteria.

Other Stock Awards.  The Human Resources and Compensation Committee has granted other stock awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to common shares, including, but not limited to, shares of common stock awarded purely as a bonus and not subject to restrictions or conditions, common shares in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company, performance units, dividend equivalent units, stock equivalent units and deferred stock units.

Change in Control.  The award agreements under the 2009 Plan generally provide that upon a “change in control” ( as defined in the 2009 Plan) , all unvested awards will become fully vested upon the six month anniversary of the change in control, subject to the holder’s continued employment through that date. For certain individuals, if such holder is terminated without cause during the six-month period following a change in control, any unvested awards will become fully vested on the termination date. If a “change in control” occurs, in certain circumstances, the Company has the right to cancel each participant’s awards immediately prior to such change in control and pay each affected participant an amount equal to the equivalent value of such award. In addition, in the event of a change in control, the board of directors can unilaterally cash out all unexercised options without requiring exercise.

Amendment and Termination.  The 2009 Plan may be amended, suspended or terminated by the Board at any time, subject to any requirement of shareholder approval required by applicable law; provided, that any amendment, suspension or termination which materially adversely alters or impairs the rights or obligations of a participant is subject to such participant’s consent.

Use of Other Consulting Resources by Company

The Company from time to time will utilize certain third party consulting resources for various business purposes. For example, the Company retains Mercer Consulting for Health & Welfare consulting and pension actuarial work.

Director Compensation for 2012

Mr. Lynch, our Chief Executive Officer, does not receive any additional compensation for serving on our board of directors. Until October 1, 2012, we paid our non-employee directors an annual cash retainer of $90,000, payable in equal installments of $22,500 at the beginning of each fiscal quarter. After taking into consideration an analysis of director compensation among peer companies provided by Cook & Co. the Human Resources and Compensation Committee recommended to our board of directors, and our board of directors approved, that, effective October 1, 2012, the annual director compensation program be structured as follows:

•	Annual cash retainer: $100,000

•	Annual equity retainer: $40,000 (prorated for 2012)

•	No meeting fees (Board or Committee)

•	Additional Retainer for Committee Chairs: $12,500

•	Additional Retainer for the Non-Executive Chairman of the Board: $50,000

All cash retainers are payable in equal installments at the beginning of each fiscal quarter, commencing with the fourth quarter of 2012. On March 21, 2013 the Human Resources and Compensation Committee increased the Additional Retainer for the Non-Executive Chairman of the Board to $55,000.

As indicated above, commencing with the grant made on October 1, 2012, our non-employee directors will also receive an annual grant of restricted stock units (with the number of restricted stock units granted determined by dividing $40,000 by the fair market value of a common share on the grant date). On March 21, 2013 the Board of Directors, upon the recommendation of the Human Resources and Compensation Committee, determined that, commencing with the annual grant made immediately after the next annual meeting of shareholders, the number of restricted stock units granted to the Non-Executive Chairman of the Board will be determined by dividing $105,000 by the fair market value of a common share on the grant date. These grants will be made annually immediately after a director is re-elected to our board of directors and will vest on the first anniversary of the grant date, subject to the director’s continued service on the board through the vesting date. Because we revised our non-employee director compensation in October of our 2012 fiscal year, our non-employee directors were granted on October 1, 2012 a grant of restricted stock units equal to a pro rata portion of the restricted stock unit grant they would have received for a whole fiscal year (i.e, with an aggregate grant date value of $23,333 instead of $40,000), which vested on May 1, 2013.

In addition, newly elected members of the board of directors will receive a one-time grant of restricted stock units (with the number of restricted stock units granted determined by dividing $100,000 by the fair market value of a common share on the grant date) that will vest on the first anniversary of the date on which the director became a member of our board of directors, subject to the director’s continued service on the board through the vesting date.

All directors are reimbursed for reasonable costs and expenses incurred in the attending meetings of our board of directors and its committees.

Effective as of July 1, 2012, we implemented stock ownership guidelines that will require each of our non-employee directors to own meaningful equity stakes in Masonite to further align their economic interests with those of our shareholders. Our stock ownership guidelines require that our non-employee directors own common shares in an amount not less than three times the amount of their annual cash retainer. Compliance with these guidelines will be measured once per fiscal year on the last day of the first fiscal quarter. Restricted stock units count as shares for purposes of the guidelines. There is no particular date by which the requisite share ownership level must be achieved. However, until the required level of ownership is achieved, each non-employee director must retain at least fifty percent of the number of shares acquired by the director upon the settlement of any restricted stock units. All of our non-employee directors currently own the requisite number of shares.

The following table sets forth total compensation awarded to, earned by or paid to each person who served as a director during fiscal year 2012, other than a director who also served as an executive officer.

Name	Fees Earned or Paid in Cash($)(1)	Stock/Unit Awards ($)(2)	Total($)
Robert J. Byrne, Chairman	155,000	23,333	178,333
Jonathan F. Foster	105,000	23,333	128,333
Kenneth W. Freeman	92,500	23,333	115,833
George A. Lorch	105,000	23,333	128,333
Francis M. Scricco	105,000	23,333	128,333
John C. Wills	92,500	23,333	115,833

(1)	This column includes the annual retainers described above. Mr. Foster received $12,500 for serving as chair of the Audit Committee. Mr. Lorch received $12,500 for serving as the chair of the Corporate Governance and Nominating Committee. Mr. Scricco received $12,500 for serving as the chair of the Human Resources and Compensation Committee.
(2)	On October 1, 2012, each non-employee director was awarded 1,342 restricted stock units under the 2012 Plan. The amounts reported in this column reflect the aggregate grant date fair value of the restricted stock units computed in accordance with Accounting Standards Codification Topic 718 “Stock Compensation,” as issued by the Financial Accounting Standards Board. These values have been determined based on the assumptions set forth in Note 7 to our audited financial statements included elsewhere in this registration statement.

As of the end of fiscal year 2012, each of our non-employee directors also had 27,917 restricted stock units outstanding (which vested on July 9, 2012 and were settled in common shares on July 9, 2013).

Recent Developments

On June 21, 2013, our board of directors increased our 2012 Plan from 1,500,000 to 2,000,000 shares (plus the number of shares subject to existing grants under the 2009 Plan that may expire or be forfeited or cancelled). In addition, on August 6, 2013 our Human Resources and Compensation Committee approved the grant of stock appreciation rights to certain employees of the Company in order to retain their services in the future. The stock appreciation rights will cliff vest three years after grant, have a life of 10 years and settle in common shares. The stock appreciation rights may be exercised at the price of $32.68. A total of 217,050 stock appreciation rights were granted, with Mr. Lynch receiving 72,000 stock appreciation rights, Mr. Erceg receiving 15,500 stock appreciation rights, Mr. Repar receiving 15,500 stock appreciation rights Mr. Coulter receiving 10,700 stock appreciation rights, and Ms. Auerbach receiving 6,500 stock appreciation rights.

The Company intends to adopt an employee stock purchase plan.

Item 7. Certain Relationships and Related Transactions, and Director Independence

Arrangements with Shareholders

Our constituting documents provide for (i) “tag-along” rights for equity holders on an arm’s length sale of 25% of our issued and outstanding common shares (calculated on a fully diluted basis but including only “in the money” convertible securities); (ii) “drag-along” rights for equity holder on an arm’s length sale of 50% or more of the issued and outstanding common shares and on a sale or merger approved by our board of directors and holders of a majority of its common shares; and (iii) pre-emptive rights for shareholders prior to a qualified initial public offering subject to exceptions for equity compensation plans, exercise of conversion rights and acquisitions approved by our board of directors. Our equity holders will cease to have these rights once we list our common shares on a nationally recognized stock exchange following the effectiveness of this registration statement.

We are also subject to a shareholders’ agreement dated June 9, 2009, as amended. All transferees of our common shares are required as a condition of transfer to become a party to the shareholders’ agreement by executing a joinder agreement. This requirement will cease to apply upon the listing of our common shares on a nationally recognized stock exchange following the effectiveness of this registration statement.

Our shareholders’ agreement provides for (i) the right of a minimum of 10% of our shareholders to require us to file a registration statement with the SEC for the resale of our common shares at any time; (ii) us to provide quarterly and annual financial reports, including management’s discussion and analysis, and disclosure of selected material developments, as well as a teleconference with our equity holders once during each fiscal quarter; and (iii) for each holder of, or persons having control of or exercising discretion over, 5% of any class of our equity securities to report changes of 2% or more in its holdings and to report the entering into of any written agreement in respect of the voting, acquisition or disposition of any class of our equity securities. Clauses (ii) and (iii) will cease to apply once we list our common shares on a nationally recognized stock exchange following the effectiveness of this registration statement.

Our shareholders’ agreement also provides our existing shareholders with the right to have their common shares registered in the event we propose to register any shares under the Securities Act, subject to certain exceptions. In connection with a shareholder’s exercise of this right, if the managing underwriters of an offering advise that the number of common shares to be offered would be reasonably likely to adversely affect the price, timing or distribution of the securities being offered, shares to be offered by our shareholders will have priority over shares we wish to sell.

Related Party Transaction Approval Policy

Our board of directors has updated our policy for the review, approval or ratification of “related party” transactions. Under the updated policy, a “related party” includes our directors, director nominees, executive officers and greater than 5% shareholders, and any of their immediate family members, and a “transaction” includes one in which (1) the total amount may exceed $120,000, (2) the Company is a participant, and (3) a related party will have a direct or indirect material interest (other than as a director or a less than 10% owner of another entity, or both).

The new policy provides that, where a related party transaction could result in a conflict of interest, it will be reviewed and approved by our Corporate Governance and Nominating Committee. Only those related party transactions that are consistent with our best interests will be finally approved. In making this determination, all available and relevant facts and circumstance will be considered, including the benefits to us, the impact of the transaction on the related party’s independence, the availability of other sources of comparable products or services, the terms of the transaction and the terms available from unrelated third parties.

Director Independence

Following the effectiveness of this registration statement our common shares will be listed on the NYSE. Our board of directors has determined that all but Frederick Lynch, our Chief Executive Officer, are considered “independent” directors within the meaning of the rules of the New York Stock Exchange for listed companies. Each member of our Audit Committee is independent under applicable NYSE listing standards and meets the standards for independence required by U.S. securities law requirements applicable to public companies, including Rule 10A-3 of the Exchange Act.

Item 8. Legal Proceedings

We are involved in various legal proceedings, claims and governmental audits in the ordinary course of business, including various legal proceedings that are currently stayed by the U.S. Bankruptcy Court for the District of Delaware, which if not settled will in the future resume active status in federal or state court. In the opinion of management, the ultimate disposition of these proceedings, claims and audits will not have a material adverse effect on the financial position, results of our operations, or cash flows.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Market Information; Holders

There is currently no public market for our common shares, although our common shares have been quoted on the OTC Grey Market since June 2009 under the symbol “MASWF.” We intend to seek to list our common shares on the NYSE as soon as practicable after this registration statement becomes effective. See “Description of Registrant’s Securities to be Registered,” Item 11 of this registration statement, incorporated herein by reference.

As of July 31, 2013, all of our common shares were held of record by Cede & Co., the nominee of the Depository Trust Corporation and we estimate that there were approximately 5,000 beneficial owners whose shares are held through brokerage firms or other institutions.

Dividends

We do not intend to pay any cash dividends on our common shares for the foreseeable future and will retain earnings, if any, for future operations, expansion and debt repayment. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, liquidity requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends is limited by covenants in our ABL Facility and in the indenture governing our senior notes. Future agreements may also limit our ability to pay dividends. See Note 6 to our audited consolidated financial statements contained elsewhere in this registration statement for restrictions on our ability to pay dividends.

On May 17, 2011, we declared a return of capital to shareholders in the amount of $4.54 per share. The return of capital totaled $128.1 million, of which $124.9 million was paid on June 30, 2011 to shareholders of record as of May 17, 2011. The remaining $3.2 million was allocated to holders of restricted stock units in accordance with the underlying restricted stock unit agreements and will be paid when the underlying restricted stock units vest and are delivered.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information about our common shares that may be issued upon exercise of options, warrants and rights under our 2012 Equity Incentive Plan and our 2009 Equity Incentive Plan. All outstanding awards relate to common shares. Information is as of December 31, 2012, unless otherwise indicated.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	—		N/A	—
Equity compensation plans not approved by security holders(1)	2,628,448	(2)	$15.76	1,380,523	(3)

Total	2,628,448		15.76	1,380,523

(1)	Under applicable Canadian laws, the 2012 Equity Incentive Plan and the 2009 Equity Incentive Plan were not required to be approved by security holders.

(2)	Consists solely of stock appreciation rights issued pursuant to our 2012 Equity Incentive Plan and our 2009 Equity Incentive Plan and excludes restricted stock units granted pursuant to our 2012 Equity Incentive Plan and our 2009 Equity Incentive Plan.

(3)	Does not include the effect of the 500,000 share limit increase to the 2012 Equity Incentive Plan approved by the Board of Directors on June 21, 2013.

Refer to “Equity Incentive Plans” under Item 6 of this registration statement for a discussion of our equity compensation plans.

Item 10. Recent Sales of Unregistered Securities

Equity Securities

During the period beginning on January 1, 2013 through July 31, 2013, we granted to certain of our employees 324,358 restricted stock units. These securities were issued under the Company’s equity incentive plans without registration in reliance on the exemptions afforded by Section 4(2) of the Securities Act and Rule 701 promulgated thereunder.

During the year ended December 31, 2012, we granted to certain of our employees (i) 47,000 stock appreciation rights and (ii) 491,980 restricted stock units. These securities were issued under the Company’s equity incentive plans without registration in reliance on the exemptions afforded by Section 4(2) of the Securities Act and Rule 701 promulgated thereunder.

During the year ended December 31, 2011, we granted to certain of our employees (i) 383,789 stock appreciation rights and (ii) 263,437 restricted stock units. These securities were issued under the Company’s equity incentive plans without registration in reliance on the exemptions afforded by Section 4(2) of the Securities Act and Rule 701 promulgated thereunder.

During the year ended December 31, 2010, we granted to certain of our employees (i) 208,612 stock appreciation rights and (ii) 31,375 restricted stock units. These securities were issued under the Company’s equity incentive plans without registration in reliance on the exemptions afforded by Section 4(2) of the Securities Act and Rule 701 promulgated thereunder.

Debt Securities

On April 15, 2011, the Company issued $275 million aggregate principal amount of 8 1/4% Senior Notes due 2021 at a price of 100.00% of their face value resulting in approximately $275 million of gross proceeds, which were used for general corporate purposes. The initial purchasers for the notes issued April 15, 2011 were Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Deutsche Bank Securities Inc. and RBC Capital Markets, LLC.

On March 9, 2012, the Company issued $100 million aggregate principal amount of 8 1/4% Senior Notes due 2021 in a follow-on offering at a price of 103.50% of their face value resulting in approximately $101.5 million of gross proceeds, which were used for general corporate purposes. The notes issued March 9, 2012 are fungible with the notes issued April 15, 2011. The initial purchasers for the notes issued March 9, 2012 were Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC.

Each of the above offerings of debt securities was offered and sold to qualified institution buyers pursuant to Rule 144A under the Securities Act or to non-U.S. investors outside the United States in compliance with Regulation S of the Securities Act.

Item 11. Description of Registrant’s Securities to be Registered

Share Capital

Authorized Share Capital

We are organized under the laws of British Columbia, a province of Canada. Our authorized capital consists of an unlimited number of common shares and unlimited number of special shares issuable in series.

Issued Share Capital

In connection with our Reorganization in 2009, we issued 27,500,005 common shares and warrants to acquire 3,333,334 common shares expiring on June 9, 2014 and warrants to acquire 2,500,001 common shares expiring on June 9, 2016. The warrants are currently exercisable at a price of $50.77 per common share.

As of July 31, 2013, we had 28,361,152 common shares issued and outstanding and no special shares issued and outstanding. Except for shares which we may, from time to time, retain following redemption, purchase, surrender or other acquisition, each share confers the right to cast one vote with respect to each matter to be put to our shareholders.

Issue of Shares

Our directors may, subject to the Articles, issue, allot, sell, grant options on or otherwise dispose of the unissued shares, and issued shares held by the Company, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the issue prices that the directors, in their absolute discretion, may determine.

Repurchase by the Company of its Shares

Subject to the special rights or restrictions attached to any class or series of shares and any applicable criteria set forth in the Business Corporations Act (British Columbia) the Company may, if authorized to do so by the directors, purchase or otherwise acquire any of its shares.

Dividends and Other Distributions

We do not anticipate paying any cash dividends for the foreseeable future, and instead intend to retain future earnings, if any, for use in the operation and expansion of our business and in the repayment of our debt.

Our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. Whether or not dividends will be paid in the future will depend on, among other things, our results of operations, financial condition, level of indebtedness, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. Subject to the rights of shareholders, if any, holding shares with special rights as to dividends, all dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held.

Any dividend declared by the directors may be made payable on such date as is fixed by the directors.

Any dividend unclaimed after a period of six years from the date on which it has been declared to be payable shall be forfeited and shall revert to the Company.

Corporate Governance

General Meeting of Shareholders: Procedures, Admission and Voting Rights

General meetings of shareholders may be held at any place within or outside Canada as determined by the directors and designated in the notice of meeting or waiver of notice thereof. The Company must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual general meeting.

Notice of a meeting of shareholders must be sent to each shareholder of record entitled to vote at a meeting of shareholders not less than 21 days prior to the date of the meeting or such other minimum day period as required by the applicable securities laws. This notice period applies to all general and extraordinary meetings, including a meeting in which a special resolution, exception or special separate resolution may be passed.

If a general meeting is to consider special business as specified in the Articles, the notice of meeting must state the general nature of the special business and, if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, (i) have attached to it a copy of the document, or (ii) state that a copy of the document will be transmitted to any shareholder upon written or oral request to the Company by such shareholder or be made available in such other manner as permitted or required by law.

Extraordinary general meetings of shareholders may be held as frequently as they are called by the board of directors. In addition under the Business Corporations Act (British Columbia), shareholders holding in the aggregate at least 1/20 of our outstanding shares may request the directors to call a general meeting of shareholders to deal with matters that may be dealt with at a general meeting, including election of directors. If the directors do not call the meeting within the timeframes specified in the Business Corporations Act (British Columbia), the shareholder can call the meeting and we must reimburse the costs.

The only persons entitled to be present at a meeting of the shareholders shall be those entitled to vote at that meeting, the directors, our auditors and others who, although not entitled to vote, are entitled or required under the Business Corporations Act (British Columbia) or the Articles to be present at the meeting. Every shareholder entitled to vote may appoint a proxyholder to attend the meeting in the manner and to the extent authorized and with the authority conferred by the proxy. Any other person may be admitted only on the invitation of the chairman of the meeting or with the consent of the meeting. The general meeting of shareholders shall be presided over by the chairman of the board or, if the chairman of the board is absent or unwilling to preside, the president.

Limitation on Directors’ Liability and Indemnification

In addition to limitations of liability pursuant to the Business Corporations Act (British Columbia) and applicable law, the Articles provide that no director or officer of the Company shall be liable for the acts or omissions of any other director, officer, employee or agent of the Company, or for any costs, charges or expenses of the Company resulting from any deficiency of title to any property acquired for or on behalf of the Company, or for the insufficiency of any security in or upon which any of the moneys of the Company shall be invested, or for any loss or damage arising from bankruptcy or insolvency, or in respect of any tortious acts of or relating to the Company or any other director, officer, employee or agent of the Company, or for any loss occasioned by an error of judgment or oversight on the part of any other director, officer, employee or agent of the Company, or for any other costs, charges or expenses of the Company occurring in connection with the execution of the duties of the director or officer, unless such costs, charges or expenses are incurred as a result of such person’s own willful neglect, fraud or gross negligence. Nothing in the Articles, however, shall relieve any director or officer from the duty to act in accordance with the Business Corporations Act (British Columbia) or from liability for any breach of the Business Corporations Act (British Columbia).

The directors must cause the Company to indemnify and, on fulfillment of the criteria set forth in the Business Corporations Act (British Columbia), advance the reasonable expenses of its directors and former directors, and their respective heirs and personal or other legal representatives to the greatest extent permitted by the Business Corporations Act (British Columbia). Each director is deemed to have contracted with the Company on such terms of indemnify. We expect to purchase directors’ and officers’ liability insurance for the members of the board of directors and certain other officers, substantially in line with that purchased by similarly situated companies.

At present, there is no pending litigation or proceeding involving any member of the board of directors, officer, employee or agent where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Insofar as indemnification of liabilities arising under the Securities Act 1933, as amended, may be permitted to members of the board of directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act 1933, as amended, and is therefore unenforceable.

Certain Takeover Bid Requirements

Unless such offer constitutes an exempt transaction, an offer made by a person (an “offeror”) to acquire outstanding shares of a Canadian entity that, when aggregated with the offeror’s holdings (and those of persons or companies acting jointly with the offeror), would constitute 20% or more of the outstanding shares, would be subject to the take-over provisions of Canadian securities laws. The foregoing is a limited and general summary of certain aspects of applicable securities law in the provinces and territories of Canada, all in effect as of the date hereof.

In addition to those take-over bid requirements noted above, the acquisition of shares may trigger the application of additional statutory regimes including amongst others, the Investment Canada Act and the Competition Act.

This summary is not a comprehensive description of relevant or applicable considerations regarding such requirements and, accordingly, is not intended to be, and should not be interpreted as, legal advice to any prospective purchaser and no representation with respect to such requirements to any prospective purchaser is made. Prospective investors should consult their own Canadian legal advisors with respect to any questions regarding securities law in the provinces and territories of Canada.

Actions Requiring a Special Majority

Under the Business Corporations Act (British Columbia), unless otherwise stated in the Articles, certain corporate actions require the approval of a special majority of shareholders, meaning holders of shares representing 66 2/3% of those votes cast in respect of a shareholder vote addressing such matter. Those items requiring the approval of a special majority generally relate to fundamental changes with respect to our business, and include amongst others, resolutions: (i) removing a director prior to the expiry of his or her term; (ii) altering the Articles, (iii) approving an amalgamation; (iv) approving a plan of arrangement; and (v) providing for a sale of all or substantially all of our assets. Notwithstanding (i) above, the Articles provide that on the occurrence of certain change of control transactions, shareholders may remove any director before the expiration of his or her term by ordinary resolution.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our common shares.

Listing

We intend to list our common shares on the NYSE under the symbol “DOOR”.

Item 12. Indemnification of Directors and Officers

Masonite International Corporation is incorporated under the laws of British Columbia.

Section 160 of the Business Corporations Act (British Columbia) provides that: (1) the Company may indemnify an individual who: (i) is or was a director or officer of the Company; (ii) is or was a director or officer of another corporation: (A) at a time when such other corporation is or was an affiliate of the Company; or (B) at the request of the Company; or (iii) at the request of the Company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, and his or her heirs and personal or other legal representatives of that individual, or an Eligible Person. Such indemnity may provide for indemnification against any judgment, penalty, fine or settlement paid in respect of a proceeding in which such individual, by reason being or having been an Eligible Person is or may be joined as a party, or is or may be liable for provided, (a) he or she acted honestly and in good faith with a view to the best interests of the corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. (2) In addition to the powers of the Company to indemnify under (1), a court may, on the application of the Company or an Eligible Party: (i) order the Company to indemnify an Eligible Party in the manner provided under (1); (ii) order the enforcement of, or any payment under, an agreement of indemnification entered into by the Company; or (iii) order the Company to pay some or all of the expenses incurred by any person in obtaining an order for indemnification under this item (2). (3) An Eligible Person is entitled to indemnity from the Company in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defence of any proceeding to which he or she is made a party by reason of being an Eligible Person, if the person seeking indemnity, (a) was substantially successful on the merits in his or her defence of the action or proceeding; and (b) fulfils the conditions set out in clauses (1)(a) and (b). (4) The Company may purchase and maintain insurance for the benefit of an Eligible Party against any liability that may be incurred by reason of the Eligible Party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation.

In addition to limitations of liability pursuant to the Business Corporations Act (British Columbia) and applicable law, the Articles provide that no director or officer of the Company shall be liable for the acts or omissions of any other director, officer, employee or agent of the Company, or for any costs, charges or expenses of the Company resulting from any deficiency of title to any property acquired for or on behalf of the Company, or for the insufficiency of any security in or upon which any of the moneys of the Company shall be invested, or for any loss or damage arising from bankruptcy or insolvency, or in respect of any tortious acts of or relating to the Company or any other director, officer, employee or agent of the Company, or for any loss occasioned by an error of judgment or oversight on the part of any other director, officer, employee or agent of the Company, or for any other costs, charges or expenses of the Company occurring in connection with the execution of the duties of the director or officer, unless such costs, charges or expenses are incurred as a result of such person’s own willful neglect, fraud or gross negligence. However, nothing in the Articles shall relieve any director or officer from the duty to act in accordance with the Business Corporations Act (British Columbia) or from liability for any breach of the Business Corporations Act (British Columbia).

The directors must cause the Company to indemnify and advance the reasonable expenses of its directors and former directors, and their respective heirs and personal or other legal representatives to the greatest extent permitted by the Business Corporations Act (British Columbia). Each director is deemed to have contracted with the Company on such terms of indemnify. We expect to purchase directors’ and officers’ liability insurance for the members of the board of directors and certain other officers, substantially in line with that purchased by similarly situated companies.

Each director is also a party to an indemnification agreement with the Company, pursuant to which the Company has agreed, to the fullest extent not prohibited by law and promptly upon demand, to indemnify and hold harmless such director, his heirs and legal representatives from and against (i) all costs, charges and expenses incurred by such director in respect of any claim, demand, suit, action, proceeding or investigation in which such director is involved or is subject by reason of being or having been a director and (ii) all liabilities, damages, costs, charges and expenses whatsoever that the director may sustain or incur as a result of serving as a director in respect of any act, matter, deed or thing whatsoever made, done, committed, permitted or acquiesced in by such director in his capacity as a director, whether before or after the effective date of such indemnification agreement.

Item 13. Financial Statements and Supplementary Data

See the financial statements and notes beginning on page F-1 of this registration statement.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not applicable.

Item 15. Financial Statements and Exhibits

(a) Financial Statements

See the index to consolidated financial statements set forth on page F-1.

(b) Exhibits

The following documents are filed as exhibits hereto:

Exhibit No.	Description

3.1*	Form of Amended and Restated Articles of Amalgamation

4.1(a)*

Credit Agreement, dated as of May 17, 2011, among Masonite Inc., as Holdings, Masonite International Corporation, as Canadian Borrrower and Parent Borrower, Masonite Corporation, as Lead U.S. Borrower, each other borrower from time to time party thereto, each lender from time to time party thereto, Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer, Bank of America, N.A., as Syndication Agent, Royal Bank of Canada and Deutsche Bank Securities Inc., as Co-Documentation Agents and Wells Fargo Capital Finance, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Royal Bank of Canada and Deutsche Bank Securities Inc., as Joint Lead Arrangers and Joint Lead Bookrunners

4.1(b)*	U.S. Security Agreement, dated as of May 17, 2011, among Masonite Corporation, as Lead U.S. Borrower, the other U.S. Borrowers from time to time party thereto and Wells Fargo Bank, National Association, as Collateral Agent

4.1(c)*	U.S. Guaranty, dated as of May 17, 2011, among Masonite Corporation, as Lead U.S. Borrower, the other U.S. Borrowers from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent

4.1(d)*	Canadian Security Agreement, dated as of May 17, 2011, among Masonite International Corporation, as Canadian Borrower, Masonite Inc., as Holdings, the Canadian Subsidiary Guarantors from time to time party thereto and Wells Fargo Bank, National Association, as Collateral Agent

4.1(e)*	Canadian Guarantee, dated as of May 17, 2011, among Masonite International Corporation, as Parent Borrower, Masonite Inc., as Holdings, the Canadian Subsidiary Guarantors from time to time party thereto and Wells Fargo Capital Finance, LLC, as Administrative Agent

4.1(f)*	Amendment No. 1 to Credit Agreement, dated as of December 21, 2012, by and among Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer, the parties to the Credit Agreement as lenders, Masonite International Corporation, as Canadian Borrower and Parent Borrower, Masonite Corporation, as Lead U.S. Borrower, Masonite Primeboard, Inc., as Borrower, Florida Made Door Co., as Borrower and Les Portes Baillargeon Inc., as Canadian Guarantor

4.1(g)*	Amendment No. 1 to U.S. Security Agreement, dated as of December 21, 2012, by and among Wells Fargo Bank, National Association, as Collateral Agent, Masonite Primeboard, Inc., as U.S. Borrower, Florida Made Door Co., as U.S. Borrower and Masonite Corporation, as Lead U.S. Borrower

4.1(h)*	Amendment No. 1 to U.S. Guaranty, dated as of December 21, 2012, by and among Wells Fargo Bank, National Association, as Administrative Agent, Masonite Primeboard, Inc., as U.S. Borrower, Florida Made Door Co., as U.S. Borrower and Masonite Corporation, as Lead U.S.Borrower

4.1(i)*	Amendment No. 1 to Canadian Security Agreement, dated as of December 21, 2012, by and among Wells Fargo Bank, National Association, as Collateral Agent, Masonite International Corporation, as Canadian Borrower and Les Portes Baillargeon Inc., as Canadian Guarantor

Exhibit No.	Description

4.1(j)*	Amendment No. 1 to Canadian Guarantee, dated as of December 21, 2012, by and among Wells Fargo Bank, National Association, as Administrative Agent, Masonite International Corporation, as Canadian Borrower and Les Portes Baillargeon Inc., as Canadian Guarantor

4.2*	Amended and Restated Indenture, dated as of March 9, 2012, among Masonite International Corporation, a British Columbia corporation, certain of its direct and indirect subsidiaries, as guarantors, and Wells Fargo Bank, National Association, a national banking association, as Trustee

4.3(a)*	Warrant Agreement, dated as of June 9, 2009, between Masonite Worldwide Holdings Inc. and Computershare Trust Company of Canada, as Warrant Agent

4.3(b)*	First Supplemental Trust Agreement, dated as of June 21, 2011, between Masonite Inc. and Computershare Trust Company of Canada, as Warrant Agent

10.1*	Form of Amended and Restated Shareholders Agreement

10.2*	Masonite International Corporation Deferred Compensation Plan, effective as of August 13, 2012

10.3(a)*	Masonite International Corporation 2012 Equity Incentive Plan

10.3(b)*	Form of Restricted Stock Unit Agreement Pursuant to the Masonite International Corporation 2012 Equity Incentive Plan for United States Directors

10.3(c)*	Form of Restricted Stock Unit Agreement Pursuant to the Masonite International Corporation 2012 Equity Incentive Plan for United States Employees

10.3(d)*	Form of Stock Appreciation Rights Agreement Pursuant to the Masonite International Corporation 2012 Equity Incentive Plan for United States Employees

10.3(e)*	Form of Amendment to Restricted Stock Unit Agreement Pursuant to the Masonite International Corporation 2012 Equity Incentive Plan

10.3(f)*	Form of Performance Restricted Stock Unit Agreement Pursuant to the Masonite International Corporation 2012 Equity Incentive Plan United States

10.3(g)*	First Amendment to Masonite International Corporation 2012 Equity Incentive Plan

10.4(a)*	Masonite Worldwide Holdings Inc. 2009 Equity Incentive Plan

10.4(b)*	Form of Restricted Stock Unit Agreement Pursuant to the Masonite Worldwide Holdings Inc. 2009 Equity Incentive Plan for Directors

10.4(c)*	Form of Restricted Stock Unit Agreement Pursuant to the Masonite Worldwide Holdings Inc. 2009 Equity Incentive Plan

10.4(d)*	Form of Stock Appreciation Rights Agreement Pursuant to the Masonite Worldwide Holdings Inc. 2009 Equity Incentive Plan

10.4(e)*	Form of Restricted Stock Unit Agreement Pursuant to the Masonite Worldwide Holdings Inc. 2009 Equity Incentive Plan for United States Executives

10.4(f)*	Form of Stock Appreciation Rights Agreement Pursuant to the Masonite Worldwide Holdings Inc. 2009 Equity Incentive Plan for United States Executives

10.4(g)*	Form of Restricted Stock Unit Agreement Pursuant to the Masonite Worldwide Holdings Inc. 2009 Equity Incentive Plan (2011 Grant)

10.4(h)*	Form of Stock Appreciation Rights Agreement Pursuant to the Masonite Worldwide Holdings Inc. 2009 Equity Incentive Plan (2011 Grant)

10.4(i)*	Form of Performance Restricted Stock Unit Agreement Pursuant to the Masonite Worldwide Holdings Inc. 2009 Equity Incentive Plan (2011 Grant)

10.4(j)*	Form of Restricted Stock Unit Agreement Pursuant to the Masonite Worldwide Holdings Inc. 2009 Equity Incentive Plan for United States Executives (Exchange Agreement)

Exhibit No.	Description

10.4(k)*	Form of Stock Appreciation Rights Agreement Pursuant to the Masonite Worldwide Holdings Inc. 2009 Equity Incentive Plan for United States Executives (Exchange Agreement)

10.4(l)*	Form of Amendment to Restricted Stock Unit Agreement Pursuant to the Masonite Worldwide Holdings Inc. 2009 Equity Incentive Plan

10.5(a)*	Amended and Restated Employment Agreement, dated as of December 31, 2012, by and between Masonite International Corporation and Frederick J. Lynch

10.5(b)*	Employment Agreement, dated as of December 31, 2012, by and between Masonite International Corporation and Mark J. Erceg

10.5(c)*	Amended and Restated Employment Agreement, dated as of November 1, 2012, by and between Masonite International Corporation and Lawrence Repar

10.5(d)*	Amended and Restated Employment Agreement, dated as of November 1, 2012, by and between Masonite International Corporation and Glenwood E. Coulter, Jr.

10.5(e)*	Amended and Restated Employment Agreement, dated as of November 1, 2012, by and between Masonite International Corporation and Gail N. Auerbach

10.6*	Form of Director and Officer Indemnification Agreement

21.1*	Subsidiaries of the Registrant

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement on Form 10 to be signed on its behalf by the undersigned, thereunto duly authorized.

Masonite International Corporation

By:	/s/ Mark J. Erceg
	Name:	Mark J. Erceg
	Title:	Executive Vice President and Chief Financial Officer

Date: August 19, 2013

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Masonite International Corporation

Porta Industries, Inc. and Subsidiary

Birchwood Lumber & Veneer Co., Inc.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Masonite International Corporation

Tampa, Florida

We have audited the accompanying consolidated balance sheet of Masonite International Corporation and subsidiaries (the “Company”) as of December 31, 2012 and the related consolidated statement of comprehensive income (loss), changes in equity, and cash flows for the year ended December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Masonite International Corporation and subsidiaries as of December 31, 2012, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Tampa, Florida

February 27, 2013

Report of Independent Registered Chartered Accountants

To the Board of Directors and Shareholders of

Masonite International Corporation

Tampa, Florida

We have audited the accompanying consolidated balance sheets of Masonite International Corporation and subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of comprehensive income (loss), changes in equity, and cash flows for each of the two years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Masonite International Corporation and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE LLP

Independent Registered Chartered Accountants

Licensed Public Accountants

February 27, 2013

Toronto, Canada

MASONITE INTERNATIONAL CORPORATION

Consolidated Statements of Comprehensive Income (Loss)

(In thousands of U.S. dollars, except per share amounts)

	Year Ended December 31,
	2012	2011	2010
Net sales	$1,676,005	$1,489,179	$1,383,271
Cost of goods sold	1,459,701	1,303,820	1,203,469

Gross profit	216,304	185,359	179,802
Selling, general and administration expenses	208,058	186,776	176,776
Restructuring costs	11,431	5,116	7,000

Operating income (loss)	(3,185)	(6,533)	(3,974)
Interest expense, net	31,454	18,068	245
Other expense (income), net	528	1,111	1,030

Income (loss) from continuing operations before income tax expense (benefit)	(35,167)	(25,712)	(5,249)
Income tax expense (benefit)	(13,365)	(21,560)	(11,396)

Income (loss) from continuing operations	(21,802)	(4,152)	6,147
Income (loss) from discontinued operations, net of tax	1,480	(303)	(1,718)

Net income (loss)	(20,322)	(4,455)	4,429
Less: Net income (loss) attributable to noncontrolling interest	2,923	2,079	1,390

Net income (loss) attributable to Masonite	$(23,245)	$(6,534)	$3,039

Earnings (loss) per common share attributable to Masonite:
Basic	$(0.84)	$(0.24)	$0.11
Diluted	$(0.84)	$(0.24)	$0.11
Earnings (loss) per common share from continuing operations attributable to Masonite:
Basic	$(0.89)	$(0.23)	$0.17
Diluted	$(0.89)	$(0.23)	$0.17
Comprehensive Income (loss):
Net income (loss)	$(20,322)	$(4,455)	$4,429
Other comprehensive income (loss):
Foreign exchange gain (loss)	7,953	(21,644)	(5,358)
Pension and other post-retirement adjustment	663	(18,927)	(5,897)
Amortization of actuarial net losses	1,689	—	—
Income tax benefit (expense) related to other comprehensive income (loss)	(1,635)	7,181	2,428

Comprehensive income (loss)	(11,652)	(37,845)	(4,398)
Less: comprehensive income (loss) attributable to noncontrolling interest	3,157	1,824	2,067

Comprehensive income (loss) attributable to Masonite	$(14,809)	$(39,669)	$(6,465)

See accompanying notes to the consolidated financial statements.

MASONITE INTERNATIONAL CORPORATION

Consolidated Balance Sheets

(In thousands of U.S. dollars, except share amounts)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$122,314	$109,205
Restricted cash	12,769	12,857
Accounts receivable, net	256,666	228,729
Inventories, net	208,783	209,041
Prepaid expenses	19,546	13,087
Assets held for sale	7,211	14,403
Income taxes receivable	6,502	7,677
Current deferred income taxes	18,681	13,754

Total current assets	652,472	608,753
Property, plant and equipment, net	648,360	632,655
Investment in equity investees	7,633	8,261
Goodwill	78,122	56,563
Intangible assets, net	219,624	198,502
Long-term deferred income taxes	14,502	10,860
Other assets, net	25,235	12,462

Total assets	$1,645,948	$1,528,056

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$93,311	$91,971
Accrued expenses	139,383	119,088
Income taxes payable	2,194	12,773
Current deferred income taxes	—	99

Total current liabilities	234,888	223,931
Long-term debt	378,848	275,000
Long-term income taxes payable	14,217	—
Long-term deferred income taxes	119,139	113,355
Other liabilities	61,041	67,287

Total liabilities	808,133	679,573
Commitments and Contingencies (Note 10)
Equity:
Share capital: unlimited shares authorized, 27,943,774 and 27,531,792 shares issued and outstanding as of December 31, 2012, and 2011, respectively	633,910	626,787
Additional paid-in capital	240,784	241,496
Accumulated deficit	(49,167)	(25,922)
Accumulated other comprehensive income (loss)	(18,984)	(27,728)

Total equity attributable to Masonite	806,543	814,633
Equity attributable to noncontrolling interests	31,272	33,850

Total equity	837,815	848,483

Total liabilities and equity	$1,645,948	$1,528,056

See accompanying notes to the consolidated financial statements.

MASONITE INTERNATIONAL CORPORATION

Consolidated Statements of Changes in Equity

(In thousands of U.S. dollars, except share and per share amounts)

	Common Shares Outstanding	Common Stock Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Equity Attributable to Masonite	Equity Attributable to Noncontrolling Interests	Total Equity
Balances as of January 1, 2010	27,500,005	$626,289	$354,630	$(22,427)	$16,887	$975,379	$38,113	$1,013,492
Net income (loss)				3,039		3,039	1,390	4,429
Other comprehensive income, net					(11,397)	(11,397)	677	(10,720)
Dividends to noncontrolling interests						—	(4,279)	(4,279)
Share based awards			9,625			9,625		9,625
Common shares issued for delivery of share based awards	23,536	369	(369)			—		—

Balances as of December 31, 2010	27,523,541	$626,658	$363,886	$(19,388)	$5,490	$976,646	$35,901	$1,012,547
Net income (loss)				(6,534)		(6,534)	2,079	(4,455)
Other comprehensive income, net					(33,218)	(33,218)	(255)	(33,473)
Dividends to noncontrolling interests						—	(3,875)	(3,875)
Share based awards			5,847			5,847		5,847
Common shares issued for delivery of share based awards	8,251	129	(129)			—		—
Return of capital on common stock, $4.54 per share			(128,108)			(128,108)		(128,108)

Balances as of December 31, 2011	27,531,792	$626,787	$241,496	$(25,922)	$(27,728)	$814,633	$33,850	$848,483
Net income (loss)				(23,245)		(23,245)	2,923	(20,322)
Other comprehensive income, net					8,744	8,744	234	8,978
Dividends to noncontrolling interests						—	(5,735)	(5,735)
Share based awards			6,517			6,517		6,517
Common shares issued for delivery of share based awards	411,982	7,123	(7,123)			—		—
Reduction of return of capital payable due to forfeitures of share based awards			(11)			(11)		(11)
Common shares withheld to cover income taxes payable due to delivery of share based awards (Note 8)			(95)			(95)		(95)

Balances as of December 31, 2012	27,943,774	$633,910	$240,784	$(49,167)	$(18,984)	$806,543	$31,272	$837,815

See accompanying notes to the consolidated financial statements.

MASONITE INTERNATIONAL CORPORATION

Consolidated Statements of Cash Flows

(In thousands of U.S. dollars)

	Year Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net income (loss)	$(20,322)	$(4,455)	$4,429
Adjustments to reconcile net income (loss) to net cash flow provided by (used in) operating activities, net of acquisitions:
Loss (income) from discontinued operations, net of tax	(1,480)	303	1,718
Depreciation	63,348	60,784	58,633
Amortization of intangible assets	15,076	10,569	8,092
Amortization of debt issue costs	587	832	—
Share based compensation expense	6,517	5,888	9,626
Deferred income taxes	(15,617)	(21,968)	(12,218)
Unrealized foreign exchange loss (gain)	179	801	351
Share of loss (income) from equity investees, net of tax	(718)	104	(234)
Dividend from equity investees	1,346	1,195	—
Pension and post-retirement expense (funding), net	(3,688)	(3,621)	(2,126)
Non-cash accruals and interest	583	3,561	396
Loss on sale of property, plant and equipment	2,724	3,654	1,301
Impairment charges	2,614	2,516	—
Changes in non-cash operating working capital:
Accounts receivable	(9,642)	(8,625)	7,238
Inventories	(3,090)	(8,969)	(366)
Income taxes receivable	1,241	(3,367)	(2,465)
Prepaid expenses	1,263	3,127	1,614
Income taxes payable	(1,518)	(8,289)	(4,181)
Accounts payable and accrued expenses	16,274	(1,109)	3,831

Net cash flow provided by (used in) operating activities - continuing operations	55,677	32,931	75,639
Net cash flow provided by (used in) operating activities - discontinued operations	(455)	(243)	(485)

Net cash flow provided by (used in) operating activities	55,222	32,688	75,154

Cash flows from investing activities:
Proceeds from sale of property, plant and equipment	1,474	2,800	812
Additions to property, plant and equipment	(48,419)	(42,413)	(57,823)
Cash used in acquisitions, net of cash acquired	(88,354)	(145,537)	(43,869)
Restricted cash	88	804	3,016
Other investing activities	(2,595)	(2,371)	(2,610)

Net cash flow provided by (used in) investing activities - continuing operations	(137,806)	(186,717)	(100,474)
Net cash flow provided by (used in) investing activities - discontinued operations	1,703	—	2,500

Net cash flow provided by (used in) investing activities	(136,103)	(186,717)	(97,974)

Cash flows from financing activities:
Proceeds from issuance (repayment) of long-term debt	103,500	275,000	(134)
Payment of financing costs	(2,035)	(9,525)	—
Distributions to non-controlling interests	(5,735)	(3,875)	(4,279)
Return of capital paid	(1,500)	(124,995)	—

Net cash flow provided by (used in) financing activities - continuing operations	94,230	136,605	(4,413)
Net cash flow provided by (used in) financing activities - discontinued operations	—	—	(384)

Net cash flow provided by (used in) financing activities	94,230	136,605	(4,797)

Net foreign currency translation adjustment on cash	(240)	5,579	(3,569)

Increase (decrease) in cash and cash equivalents	13,109	(11,845)	(31,186)
Cash and cash equivalents, beginning of period	109,205	121,050	152,236

Cash and cash equivalents, at end of period	$122,314	$109,205	$121,050

See accompanying notes to the consolidated financial statements.

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars)

1. Business Overview and Significant Accounting Policies

Masonite International Corporation (“Masonite” or the “Company”) is one of the largest manufacturers of doors in the world, with significant market share in both interior and exterior door products. Masonite operates 65 manufacturing locations in 12 countries and sells doors to customers in countries throughout the world, including the United States, Canada, France, the United Kingdom, South Africa and Mexico.

Basis of Presentation

These consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These consolidated financial statements include the accounts of Masonite International Corporation, a company incorporated under the laws of British Columbia, and its subsidiaries, as of December 31, 2012, and December 31, 2011, and for the years ended December 31, 2012, 2011 and 2010.

The Company’s fiscal year is the 52- or 53-week period ending on the Sunday closest to December 31. In a 52-week year, each fiscal quarter consists of 13 weeks. For ease of disclosure, the 52-week periods ending on December 30, 2012, January 1, 2012, and January 2, 2011, are referred to as ending on December 31, 2012, 2011 and 2010, respectively.

Amalgamation of Masonite Inc. and Masonite International Corporation

Effective July 4, 2011, pursuant to articles of amalgamation under the Canadian Business Corporations Act, Masonite Inc., the prior reporting entity, was amalgamated with Masonite International Corporation, a British Columbia corporation, to form an amalgamated corporation named Masonite International Corporation, also a British Columbia corporation.

The amalgamation had no impact, other than related expenses, on the Company’s consolidated balance sheets or statements of comprehensive income (loss), changes in equity or cash flows as of December 31, 2011, or for the years ended December 31, 2011 and 2010.

Changes in Accounting Standards and Policies

In September 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-08, “Testing Goodwill for Impairment.” This ASU addresses annual impairment testing for goodwill as contemplated in Accounting Standards Codification (“ASC”) 350, “Intangibles–Goodwill and Other,” and permits an entity to first perform an assessment of qualitative factors to determine whether goodwill is impaired. If the qualitative assessment leads to the determination that it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, then performing the current two-step quantitative impairment test is unnecessary. The guidance is effective for all reporting periods, including interim periods, beginning after December 15, 2011, and early adoption is permitted. The Company has early adopted this guidance beginning in the year ended December 31, 2011, which did not have a material impact on the Company’s reported results of operations, cash flows or financial position.

In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-05, which provides an entity with the option to present the total of comprehensive income, the components of net income and the components of other comprehensive income in either a single continuous statement of comprehensive income, or in two separate but consecutive statements. In the single continuous statement, an entity is required to present the components of net income and total net income, the components of

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

other comprehensive income and a total for other comprehensive income, along with a total for comprehensive income in that statement. These changes apply to both annual and interim financial statements, and should be applied retrospectively. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of this standard only impacted the location of the disclosure of comprehensive income within the financial statements and did not result in any change to the accounting treatment of comprehensive income.

In May 2011, the FASB issued ASU 2011-04, which changes the wording used to describe the requirements in GAAP for measuring fair value and disclosing information about fair value measurements. This ASU is effective for interim and annual periods beginning after December 15, 2011, and should be applied prospectively. The adoption of this standard did not have any impact on the Company’s reported disclosures.

Other Recent Accounting Pronouncements

In July 2012, the FASB issued ASU 2012-02, “Testing Indefinite-Lived Intangible Assets for Impairment.” This ASU addresses annual impairment testing for indefinite-lived intangible assets other than goodwill as contemplated in ASC 350, “Intangibles—Goodwill and other,” and was issued to simplify how an entity tests indefinite-lived intangible assets other than goodwill for impairment by permitting an entity to perform a qualitative assessment to determine whether an indefinite-lived intangible asset other than goodwill is impaired. If the qualitative assessment leads to the determination that it is more likely than not that an indefinite-lived intangible asset other than goodwill is impaired, further impairment testing is necessary using the current two-step quantitative impairment test. This pronouncement is effective for reporting periods beginning after September 15, 2012, and early adoption is permitted. The Company is in the process of evaluating this guidance, which is not expected to have a material impact on its consolidated financial statements.

Summary of Significant Accounting Policies

(a)	Principles of consolidation:

These consolidated financial statements include the accounts of the Company and its subsidiaries and the accounts of any variable interest entities for which the Company is the primary beneficiary. Intercompany accounts and transactions have been eliminated upon consolidation. The results of subsidiaries acquired during the periods presented are consolidated from their respective dates of acquisition using the acquisition method.

(b)	Translation of consolidated financial statements into U.S. dollars:

These consolidated financial statements are expressed in U.S. dollars. The accounts of certain self-sustaining foreign operations of the Company are maintained in functional currencies other than the U.S. dollar. Assets and liabilities have been translated into U.S. dollars at the exchange rates prevailing at the end of the period and results of operations at the average exchange rates for the period. Unrealized exchange gains and losses arising from the translation of the financial statements of the Company’s non-U.S. functional currency operations are accumulated in the cumulative translation adjustments account in accumulated other comprehensive income (loss). Gains and losses arising from international intercompany transactions that are of a long-term investment nature are reported in the same manner as translation gains and losses. Realized exchange gains and losses are included in net income (loss) for the periods presented.

(c)	Cash and cash equivalents:

Cash includes cash equivalents which are short-term highly liquid investments with original maturities of three months or less.

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

(d)	Restricted cash:

Restricted cash includes cash the Company has placed as collateral for letters of credit.

(e)	Accounts receivable:

The Company records accounts receivable as its products are received by its customers. The Company’s customers are primarily retailers, distributors and contractors. The Company records an allowance for doubtful accounts for known collectability issues, as such issues relate to specific transactions or customer balances. When it becomes apparent, based on age or customer circumstances, that such amounts will not be collected, they are expensed as bad debt and payments subsequently received are credited to the bad debt expense account, included within selling, general and administration expense in the consolidated statements of comprehensive income (loss). Generally, the Company does not require collateral for its accounts receivable.

(f)	Inventories:

Raw materials are valued at the lower of cost or market value, where market value is determined using replacement cost. Finished goods are valued at the lower of cost or net realizable value. Cost is determined on a first in, first out basis. In determining the net realizable value, the Company considers factors such as yield, turnover, expected future demand and past experience.

The cost of inventories includes all costs of purchase, costs of conversion and other costs incurred in bringing the inventories to their present location and condition. The costs of conversion of inventories include costs directly related to the units of production, such as direct labor. They also include a systematic allocation of fixed and variable production overheads that are incurred in converting raw materials into finished goods. Fixed production overheads are those indirect costs of production that remain relatively constant regardless of the volume of production, such as depreciation and maintenance of factory buildings and equipment, and the cost of factory management and administration. Variable production overheads are those indirect costs of production that vary directly, or nearly directly, with the volume of production, such as indirect materials and indirect labor.

To determine the cost of inventory, the Company allocates fixed expenses to the cost of production based on the normal capacity, which refers to a range of production levels and is considered the production expected to be achieved over a number of periods or seasons under normal circumstances, taking into account the loss of capacity resulting from planned maintenance. Fixed overhead costs allocated to each unit of production should not increase due to abnormally low production. Those excess costs are recognized as a current period expense. When a production facility is completely shut down temporarily, it is considered idle, and all related expenses are charged to cost of goods sold.

The following sets forth the amounts of inventory on hand as of December 31, 2012 and 2011:

(In thousands)	December 31, 2012	December 31, 2011
Raw materials	$138,997	$126,728
Finished goods	69,786	82,313

	$208,783	$209,041

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

The Company carries an inventory provision, which is the result of obsolete or aged inventory and storeroom materials. The following is a rollforward of the Company’s inventory provision:

	Year Ended December 31,
(In thousands)	2012	2011	2010
Balance at beginning of period	$10,520	$11,415	$13,736
Additions charged to expense	2,158	1,012	267
Deductions	(5,117)	(1,907)	(2,588)

Balance at end of period	$7,561	$10,520	$11,415

(g)	Property, plant and equipment:

Property, plant and equipment are stated at cost. Depreciation is recorded based on the carrying values of buildings, machinery and equipment using the straight-line method over the estimated useful lives set forth as follows:

Useful Life (Years)
Buildings	20 - 40
Machinery and equipment
Tooling	12
Machinery and equipment	5 - 12
Molds and dies	20 - 25
Fixtures and fittings	10 - 12
Distribution and delivery equipment	5
Office and data processing equipment	3 - 10

Improvements and major maintenance that extend the life of an asset are capitalized; other repairs and maintenance are expensed as incurred. When assets are retired or otherwise disposed, their carrying values and accumulated depreciation are removed from the accounts.

Property, plant and equipment are tested for impairment when events or changes in circumstances indicate that the carrying value of an asset or asset group may not be recoverable. An impairment loss is recognized when the carrying amount of an asset or asset group being tested for recoverability exceeds the sum of the undiscounted cash flows expected from its use and disposal. Impairments are measured as the amount by which the carrying amount of the asset or asset group exceeds its fair value, as determined using a discounted cash flows approach when quoted market prices are not available.

(h)	Goodwill:

The Company uses the acquisition method of accounting for all business combinations. The Company evaluates all business combinations for intangible assets that should be recognized apart from goodwill. Goodwill adjustments are recorded for the effect on goodwill of changes to net assets acquired during the measurement period (up to one year from the date of acquisition) for new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date.

Goodwill is not amortized, but instead is tested annually for impairment on November 30, or more frequently if events or changes in circumstances indicate the carrying amount may not be recoverable. The test for impairment

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

is performed at the reporting unit level by comparing the reporting unit’s carrying amount to its fair value. Possible impairment in goodwill is first analyzed using qualitative factors such as macroeconomic and market conditions, changing costs and actual and projected performance, amongst others, to determine whether it is more likely than not that the book value of the reporting unit exceeds its fair value. If it is determined more likely than not that the book value exceeds fair value, a quantitative analysis is performed to test for impairment. When quantitative steps are determined necessary, the fair values of the reporting units are estimated through the use of discounted cash flow analyses and market multiples. If the carrying amount exceeds fair value, then goodwill is impaired. Any impairment in goodwill is measured by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation and comparing the notional goodwill from the fair value allocation to the carrying value of the goodwill. There were no impairment charges recorded against goodwill in any period presented.

(i)	Intangible assets:

Intangible assets with definite lives include customer relationships, non-compete agreements, patents, system software development, supply agreements and acquired trademarks and tradenames. Definite lived intangible assets are amortized on a straight-line basis over their estimated useful lives. Information pertaining to estimated useful lives of intangible assets is as follows:

Estimated Useful Life
Customer relationships	Over expected relationship period, not exceeding 10 years
Non-compete agreements	Over life of the agreement
Patents	Over expected useful life, not exceeding 17 years
System software development	Over expected useful life, not exceeding 5 years
Supply agreements	Over life of the agreement
Acquired trademarks and tradenames	Over expected useful life

Amortizable intangible assets are tested for impairment whenever events or changes in circumstances indicate that the carrying value may be greater than fair value. An impairment loss is recognized when the estimate of undiscounted future cash flows generated by such assets is less than the carrying amount. Measurement of the impairment loss is based on the fair value of the asset. Fair value is measured using discounted cash flows.

Indefinite lived intangible assets are not amortized, but instead are tested for impairment annually on November 30, or more frequently if events or circumstances indicate the carrying value may exceed the fair value.

There were no impairment charges recorded against definite or indefinite lived intangible assets in any period presented, other than those included within restructuring charges in 2012, as discussed in Note 11.

(j)	Deferred income taxes:

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the deferred tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income in the period that includes

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

the date of enactment. A valuation allowance is recorded to reduce deferred tax assets to an amount that is anticipated to be realized on a more likely than not basis.

The Company accounts for uncertain taxes in accordance with ASC 740, “Income Taxes”. The initial benefit recognition model follows a two-step approach. First the Company evaluates if the tax position is more likely than not of being sustained if audited based solely on the technical merits of the position. Second, the Company measures the appropriate amount of benefit to recognize. This is calculated as the largest amount of tax benefit that has a greater than 50% likelihood of ultimately being realized upon settlement. Subsequently at each reporting date, the largest amount that has a greater than 50% likelihood of ultimately being realized, based on information available at that date, will be measured and recognized.

The Company recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the consolidated statements of comprehensive income (loss). Accrued interest and penalties are included within the related tax liability line in the consolidated balance sheets.

The Company has outside basis differences as well as undistributed earnings in its foreign subsidiaries. For those subsidiaries in which the Company is considered to be indefinitely reinvested, no provision for Canadian income or local country withholding taxes has been recorded. Upon curing of the outside basis difference and/or repatriation of those earnings, in the form of dividends or otherwise, the Company may be subject to both Canadian income taxes and withholding taxes payable to the various foreign countries. For those subsidiaries where the earnings are not considered indefinitely reinvested, taxes have been provided as required. The determination of the unrecorded deferred income tax liability for temporary differences related to investments in foreign subsidiaries that are considered to be indefinitely reinvested is not considered practical.

(k)	Employee future benefits:

The Company maintains defined benefit pension plans. Earnings are charged with the cost of benefits earned by employees as services are rendered. The cost reflects management’s best estimates of the pension plans’ expected investment yields, wage and salary escalation, mortality of members, terminations and the ages at which members will retire. Changes in these assumptions could impact future pension expense. The excess of the net actuarial gain (loss) over 10% of the greater of the benefit obligation or fair value of plan assets at the beginning of the year is amortized over the average remaining service lives of the members. The average remaining service life of the members was 11 years in 2012 and 12 years in both 2011 and 2010 for the United States defined benefit pension plan. For the United Kingdom defined benefit plan, the average remaining service life of the members was 10 years in 2012 and 2011 and 11 years in 2010.

Assets are valued at fair value for the purpose of calculating the expected return on plan assets. Past service costs arising from plan amendments are amortized on a straight-line basis over the average remaining service period of employees active at the date of amendment.

When a restructuring of a benefit plan gives rise to both a curtailment and a settlement of obligations, the curtailment is accounted for prior to the settlement. Curtailment gains are offset against unrecognized losses and any excess gains and all curtailment losses are recorded in the period in which the curtailment occurs.

(l)	Restructuring costs:

All salary-related severance benefits are accrued and expensed when a plan has been put into place, the plan has received approval from the appropriate level of management and the benefit is probable and reasonably

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

estimable, which is generally when the decision to terminate the employee is made by management of sufficient authority. A liability and expense are recorded for termination benefits based on their fair value when it is probable that employees will be entitled to the benefits, and the amount can be reasonably estimated. This occurs when management approves and commits the Company to the obligation, management’s termination plan specifically identifies all significant actions to be taken, actions required to fulfill management’s plan are expected to begin as soon as possible and significant changes to the plan are not likely. All salary-related non-contractual benefits are accrued and expensed at fair value at the communication date.

In addition to salary-related costs, the Company incurs other restructuring costs when facilities are closed or capacity is realigned within the organization. A liability and expense are recorded for contractual exit activities when the Company terminates the contract within the provisions of the agreement, generally by way of written notice to the counterparty. For non-contractual exit activities, a liability and expense are measured at fair value in the period in which the liability is incurred.

Restructuring-related costs are presented separately in the consolidated statements of comprehensive income (loss) whereas non-restructuring severance benefits are charged to cost of goods sold or selling, general and administration expense depending on the nature of the job responsibilities.

(m)	Financial instruments:

The Company has applied a framework consistent with ASC 820, “Fair Value Measurement and Disclosure”, and has disclosed all financial assets and liabilities measured at fair value and non-financial assets and liabilities measured at fair value on a non-recurring basis (at least annually).

The Company classifies and discloses assets and liabilities carried at fair value in one of the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

The estimated fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale. These estimates, although based on the relevant market information about the financial instrument, are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(n)	Share based compensation expense:

The Company has a share based compensation plan, which is described in detail in Note 7. The Company applies the fair value method of accounting using comprehensive valuation models, including the Black-Scholes-Merton option pricing model, to determine the compensation expense.

(o)	Revenue recognition:

Revenue from the sale of products is recognized when the customer takes title and assumes the risks and benefits of ownership. Revenue is recorded at the time of shipment for sales transactions with terms designated as free on

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

board shipping point and at the time the product is delivered to the customer for sales transactions with terms designated as free on board destination. Volume rebates to customers are considered as a reduction of the sales price of the Company’s products. Accordingly, revenue is reported net of such rebates. Shipping and other transportation costs charged to buyers are recorded in both revenues and cost of goods sold in the consolidated statements of comprehensive income (loss).

(p)	Product warranties:

The Company warrants certain qualitative attributes of its door products. The Company has recorded provisions for estimated warranty and related costs based on historical experience and periodically adjusts these provisions to reflect actual experience. The following is a rollforward of the Company’s warranty provision:

	Year Ended December 31,
(In thousands)	2012	2011	2010
Balance at beginning of period	$1,366	$1,595	$1,960
Additions charged to expense	1,470	1,033	1,466
Deductions	(1,468)	(1,262)	(1,831)

Balance at end of period	$1,368	$1,366	$1,595

(q)	Vendor rebates:

The Company accounts for cash consideration received from a vendor as a reduction of cost of goods sold and inventory, in the consolidated statements of comprehensive income (loss) and consolidated balance sheets, respectively. The cash consideration received represents agreed-upon vendor rebates that are earned in the normal course of operations.

(r)	Advertising costs:

The Company recognizes advertising costs as they are incurred. Advertising costs were $6.1 million, $4.9 million and $6.2 million in the years ended December 31, 2012, 2011 and 2010, respectively. Advertising costs incurred primarily relate to tradeshows and are included within selling, general and administration expense in the consolidated statements of comprehensive income (loss).

(s)	Research and development costs:

The Company recognizes research and development costs as they are incurred. Research and development costs were $4.6 million, $4.1 million and $4.3 million in the years ended December 31, 2012, 2011 and 2010 respectively. Research and development costs incurred primarily relate to the development of new products and the improvement of manufacturing processes, and are primarily included within cost of goods sold in the consolidated statements of comprehensive income (loss). These costs exclude the significant investments in other areas such as advanced automation and e-commerce.

(t)	Insurance losses and proceeds:

All involuntary conversions of property, plant and equipment are recorded as losses within loss (gain) on disposal of property, plant and equipment, which is included within selling, general and administration expense in the consolidated statements of comprehensive income (loss) and as reductions to property, plant and

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

equipment in the consolidated balance sheets. Any subsequent proceeds received for insured losses of property, plant and equipment are also recorded as gains within loss (gain) in disposal of property, plant and equipment, and are classified as cash flows from investing activities in the consolidated statements of cash flows in the period in which the cash is received. Proceeds received for business interruption recoveries are recorded as a reduction to selling, general and administration expense in the consolidated statements of comprehensive income (loss) and are classified as cash flows from operating activities in the consolidated statements of cash flows in the period in which the an acknowledgment from the insurance carrier of settlement or partial settlement of a non-refundable nature has been presented to the Company.

(u)	Discontinued operations:

The Company accounts for discontinued operations by segregating assets, liabilities and earnings (net of tax) in the consolidated balance sheets and consolidated statements of comprehensive income (loss), respectively. Operations are classified as discontinued when the operations and cash flows of the component of the Company have been or will be eliminated as a result of a disposal transaction and the Company will not have any significant continuing involvement in the operations of the component after disposal.

(v)	Equity investments:

The Company accounts for investments in affiliates of between 20% and 50% ownership, over which the Company has significant influence, using the equity method. The Company records its share of earnings of the affiliate within other expense (income) in the consolidated statements of comprehensive income (loss) and dividends as a reduction of the investment in the affiliate in the consolidated balance sheets when declared.

(w)	Segment Reporting:

The Company’s reportable segments are organized and managed principally by geographic region: North America; Europe, Asia and Latin America; and Africa. The North America reportable segment is the aggregation of the following operating segments: Retail, Wholesale and Commercial. The Europe, Asia and Latin America reportable segment is the aggregation of the following operating segments: United Kingdom, France, Central Eastern Europe, Asia & South America and Israel. Operating segments are aggregated into reportable segments only if they exhibit similar economic characteristics. In addition to similar economic characteristics the Company also considers the following factors in determining the reportable segments: the nature of business activities, the management structure directly accountable to the Company’s chief operating decision maker (CODM) for operating and administrative activities, availability of discrete financial information and information presented to the Board of Directors and investors.

(x)	Use of estimates:

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of net sales and expenses during the reporting periods. During 2012, there were no material changes in the methods or policies used to establish estimates and assumptions. Matters subject to significant estimation and judgment include the valuation of the allowance for doubtful accounts; the realizable values of inventories; the valuation of acquired tangible assets and liabilities; the determination of the fair value of financial instruments; the determination of the fair value of goodwill and intangible assets and the useful lives of intangible assets and long-lived assets, as well as the determination of impairment thereon; the determination of obligations under

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

employee future benefit plans; the determination of the valuation of share based awards; and the recoverability of deferred tax assets and uncertain tax positions. Actual results may differ significantly from the Company’s estimates.

2. Acquisitions

2012 Acquisitions

On August 1, 2012, the Company completed the acquisition of Portes Lemieux Inc. (“Lemieux”), headquartered in Windsor, Quebec, for total consideration of $22.1 million, net of cash acquired. The Company acquired 100% of the equity interests in Lemieux through the purchase of all of the outstanding shares of common stock at the acquisition date. Lemieux manufactures interior and exterior stile and rail wood doors for residential applications at its two facilities in Windsor, Quebec. The excess purchase price over the fair value of net tangible and intangible assets acquired of $0.4 million was allocated to goodwill. The goodwill principally represents anticipated synergies to be gained from the integration into the Company’s North American wood door business. This goodwill is not deductible for tax purposes and relates to the North America segment. The acquisition of Lemieux complements Masonite’s residential wood door business and provides an additional strategic growth platform for the Company.

On April 20, 2012, the Company completed the acquisition of Algoma Holding Company (“Algoma”), headquartered in Algoma, Wisconsin, for total consideration of $55.6 million, net of cash acquired. The Company acquired 100% of the equity interests in Algoma through the purchase of all of the outstanding shares of common stock at the acquisition date. Algoma manufactures interior wood doors and components for commercial and architectural applications at its facilities in Algoma, Wisconsin, and Jefferson City, Tennessee. The acquisition of Algoma complements Masonite’s existing Marshfield, Mohawk and Baillargeon branded commercial and architectural interior wood door business and provides strategic growth opportunities for the Company in its Architectural DoorSystems business in North America. The excess purchase price over the fair value of net tangible and intangible assets acquired of $20.0 million was allocated to goodwill. The goodwill principally represents anticipated synergies to be gained from the integration into the Company’s Architectural DoorSystems business. This goodwill is not deductible for tax purposes and relates to the North America segment.

On March 26, 2012, the Company completed the acquisition of Les Portes Baillargeon, Inc. (“Baillargeon”), headquartered in St. Ephrem, Quebec, for total consideration of $9.9 million. The Company acquired 100% of the equity interests in Baillargeon through the purchase of all of the outstanding shares of common stock at the acquisition date. Baillargeon is a Canadian manufacturer of interior wood doors for commercial and architectural applications. The Baillargeon acquisition strengthens the Company’s Architectural DoorSystems business in North America. The excess purchase price over the fair value of net tangible and intangible assets acquired of $1.1 million was allocated to goodwill. The goodwill principally represents anticipated synergies to be gained from the integration into the Company’s Architectural DoorSystems business. This goodwill is not deductible for tax purposes and relates to the North America segment.

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

The aggregate consideration paid for acquisitions during 2012 was as follows:

(In thousands)	Lemieux Acquisition	Algoma Acquisition	Baillargeon Acquisition	Total 2012 Acquisitions
Accounts receivable	$3,547	$8,874	$3,105	$15,526
Inventory	6,013	6,391	1,758	14,162
Property, plant and equipment	15,148	9,658	7,054	31,860
Goodwill	397	20,049	1,113	21,559
Intangible assets	3,900	28,600	—	32,500
Deferred income taxes	(3,023)	(11,866)	(929)	(15,818)
Other assets and liabilities, net	(3,915)	(6,073)	(2,158)	(12,146)

Cash consideration, net of cash acquired	$22,067	$55,633	$9,943	$87,643

The fair values of intangible assets acquired are based on management’s estimates and assumptions including variations of the income approach, the cost approach and the market approach. Intangible assets acquired from Lemieux and Algoma consist of customer relationships, and will be amortized over the weighted average amortization period of 7.8 years. The intangible assets are not expected to have any residual value. The transaction costs for acquisitions during the year ended December 31, 2012, totaled $0.9 million and are expensed as incurred; the expense for which is included in selling, general and administration expense in the consolidated statements of comprehensive income (loss).

The gross contractual value of acquired trade receivables was $5.1 million, $9.0 million and $3.1 million from Lemieux, Algoma and Baillargeon, respectively.

The following schedule represents the amounts of revenue and earnings which have been included in the consolidated statements of comprehensive income (loss) for the periods indicated subsequent to the respective acquisition dates:

	Year Ended December 31, 2012
(In thousands)	Lemieux	Algoma	Baillargeon	Total
Net sales	$17,296	$47,179	$15,843	$80,318
Net income (loss) attributable to Masonite	681	1,024	1,021	2,726

2011 Acquisitions

On November 1, 2011, the Company completed the acquisition of Birchwood Lumber & Veneer Co., Inc. (“Birchwood”), headquartered in Birchwood, Wisconsin, for total consideration of $41.0 million, net of cash acquired. The Company acquired 100% of the equity interests in Birchwood through the purchase of all of the outstanding shares of common stock at the acquisition date. Birchwood is one of North America’s largest producers of commercial and architectural flush wood door skins. The Birchwood acquisition enhances the Company’s position as a leader in the manufacturing and distribution of components for residential, commercial and architectural interior wood doors. The excess purchase price over the fair value of net tangible and intangible assets acquired of $8.8 million was allocated to goodwill and relates to the North America segment. The goodwill principally represents anticipated synergies to be gained from the vertical integration into the Company’s Architectural DoorSystems business. Under Section 338 of the Internal Revenue Code, the acquisition was treated as if it was an asset purchase. Generally, the tax basis of the assets will equal the fair market value at the time of the acquisition and goodwill is deductible for tax purposes.

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

On August 8, 2011, the Company completed the acquisition of Marshfield DoorSystems, Inc. (“Marshfield”), headquartered in Marshfield, Wisconsin, for total consideration of $102.4 million, net of cash acquired. The Company acquired 100% of the equity interests in Marshfield through the purchase of all of the outstanding shares of common stock at the acquisition date. Marshfield is a leading provider of interior wood doors and door components for commercial and architectural applications. The Marshfield acquisition provides Masonite’s customers with a wider range of innovative door products and provides the Company with strategic growth in its Architectural DoorSystems business. The excess purchase price over the fair value of net tangible and intangible assets acquired of $45.6 million was allocated to goodwill. The goodwill principally represents anticipated synergies to be gained from the vertical integration into the Company’s Architectural DoorSystems business. This goodwill is not deductible for tax purposes and relates to the North America Segment.

Prior to acquisition, Marshfield experienced a loss of certain property, plant and equipment, as well as partial and temporary business interruption due to an explosion that impacted a portion of its manufacturing facility in Marshfield, Wisconsin. Losses related to the event were recognized by Marshfield prior to acquisition. Marshfield was insured for these losses, including business interruption. The Company has recognized a partial settlement of $3.3 million during 2012 with the insurance carrier for business interruption which has been recorded as a reduction to selling, general and administration expense in the consolidated statements of comprehensive income (loss). The remaining amount of business interruption insurance which ultimately may be recovered cannot be reasonably estimated at this time. Proceeds are further disclosed in the consolidated statements of cash flows with proceeds relating to property, plant and equipment losses included as cash flows from investing activities and business interruption proceeds as operating activities.

The aggregate consideration paid to acquire the two companies in 2011 was as follows:

(In thousands)	Birchwood Acquisition	Marshfield Acquisition	Total 2011 Acquisitions
Accounts receivable	$4,507	$15,730	$20,237
Inventory	5,478	9,197	14,675
Property, plant and equipment	7,308	32,650	39,958
Goodwill	8,797	45,590	54,387
Intangible assets	16,650	25,790	42,440
Deferred income taxes	—	(17,689)	(17,689)
Other assets and liabilities, net	(1,744)	(8,891)	(10,635)

Cash consideration, net of cash acquired	$40,996	$102,377	$143,373

The fair values of tangible assets acquired and liabilities assumed were based on the information that was available as of the acquisition date. The fair values of intangible assets acquired are based on management’s estimates and assumptions including variations of the income approach, the cost approach and the market approach. Intangible assets acquired from Birchwood and Marshfield consist of customer relationships, and will be amortized over the weighted average amortization period of 9.6 years. The intangible assets are not expected to have any residual value. The transaction costs for acquisitions during the year ended December 31, 2012, totaled $1.9 million and are expensed as incurred; the expense for which is included in selling, general and administration expense in the consolidated statements of comprehensive income (loss).

The gross contractual value of acquired trade receivables was $4.5 million and $16.2 million from Birchwood and Marshfield, respectively.

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

The following schedule represents the amounts of revenue and earnings which have been included in the consolidated statements of comprehensive income (loss) during for the periods indicated subsequent to the respective acquisition dates:

	Year Ended December 31, 2012
(In thousands)	Birchwood	Marshfield	Total
Net sales	$36,446	$103,113	$139,559
Net income (loss) attributable to Masonite	5,768	9,041	14,809

	Year Ended December 31, 2011
(In thousands)	Birchwood	Marshfield	Total
Net sales	$5,078	$41,101	$46,179
Net income (loss) attributable to Masonite	166	620	786

2010 Acquisitions

On October 10, 2010, the Company purchased substantially all of the assets of Lifetime Doors Inc. (“Lifetime”), headquartered in Farmington Hills, Michigan, for total consideration of $28.0 million. The total consideration was subject to certain hold backs, of which $3.1 million remains held back as of December 31, 2012. The assets acquired included land and buildings associated with seven facilities, of which, six have been subsequently closed. Three of these closed facilities have subsequently sold, as described in Note 5, “Property, Plant and Equipment”.

In 2010, the Company acquired selected assets of three door manufacturers in India. In June 2010, the Company executed the strategic purchase of selected assets of two leading door manufacturers in India: Feroke Boards Ltd., located at Aluva near Cochin, Kerala State; and Mahsim High Tech Fab Ltd., located at Chanalon Industrial Area near Mohali, Punjab State. In August 2010, the Company purchased selected assets of a third leading door manufacturer in India: Standard Doors, located at Medchal, Hyderabad in the Andhra Pradesh State. Total combined consideration for the Indian asset purchases was $9.1 million. The total consideration was subject to hold backs, of which $0.5 million remains held back as of December 31, 2012.

In March 2010, the Company acquired substantially all of the assets of Ledco, Inc. (“Ledco”), located in Shelbyville, Kentucky, for total consideration of $12.8 million. The excess purchase price over the fair value of net tangible and intangible assets acquired of $2.2 million was allocated to goodwill. This goodwill is deductible for tax purposes and relates to the North America segment. The total consideration was subject to certain hold backs, of which $0.2 million remains held back as of December 31, 2012.

The acquisition hold back reserves are reported within accrued expenses in the consolidated balance sheets.

The aggregate consideration paid for the 2010 acquisitions was as follows:

(In thousands)	Lifetime Acquisition	India Acquisitions	Ledco Acquisition	Total 2010 Acquisitions
Property, plant and equipment	14,319	543	1,892	16,754
Goodwill	—	—	2,176	2,176
Intangible assets	8,237	12,691	4,925	25,853
Other assets and liabilities, net	5,444	(4,104)	3,851	5,191

Cash consideration	28,000	9,130	12,844	49,974
Held back consideration	4,235	456	1,414	6,105

Cash consideration, net of hold backs	$23,765	$8,674	$11,430	$43,869

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

Intangible assets acquired primarily consisted of customer relationships and a supply agreement, and are being amortized over the weighted average amortization period of 6.7 years. The intangible assets are not expected to have any residual value.

The Company acquired $2.1 million and $2.4 million of receivables as part of the Lifetime and Ledco acquisitions, respectively.

Pro Forma Information

The following unaudited pro forma financial information represents consolidated financial information as if the Company’s acquisitions had been included in the consolidated results of the Company beginning on January 1 of the year prior to their respective acquisition dates. The pro forma results have been derived from certain audited and unaudited 2012, 2011 and 2010 financial results of the acquired entities. The pro forma results have been calculated after adjusting the results of the acquired entities to remove intercompany transactions and transaction costs incurred and to reflect the additional depreciation and amortization that would have been charged assuming the fair value adjustments to inventory, property, plant and equipment and intangible assets had been applied on January 1 of the year prior to acquisition, together with the consequential tax effects. The pro forma results do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisitions; the costs to combine the companies’ operations; or the costs necessary to achieve these costs savings, operating synergies and revenue enhancements. The pro forma results do not necessarily reflect the actual results of operations of the combined companies under ownership and operation of the Company.

In the tables that follow, the acquisitions of Lemieux, Algoma and Baillargeon were treated as if they had occurred on January 1, 2011, the acquisitions of Birchwood and Marshfield were treated as if they had occurred on January 1, 2010, and the acquisitions of Lifetime, the Indian entities and Ledco were treated as if they had occurred on January 1, 2009.

	Year Ended December 31, 2012
(In thousands, except per share amounts)	Masonite	2012 Acquisitions	Pro Forma
Net sales	$1,676,005	$50,267	$1,726,272
Net income (loss) attributable to Masonite	(23,245)	1,298	(21,013)
Basic earnings (loss) per common share	$(0.84)		$(0.79)
Diluted earnings (loss) per common share	$(0.84)		$(0.79)

	Year Ended December 31, 2011
(In thousands, except per share amounts)	Masonite	2012 Acquisitions	2011 Acquisitions	Pro Forma
Net sales	$1,489,179	$129,715	$104,616	$1,723,510
Net income (loss) attributable to Masonite	(6,534)	2,885	4,622	973
Basic earnings (loss) per common share	$(0.24)			$0.04
Diluted earnings (loss) per common share	$(0.24)			$0.03

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

	Year Ended December 31, 2010
(In thousands, except per share amounts)	Masonite	2011 Acquisitions	2010 Acquisitions	Pro Forma
Net sales	$1,383,271	$148,268	$28,653	$1,560,192
Net income (loss) attributable to Masonite	3,039	4,992	(2,294)	5,737
Basic earnings (loss) per common share	$0.11			$0.21
Diluted earnings (loss) per common share	$0.11			$0.21

3. Goodwill and Intangible Assets

For the years ended December, 31, 2012 and 2011, the changes in the carrying amount of goodwill are as follows:

(In thousands)	North America Segment
January 1, 2011	$2,176
Goodwill from 2011 acquisitions	54,387

December 31, 2011	56,563
Goodwill from 2012 acquisitions	21,559
December 31, 2012	$78,122

For the years ended December 31, 2012 and December 31, 2011, the changes in the carrying amount if intangible assets were as follows:

(In thousands)	Customer Relationships	Patents	Software	Other	Trademarks & Tradenames	Total
Net book value
January 1, 2012	$49,915	$18,004	$15,185	$8,039	$107,359	$198,502
Acquisitions	28,000	—	500	800	3,200	32,500
Additions (write-offs)	—	1,377	1,424	—	(911)	1,890
Amortization	(7,186)	(2,608)	(3,489)	(1,793)	—	(15,076)
Translation adjustment	62	131	118	(33)	1,530	1,808

December 31, 2012	$70,791	$16,904	$13,738	$7,013	$111,178	$219,624

(In thousands)	Customer Relationships	Patents	Software	Other	Trademarks & Tradenames	Total
Net book value
January 1, 2011	$14,503	$19,439	$16,281	$7,976	$108,422	$166,621
Acquisitions	38,900	—	1,000	2,540	—	42,440
Additions (write-offs)	(109)	1,225	1,438	(3)	—	2,551
Amortization	(3,086)	(2,642)	(3,444)	(1,397)	—	(10,569)
Translation adjustment	(293)	(18)	(90)	(1,077)	(1,063)	(2,541)

December 31, 2011	$49,915	$18,004	$15,185	$8,039	$107,359	$198,502

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

The cost and accumulated amortized values of the Company’s intangible assets as of December 31, 2012 and 2011 are presented in the following tables:

	December 31, 2012
(In thousands)	Cost	Accumulated Amortization	Translation Adjustment	Net Book Value
Definite lived intangible assets
Customer relationships	$82,333	$(11,373)	$(169)	$70,791
Patents	26,277	(9,521)	148	16,904
Software	25,806	(12,491)	423	13,738
Other	11,923	(3,960)	(950)	7,013

	146,339	(37,345)	(548)	108,446
Indefinite lived intangible assets
Trademarks and tradenames	109,789	—	1,389	111,178

Total intangible assets	$256,128	$(37,345)	$841	$219,624

	December 31, 2011
(In thousands)	Cost	Accumulated Amortization	Translation Adjustment	Net Book Value
Definite lived intangible assets
Customer relationships	$54,333	$(4,187)	$(231)	$49,915
Patents	24,900	(6,913)	17	18,004
Software	23,882	(9,002)	305	15,185
Other	11,123	(2,167)	(917)	8,039

	114,238	(22,269)	(826)	91,143
Indefinite lived intangible assets
Trademarks and tradenames	107,500	—	(141)	107,359

Total intangible assets	$221,738	$(22,269)	$(967)	$198,502

Amortization of intangible assets was $15.1 million, $10.6 million and $8.1 million for the years ended December 31, 2012, 2011 and 2010, respectively. Amortization expense is classified within selling, general and administration expenses in the consolidated statements of comprehensive income (loss).

The estimated future amortization of intangible assets with definite lives as of December 31, 2012, is as follows:

(In thousands)
Year ended December 31,
2013	$17,035
2014	16,790
2015	16,266
2016	15,041
2017	12,908

4. Accounts Receivable

The Company’s ten largest customers accounted for 42.5% and 46.0% of total accounts receivable as of December 31, 2012 and 2011, respectively. The Company’s two largest customers, The Home Depot, Inc. and

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

Lowe’s Companies, Inc., each accounted for more than 10% of the consolidated accounts receivable balance as of December 31, 2012 and 2011.

The following is a rollforward of the allowance for doubtful accounts:

	Year Ended December 31,
(In thousands)	2012	2011	2010
Balance at beginning of period	$2,510	$3,061	$3,200
Additions charged to expense	2,077	1,312	2,172
Deductions	(716)	(1,863)	(2,311)

Balance at end of period	$3,871	$2,510	$3,061

The Company maintains an accounts receivable sales program with a third party (“AR Sales Program”). Under the AR Sales Program, the Company can transfer ownership of eligible trade accounts receivable of a large retail customer. Accounts receivable are sold outright to a third party that assumes the full risk of collection, without recourse to the Company in the event of a loss. Transfers of receivables under this program are accounted for as sales. Proceeds from the transfers reflect the face value of the accounts receivable less a discount. Receivable sold under the AR Sales Program are excluded from trade accounts receivable in the consolidated balance sheets and are reflected as cash provided by operating activities in the consolidated statements of cash flows. The discounts on the sales of trade accounts receivable sold under the AR Sales Program were not material for any of the periods presented and were recorded to selling, general and administration expense within the consolidated statements of comprehensive income (loss).

5. Property, Plant and Equipment

(In thousands)	December 31, 2012	December 31, 2011
Land	$54,888	$63,073
Buildings	187,967	177,213
Machinery and equipment	550,280	529,698

Property, plant and equipment, gross	793,135	769,984
Accumulated depreciation	(144,775)	(137,329)

Property, plant and equipment, net	$648,360	$632,655

Total depreciation expense charged to the consolidated statements of comprehensive income (loss) was $63.3 million, $60.8 million and $58.6 million in the years ended December 31, 2012, 2011 and 2010, respectively. Depreciation expense is included primarily within cost of goods sold in the consolidated statements of comprehensive income (loss).

On January 1, 2012, the Company had assets held for sale of $14.4 million. During 2012, the Company divested one location which had a book value of $1.7 million. Additionally, the Company reclassified two locations that were held for sale back into property, plant and equipment, as there had been minimal interest in the properties since their classification as held for sale due to market conditions, and management no longer believes that sale of these two locations is probable within the next twelve months. Assets transferred out of held for sale had a book value of $4.3 million and were classified as property, plant and equipment at their fair value of $2.7 million. This valuation was performed on a non-recurring basis and is categorized as having Level 2 valuation

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

inputs as established by the FASB’s Fair Value Framework. The related impairment charges of $1.6 million were recorded within gain (loss) on sale of property, plant and equipment, a component of selling, general and administration expense in the consolidated statements of comprehensive income (loss). Furthermore, the assets remaining as held for sale were revalued to their respective fair values (net of selling costs), determined in the same manner as above. This resulted in impairment charges of $1.4 million, which were included within selling, general and administration expenses in the statements of comprehensive income (loss). After increases due to foreign exchange fluctuations of $0.2 million, the balance of assets held for sale as of December 31, 2012, was $7.2 million.

On January 1, 2011, the Company had assets held for sale of $1.1 million. During 2011, the Company divested two locations which had a book value of $3.2 million. Additionally the Company classified certain assets primarily related to acquisitions during 2010 into assets held for sale. Assets transferred out of property, plant and equipment had an original book value of $19.0 million and were classified as assets held for sale at their fair value (net of selling costs) of $16.5 million. This valuation was performed on a non-recurring basis and is categorized as having Level 2 valuation inputs as established by the FASB’s Fair Value Framework. The related impairment charges of $2.5 million, resulting from revaluing these assets to the lower of book value or fair value (net of selling costs) as determined by market analyses that used comparable sales as the basis for valuation, were recorded within selling, general and administration expenses in the statements of comprehensive income (loss).

6. Long-Term Debt

(In thousands)	December 31, 2012	December 31, 2011
8.25% Senior Notes due 2021	$375,000	$275,000
Unamortized premium on Senior Notes	3,194	—
Capital lease obligations and other long-term debt	654	—

Total long-term debt	$378,848	$275,000

Senior Notes

In April 2011, the Company issued $275.0 million aggregate principal senior unsecured notes (the “Initial Notes”), and in March 2012, the Company issued an additional $100.0 million aggregate principal senior unsecured notes (the “Add-On Notes”). The Add-On Notes have the same terms, rights and obligations as the Initial Notes, and were issued in the same series as the Initial Notes (collectively, the “Senior Notes”). In total, the Company has issued $375.0 million aggregate principal amount of 8.25% senior unsecured notes due April 15, 2021, in two private placements for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to buyers outside the United States pursuant to Regulation S under the Securities Act. The Senior Notes were issued without registration rights and are not listed on any securities exchange. The Senior Notes bear interest at 8.25% per annum, payable in cash semiannually in arrears on April 15 and October 15 of each year. The Company received net proceeds of $101.5 million in 2012 from the Add-On Notes and $265.5 million in 2011 from the Initial Notes, after deducting $2.0 million and $9.5 million of transaction issuance costs, respectively. The transaction costs were capitalized as deferred financing costs (included in other assets) and are being amortized to interest expense over the term of the Senior Notes using the effective interest method. The Initial Notes were issued at par, while the Add-On Notes were issued at 103.5% of the principal amount. The resulting premium of $3.5 million from the issuance of the Add-On Notes will be amortized to interest expense over the term of the Add-On Notes using the effective interest method. The

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

net proceeds from the Initial Notes were used to fund a $125.0 million return of capital to shareholders during 2011, in the form of cash, in the amount of $4.54 per share; as well as the $41.0 million and $102.4 million acquisitions of Birchwood and Marshfield, respectively. Part of the net proceeds from the Add-On Notes were used to fund the aggregate $87.6 million acquisitions of Lemieux, Algoma and Baillargeon. The remaining proceeds from the Add-On Notes are intended for general corporate purposes, which may include funding future acquisitions. Interest expense relating to the Senior Notes was $30.0 million and $16.5 million for the years ended December 31, 2012 and 2011, respectively.

The Company may redeem the Senior Notes, in whole or in part, at any time prior to April 15, 2015, at a price equal to 100% of the principal amount plus the applicable premium, plus accrued and unpaid interest, if any, to the date of redemption. The applicable premium means, with respect to a note at any date of redemption, the greater of (i) 1.00% of the then-outstanding principal amount of such note and (ii) the excess of (a) the present value at such date of redemption of (1) the redemption price of such note at April 15, 2015, plus (2) all remaining required interest payments due on such note through such date (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the principal amount of such note on such redemption date. The Company may also redeem the Senior Notes, in whole or in part, at any time on or after April 15, 2015, at the applicable redemption prices specified under the indenture governing the Senior Notes, plus accrued and unpaid interest, if any, to the date of redemption. In addition, the Company may redeem up to 35% of the Senior Notes before April 15, 2014, with the net cash proceeds from certain equity offerings at a redemption price of 108.25% of the principal amount plus accrued and unpaid interest. If the Company experiences certain changes of control or consummates certain asset sales and does not reinvest the net proceeds, the Company must offer to repurchase all of the Senior Notes at a purchase price of 101.00% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

Obligations under the Senior Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by certain of the Company’s directly or indirectly wholly-owned subsidiaries.

The indenture governing the Senior Notes contains restrictive covenants that, among other things, limit the ability of the Company and its subsidiaries to: (i) incur additional debt and issue disqualified or preferred stock, (ii) make restricted payments, (iii) sell assets, (iv) create or permit restrictions on the ability of the Company’s restricted subsidiaries to pay dividends or make other distributions to the Company, (v) create or incur certain liens, (vi) enter into sale and leaseback transactions, (vii) merge or consolidate with other entities and (viii) enter into transactions with affiliates. The foregoing limitations are subject to exceptions as set forth in the indenture governing the Senior Notes. In addition, if in the future the Senior Notes have an investment grade rating from at least two nationally recognized statistical rating organizations, certain of these covenants will be replaced with a less restrictive covenant.

The indenture governing the Senior Notes contains customary events of default (subject in certain cases to customary grace and cure periods). As of December 31, 2012 and 2011, the Company was in compliance with all covenants under the indenture governing the Senior Notes.

ABL Facility

In May 2011, the Company and certain of its subsidiaries, as borrowers, entered into a $125.0 million asset-based revolving credit facility (the “ABL Facility”). The borrowing base is calculated based on a percentage of the value of selected U.S. and Canadian accounts receivable and U.S. and Canadian inventory, less certain ineligible

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

amounts. In conjunction with this ABL Facility, the Company’s $30.0 million Bilateral Loan Facility was terminated during the second quarter of 2011.

Obligations under the ABL Facility are secured by a first priority security interest in substantially all of the current assets of the Company and its subsidiaries. In addition, obligations under the ABL Facility are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by certain of the Company’s directly or indirectly wholly-owned subsidiaries.

Borrowings under the ABL Facility will bear interest at a variable rate per annum equal to, at the Company’s option, (i) LIBOR, plus a margin ranging from 2.00% to 2.50% per annum, or (ii) the Base Rate (as defined in the ABL Facility agreement), plus a margin ranging from 1.00% to 1.50% per annum.

In addition to paying interest on any outstanding principal under the ABL Facility, the Company is required to pay a commitment fee in respect of unutilized commitments of 0.25% of the aggregate commitments under the ABL Facility if the average utilization is greater than 50% for any applicable period, and 0.375% of the aggregate commitments under the ABL Facility if the average utilization is less than or equal to 50% for any applicable period. The Company must also pay customary letter of credit fees and agency fees.

The ABL Facility contains various customary representations, warranties and covenants by the Company, that, among other things, and subject to certain exceptions, restrict the Company’s ability and the ability of its subsidiaries to: (i) incur additional indebtedness, (ii) pay dividends on the Company’s common stock and make other restricted payments, (iii) make investments and acquisitions, (iv) engage in transactions with the Company’s affiliates, (v) sell assets, (vi) merge and (vii) create liens. As of December 31, 2012 and 2011, the Company was in compliance with all covenants under the credit agreement governing the ABL Facility and there were no amounts outstanding under the ABL Facility.

7. Share Based Compensation Plans

Share based compensation costs were $6.5 million, $5.9 million and $9.6 million in the years ended December 31, 2012, 2011 and 2010, respectively. As of December 31, 2012, the total remaining unrecognized compensation cost related to share based compensation amounted to $7.5 million, which will be amortized over the weighted average remaining requisite service period of 2.3 years. All share based compensation costs are recognized using a graded method approach and are classified as selling, general and administration expenses in the consolidated statements of comprehensive income (loss).

All share based awards are settled through issuance of new shares of the Company’s common stock. The share based award agreements contain restrictions on sale or transfer other than in limited circumstances. All other transfers would cause the share based awards to become null and void.

Equity Incentive Plan

On July 12, 2012, the Board of Directors adopted the Masonite International Corporation 2012 Equity Incentive Plan (the “2012 Plan”). The aggregate number of common shares that may be issued with respect to equity awards under the 2012 Plan cannot exceed 1,500,000 shares plus the number of shares subject to existing grants under the 2009 Plan that may expire or be forfeited or cancelled. The 2012 Plan is effective for 10 years from the date of its adoption. Awards granted under the 2012 Plan are at the discretion of the Compensation Committee of the Board of Directors. The 2012 Plan was adopted because the Board believes awards granted will help to attract, motivate and retain employees and non-employee directors, align employee and stockholder interests and

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

encourage a culture based on employee stock ownership. Additionally, no further shares were available for issuance with respect to equity awards granted under the 2009 Plan (as defined below).

Prior to July 9, 2012, the Company had a management equity incentive plan (the “2009 Plan”). The 2009 Plan required granting by June 9, 2012, equity instruments which upon exercise would result in management (excluding directors) owning 9.55% of the common equity (3,554,811 shares) of the Company on a fully diluted basis, after giving consideration to the potential exercise of warrants and the equity instruments granted to directors. Under the 2009 Plan, directors were required to be issued equity instruments that represent 0.90% (335,004 shares) of the common equity on a fully diluted basis. The requirement for issuance to employees was satisfied in June 2012, and the requirement for issuance to directors was satisfied in July 2009.

Deferred Compensation Plan

Effective August 13, 2012, the Board of Directors adopted a Deferred Compensation Plan (“DCP”) whereby certain employees and directors in the United States may elect to defer to a later date a portion of their base pay, bonuses, restricted stock awards and director fees. The DCP is an unfunded participant-directed plan where the Company has the option to contribute the deferrals into a rabbi trust where investments could be made.

Assets of the rabbi trust, other than Company stock, are recorded at fair value and included in other assets in the consolidated balance sheets. These assets in the rabbi trust are classified as trading securities and changes in their fair values are recorded in other income (loss) in the consolidated statements of comprehensive income (loss). The liability relating to deferred compensation represents the Company’s obligation to distribute funds to the participants in the future and is included in other liabilities in the consolidated balance sheets. Any unfunded gain or loss relating to changes in the fair value of the deferred compensation liability are recognized in selling, general and administration expense in the consolidated statements of comprehensive income (loss).

As of December 31, 2012, participation in the plan is limited and no restricted stock awards have been deferred.

Valuation of the Company’s Common Shares

Because the Company’s common shares are not traded on a national securities exchange, a quarterly valuation is performed. This quarterly valuation is based on a comprehensive valuation approach and the results may differ from the market value. This valuation approach incorporates, among other variables, current market conditions, long term forecasts, peer company analysis and a substantial discount due to lack of marketability because the shares are not traded on a national securities exchange characterized by high liquidity. The compensation expense for share based awards is based upon the resulting per share valuation. The valuation prepared as of November 30, 2012, and in effect as of December 31, 2012, valued the Company’s common shares at $23.58 per share.

Stock Appreciation Rights

The Company has granted Stock Appreciation Rights (“SARs”) to certain employees. The compensation expense for the SARs is measured based on the fair value of the SARs at the date of grant and is recognized over the requisite service period. The SARs vest over a maximum of four years, and have a life of ten years. It is assumed that all time-based SARs will vest.

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

The total fair value of SARs vested was $2.6 million, $4.3 million and $2.6 million in the years ended December 31, 2012, 2011 and 2010, respectively. No SARs were exercised during any period presented.

(In thousands, except share and per share amounts)	Stock Appreciation Rights	Aggregate Intrinsic Value	Weighted Average Exercise Price	Average Remaining Contractual Life
Outstanding, December 31, 2011	2,627,379	$4,164	$15.76	7.9
Granted	47,000		$17.26
Exercised	—
Cancelled	(45,931)		$15.00

Outstanding, December 31, 2012	2,628,448	$21,005	$15.76	6.9

Exercisable, December 31, 2012	1,881,158	$16,278	$15.12	6.5

During 2012, the Company granted 47,000 units of SARs to certain employees. The value of the SARs granted in 2012, as determined using the Black-Scholes-Merton valuation model, was $0.2 million and is being recognized over the weighted average requisite service period of 2.3 years. Expected volatility is based on the historical volatility of the Company’s public industry peers’ common shares, amongst other considerations. Following are the weighted average grant date assumptions used for each respective period:

	2012 Grants	2011 Grants	2010 Grants
Option value (model conclusion)	$4.46	$6.59	$6.61
Risk-free rate	0.3%	0.5%	1.1%
Expected dividend yield	0.0%	0.0%	0.0%
Expected volatility	49.0%	41.7%	35.0%
Expected term (in years)	1.79	2.32	3.00

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

Restricted Stock Units

The Company has granted Restricted Stock Units (“RSUs”) to directors and certain employees. The RSUs confer the right to receive shares of the Company’s common stock at a specified future date or when certain conditions are met. The compensation expense for the RSUs awarded is based on the fair value of the RSUs at the date of grant and is recognized over the requisite service period. The RSUs vest over a maximum of four years, and call for the underlying shares to be delivered no later than the fourth anniversary of the grant dates. It is assumed that all time-based RSUs will vest.

(In thousands, except share and per share amounts)	Unvested Restricted Stock Units	Vested and Undelivered Restricted Stock	Total Restricted Stock Units Outstanding	Weighted Average Grant Date Fair Value
Outstanding, December 31, 2011	400,777	486,053	886,830	$18.48
Granted	491,980	—	491,980
Delivered	—	(417,655)	(417,655)
Withheld to cover (1)	—	(9,555)	(9,555)
Cancelled	(29,654)	—	(29,654)
Vested	(237,353)	237,353	—

Outstanding, December 31, 2012	625,750	296,196	921,946	$17.75

(1)

A portion of the vested RSUs delivered were net share settled to cover the minimum statutory requirements for income and other employment taxes, at the individual employee’s election. The equivalent cash is then remitted by the Company to the appropriate taxing authorities. These net share settlements had the effect of share repurchases by the Company as they reduced and retired the number of shares that would have otherwise been issued as a result of the vesting.

During 2012, the Company granted 491,980 RSUs to certain employees. All of the RSUs vest at specified future dates with only service requirements. The value of RSUs granted in 2012 was $8.2 million and is being recognized over the weighted average requisite service period of 2.3 years.

Warrants

On June 9, 2009, the Company issued 5,833,335 warrants, representing the right to purchase the Company’s common shares for $50.77 per share, as adjusted for the return of capital in 2011. Of these, 3,333,334 expire on June 9, 2014, and 2,500,001 expire on June 9, 2016. The Company has accounted for these warrants as equity instruments. Future exercises and forfeitures will reduce the amount of warrants. Future exercises will increase the amount of common shares outstanding and additional paid-in capital.

8. Return of Capital

On May 17, 2011 the Company declared a return of capital to shareholders in the form of cash in the amount of $4.54 per share. The return of capital totaled $128.1 million, of which $124.9 million was paid on June 30, 2011, to shareholders of record as of May 17, 2011. The return of capital was funded with a portion of the proceeds from the issuance of the Initial Notes.

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

In accordance with the SAR and Warrant agreements, the Company is required to make equitable adjustments to SAR and Warrant grants if there is a change in the Company’s capital structure. The return of capital qualified as a change to the Company’s capital structure under the terms of the management equity incentive plan. The Company used the Black-Scholes-Merton valuation model to determine the fair value of the awards before and after the return of capital, using consistent assumptions for the risk-free rate of return, expected term, expected volatility and expected dividend yield. There was no incremental cost recognized in the financial statements due to these award modifications.

In accordance with the RSU agreements, RSUs have the right to participate in the return of capital. The accumulated return of capital on RSUs will be paid when the underlying RSUs are delivered. The Company paid $1.5 million and $0.1 million of the return of capital in conjunction with the delivery of RSUs during the years ended December 31, 2012 and 2011, respectively. The unpaid portion of the return of capital was $1.5 million and $3.1 million as of December 31, 2012 and 2011, respectively. This liability is included in the consolidated balance sheets as an accrued expense as of December 31, 2012, and is split equally between accrued expenses and other long-term liabilities as of December 31, 2011.

9. Employee Future Benefits

United States Defined Benefit Plan

The Company has a defined benefit plan covering approximately 1,700 active and former employees in the United States (“U.S.”). Benefits under the plan were largely curtailed in a prior year, and are a function of compensation levels, benefit formulas and years of service. The Company accrues the expected costs of providing plan benefits during the periods in which the employees render service. The measurement date used for the accounting valuation of the defined benefit plan was December 31, 2012. Information about the U.S. defined benefit plan is as follows:

	Year Ended December 31,
(In thousands)	2012	2011	2010
Components of net periodic benefit cost
Service cost	$809	$835	$864
Interest cost	4,680	4,971	4,891
Expected return on assets	(4,509)	(4,335)	(3,987)
Amortization of actuarial net losses	1,841	242	—

Net pension expense	$2,821	$1,713	$1,768

During March 2011, the Company modified its collective bargaining agreement, which impacted the U.S. defined benefit plan. Effective April 15, 2011, for participants age 49 and younger, and April 15, 2013, for those participants age 50 and older, benefit accruals under the U.S. defined benefit plan will be frozen for future periods. Additionally, any employee who has not met the plan’s eligibility requirements will be ineligible to become a participant in the U.S. defined benefit plan on or after April 15, 2011, regardless of the employee’s age. Accordingly, benefits that have been earned as of April 15, 2011, will not be reduced or eliminated.

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

Information with respect to the assets, liabilities and net accrued benefit obligation of the U.S. defined benefit plan is set forth as follows:

(In thousands)	December 31, 2012	December 31, 2011
Pension asset:
Fair value of plan assets, beginning of year	$63,577	$61,418
Company contributions	6,348	6,252
Actual return on plan assets	9,047	647
Benefits paid	(4,225)	(4,561)
Administrative expenses paid	(216)	(179)

Fair value of plan assets, end of year	$74,531	$63,577
Pension liability:
Accrued benefit obligation, beginning of year	$112,721	$95,651
Current service cost	809	835
Interest cost	4,680	4,971
Plan amendments and combinations	(1,188)	1,031
Actuarial loss (gain)	2,329	14,973
Benefits paid	(4,225)	(4,561)
Administrative expenses paid	(216)	(179)

Accrued benefit obligation, end of year	$114,910	$112,721
Net accrued benefit obligation, end of year	$40,379	$49,144

The net accrued benefit obligation is carried within other long-term liabilities in the consolidated balance sheets.

Pension fund assets are invested primarily in equity and debt securities. Asset allocation between equity and debt securities and cash is adjusted based on the expected life of the plan and the expected retirement age of the plan participants. No plan assets are expected to be returned to the Company in the next twelve months. Information with respect to the amounts and types of securities that are held in the U.S. defined benefit plan is set forth as follows:

	December 31, 2012		December 31, 2011
(In thousands)	Amount	% of Total Plan	Amount	% of Total Plan
Equity securities	$44,562	59.8%	$32,510	51.2%
Debt securities	28,478	38.2%	29,081	45.7%
Other	1,491	2.0%	1,986	3.1%

	$74,531	100.0%	$63,577	100.0%

Under the Company’s investment policy statement, plan assets are invested to achieve a fully-funded status based on actuarial calculations, maintain a level of liquidity that is sufficient to pay benefit and expense obligations when due, maintain flexibility in determining the future level of contributions and maximize returns within the limits of risk. The target asset allocation for plan assets in the U.S. defined benefit plan for 2012 is 60% equity securities, 38% debt securities and 2% of other securities; and in 2011 was 50%, 46% and 4%, respectively.

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

The Company’s pension funds are not invested directly in the debt or equity of Masonite, but may have been invested indirectly as a result of inclusion of Masonite in certain market or investment funds.

The weighted average actuarial assumptions adopted in measuring the Company’s U.S. accrued benefit obligations and costs were as follows for the years ended December 31, 2012, 2011 and 2010:

	Year Ended December 31,
	2012	2011	2010
Discount rate applied for:
Accrued benefit obligation	4.1%	4.2%	5.3%
Net periodic pension cost	4.2%	5.3%	5.8%
Expected long-term rate of return on plan assets	7.0%	7.0%	7.0%

The rate of compensation increase for the accrued benefit obligation and net periodic pension costs for the U.S. defined benefit plan is not applicable, as benefits under the plan are not affected by compensation increases.

The expected long-term rate of return on plan assets assumption is derived by taking into consideration the target plan asset allocation, historical rates of return on those assets, projected future asset class returns and net outperformance of the market by active investment managers. An asset return model is used to develop an expected range of returns on the plan investments over a 20-year period, with the expected rate of return selected from a best estimate range within the total range of projected results.

The 2013 U.S. defined benefit plan expense is forecasted to be $1.4 million.

United Kingdom Defined Benefit Plan

The Company also has a defined benefit plan in the United Kingdom (“U.K.”), which has been curtailed in prior years. The measurement date used for the accounting valuation of the U.K. defined benefit plan was December 31, 2012. Information about the U.K. defined benefit plan is set forth as follows:

	Year Ended December 31,
(In thousands)	2012	2011	2010
Components of net periodic benefit cost
Interest cost	$1,248	$1,406	$1,382
Expected return on assets	(947)	(1,153)	(1,027)
Amortization of actuarial net losses	—	—	25

Net pension expense	$301	$253	$380

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

Information with respect to the assets, liabilities and net accrued benefit obligation of the U.K. defined benefit plan is set forth as follows:

(In thousands)	December 31, 2012	December 31, 2011
Pension asset:
Fair value of plan assets, beginning of year	$18,651	$17,661
Company contributions	803	722
Actual return on plan assets	792	945
Benefits paid	(746)	(888)
Translation adjustment	643	211

Fair value of plan assets, end of year	$20,143	$18,651
Pension liability:
Accrued benefit obligation, beginning of year	$26,007	$25,004
Interest cost	1,248	1,406
Actuarial loss (gain)	1,529	382
Benefits paid	(746)	(888)
Translation Adjustment	912	103

Accrued benefit obligation, end of year	$28,950	$26,007
Net accrued benefit obligation, end of year	$8,807	$7,356

The net accrued benefit obligation is carried within other long-term liabilities in the consolidated balance sheets.

Pension fund assets are invested primarily in equity and debt securities. Asset allocation between equity and debt securities and cash is adjusted based on the expected life of the plan and the expected retirement age of the plan participants. Information with respect to the amounts and types of securities that are held in the U.K. defined benefit plan is set forth as follows:

	December 31, 2012		December 31, 2011
(In thousands)	Amount	% of Total Plan	Amount	% of Total Plan
Equity securities	$9,088	45.1%	$7,773	41.7%
Debt securities	10,839	53.8%	9,962	53.4%
Other	216	1.1%	916	4.9%

	$20,143	100.0%	$18,651	100.0%

Under the Company’s investment policy and strategy, plan assets are invested to achieve a fully funded status based on actuarial calculations, maintain a level of liquidity that is sufficient to pay benefit and expense obligations when due, maintain flexibility in determining the future level of contributions and maximize returns within the limits of risk. The target asset allocation for plan assets in the U.K. defined benefit plan for 2012 and 2011 is 49% of equity securities, 49% of debt securities and 2% of other securities.

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

The weighted average actuarial assumptions adopted in measuring the Company’s U.K. accrued benefit obligations and costs were as follows for the years ended December 31, 2012, 2011 and 2010:

	Year Ended December 31,
	2012	2011	2010
Discount rate applied for:
Accrued benefit obligation	4.4%	4.8%	5.5%
Net periodic pension cost	4.4%	4.8%	5.5%
Expected long-term rate of return on plan assets	5.0%	5.0%	6.3%

The rate of compensation increase for the accrued benefit obligation and net pension cost for the U.K. defined benefit plan is not applicable, as the plan was curtailed in prior years and benefits under the plan are not affected by compensation increases.

The expected long-term rate of return on plan assets assumption is derived by taking into consideration the target plan asset allocation, historical rates of return on those assets, projected future asset class returns and net outperformance of the market by active investment managers. An asset return model is used to develop an expected range of returns on the plan investments over a 10-year period, with the expected rate of return selected from a best estimate range within the total range of projected results.

The 2013 U.K. defined benefit plan expense is forecasted to be $0.4 million.

Overall Pension Obligation

For all periods presented, the U.S. and U.K. defined benefit pension plans were invested in equity securities, equity funds, bonds, bond funds and cash and cash equivalents. All investments are publicly traded and possess a high level of marketability or liquidity. All plan investments are categorized as having Level 1 valuation inputs as established by the FASB’s Fair Value Framework.

The change in the net difference between the pension plan assets and projected benefit obligation that is not attributed to the Company’s recognition of pension expense or funding of the plan is recognized in other comprehensive income (loss) within the consolidated statements of comprehensive income (loss) and the balance of such changes is included in accumulated other comprehensive income (loss) (“AOCI”) in the consolidated balance sheets. The estimated transition obligation, prior service costs and net loss that will be amortized from AOCI into net periodic benefit cost during 2013 are $0, $0 and $2.9 million, respectively.

As of December 31, 2012, the estimated future benefit payments for the plans for the years ended December 31, are set forth as follows:

(In thousands)	Expected Future Benefit Payments
2013	$5,660
2014	5,912
2015	6,229
2016	6,451
2017	6,666
2018 through 2022	37,197

Expected contributions to the plans during 2013 are $3.9 million.

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

10. Commitments and Contingencies

For lease agreements that provide for escalating rent payments or rent-free occupancy periods, the Company recognizes rent expense on a straight line basis over the non-cancelable lease term and any option renewal period where failure to exercise such option would result in an economic penalty in such amount that renewal appears, at the inception of the lease, to be reasonably assured. The lease term commences on the date when all conditions precedent to the Company’s obligation to pay rent are satisfied. The leases contain provisions for renewal ranging from zero to three options of five years each. Minimum payments, for the following future periods, under non-cancelable operating leases and service agreements with initial or remaining terms of one year or more consist of the following:

(In thousands)
Year ended December 31,
2013	$21,588
2014	16,775
2015	13,990
2016	9,982
2017	7,939
Thereafter	27,581

$97,855

Total rent expense, including non-cancelable operating leases and month-to-month leases, was $24.9 million, $25.9 million and $23.2 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Assets under capital lease at December 31, 2012 and 2011 are not material.

Masonite has provided customary indemnifications to its landlords under certain property lease agreements for claims by third parties in connection with its use of the premises. Masonite has also provided routine indemnifications against adverse effects to changes in tax laws and patent infringements by third parties. The maximum amount of these indemnifications cannot be reasonably estimated due to their nature. In some cases, Masonite has recourse against other parties to mitigate its risk of loss from these indemnifications. Historically, the Company has not made any significant payments relating to such indemnifications.

From time to time, the Company is involved in various claims and legal actions. In the opinion of management, the ultimate disposition of these matters, individually and in the aggregate, will not have a material effect on the Company’s consolidated financial statements, results of operations or liquidity.

11. Restructuring Costs

The following presents changes in the accrual for restructuring and severance by activity:

(In thousands)	December 31, 2011	Expense	Payments	Non-Cash Items	December 31, 2012
Restructuring plans in 2009 and prior	$3,130	$—	$1,455	$—	$1,675
Reduction in staff levels in 2011 and other	401	302	703	—	—
2012 closures and exit activities	—	11,129	6,972	1,264	2,893

	$3,531	$11,431	$9,130	$1,264	$4,568

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

(In thousands)	December 31, 2010	Expense	Payments	December 31, 2011
Restructuring plans in 2009 and prior	$7,682	$413	$4,965	$3,130
Reduction in staff levels in 2010	—	431	431	—
Reduction in staff levels in 2011 and other	—	4,272	3,871	401

	$7,682	$5,116	$9,267	$3,531

The following presents changes in the accrual for restructuring and severance by segment:

(In thousands)	December 31, 2011	Expense	Payments	Non-Cash Items	December 31, 2012
North America	$858	$3,721	$4,082	$—	$497
Europe, Asia and Latin America	2,673	7,710	5,048	1,264	4,071

	$3,531	$11,431	$9,130	$1,264	$4,568

(In thousands)	December 31, 2010	Expense	Payments	December 31, 2011
North America	$4,274	$1,338	$4,754	$858
Europe, Asia and Latin America	3,408	3,778	4,513	2,673

	$7,682	$5,116	$9,267	$3,531

Certain information pertaining to total restructuring costs by plan as well as by segment is as follows:

(In thousands)	Amount Incurred in the Year Ended December 31, 2012	Cumulative Amount Incurred to Date
Restructuring plans in 2009 and prior	$—	$3,010
Reduction in staff levels in 2010	—	7,383
Reduction in staff levels in 2011 and other	302	4,574
2012 closures and exit activities	11,129	11,129

	$11,431	$26,096

(In thousands)
North America	$3,721	$9,921
Europe, Asia and Latin America	7,710	16,175

	$11,431	$26,096

The Company expects to incur approximately $3.0 million of additional restructuring costs related to activities initiated as of December 31, 2012. Although each restructuring action is unique, based upon the nature of the Company’s operations, the Company expects that the allocation of future restructuring costs will be consistent with its historical experience.

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

During 2012, the Company began implementing plans to close certain of its U.S. manufacturing facilities due to the expected start-up of its new highly automated interior door slab assembly plant in Denmark, South Carolina; synergy opportunities related to recent acquisitions in the Commercial and Architectural wood door market and footprint optimization efforts resulting from declines in demand in specific markets. The Company also began implementing plans during 2012 to permanently close its businesses in Hungary and Romania, due to the continued economic downturn and heightened volatility of the Eastern European economies. Costs associated with these exit activities relate to closures of facilities and impairment of certain tangible and intangible assets. These closure and exit activities are expected to be completed by the end of 2013.

Prior years’ restructuring costs relate to headcount reductions and facility rationalizations as a result of weakened market conditions. In response to the decline in demand, the Company reviewed the required levels of production and reduced the workforce and plant capacity accordingly, resulting in severance charges. These actions were incurred in order to rationalize capacity with existing and forecasted market demand conditions. The 2011 restructuring plans have been completed during 2012 and the 2009 and prior restructuring plans are expected to be completed by the end of 2013.

12. Equity Investments

The Company accounts for investments in affiliates of between 20% and 50% ownership, over which the Company has significant influence, using the equity method. As of December 31, 2012 and 2011, Masonite’s ownership percentages in entities over which the Company exercises significant influence and which are engaged in the manufacture of doors and related products was comprised of the following:

	December 31, 2012	December 31, 2011
Foremost Crest Sdn Bhd	50%	50%
Dominance Industries, Inc.	45%	45%

Foremost Crest Sdn Bhd (“Foremost”) is a DorFab facility located in Selangor, Malaysia, for which operations have permanently ceased. As of December 31, 2012, the Company is in the process of divesting its ownership interests in Foremost. Dominance Industries, Inc. (“Dominance”) is located in Oklahoma and supplies the Company with door components primarily consisting of fiberboard stiles and rails.

The following sets forth financial information for the Company’s equity investments:

	Year Ended December 31,
(In thousands)	2012	2011	2010
Net sales	$30,792	$20,261	$23,120
Operating income (loss)	2,423	(510)	569
Net income (loss)	1,555	(455)	333

(In thousands)	December 31, 2012	December 31, 2011
Current assets	$11,401	$10,478
Noncurrent assets	15,342	17,569
Current liabilities	2,249	2,854

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

As of December 31, 2012 and 2011, the Company carried the investment in Foremost at no basis as cumulative losses exceed the investment balance and the Company has no obligation to absorb further losses. The Company’s sales to Foremost were not significant, and the Company did not purchase from Foremost during any period presented.

The Company had trade payables owed to Dominance of $1.2 million and $1.0 million as of December 31, 2012 and 2011, respectively. During the years ended December 31, 2012 and 2011, the Company received dividends from Dominance of $1.4 million and $1.2 million, respectively. The Company does not sell to Dominance and the Company’s purchases from Dominance were $16.2 million, $13.2 million and $13.8 million in the years ended December 31, 2012, 2011 and 2010, respectively.

13. Income Taxes

For financial reporting purposes, income before income taxes includes the following components:

	Year Ended December 31,
(In thousands)	2012	2011	2010
Income (loss) from continuing operations before income tax expense (benefit):
Canada	(27,444)	7,725	23,224
Outside Canada	(7,723)	(33,437)	(28,473)

	$(35,167)	$(25,712)	$(5,249)

Income tax expense (benefit) for income taxes consists of the following:

	Year Ended December 31,
(In thousands)	2012	2011	2010
Current income tax expense (benefit)
Canada	$2,050	$(2,914)	$(1,542)
Foreign	201	3,322	2,364

	2,251	408	822
Deferred income tax expense (benefit):
Canada	(3,892)	2,080	6,244
Foreign	(11,724)	(24,048)	(18,462)

	(15,616)	(21,968)	(12,218)

Income tax expense (benefit)	$(13,365)	$(21,560)	$(11,396)

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

The Canadian federal statutory rate is 25.9%, 27.4% and 30.0% for 2012, 2011 and 2010, respectively. A summary of the differences between expected income tax expense (benefit) calculated at the Canadian statutory rate and the reported consolidated income tax expense (benefit) are summarized as follows:

	Year Ended December 31,
(In thousands)	2012	2011	2010
Income tax expense (benefit) computed at statutory income tax rate	$(9,095)	$(7,050)	$(1,645)
Reduction in rate of tax due to income earned in foreign jurisdictions	(3,304)	(5,453)	(2,231)
Permanent differences	2,158	(1,202)	(813)
Change in valuation allowance	6,872	1,105	1,525
Tax exempt income	(7,492)	(5,196)	(2,393)
Non-deductible stock compensation	1,651	754	1,541
Unrealized foreign exchange gains (losses)	57	(473)	1,762
Uncertain tax benefits	(2,742)	(2,917)	(3,851)
Functional currency adjustments	(377)	228	(2,258)
Change in rate of deferred taxes	(1,083)	(466)	(2,102)
Other	(10)	(890)	(931)

Income tax expense (benefit)	$(13,365)	$(21,560)	$(11,396)

Deferred income tax assets arise from available income tax losses and deductions. The Company’s ability to use those income tax loss deductions is dependent upon the results of operations of the Company in the tax jurisdictions in which such losses or deductions arose. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below:

(In thousands)	December 31, 2012	December 31, 2011
Deferred income tax assets:
Non-capital loss carryforwards	$64,301	$53,613
Pension and post-retirement liability	18,280	21,022
Amounts currently not deductible for tax purposes	17,810	15,075
Other	10,059	4,780

Total deferred income tax assets	110,450	94,490
Valuation allowance	(24,260)	(11,312)

Total deferred income tax assets, net of valuation allowance	86,190	83,178
Deferred income tax liabilities:
Plant and equipment	(112,604)	(119,556)
Intangibles	(50,619)	(40,757)
Unrealized foreign exchange loss (gain)	968	(2,225)
Basis difference in subsidiaries	(7,498)	(7,731)
Other	(2,393)	(1,749)

Total deferred income tax liabilities	(172,146)	(172,018)

Net deferred tax asset (liability)	$(85,956)	$(88,840)

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets.

On the basis of this evaluation, as of December 31, 2012 and 2011, a valuation allowance of $24.3 million and $11.3 million, respectively, has been established to record only the portion of the deferred tax asset that is more likely than not to be realized. The Company has established valuation allowances on certain deferred tax assets resulting from net operating loss carryforwards and other assets in Canada, the United Kingdom and Mexico. The amount of the deferred tax asset considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased or if objective negative evidence in the form of cumulative losses is no longer present and additional weight may be given to subjective evidence such as the Company’s projections for growth.

The following is a rollforward of the valuation allowance for deferred tax assets:

(In thousands)	Balance at Beginning of Period	Additions charged to Expense & Other	Deductions	Balance at End of Period
For Year Ended December 31, 2012	$11,312	15,421	(2,473)	$24,260
For Year Ended December 31, 2011	$15,498	1,849	(6,035)	$11,312
For Year Ended December 31, 2010	$9,588	7,891	(1,981)	$15,498

The losses carried forward for tax purposes are available to reduce future income taxes by $207.2 million. The Company can apply these losses against future taxable income as follows:

(In thousands)	Canada	United States	Other Foreign	Total
2013 to 2020	$—	$—	$13,751	$13,751
2021 to 2040	40,742	92,087	—	132,829
Indefinitely	—	—	60,652	60,652

Total tax losses carried forward	$40,742	$92,087	$74,703	$207,232

The Company believes that it is more likely than not that the benefit from certain net operating loss carryforwards will not be realized. In recognition of this risk, the Company has provided valuation allowances of $19.0 million in Canada and $42.4 million outside Canada on these gross operating loss carryforwards. If or when recognized, the tax benefit related to any reversal of the valuation allowance on deferred tax assets as of December 31, 2012, will be accounted for as a reduction of income tax expense.

Deferred income taxes have not been recognized for the excess of the amount for financial reporting over the tax basis of its investments in foreign subsidiaries, as such amounts are considered to be indefinitely reinvested. The Company currently does not expect the taxable temporary differences to be reversed and become taxable in the foreseeable future. The amount of unrecognized deferred tax liability relating to those temporary differences is not reasonably determinable, as the actual tax liability, if any, is dependent upon circumstances existing at the time of reversal.

As of December 31, 2012 and 2011, the Company’s gross unrecognized tax benefits were $5.5 million and $6.4 million, respectively, excluding interest and penalties. Included in the balance of unrecognized tax benefits as of December 31, 2012 and 2011, are $4.6 million and $5.4 million, respectively, of tax benefits that, if recognized, would favorably impact the effective tax rate. The gross unrecognized tax benefits are recorded in other

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

long-term liabilities in the consolidated balance sheets. The changes to the Company’s gross unrecognized tax benefits were as follows:

(In thousands)	December 31, 2012	December 31, 2011	December 31, 2010
Unrecognized tax benefit - opening balance	$6,407	$9,003	$11,444
Gross increases - tax positions in current period	—	—	—
Gross decreases - tax positions in prior period	(1,050)	—	—
Gross increases - tax positions in prior period	—	—	—
Settlements	—	—	—
Lapse of statute of limitations	(953)	(3,193)	(2,647)
Uncertainties arising from business combinations	1,131	581	—
Cumulative translation adjustment	12	16	206

Unrecognized tax benefit - ending balance	$5,547	$6,407	$9,003

The Company recognizes interest and penalties accrued related to unrecognized tax benefits as income tax expense. During the years ended December 31, 2012, 2011 and 2010, the Company recorded accrued interest of $0.9 million, $1.4 million and $1.4 million, respectively. Additionally, the Company has recognized a liability for penalties of $1.0 million, $1.2 million and $1.1 million, and interest of $8.8 million, $8.8 million and $9.3 million, respectively.

The Company estimates that the amount of unrecognized tax benefits will not significantly increase within the 12 months following the reporting date. Additionally, the Company believes that it is possible that approximately $0.5 million of its currently remaining unrecognized tax positions may be recognized by the end of 2013.

The Company is subject to taxation in Canada, the United States and other foreign jurisdictions. With few exceptions, the Company is no longer subject to Canadian or foreign income tax examinations for years prior to 2005. The Company is no longer subject to Federal tax examinations in the United States for years prior to 2009. However, we are subject to United States state and local income tax examinations for years prior to 2009.

14. Supplemental Cash Flow Information

Cash flows relating to interest and income taxes were as follows:

	Year Ended December 31,
(In thousands)	2012	2011	2010
Transactions involving cash:
Interest paid	$30,695	$11,532	$554
Interest received	725	826	759
Income taxes paid	6,101	5,812	12,533
Income tax refunds	3,891	1,829	3,434

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

15. Segmented Information

The Company’s reportable segments are organized and managed principally by geographic region: North America; Europe, Asia and Latin America; and Africa. The Company’s management reviews net sales and Adjusted EBITDA (as defined below) to evaluate segment performance and allocate resources. Net assets are not allocated to the geographic segments.

Adjusted EBITDA is defined as net income (loss) attributable to Masonite plus: depreciation; amortization; share based compensation expense; loss (gain) on sale and impairment of property, plant and equipment; restructuring costs; interest expense (income), net; other expense (income), net; income tax expense (benefit); loss (income) from discontinued operations; and net income (loss) attributable to noncontrolling interest. This definition of Adjusted EBITDA differs from the definitions of EBITDA contained in the indenture governing the Senior Notes and the credit agreement governing the ABL Facility. Although Adjusted EBITDA is not a measure of financial condition or performance determined in accordance with GAAP, it is used to evaluate and compare the operating performance of the segments and it is one of the primary measures used to determine employee incentive compensation. Intersegment transfers are negotiated on an arm’s length basis, using market prices.

Certain information with respect to geographic segments is as follows:

	North America	Europe, Asia and Latin America	Africa	Total
(In thousands)	Year Ended December 31, 2012
Sales	$1,225,420	$385,323	$81,801	$1,692,544
Intersegment sales	(1,369)	(14,988)	(182)	(16,539)

Net sales to external customers	$1,224,051	$370,335	$81,619	$1,676,005

Adjusted EBITDA	$73,786	$17,060	$6,415	$97,261
Depreciation and amortization	54,452	19,829	4,143	78,424
Interest expense (income), net	60,939	(29,422)	(63)	31,454
Income tax expense (benefit)	(13,007)	(828)	470	(13,365)

	Year Ended December 31, 2011
Sales	$1,009,983	$406,065	$89,551	$1,505,599
Intersegment sales	(930)	(15,403)	(87)	(16,420)

Net sales to external customers	$1,009,053	$390,662	$89,464	$1,489,179

Adjusted EBITDA	$59,906	$17,630	$4,458	$81,994
Depreciation and amortization	46,711	20,354	4,288	71,353
Interest expense (income), net	39,792	(21,591)	(133)	18,068
Income tax expense (benefit)	(21,555)	(117)	112	(21,560)

	Year Ended December 31, 2010
Sales	$973,297	$395,146	$74,942	$1,443,385
Intersegment sales	(18,279)	(41,610)	(225)	(60,114)

Net sales to external customers	$955,018	$353,536	$74,717	$1,383,271

Adjusted EBITDA	$61,868	$15,769	$3,041	$80,678
Depreciation and amortization	41,949	20,537	4,239	66,725
Interest expense (income), net	10,168	(9,971)	48	245
Income tax expense (benefit)	(7,737)	(1,836)	(1,823)	(11,396)

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

The table below provides a reconciliation of the Company’s consolidated Adjusted EBITDA to net income (loss) attributable to Masonite:

	Year Ended December 31,
	2012	2011	2010
Adjusted EBITDA	$97,261	$81,994	$80,678
Less (plus):
Depreciation	63,348	60,784	58,633
Amortization of intangible assets	15,076	10,569	8,092
Share based compensation expense	6,517	5,888	9,626
Loss (gain) on disposal of property, plant and equipment	2,724	3,654	1,301
Impairment of property, plant and equipment	1,350	2,516	—
Restructuring costs	11,431	5,116	7,000
Interest expense, net	31,454	18,068	245
Other expense (income), net	528	1,111	1,030
Income tax expense (benefit)	(13,365)	(21,560)	(11,396)
Loss (income) from discontinued operations, net of tax	(1,480)	303	1,718
Net income (loss) attributable to noncontrolling interest	2,923	2,079	1,390

Net income (loss) attributable to Masonite	$(23,245)	$(6,534)	$3,039

The Company derives revenues from two major product lines: interior and exterior products. The Company does not review or analyze its two major product lines below net sales. Sales for the product lines are summarized as follows:

	Year Ended December 31,
(In thousands)	2012	2011	2010
Net sales:
Interior products	$1,232,990	$1,068,347	$957,789
Exterior products	443,015	420,832	425,482

	$1,676,005	$1,489,179	$1,383,271

Sales information with respect to geographic areas exceeding 10% of consolidated net sales is as follows:

	Year Ended December 31,
(In thousands)	2012	2011	2010
Net sales to external customers from facilities in:
United States	$941,062	$738,865	$661,007
Canada	246,900	232,375	257,574
France	137,441	159,493	152,858
Other	350,602	358,446	311,832

Total	$1,676,005	$1,489,179	$1,383,271

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

The Company’s two largest customers, The Home Depot, Inc., and Lowe’s Companies Inc., each accounted for at least 10% of consolidated net sales for all periods presented. No other individual customer accounted for greater than 10% of consolidated net sales for any period presented. Net sales information for these two customers is as follows:

	Year Ended December 31,
(In thousands)	2012	2011	2010
Net sales:
The Home Depot, Inc.	$265,931	$259,204	$262,378
Lowe’s Companies Inc.	160,399	145,105	140,826

Geographic information regarding property, plant and equipment which exceed 10% of consolidated property, plant and equipment used in continuing operations is as follows:

	December 31,
(In thousands)	2012	2011	2010
United States	$333,391	$325,060	$301,970
Canada	85,801	67,615	74,770
Ireland	66,795	69,435	73,164
Other	162,373	170,545	195,711

Total	$648,360	$632,655	$645,615

16. Fair Value of Financial Instruments

The carrying amounts of the Company’s cash and cash equivalents, restricted cash, accounts receivable, income taxes receivable, accounts payable, accrued expenses and income taxes payable approximate fair value because of the short-term maturity of those instruments. The estimated fair value of the Senior Notes as of December 31, 2012 and 2011 is $400.3 million and $268.1 million, respectively, compared to a carrying value of $378.2 million and $275.0 million, respectively. This estimate is based on market quotes and calculations based on current market rates available to the Company and is categorized as having Level 2 valuation inputs as established by the FASB’s Fair Value Framework. Market quotes used in these calculations are based on bid prices for the Company’s debt instruments and are obtained from and corroborated with multiple independent sources. The market quotes obtained from independent sources are within the range of the Company’s expectations.

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

17. Earnings Per Share

Basic earnings per share (“EPS”) is calculated by dividing earnings attributable to Masonite by the weighted-average number of the Company’s common shares outstanding during the period. Diluted EPS is calculated by dividing earnings attributable to Masonite by the weighted-average number of common shares plus the incremental number of shares issuable from non-vested and vested RSUs, SARs and warrants outstanding during the period.

	Year Ended December 31,
(In thousands, except share and per share information)	2012	2011	2010
Net income (loss) attributable to Masonite	$(23,245)	$(6,534)	$3,039
Income (loss) from discontinued operations, net of tax	1,480	(303)	(1,718)

Income (loss) from continuing operations	$(24,725)	$(6,231)	$4,757

Shares used in computing basic earnings per share	27,693,541	27,525,060	27,511,899

Effect of dilutive securities:
Incremental shares issuable under stock compensation plans	—	—	1,358,808

Shares used in computing diluted earnings per share	27,693,541	27,525,060	28,870,707

Earnings (loss) per common share attributable to Masonite:
Basic - from continuing operations	$(0.89)	$(0.23)	$0.17
Diluted - from continuing operations	$(0.89)	$(0.23)	$0.17
Basic - from discontinued operations, net of tax	$0.05	$(0.01)	$(0.06)
Diluted - from discontinued operations, net of tax	$0.05	$(0.01)	$(0.06)
Basic	$(0.84)	$(0.24)	$0.11
Diluted	$(0.84)	$(0.24)	$0.11

Incremental shares issuable from anti-dilutive instruments excluded from diluted earnings per common share:
Warrants	5,833,335	5,833,335	5,833,335
Stock appreciation rights	1,045,524	912,987	—
Restricted stock units	765,345	778,672	—

The weighted average number of shares outstanding utilized for the diluted EPS calculation contemplates the exercise of all currently outstanding SARs and the conversion of all RSUs. The dilutive effect of such equity awards is calculated based on the weighted average share price for each fiscal period using the treasury stock method.

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

For the years ended December 31, 2012 and 2011, no potential common shares relating to the Company’s equity awards were included in the computation of diluted loss per share, as their effect would have been anti-dilutive given the Company’s net loss position for those periods.

18. Other Comprehensive Income and Accumulated Other Comprehensive Income

The components of other comprehensive income (loss) were as follows:

	Year Ended December 31,
(In thousands)	2012	2011	2010
Foreign exchange gain (loss)	$7,953	$(21,644)	$(5,358)
Income tax benefit (expense) on foreign exchange gain (loss)	74	172	(2,570)
Pension and other post-retirement adjustment	663	(18,927)	(5,897)
Income tax benefit (expense) on pension and other post-retirement adjustment	(983)	7,181	2,428
Amortization of actuarial net losses	1,689	—	—
Income tax benefit (expense) on amortization of actuarial net losses	(652)	—	—

Other comprehensive income (loss), net of tax:	$8,744	$(33,218)	$(11,397)

The components of accumulated other comprehensive income (loss) were as follows:

	December 31,
(In thousands)	2012	2011
Accumulated foreign exchange gains (losses)	$4,862	$(3,091)
Accumulated pension and other post-retirement adjustments	(31,185)	(31,848)
Accumulated amortization of actuarial net losses	1,689	—
Accumulated income tax benefit (expense) on accumulated other comprehensive income (loss)	5,650	7,211

Accumulated other comprehensive income (loss), net of tax:	$(18,984)	$(27,728)

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(In U.S. dollars)

19. Variable Interest Entity

As of December 31, 2012 and 2011, the Company holds an interest in one variable interest entity (“VIE”), Magna Foremost Sdn Bhd, which is located in Kuala Lumpur, Malaysia. The VIE is integrated into Masonite’s supply chain and manufactures door facings. The Company is the primary beneficiary of the VIE via the terms of the Company’s existing supply agreement with the VIE. As primary beneficiary via the supply agreement, the Company receives a disproportionate amount of earnings on sales to third parties in relation to its voting interest, and as a result, receives a majority of the VIE’s residual returns. Sales to third parties did not have a material impact on the Company’s consolidated financial statements. The Company also has the power to direct activities of the VIE that most significantly impact the entity’s economic performance. As primary beneficiary, the Company has consolidated the results of the VIE.

	December 31,	December 31,
(In thousands)	2012	2011
Current assets	$11,424	$11,343
Property, plant and equipment, net	20,446	22,562
Long-term deferred income taxes	17,575	17,320
Current liabilities	(3,967)	(2,868)
Other long-term liabilities	(6,497)	(5,926)
Noncontrolling interest	(13,669)	(13,911)

Net cumulative investment by the Company	$25,312	$28,520

Current assets include $4.1 million and $5.2 million of cash and cash equivalents as of December 31, 2012 and 2011, respectively. Assets recognized as a result of consolidating this VIE do not represent additional assets that could be used to satisfy claims against the Company’s general assets. Conversely, liabilities recognized as a result of consolidating these entities do not represent additional claims on the Company’s general assets; rather, they represent claims against the specific assets of the consolidated VIE.

20. Subsequent Events

The Company has evaluated events and transactions occurring subsequent to December 31, 2012, through February 27, 2013, the date the financial statements were available to be issued, and determined that there are no other items to disclose.

Supplemental Unaudited Quarterly Financial Information

	Quarter Ended
(In thousands, except per share information)	December 31	September 30	June 30	March 31
2012
Net sales	$418,159	$424,957	$432,774	$400,115
Cost of goods sold	365,301	369,520	372,186	352,694

Gross profit	52,858	55,437	60,588	47,421
Selling, general and administrative expenses	52,412	52,653	54,556	48,437
Restructuring costs	6,380	3,829	681	541

Operating income (loss)	(5,934)	(1,045)	5,351	(1,557)
Interest expense, net	8,381	7,969	8,451	6,653
Other expense (income), net	(669)	80	1,259	(142)

Income (loss) from continuing operations before income tax expense (benefit)	(13,646)	(9,094)	(4,359)	(8,068)
Income tax expense (benefit)	(7,027)	(141)	(1,181)	(5,016)

Income (loss) from continuing operations	(6,619)	(8,953)	(3,178)	(3,052)
Income (loss) from discontinued operations, net of tax	(40)	(50)	(26)	1,596

Net income (loss)	(6,659)	(9,003)	(3,204)	(1,456)
Less: net income (loss) attributable to noncontrolling interest	792	913	685	533

Net income (loss) attributable to Masonite	$(7,451)	$(9,916)	$(3,889)	$(1,989)

Earnings (loss) per common share:
Basic	$(0.27)	$(0.36)	$(0.14)	$(0.07)
Diluted	$(0.27)	$(0.36)	$(0.14)	$(0.07)
2011
Net sales	$383,774	$376,025	$380,817	$348,563
Cost of goods sold	334,143	330,969	333,619	305,089

Gross profit	49,631	45,056	47,198	43,474
Selling, general and administrative expenses	47,737	45,923	48,444	44,672
Restructuring costs	806	2,451	413	1,446

Operating income (loss)	1,088	(3,318)	(1,659)	(2,644)
Interest expense, net	6,091	6,367	5,467	143
Other expense (income), net	280	914	114	(197)

Income (loss) from continuing operations before income tax expense (benefit)	(5,283)	(10,599)	(7,240)	(2,590)
Income tax expense (benefit)	(4,805)	(7,768)	(6,094)	(2,893)

Income (loss) from continuing operations	(478)	(2,831)	(1,146)	303
Income (loss) from discontinued operations, net of tax	(55)	(91)	(27)	(130)

Net income (loss)	(533)	(2,922)	(1,173)	173
Less: net income (loss) attributable to noncontrolling interest	245	789	335	710

Net income (loss) attributable to Masonite	$(778)	$(3,711)	$(1,508)	$(537)

Earnings (loss) per common share:
Basic	$(0.04)	$(0.13)	$(0.05)	$(0.02)
Diluted	$(0.04)	$(0.13)	$(0.05)	$(0.02)
Return of capital per common share	$—	$—	$4.54	$—

MASONITE INTERNATIONAL CORPORATION

Condensed Consolidated Statements of Comprehensive Income (Loss)

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Six Months Ended June 30,
	2013	2012
Net sales	$877,617	$832,889
Cost of goods sold	762,547	724,880

Gross profit	115,070	108,009
Selling, general and administration expenses	102,992	102,993
Restructuring costs	3,202	1,222

Operating income (loss)	8,876	3,794
Interest expense, net	16,458	15,104
Other expense (income), net	(521)	1,117

Income (loss) from continuing operations before income tax expense (benefit)	(7,061)	(12,427)
Income tax expense (benefit)	(1,444)	(6,197)

Income (loss) from continuing operations	(5,617)	(6,230)
Income (loss) from discontinued operations, net of tax	(134)	1,570

Net income (loss)	(5,751)	(4,660)
Less: Net income (loss) attributable to noncontrolling interest	1,285	1,218

Net income (loss) attributable to Masonite	$(7,036)	$(5,878)

Earnings (loss) per common share attributable
Basic	$(0.25)	$(0.21)
Diluted	$(0.25)	$(0.21)
Earnings (loss) per common share from continuing
Basic	$(0.25)	$(0.27)
Diluted	$(0.25)	$(0.27)
Comprehensive Income (loss):
Net income (loss)	$(5,751)	$(4,660)
Other comprehensive income (loss):
Foreign exchange gain (loss)	(23,351)	(11,639)
Amortization of actuarial net losses	698	845
Income tax benefit (expense) related to other comprehensive income (loss)	(272)	(740)

Other comprehensive income (loss), net of tax:	(22,925)	(11,534)

Comprehensive income (loss)	(28,676)	(16,194)
Less: comprehensive income (loss) attributable to noncontrolling interest	775	1,061

Comprehensive income (loss) attributable to Masonite	$(29,451)	$(17,255)

See accompanying notes to the condensed consolidated financial statements.

MASONITE INTERNATIONAL CORPORATION

Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars, except share amounts)

(Unaudited)

	June 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$92,940	$122,314
Restricted cash	26,451	12,769
Accounts receivable, net	273,010	256,666
Inventories, net	217,786	208,783
Prepaid expenses	22,151	19,546
Assets held for sale	5,737	7,211
Income taxes receivable	4,413	6,502
Current deferred income taxes	15,326	18,681

Total current assets	657,814	652,472
Property, plant and equipment, net	614,927	648,360
Investment in equity investees	8,218	7,633
Goodwill	78,061	78,122
Intangible assets, net	209,652	219,624
Long-term deferred income taxes	11,530	14,502
Other assets, net	25,690	25,235

Total assets	$1,605,892	$1,645,948

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$110,390	$93,311
Accrued expenses	124,567	139,383
Income taxes payable	959	2,194

Total current liabilities	235,916	234,888
Long-term debt	378,215	378,848
Long-term deferred income taxes	109,454	119,139
Other liabilities	71,120	75,258

Total liabilities	794,705	808,133
Commitments and Contingencies (Note 9)
Equity:
Share capital: unlimited shares authorized, 27,978,152 and 27,943,774 shares issued and outstanding as of June 30, 2013, and December 31, 2012, respectively	634,757	633,910
Additional paid-in capital	243,827	240,784
Accumulated deficit	(56,203)	(49,167)
Accumulated other comprehensive income (loss)	(41,909)	(18,984)

Total equity attributable to Masonite	780,472	806,543
Equity attributable to noncontrolling interests	30,715	31,272

Total equity	811,187	837,815

Total liabilities and equity	$1,605,892	$1,645,948

See accompanying notes to the condensed consolidated financial statements.

MASONITE INTERNATIONAL CORPORATION

Condensed Consolidated Statements of Changes in Equity

(In thousands of U.S. dollars, except share amounts)

(Unaudited)

	Common Shares Outstanding	Common Stock Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Equity Attributable to Masonite	Equity Attributable to Noncontrolling Interests	Total Equity
Balances as of January 1, 2012	27,531,792	$626,787	$241,496	$(25,922)	$(27,728)	$814,633	$33,850	$848,483
Net income (loss)				(23,245)		(23,245)	2,923	(20,322)
Other comprehensive income (loss), net of tax					8,744	8,744	234	8,978
Dividends to noncontrolling interests						—	(5,735)	(5,735)
Share based awards			6,517			6,517		6,517
Common shares issued for delivery of share based awards	411,982	7,123	(7,123)			—		—
Reduction of return of capital payable due to forfeitures of share based awards			(11)			(11)		(11)
Common shares withheld to cover income taxes payable due to delivery of share based awards			(95)			(95)		(95)

Balances as of December 31, 2012	27,943,774	$633,910	$240,784	$(49,167)	$(18,984)	$806,543	$31,272	$837,815
Net income (loss)				(7,036)		(7,036)	1,285	(5,751)
Other comprehensive income (loss), net of tax					(22,925)	(22,925)	(510)	(23,435)
Dividends to noncontrolling interests						—	(1,332)	(1,332)
Share based awards			3,911			3,911		3,911
Common shares issued for delivery of share based awards	34,378	847	(847)			—		—
Common shares withheld to cover income taxes payable due to delivery of share based awards			(21)			(21)		(21)

Balances as of June 30, 2013	27,978,152	$634,757	$243,827	$(56,203)	$(41,909)	$780,472	$30,715	$811,187

See accompanying notes to the condensed consolidated financial statements.

MASONITE INTERNATIONAL CORPORATION

Condensed Consolidated Statements of Cash Flows

(In thousands of U.S. dollars)

(Unaudited)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$(5,751)	$(4,660)
Adjustments to reconcile net income (loss) to net cash flow provided by (used in) operating activities, net of acquisitions:
Loss (income) from discontinued operations, net of tax	134	(1,570)
Depreciation	32,177	31,627
Amortization of intangible assets	8,606	6,714
Amortization of debt issue costs	244	590
Share based compensation expense	3,911	2,819
Deferred income taxes	(2,246)	(9,500)
Unrealized foreign exchange loss (gain)	(86)	630
Share of loss (income) from equity investees, net of tax	(585)	(331)
Pension and post-retirement expense (funding), net	(438)	(1,751)
Non-cash accruals and interest	319	435
Loss on sale of property, plant and equipment	962	483
Impairment of property, plant and equipment	1,904	—
Changes in assets and liabilities:
Accounts receivable	(23,966)	(34,771)
Inventories	(14,153)	(10,321)
Prepaid expenses	(3,211)	(2,875)
Accounts payable and accrued expenses	6,662	11,182
Other assets and liabilities	(1,666)	(951)

Net cash flow provided by (used in) operating activities - continuing operations	2,817	(12,250)
Net cash flow provided by (used in) operating activities - discontinued operations	(319)	(186)

Net cash flow provided by (used in) operating activities	2,498	(12,436)

Cash flows from investing activities:
Proceeds from sale of property, plant and equipment	3,336	152
Additions to property, plant and equipment	(16,276)	(20,390)
Cash used in acquisitions, net of cash acquired	—	(66,428)
Restricted cash	(13,685)	9
Other investing activities	(1,523)	(1,021)

Net cash flow provided by (used in) investing activities - continuing operations	(28,148)	(87,678)
Net cash flow provided by (used in) investing activities - discontinued operations	—	1,703

Net cash flow provided by (used in) investing activities	(28,148)	(85,975)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	103,500
Payment of financing costs	—	(1,957)
Distributions to non-controlling interests	(1,332)	(2,834)

Net cash flow provided by (used in) financing activities - continuing operations	(1,332)	98,709
Net cash flow provided by (used in) financing activities - discontinued operations	—	—

Net cash flow provided by (used in) financing activities	(1,332)	98,709

Net foreign currency translation adjustment on cash	(2,392)	(511)

Increase (decrease) in cash and cash equivalents	(29,374)	(213)
Cash and cash equivalents, beginning of period	122,314	109,205

Cash and cash equivalents, at end of period	$92,940	$108,992

See accompanying notes to the condensed consolidated financial statements.

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Business Overview and Significant Accounting Policies

Masonite International Corporation (“Masonite” or the “Company”) is one of the largest manufacturers of doors in the world, with significant market share in both interior and exterior door products. Masonite operates 63 manufacturing locations in 12 countries and sells doors to customers in countries throughout the world, including the United States, Canada and France.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) regarding interim financial reporting. Accordingly, they do not include all of the information and notes required by GAAP for annual financial statements. In the opinion of management, all adjustments consisting of normal and recurring entries considered necessary for a fair presentation of the results for the interim periods presented have been included. All significant intercompany balances and transactions have been eliminated. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts in the financial statements and accompanying notes. These estimates are based on information available as of the date of the unaudited condensed consolidated financial statements. Therefore, actual results could differ from those estimates. Interim results are not necessarily indicative of the results for a full year. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for 2012 and notes thereto. There have been no changes in the significant accounting policies from those that were disclosed in the audited consolidated financial statements for 2012. Certain prior year amounts have been reclassified to conform to the current basis of presentation.

The Company’s fiscal year is the 52- or 53-week period ending on the Sunday closest to December 31. In a 52-week year, each fiscal quarter consists of 13 weeks. For ease of disclosure, the 26-week period ending on July 1, 2012, is referred to as ending on June 30, 2012, and the balance sheet date December 30, 2012, is referred to as December 31, 2012.

Changes in Accounting Standards and Policies

Adoption of Recent Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” This ASU amends Accounting Standards Codification (“ASC”) 220, “Comprehensive Income,” and requires an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items of net income if the amount being reclassified is required under GAAP to be reclassified in its entirety to net income in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional details about those amounts. This ASU is effective prospectively for annual reporting periods beginning after December 15, 2012, and interim periods within those annual periods. The adoption of this standard did not result in a change to the accounting treatment of comprehensive income and did not have a material impact on the presentation of the Company’s financial statements.

In July 2012, the FASB issued ASU 2012-02, “Testing Indefinite-Lived Intangible Assets for Impairment.” This ASU addresses annual impairment testing for indefinite-lived intangible assets other than goodwill as contemplated in ASC 350, “Intangibles-Goodwill and other,” and was issued to simplify how an entity tests indefinite-lived intangible assets other than goodwill for impairment by permitting an entity to perform a

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

qualitative assessment to determine whether an indefinite-lived intangible asset other than goodwill is impaired. If the qualitative assessment leads to the determination that it is more likely than not that an indefinite-lived intangible asset other than goodwill is impaired, further impairment testing is necessary using the current two-step quantitative impairment test. This pronouncement is effective for reporting periods beginning after September 15, 2012, and early adoption is permitted. The adoption of this standard did not have a material impact on the Company’s reported results of operations, cash flows or financial position.

Other Recent Accounting Pronouncements not yet Adopted

In March 2013, the FASB issued ASU 2013-05, “Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity,” which amended ASC 830, “Foreign Currency Matters.” This ASU updates accounting guidance related to the application of consolidation guidance and foreign currency matters. This ASU resolves the diversity in practice about what guidance applies to the release of the cumulative translation adjustment into net income. This ASU is effective prospectively for annual reporting periods beginning after December 15, 2013, and interim periods within those annual periods. The Company is in the process of evaluating this guidance to determine the magnitude of its impact on the Company’s financial statements.

2. Acquisitions

2012 Acquisitions

On August 1, 2012, the Company completed the acquisition of Portes Lemieux Inc. (“Lemieux”), headquartered in Windsor, Quebec, for total consideration of $22.1 million, net of cash acquired. The Company acquired 100% of the equity interests in Lemieux through the purchase of all of the outstanding shares of common stock at the acquisition date. Lemieux manufactures interior and exterior stile and rail wood doors for residential applications at its two facilities in Windsor, Quebec. The excess purchase price over the fair value of net tangible and intangible assets acquired of $0.4 million was allocated to goodwill. The goodwill principally represents anticipated synergies to be gained from the integration into the Company’s North American wood door business. This goodwill is not deductible for tax purposes and relates to the North America segment. The acquisition of Lemieux complements Masonite’s residential wood door business and provides an additional strategic growth platform for the Company.

On April 20, 2012, the Company completed the acquisition of Algoma Holding Company (“Algoma”), headquartered in Algoma, Wisconsin, for total consideration of $55.6 million, net of cash acquired. The Company acquired 100% of the equity interests in Algoma through the purchase of all of the outstanding shares of common stock at the acquisition date. Algoma manufactures interior wood doors and components for commercial and architectural applications at its facilities in Algoma, Wisconsin, and Jefferson City, Tennessee. The acquisition of Algoma complements Masonite’s existing Marshfield, Mohawk and Baillargeon branded commercial and architectural interior wood door business and provides strategic growth opportunities for the Company in its Architectural DoorSystems business in North America. The excess purchase price over the fair value of net tangible and intangible assets acquired of $20.0 million was allocated to goodwill. The goodwill principally represents anticipated synergies to be gained from the integration into the Company’s Architectural DoorSystems business. This goodwill is not deductible for tax purposes and relates to the North America segment.

On March 26, 2012, the Company completed the acquisition of Les Portes Baillargeon, Inc. (“Baillargeon”), headquartered in St. Ephrem, Quebec, for total consideration of $9.9 million. The Company acquired 100% of the equity interests in Baillargeon through the purchase of all of the outstanding shares of common stock at the

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

acquisition date. Baillargeon is a Canadian manufacturer of interior wood doors for commercial and architectural applications. The Baillargeon acquisition strengthens the Company’s Architectural DoorSystems business in North America. The excess purchase price over the fair value of net tangible and intangible assets acquired of $1.1 million was allocated to goodwill. The goodwill principally represents anticipated synergies to be gained from the integration into the Company’s Architectural DoorSystems business. This goodwill is not deductible for tax purposes and relates to the North America segment.

The aggregate consideration paid for acquisitions during 2012 was as follows:

	Lemieux	Algoma	Baillargeon	Total 2012
(In thousands)	Acquisition	Acquisition	Acquisition	Acquisitions
Accounts receivable	$3,547	$8,874	$3,105	$15,526
Inventory	6,013	6,391	1,758	14,162
Property, plant and equipment	15,148	9,658	7,054	31,860
Goodwill	397	20,049	1,113	21,559
Intangible assets	3,900	28,600	—	32,500
Deferred income taxes	(3,023)	(11,866)	(929)	(15,818)
Other assets and liabilities, net	(3,915)	(6,073)	(2,158)	(12,146)

Cash consideration, net of cash acquired	$22,067	$55,633	$9,943	$87,643

The fair values of intangible assets acquired are based on management’s estimates and assumptions including variations of the income approach, the cost approach and the market approach. Intangible assets acquired from Lemieux and Algoma consist of customer relationships, and will be amortized over the weighted average amortization period of 7.8 years. The intangible assets are not expected to have any residual value.

The gross contractual value of acquired trade receivables was $5.1 million, $9.0 million and $3.1 million from Lemieux, Algoma and Baillargeon, respectively.

The following schedule represents the amounts of revenue and earnings which have been included in the condensed consolidated statements of comprehensive income (loss) for the periods indicated subsequent to the respective acquisition dates:

	Six Months Ended June 30, 2013
(In thousands)	Lemieux	Algoma	Baillargeon	Total
Net sales	$27,286	$34,319	$9,950	$71,555
Net income (loss) attributable to Masonite	3,098	1,160	313	4,571

	Six Months Ended June 30, 2012
(In thousands)	Algoma	Baillargeon	Total
Net sales	$14,937	$5,673	$20,610
Net income (loss) attributable to Masonite	410	402	812

Marshfield Business Interruption Insurance Proceeds

In August 2011, the Company completed the acquisition of Marshfield DoorSystems, Inc. (“Marshfield”), for net consideration of $102.4 million. Prior to acquisition, Marshfield experienced a loss of certain property, plant and equipment, as well as a partial and temporary business interruption, due to an explosion that impacted a portion of its manufacturing facility in Marshfield, Wisconsin. Losses related to the event were recognized by Marshfield prior to the acquisition. Marshfield was insured for these losses, including business interruption, and the

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

Company retained rights to this insurance claim subsequent to acquisition. During the fourth quarter of 2012, the Company recognized $3.3 million as partial settlement for business insurance losses. In the first quarter of 2013, the Company recognized an additional $4.5 million as final settlement of the claim. These proceeds were recorded as a reduction to selling, general and administration expense in the condensed consolidated statements of comprehensive income (loss). No further business interruption insurance proceeds are expected as a result of this event.

Pro Forma Information

The following unaudited pro forma financial information represents the unaudited condensed consolidated financial information as if the Company’s acquisitions had been included in the unaudited condensed consolidated results of the Company beginning on January 1 of the year prior to their respective acquisition dates. The pro forma results have been derived from unaudited 2012 financial results of the acquired entities. The pro forma results have been calculated after adjusting the results of the acquired entities to remove intercompany transactions and transaction costs incurred and to reflect the additional depreciation and amortization that would have been charged assuming the fair value adjustments to inventory, property, plant and equipment and intangible assets had been applied on January 1 of the year prior to acquisition, together with the consequential tax effects. The pro forma results do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisitions; the costs to combine the companies’ operations; or the costs necessary to achieve these costs savings, operating synergies and revenue enhancements. The pro forma results do not necessarily reflect the actual results of operations of the combined companies under ownership and operation of the Company.

In the table that follows, the acquisitions of Lemieux, Algoma and Baillargeon were treated as if they had occurred on January 1, 2011.

	Six Months Ended June 30, 2012
(In thousands, except per share amounts)	Masonite	2012 Acquisitions	Pro Forma
Net sales	$832,889	$46,677	$879,566
Net income (loss) attributable to Masonite	(5,878)	1,062	(4,816)
Basic earnings (loss) per common share	$(0.21)		$(0.17)
Diluted earnings (loss) per common share	$(0.21)		$(0.17)

3. Goodwill and Intangible Assets

Changes in the carrying amount of goodwill for the periods indicated are as follows:

(In thousands)	North America Segment
January 1, 2012	$56,563
Goodwill from 2012 acquisitions	21,559

December 31, 2012	78,122
Foreign exchange fluctuations	(61)

June 30, 2013	$78,061

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

The cost and accumulated amortized values of the Company’s intangible assets as of June 30, 2013, and December 31, 2012, are presented in the following tables:

	June 30, 2013
(In thousands)	Cost	Accumulated Amortization	Translation Adjustment	Net Book Value
Definite life intangible assets
Customer relationships	$82,333	$(16,327)	$(329)	$65,677
Patents	26,959	(10,815)	(43)	16,101
Software	26,536	(14,026)	278	12,788
Other	11,923	(4,783)	(1,332)	5,808

	147,751	(45,951)	(1,426)	100,374
Indefinite life intangible assets
Trademarks and tradenames	109,789	—	(511)	109,278

Total intangible assets	$257,540	$(45,951)	$(1,937)	$209,652

	December 31, 2012
(In thousands)	Cost	Accumulated Amortization	Translation Adjustment	Net Book Value
Definite life intangible assets
Customer relationships	$82,333	$(11,373)	$(169)	$70,791
Patents	26,277	(9,521)	148	16,904
Software	25,806	(12,491)	423	13,738
Other	11,923	(3,960)	(950)	7,013

	146,339	(37,345)	(548)	108,446
Indefinite life intangible assets
Trademarks and tradenames	109,789	—	1,389	111,178

Total intangible assets	$256,128	$(37,345)	$841	$219,624

Amortization of intangible assets was $8.6 million and $6.7 million for the six months ended June 30, 2013 and 2012, respectively. Amortization expense is classified within selling, general and administration expenses in the condensed consolidated statements of comprehensive income (loss).

The estimated future amortization of intangible assets with definite lives as of June 30, 2013, is as follows:

(In thousands)
Year ended December 31,
2013 (remaining six months)	$8,425
2014	16,834
2015	16,311
2016	15,096
2017	12,982

4. Accounts Receivable

The Company’s customers consist mainly of wholesale distributors, dealers, and retail home centers. The Company’s ten largest customers accounted for 42.4% and 42.5% of total accounts receivable as of June 30,

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

2013, and December 31, 2012, respectively. The Company’s largest customer, The Home Depot, Inc., accounted for more than 10% of the gross accounts receivable balance as of June 30, 2013, and December 31, 2012. The Company’s second largest customer, Lowe’s Companies, Inc., accounted for more than 10% of the gross accounts receivable balance as of December 31, 2012. No other individual customer accounted for greater than 10% of the gross accounts receivable balance at either June 30, 2013, or December 31, 2012.

The allowance for doubtful accounts balance as of June 30, 2013, and December 31, 2012, was $3.0 million and $3.9 million, respectively.

The Company maintains an accounts receivable sales program with a third party (“AR Sales Program”). Under the AR Sales Program, the Company can transfer ownership of eligible trade accounts receivable of a large retail customer. Receivables are sold outright to a third party that assumes the full risk of collection, without recourse to the Company in the event of a loss. Transfers of receivables under this program are accounted for as sales. Proceeds from the transfers reflect the face value of the accounts receivable less a discount. Receivables sold under the AR Sales Program are excluded from trade accounts receivable in the condensed consolidated balance sheets and are reflected as cash provided by operating activities in the condensed consolidated statements of cash flows. The discounts on the sales of trade accounts receivable sold under the AR Sales Program were not material for any of the periods presented and were recorded to selling, general and administration expense within the condensed consolidated statements of comprehensive income (loss).

5. Inventories

The following sets forth the amounts of inventory on hand as of June 30, 2013, and December 31, 2012:

(In thousands)	June 30, 2013	December 31, 2012
Raw materials	$146,672	$138,997
Finished goods	71,114	69,786

	$217,786	$208,783

The Company carried an inventory provision of $8.2 million and $7.6 million as of June 30, 2013, and December 31, 2012, respectively. This provision is the result of obsolete or aged inventory.

6. Property, Plant and Equipment

(In thousands)	June 30, 2013	December 31, 2012
Land	$50,404	$54,888
Buildings	182,164	187,967
Machinery and equipment	546,058	550,280

Property, plant and equipment, gross	778,626	793,135
Accumulated depreciation	(163,699)	(144,775)

Property, plant and equipment, net	$614,927	$648,360

Total depreciation expense charged to the condensed consolidated statements of comprehensive income (loss) was $32.1 million and $31.6 million in the six months ended June 30, 2013 and 2012, respectively. Depreciation expense is included primarily within cost of goods sold in the condensed consolidated statements of comprehensive income (loss).

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

The Company had assets held for sale of $7.2 million as of December 31, 2012. During the second quarter of 2013, the Company divested one location which had a book value of $1.2 million. Foreign exchange fluctuations in the six months ended June 30, 2013, decreased the value of foreign assets held for sale by $0.3 million, resulting in a balance of assets held for sale as of June 30, 2013, of $5.7 million. Assets held for sale are revalued to their respective fair values at each reporting date. This valuation is performed on a recurring basis, and is categorized as having Level 2 valuation inputs as established by the FASB’s Fair Value Framework. The related charges due to revaluation were not material in the six months ended June 30, 2013 or 2012.

7. Long-Term Debt

(In thousands)	June 30, 2013	December 31, 2012
8.25% Senior Notes due 2021	$375,000	$375,000
Unamortized premium on Senior Notes	3,003	3,194
Capital lease obligations and other long-term debt	212	654

Total long-term debt	$378,215	$378,848

Senior Notes

In April 2011, the Company issued $275.0 million aggregate principal senior unsecured notes (the “Initial Notes”), and in March 2012, the Company issued an additional $100.0 million aggregate principal senior unsecured notes (the “Add-On Notes”). The Add-On Notes have the same terms, rights and obligations as the Initial Notes, and were issued in the same series as the Initial Notes (collectively, the “Senior Notes”). In total, the Company has issued $375.0 million aggregate principal amount of 8.25% senior unsecured notes due April 15, 2021, in two private placements for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to buyers outside the United States pursuant to Regulation S under the Securities Act. The Senior Notes were issued without registration rights and are not listed on any securities exchange. The Senior Notes bear interest at 8.25% per annum, payable in cash semiannually in arrears on April 15 and October 15 of each year. The Company received net proceeds of $101.5 million in 2012 from the Add-On Notes and $265.5 million in 2011 from the Initial Notes, after deducting $2.0 million and $9.5 million of transaction issuance costs, respectively. The transaction costs were capitalized as deferred financing costs (included in other assets) and are being amortized to interest expense over the term of the Senior Notes using the effective interest method. The Initial Notes were issued at par, while the Add-On Notes were issued at 103.5% of the principal amount. The resulting premium of $3.5 million from the issuance of the Add-On Notes will be amortized to interest expense over the term of the Add-On Notes using the effective interest method. The net proceeds from the Senior Notes were used to fund a $125.0 million return of capital to shareholders during 2011, in the form of cash, in the amount of $4.54 per share; as well as the acquisitions of five companies during 2012 and 2011 for aggregate consideration of $231.0 million. The remaining proceeds from Senior Notes have been used for subsequent acquisitions; refer to Note 18, Subsequent Events. Interest expense relating to the Senior Notes was $15.9 million and $14.2 million for the six months ended June 30, 2013 and 2012, respectively.

The Company may redeem the Senior Notes, in whole or in part, at any time prior to April 15, 2015, at a price equal to 100% of the principal amount plus the applicable premium, plus accrued and unpaid interest, if any, to the date of redemption. The applicable premium means, with respect to a note at any date of redemption, the greater of (i) 1.00% of the then-outstanding principal amount of such note and (ii) the excess of (a) the present value at such date of redemption of (1) the redemption price of such note at April 15, 2015, plus (2) all remaining

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

required interest payments due on such note through such date (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the principal amount of such note on such redemption date. The Company may also redeem the Senior Notes, in whole or in part, at any time on or after April 15, 2015, at the applicable redemption prices specified under the indenture governing the Senior Notes, plus accrued and unpaid interest, if any, to the date of redemption. In addition, the Company may redeem up to 35% of the Senior Notes before April 15, 2014, with the net cash proceeds from certain equity offerings at a redemption price of 108.25% of the principal amount plus accrued and unpaid interest. If the Company experiences certain changes of control or consummates certain asset sales and does not reinvest the net proceeds, the Company must offer to repurchase all of the Senior Notes at a purchase price of 101.00% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

Obligations under the Senior Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by certain of the Company’s directly or indirectly wholly-owned subsidiaries.

The indenture governing the Senior Notes contains restrictive covenants that, among other things, limit the ability of the Company and its subsidiaries to: (i) incur additional debt and issue disqualified or preferred stock, (ii) make restricted payments, (iii) sell assets, (iv) create or permit restrictions on the ability of the Company’s restricted subsidiaries to pay dividends or make other distributions to the Company, (v) create or incur certain liens, (vi) enter into sale and leaseback transactions, (vii) merge or consolidate with other entities and (viii) enter into transactions with affiliates. The foregoing limitations are subject to exceptions as set forth in the indenture governing the Senior Notes. In addition, if in the future the Senior Notes have an investment grade rating from at least two nationally recognized statistical rating organizations, certain of these covenants will be replaced with a less restrictive covenant.

The indenture governing the Senior Notes contains customary events of default (subject in certain cases to customary grace and cure periods). As of June 30, 2013, and December 31, 2012, the Company was in compliance with all covenants under the indenture governing the Senior Notes.

ABL Facility

In May 2011, the Company and certain of its subsidiaries, as borrowers, entered into a $125.0 million asset-based revolving credit facility (the “ABL Facility”). The borrowing base is calculated based on a percentage of the value of selected U.S. and Canadian accounts receivable and U.S. and Canadian inventory, less certain ineligible amounts. In conjunction with this ABL Facility, the Company’s $30.0 million Bilateral Loan Facility was terminated during the second quarter of 2011.

Obligations under the ABL Facility are secured by a first priority security interest in substantially all of the current assets of the Company and its subsidiaries. In addition, obligations under the ABL Facility are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by certain of the Company’s directly or indirectly wholly-owned subsidiaries.

Borrowings under the ABL Facility will bear interest at a variable rate per annum equal to, at the Company’s option, (i) LIBOR, plus a margin ranging from 2.00% to 2.50% per annum, or (ii) the Base Rate (as defined in the ABL Facility agreement), plus a margin ranging from 1.00% to 1.50% per annum.

In addition to paying interest on any outstanding principal under the ABL Facility, the Company is required to pay a commitment fee in respect of unutilized commitments of 0.25% of the aggregate commitments under the ABL Facility if the average utilization is greater than 50% for any applicable period, and 0.375% of the

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

aggregate commitments under the ABL Facility if the average utilization is less than or equal to 50% for any applicable period. The Company must also pay customary letter of credit fees and agency fees.

The ABL Facility contains various customary representations, warranties and covenants by the Company, that, among other things, and subject to certain exceptions, restrict the Company’s ability and the ability of its subsidiaries to: (i) incur additional indebtedness, (ii) pay dividends on the Company’s common stock and make other restricted payments, (iii) make investments and acquisitions, (iv) engage in transactions with the Company’s affiliates, (v) sell assets, (vi) merge and (vii) create liens. As of June 30, 2013, and December 31, 2012, the Company was in compliance with all covenants under the credit agreement governing the ABL Facility and there were no amounts outstanding under the ABL Facility.

8. Share Based Compensation Plans

Share based compensation costs were $3.9 million and $2.8 million for the six months ended June 30, 2013 and 2012, respectively. As of June 30, 2013, the total remaining unrecognized compensation cost related to share based compensation amounted to $10.5 million, which will be amortized over the weighted average remaining requisite service period of 2.5 years. All share based compensation costs are recognized using a graded-method approach, or to a lesser extent, a cliff-vesting approach depending on the terms of the individual award and are classified as selling, general and administration expenses in the condensed consolidated statements of comprehensive income (loss).

All share based awards are settled through issuance of new shares of the Company’s common stock. The share based award agreements contain restrictions on sale or transfer other than in limited circumstances. All other transfers would cause the share based awards to become null and void.

Equity Incentive Plan

Prior to July 9, 2012, the Company had a management equity incentive plan (the “2009 Plan”). The 2009 Plan required granting by June 9, 2012, equity instruments which upon exercise would result in management (excluding directors) owning 9.55% of the common equity (3,554,811 shares) of the Company on a fully diluted basis, after giving consideration to the potential exercise of warrants and the equity instruments granted to directors. Under the 2009 Plan, directors were required to be issued equity instruments that represent 0.90% (335,004 shares) of the common equity on a fully diluted basis. The requirement for issuance to employees was satisfied in June 2012, and the requirement for issuance to directors was satisfied in July 2009.

On July 12, 2012, the Board of Directors adopted the Masonite International Corporation 2012 Equity Incentive Plan (the “2012 Plan”). The 2012 Plan is effective for 10 years from the date of its adoption. Awards granted under the 2012 Plan are at the discretion of the Compensation Committee of the Board of Directors. The 2012 Plan was adopted because the Board believes awards granted will help to attract, motivate and retain employees and non-employee directors, align employee and stockholder interests and encourage a performance-based culture based on employee stock ownership. Prior to June 21, 2013, the aggregate number of common shares that could be issued with respect to equity awards under the 2012 Plan could not exceed 1,500,000 shares plus the number of shares subject to existing grants under the 2009 Plan that may expire or be forfeited or cancelled. On June 21, 2013, the Board of Directors approved an increase of 500,000 common shares issuable under the 2012 Plan, bringing the total number of shares issuable under the 2012 Plan to 2,000,000 plus the number of shares subject to existing grants under the 2009 plan that may expire or be forfeited or cancelled.

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

Deferred Compensation Plan

Effective August 13, 2012, the Board of Directors adopted a Deferred Compensation Plan (“DCP”) whereby certain employees and directors in the United States may elect to defer to a later date a portion of their base pay, bonuses, restricted stock awards and director fees. The DCP is an unfunded participant-directed plan where the Company has the option to contribute the deferrals into a rabbi trust where investments could be made.

Assets of the rabbi trust, other than Company stock, are recorded at fair value and included in other assets in the condensed consolidated balance sheets. These assets in the rabbi trust are classified as trading securities and changes in their fair values are recorded in other income (loss) in the condensed consolidated statements of comprehensive income (loss). The liability relating to deferred compensation represents the Company’s obligation to distribute funds to the participants in the future and is included in other liabilities in the condensed consolidated balance sheets. Any unfunded gain or loss relating to changes in the fair value of the deferred compensation liability are recognized in selling, general and administration expense in the condensed consolidated statements of comprehensive income (loss).

As of June 30, 2013, participation in the deferred compensation plan is limited and no restricted stock awards have been deferred.

Valuation of the Company’s Common Shares

Because the Company’s common shares are not traded on a national securities exchange, a quarterly valuation is performed. This quarterly valuation is based on a comprehensive valuation approach and the results may differ from the market value. This valuation approach incorporates, among other variables, current market conditions, long term forecasts, peer company analysis and a discount due to lack of marketability because the shares are not traded on a national securities exchange characterized by high liquidity. The compensation expense for share based awards is based upon the resulting per share valuation. The valuation prepared as of May 31, 2013, and in effect as of June 30, 2013, valued the Company’s common shares at $32.68 per share.

Stock Appreciation Rights

The Company has granted Stock Appreciation Rights (“SARs”) to certain employees. The compensation expense for the SARs is measured based on the fair value of the SARs at the date of grant and is recognized over the requisite service period. The SARs vest over a maximum of four years, and have a life of ten years. It is assumed that all time-based SARs will vest.

The total fair value of SARs vested was $1.1 million and $1.0 million in the six months ended June 30, 2013 and 2012, respectively.

Six Months Ended June 30, 2013	Stock Appreciation Rights	Aggregate Intrinsic Value (in thousands)	Weighted Average Exercise Price	Average Remaining Contractual Life (Years)
Outstanding, beginning of period	2,628,448	$21,005	$15.76	6.9
Granted	—		—
Exercised	(10,423)		13.64
Cancelled	(24,987)		14.51

Outstanding, end of period	2,593,038	43,818	15.78	6.4

Exercisable, end of period	2,050,274	$34,797	$15.71	6.2

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

Restricted Stock Units

The Company has granted Restricted Stock Units (“RSUs”) to directors and certain employees. The RSUs confer the right to receive shares of the Company’s common stock at a specified future date or when certain conditions are met. The compensation expense for the RSUs awarded is based on the fair value of the RSUs at the date of grant and is recognized over the requisite service period. The RSUs vest over a maximum of four years, and call for the underlying shares to be delivered no later than the fourth anniversary of the grant dates. It is assumed that all time-based RSUs will vest.

Six Months Ended June 30, 2013	Unvested Restricted Stock Units	Vested and Undelivered Restricted Stock	Total Restricted Stock Units Outstanding	Weighted Average Grant Date Fair Value
Outstanding, beginning of period	625,750	296,196	921,946	$17.75
Granted	320,194	—	320,194	23.69
Delivered	—	(34,224)	(34,224)
Withheld to cover (1)	—	(699)	(699)
Cancelled	(25,030)	—	(25,030)
Vested	(14,327)	14,327	—

Outstanding, end of period	906,587	275,600	1,182,187	$20.31

(1)

A portion of the vested RSUs delivered were net share settled to cover the minimum statutory requirements for income and other employment taxes, at the individual employee’s election. The equivalent cash is then remitted by the Company to the appropriate taxing authorities. These net share settlements had the effect of share repurchases by the Company as they reduced and retired the number of shares that would have otherwise been issued as a result of the vesting.

During the six months ended June 30, 2013, the Company granted 320,194 RSUs to certain employees. Approximately half of the RSUs vest at specified future dates, with only service requirements, while the remaining portion of the RSUs vest based on both performance and service requirements. The value of RSUs granted in 2013 was $7.6 million and is being recognized over the weighted average requisite service period of 2.5 years.

Return of Capital

On May 17, 2011, (the “Declaration Date”) the Company declared a return of capital to shareholders in the form of cash in the amount of $4.54 per share. In accordance with the RSU agreements, RSUs which were outstanding on the Declaration Date had the right to participate in the return of capital. The accumulated return of capital on RSUs will be paid when the underlying RSUs are delivered. The unpaid portion of the return of capital was $1.5 million as of both June 30, 2013, and December 31, 2012, which is included in accrued expenses in the condensed consolidated balance sheets.

Warrants

On June 9, 2009, the Company issued 5,833,335 warrants, representing the right to purchase the Company’s common shares for $55.31 per share, subsequently adjusted to $50.77 per share for the return of capital in 2011. Of these, 3,333,334 expire on June 9, 2014, and 2,500,001 expire on June 9, 2016. The Company has accounted for these warrants as equity instruments. Future exercises and forfeitures will reduce the amount of warrants. Future exercises will increase the amount of common shares outstanding and additional paid-in capital.

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

9. Commitments and Contingencies

For lease agreements that provide for escalating rent payments or rent-free occupancy periods, the Company recognizes rent expense on a straight line basis over the non-cancelable lease term and any option renewal period where failure to exercise such option would result in an economic penalty in such amount that renewal appears, at the inception of the lease, to be reasonably assured. The lease term commences on the date when all conditions precedent to the Company’s obligation to pay rent are satisfied. The leases contain provisions for renewal ranging from zero to three options of generally five years each. Minimum payments, for the following future periods, under non-cancelable operating leases and service agreements with initial or remaining terms of one year or more consist of the following:

(In thousands)
Year ended December 31,
2013 (remaining six months)	$10,233
2014	16,511
2015	16,208
2016	12,697
2017	11,210
Thereafter	40,731

$107,590

Total rent expense, including non-cancelable operating leases and month-to-month leases, was $12.8 million and $12.2 million for the six months ended June 30, 2013 and 2012, respectively.

Masonite has provided customary indemnifications to its landlords under certain property lease agreements for claims by third parties in connection with its use of the premises. Masonite has also provided routine indemnifications against adverse effects to changes in tax laws and patent infringements by third parties. The maximum amount of these indemnifications cannot be reasonably estimated due to their nature. In some cases, Masonite has recourse against other parties to mitigate its risk of loss from these indemnifications. Historically, the Company has not made any significant payments relating to such indemnifications.

From time to time, the Company is involved in various claims and legal actions. In the opinion of management, the ultimate disposition of these matters, individually and in the aggregate, will not have a material effect on the Company’s condensed consolidated financial statements, results of operations or liquidity.

10. Restructuring Costs

The following presents changes in the accrual for restructuring and severance by activity:

(In thousands)	December 31, 2012	Expense	Payments	June 30, 2013
Restructuring plans in 2009 and prior	$1,675	$253	$939	$989
2012 closures and exit activities	2,893	2,572	3,876	1,589
2013 closures and severance	—	377	148	229

	$4,568	$3,202	$4,963	$2,807

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

(In thousands)	December 31, 2011	Expense	Payments	June 30, 2012
Restructuring plans in 2009 and prior	$3,130	$319	$1,242	$2,207
Reduction in staff levels in 2011 and other	401	903	1,217	87

	$3,531	$1,222	$2,459	$2,294

The following presents changes in the accrual for restructuring and severance by segment:

(In thousands)	December 31, 2012	Expense	Payments	June 30, 2013
North America	$497	$1,030	$1,247	$280
Europe, Asia and Latin America	4,071	2,172	3,716	2,527

	$4,568	$3,202	$4,963	$2,807

(In thousands)	December 31, 2011	Expense	Payments	June 30, 2012
North America	$858	$692	$1,111	$439
Europe, Asia and Latin America	2,673	530	1,348	1,855

	$3,531	$1,222	$2,459	$2,294

Certain information pertaining to total restructuring costs by plan as well as by segment is as follows:

(In thousands)	Six Months Ended June 30, 2013	Cumulative Amount Incurred to Date
Restructuring plans in 2009 and prior	$253	$3,263
Reduction in staff levels in 2010	—	7,383
Reduction in staff levels in 2011 and other	—	4,574
2012 closures and exit activities	2,572	2,572
2013 closures and severance	377	11,506

	$3,202	$29,298

North America	$1,030	$10,951
Europe, Asia and Latin America	2,172	18,347

	$3,202	$29,298

The Company expects to incur approximately $1.8 million of additional restructuring costs related to activities initiated as of June 30, 2013. Although each restructuring action is unique, based upon the nature of the Company’s operations, the Company expects that the allocation of future restructuring costs will be consistent with its historical experience.

During 2013, the Company began implementing plans to rationalize certain international facilities, including related headcount reductions, in order to respond to declines in demand in international markets. Costs associated with these actions include closure and severance charges and are expected to be substantially completed by the end of 2013.

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

During 2012, the Company began implementing plans to close certain of its U.S. manufacturing facilities due to the start-up of its new highly automated interior door slab assembly plant in Denmark, South Carolina, synergy opportunities related to recent acquisitions in the commercial and architectural interior wood door market and footprint optimization efforts resulting from declines in demand in specific markets. The Company also began implementing plans during 2012 to permanently close its businesses in Poland, Hungary and Romania, due to the continued economic downturn and heightened volatility of the Eastern European economies. Costs associated with these closure and exit activities relate to closures of facilities and impairment of certain tangible and intangible assets and are expected to be completed by the end of 2013.

Prior years’ restructuring costs relate to headcount reductions and facility rationalizations as a result of weakened market conditions. In response to the decline in demand, the Company reviewed the required levels of production and reduced the workforce and plant capacity accordingly, resulting in severance charges. These actions were incurred in order to rationalize capacity with existing and forecasted market demand conditions. The 2011 restructuring plans were completed during 2012 and the 2009 and prior restructuring plans are substantially completed, although cash payments are expected to continue through 2014, primarily related to lease payments at closed facilities.

11. Income Taxes

Income tax expense (benefit) for income taxes consists of the following:

	Six Months Ended June 30,
(In thousands)	2013	2012
Current	$802	$1,363
Deferred	(2,246)	(7,560)

Income tax expense (benefit)	$(1,444)	$(6,197)

The effective tax rate differs from the Canadian federal statutory rate of 25.9% primarily due to the benefit of earnings in foreign jurisdictions which are subject to lower tax rates, tax exempt income, and a $2.9 million income tax benefit recorded in 2013 resulting primarily from the Company entering into voluntary disclosure agreements which reduce the estimate of unrecognized tax benefits.

The Company currently has deferred tax assets in certain jurisdictions resulting from net operating losses and other deductible temporary differences, which will reduce taxable income in these jurisdictions in future periods. The Company has determined that a valuation allowance of $26.2 million and $24.3 million is required for its deferred income tax assets as of June 30, 2013, and December 31, 2012, respectively. A valuation allowance has been established on deferred tax assets resulting from net operating loss carry forwards and other carry forward attributes primarily in Canada and the United Kingdom. The Company expects to record valuation allowances on deferred tax assets arising in these jurisdictions until a sustained level of taxable income is reached.

On June 26, 2013, Canada’s Bill C-48, Technical Tax Amendments Act, 2012, was enacted for U.S. GAAP reporting purposes. As it pertains to the Company, this legislation included new rules associated with upstream loans and indebtedness between a foreign affiliate and its Canadian parent company. As of June 30, 2013, the Company believes the enacted legislation does not materially impact the income tax provision.

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

12. Supplemental Cash Flow Information

The following presents certain cash and non-cash transactions:

	Six Months Ended June 30,
(In thousands)	2013	2012
Transactions involving cash:
Interest paid	$15,514	$15,627
Interest received	277	258
Income taxes paid	4,189	4,674
Income tax refunds	366	618
Non-cash transactions:
Property, plant and equipment additions in accounts payable	929	507

13. Segmented Information

The Company’s reportable segments are organized and managed principally by geographic region: North America; Europe, Asia and Latin America; and Africa. The Company’s management reviews net sales and Adjusted EBITDA (as defined below) to evaluate segment performance and allocate resources. Net assets are not allocated to the geographic segments.

Adjusted EBITDA is a measure used by management to measure operating performance. It is defined as net income (loss) attributable to Masonite plus depreciation, amortization of intangible assets, share based compensation expense, restructuring costs, loss (gain) on sale of property, plant and equipment, impairment of property, plant and equipment, interest expense (income), net, other expense (income), net, income tax (benefit) expense, loss (income) from discontinued operations, net of tax and net income (loss) attributable to non-controlling interest. Adjusted EBITDA is not a measure of financial condition or profitability under GAAP, and should not be considered as an alternative to (i) net income (loss) or net income (loss) attributable to Masonite determined in accordance with GAAP or (ii) operating cash flow determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Not all companies use identical calculations, and as a result, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Moreover, Adjusted EBITDA as presented for financial reporting purposes herein, although similar, is not the same as similar terms in the applicable covenants in the ABL Facility or the senior notes. Adjusted EBITDA, as calculated under the ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charge, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions.

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

Certain information with respect to geographic segments is as follows:

	Six Months Ended June 30, 2013
Sales	$666,377	$184,649	$35,319	$886,345
Intersegment sales	(358)	(8,330)	(40)	(8,728)

Net sales to external customers	$666,019	$176,319	$35,279	$877,617

Adjusted EBITDA	$48,555	$8,919	$2,164	$59,638

	Six Months Ended June 30, 2012
Sales	$599,405	$200,512	$41,992	$841,909
Intersegment sales	(769)	(8,150)	(101)	(9,020)

Net sales to external customers	$598,636	$192,362	$41,891	$832,889

Adjusted EBITDA	$33,697	$9,246	$3,716	$46,659

The table below provides a reconciliation of the Company’s consolidated Adjusted EBITDA to net income (loss) attributable to Masonite:

	Six Months Ended June 30,
(In thousands)	2013	2012
Adjusted EBITDA	$59,638	$46,659
Less (plus):
Depreciation	32,177	31,627
Amortization of intangible assets	8,606	6,714
Share based compensation expense	3,911	2,819
Loss (gain) on disposal of property, plant and equipment	962	483
Impairment of property, plant and equipment	1,904	—
Restructuring costs	3,202	1,222
Interest expense, net	16,458	15,104
Other expense (income), net	(521)	1,117
Income tax expense (benefit)	(1,444)	(6,197)
Loss (income) from discontinued operations, net of tax	134	(1,570)
Net income (loss) attributable to noncontrolling interest	1,285	1,218

Net income (loss) attributable to Masonite	$(7,036)	$(5,878)

14. Fair Value of Financial Instruments

The carrying amounts of the Company’s cash and cash equivalents, restricted cash, accounts receivable, income taxes receivable, accounts payable, accrued expenses and income taxes payable approximate fair value because of the short-term maturity of those instruments. The estimated fair value of the Senior Notes as of June 30, 2013, and December 31, 2012 is $401.3 million and $400.3 million, respectively, compared to a carrying value of $378.0 million and $378.2 million, respectively. This estimate is based on market quotes and calculations based on current market rates available to the Company and is categorized as having Level 2 valuation inputs as established by the FASB’s Fair Value Framework. Market quotes used in these calculations are based on bid prices for the Company’s debt instruments and are obtained from and corroborated with multiple independent

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

sources. The market quotes obtained from independent sources are within the range of the Company’s expectations.

15. Earnings Per Share

Basic earnings per share (“EPS”) is calculated by dividing earnings attributable to Masonite by the weighted-average number of the Company’s common shares outstanding during the period. Diluted EPS is calculated by dividing earnings attributable to Masonite by the weighted-average number of common shares plus the incremental number of shares issuable from non-vested and vested RSUs, SARs and warrants outstanding during the period.

	Six Months Ended June 30,
(In thousands, except share and per share information)	2013	2012
Net income (loss) attributable to Masonite	$(7,036)	$(5,878)
Income (loss) from discontinued operations, net of tax	(134)	1,570

Income (loss) from continuing operations	$(6,902)	$(7,448)

Shares used in computing basic earnings per share	27,957,817	27,534,926

Effect of dilutive securities:
Incremental shares issuable under stock compensation plans	—	—

Shares used in computing diluted earnings per share	27,957,817	27,534,926

Earnings (loss) per common share attributable to Masonite:
Basic - from continuing operations	$(0.25)	$(0.27)
Diluted - from continuing operations	$(0.25)	$(0.27)
Basic - from discontinued operations, net of tax	$—	$0.06
Diluted - from discontinued operations, net of tax	$—	$0.06
Basic	$(0.25)	$(0.21)
Diluted	$(0.25)	$(0.21)
Incremental shares issuable from anti-dilutive instruments excluded from diluted earnings per common share:
Warrants	5,833,335	5,833,335
Stock appreciation rights	1,269,607	809,732
Restricted stock units	991,073	994,870

The weighted average number of shares outstanding utilized for the diluted EPS calculation contemplates the exercise of all currently outstanding SARs and warrants and the conversion of all RSUs. The dilutive effect of such equity awards is calculated based on the weighted average share price for each fiscal period using the treasury stock method.

For the six months ended June 30, 2013 and 2012, no potential common shares relating to the Company’s equity awards were included in the computation of diluted loss per share, as their effect would have been anti-dilutive given the Company’s net loss position for those periods.

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

16. Other Comprehensive Income and Accumulated Other Comprehensive Income

The following presents a roll forward of the components of accumulated other comprehensive income (loss) for the periods indicated:

	Six Months Ended June 30,
(In thousands)	2013	2012
Accumulated foreign exchange gains (losses), beginning of period	$2,538	$(5,332)
Foreign exchange gain (loss)	(23,351)	(11,639)
Income tax benefit (expense) on foreign exchange gain (loss)	—	(414)

Accumulated foreign exchange gains (losses), end of period	(20,813)	(17,385)
Accumulated amortization of actuarial net losses, beginning of period	1,037	—
Amortization of actuarial net losses	698	845
Income tax benefit (expense) on amortization of actuarial net losses	(272)	(326)

Accumulated amortization of actuarial net losses, end of period	1,463	519
Accumulated pension and other post-retirement adjustments	(22,559)	(22,239)

Accumulated other comprehensive income (loss)	$(41,909)	$(39,105)

Other comprehensive income (loss), net of tax:	$(22,925)	$(11,534)

Actuarial net losses are reclassified out of accumulated other comprehensive income (loss) into cost of goods sold on the condensed consolidated statements of comprehensive income (loss).

17. Variable Interest Entity

As of June 30, 2013, and December 31, 2012, the Company holds an interest in one variable interest entity (“VIE”), Magna Foremost Sdn Bhd, which is located in Kuala Lumpur, Malaysia. The VIE is integrated into Masonite’s supply chain and manufactures door facings. The Company is the primary beneficiary of the VIE via the terms of the Company’s existing supply agreement with the VIE. As primary beneficiary via the supply agreement, the Company receives a disproportionate amount of earnings on sales to third parties in relation to its voting interest, and as a result, receives a majority of the VIE’s residual returns. Sales to third parties did not have a material impact on the Company’s consolidated financial statements. The Company also has the power to direct activities of the VIE that most significantly impact the entity’s economic performance. As primary beneficiary, the Company has consolidated the results of the VIE.

	June 30,	December 31,
(In thousands)	2013	2012
Current assets	$10,206	$11,424
Property, plant and equipment, net	18,353	20,446
Long-term deferred income taxes	16,801	17,575
Other assets, net	2,067	—
Current liabilities	(2,767)	(3,967)
Other long-term liabilities	(6,265)	(6,497)
Noncontrolling interest	(8,592)	(13,669)

Net cumulative investment by the Company	$29,803	$25,312

MASONITE INTERNATIONAL CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

Current assets include $4.6 million and $4.1 million of cash and cash equivalents as of June 30, 2013, and December 31, 2012, respectively. Assets recognized as a result of consolidating this VIE do not represent additional assets that could be used to satisfy claims against the Company’s general assets. Conversely, liabilities recognized as a result of consolidating these entities do not represent additional claims on the Company’s general assets; rather, they represent claims against the specific assets of the consolidated VIE.

18. Subsequent Events

The Company has evaluated events and transactions occurring subsequent to June 30, 2013 through August 7, 2013, the date the financial statements were available to be issued.

On July 9, 2013, the Company completed the acquisition of the door manufacturing operations of Masisa S.A. (“Masisa”) for total consideration of $12.5 million. As of June 30, 2013, the total cash consideration paid for Masisa was classified as restricted cash on the condensed consolidated balance sheets. The transaction includes the door component operations in Cabrero, Chile and a door assembly factory in Chillan, Chile. The operations acquired primarily manufacture high quality stile and rail panel and French wood doors for the North American market. The Masisa acquisition acts as a natural complement to Lemieux and the Company’s existing residential wood door offering. Due to the timing of this acquisition, the purchase price allocation was not complete as of the date of these financial statements.

INDEPENDENT AUDITORS’ REPORT

Shareholders

Porta Industries, Inc. and Subsidiary

Marshfield, Wisconsin

We have audited the accompanying consolidated balance sheets of Porta Industries, Inc. and Subsidiary (a Delaware corporation) as of December 26, 2010 and December 27, 2009, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 26, 2010. These consolidated financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Porta Industries, Inc. and Subsidiary as of December 26, 2010 and December 27, 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 26, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ Baker Tilley Virchow Krause, LLP

Madison, Wisconsin

March 3, 2011

PORTA INDUSTRIES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 26, 2010 and December 27, 2009

	2010	2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,353,363	$13,067,607
Accounts receivable, net	11,997,674	11,874,960
Other receivables	169,703	537,825
Inventories, net	7,224,084	8,657,839
Prepaid expenses and other current assets	437,361	748,531
Deferred income taxes	1,752,000	1,596,000

Total Current Assets	28,934,185	36,482,762
PROPERTY AND EQUIPMENT, NET	24,768,774	28,538,789
OTHER INTANGIBLE ASSETS, NET	331,547	500,336

TOTAL ASSETS	$54,034,506	$65,521,887

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$6,393,127	$12,597,715
Accounts payable	3,390,778	3,582,991
Accrued expenses	6,045,927	5,485,332

Total Current Liabilities	15,829,832	21,666,038

LONG-TERM LIABILITIES
Long-term debt, less current maturities	13,359,308	21,695,483
Deferred income taxes	3,728,000	4,191,000
Interest rate collar	270,986	646,717

Total Long-Term Liabilities	17,358,294	26,533,200

Total Liabilities	33,188,126	48,199,238

SHAREHOLDERS’ EQUITY
Common stock, par value $0.01, 1,500,000 shares authorized; 889,053 and 892,178 shares issued and outstanding at December 26, 2010 and December 27, 2009, respectively.	8,892	8,923
Additional paid-in capital	1,553,332	1,411,434
Retained earnings	19,284,156	15,902,292

Total Shareholders’ Equity	20,846,380	17,322,649

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$54,034,506	$65,521,887

See accompanying notes to consolidated financial statements.

PORTA INDUSTRIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

Fiscal Years Ended December 26, 2010, December 27, 2009 and December 28, 2008

	2010	2009	2008
NET SALES	$120,650,364	$133,626,495	$173,485,220
COST OF GOODS SOLD	100,711,316	113,022,338	139,742,090

Gross Profit	19,939,048	20,604,157	33,743,130
OPERATING EXPENSES
Selling, general, and administrative expenses	12,313,126	13,616,120	17,319,950
Goodwill impairment	—	—	3,266,927

Operating Income	7,625,922	6,988,037	13,156,253

OTHER INCOME (EXPENSE)
Interest expense	(1,779,132)	(2,083,059)	(3,600,352)
Other income (expense), net	31,859	17,052	(16,792)

Net Total Other Expense	(1,747,273)	(2,066,007)	(3,617,144)

Income Before Taxes	5,878,649	4,922,030	9,539,109
PROVISION FOR INCOME TAXES	2,382,099	1,800,016	3,469,866

NET INCOME	$3,496,550	$3,122,014	$6,069,243

See accompanying notes to consolidated financial statements.

PORTA INDUSTRIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Fiscal Years Ended December 26, 2010, December 27, 2009 and December 28, 2008

	Common Stock	Additional Paid-in Capital	Retained Earnings	Total Shareholders’ Equity
BALANCES, December 30, 2007	9,023	$1,073,703	$7,038,777	$8,121,503
Net income	—	—	6,069,243	6,069,243
Stock compensation expense	—	193,388	—	193,388
Redemption of common stock, 10,750 shares	(107)	(38,459)	(327,742)	(366,308)
Issuance of common stock, 750 shares	7	17,828	—	17,835

BALANCES, December 28, 2008	8,923	$1,246,460	$12,780,278	$14,035,661
Net income	—	—	3,122,014	3,122,014
Stock compensation expense	—	164,974	—	164,974

BALANCES, December 27, 2009	8,923	1,411,434	15,902,292	17,322,649
Net income	—	—	3,496,550	3,496,550
Stock compensation expense	—	144,992	—	144,992
Redemption of common stock, 3,125 shares	(31)	(3,094)	(114,686)	(117,811)

BALANCES, December 26, 2010	8,892	$1,553,332	$19,284,156	$20,846,380

See accompanying notes to consolidated financial statements.

PORTA INDUSTRIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Fiscal Years Ended December 26, 2010, December 27, 2009 and December 28, 2008

	2010	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,496,550	$3,122,014	$6,069,243
Adjustments to reconcile net income to net cash flows from operating activities:
Noncash items included in net income:
Depreciation	4,458,902	4,483,039	3,455,477
Amortization of deferred financing fees and noncompete agreements	312,266	295,885	369,052
Stock based compensation	144,992	164,974	193,388
Unrealized gain on interest rate collar	(375,731)	(242,394)	552,741
Goodwill impairment charge	—	—	3,266,927
(Gain) loss on sale of assets	6,293	(14,317)	62,862
Deferred income tax provision	(619,000)	16,000	(650,000)
Changes in working capital:
Accounts receivable, net	(122,714)	4,217,517	(1,873,687)
Other receivables	368,122	(373,251)	642,118
Inventories, net	1,433,755	1,909,862	(239,131)
Prepaid expenses and other current assets	311,170	76,054	331,441
Accounts payable and accrued expenses	368,382	(2,715,983)	(1,145,829)

Net Cash Flows from Operating Activities	9,782,987	10,939,400	11,034,602

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(698,205)	(966,524)	(5,629,539)
Proceeds from sale of assets	3,025	18,883	126,359

Net Cash Flows used in Investing Activities	(695,180)	(947,641)	(5,503,180)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of debt	(14,540,763)	(4,272,802)	(577,500)
Redemption of common stock	(117,811)	—	(348,473)
Deferred financing fees paid	(143,477)	—	—

Net Cash Flows used in Financing Activities	(14,802,051)	(4,272,802)	(925,973)

Net Change in Cash and Cash Equivalents	(5,714,244)	5,718,957	4,605,449
CASH AND CASH EQUIVALENTS - Beginning of Year	13,067,607	7,348,650	2,743,201

CASH AND CASH EQUIVALENTS - END OF YEAR	$7,353,363	$13,067,607	$7,348,650

Supplemental cash flow disclosures
Cash paid for interest	$2,191,938	$2,277,843	$2,936,340
Cash paid for income taxes, net of refunds	2,439,099	1,784,016	4,119,866

See accompanying notes to consolidated financial statements.

PORTA INDUSTRIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Summary of Significant Accounting Policies

Nature of Operations

The parent company, Porta Industries, Inc., a Delaware corporation, is a holding company which was formed on November 6, 2000. Its subsidiary, Marshfield DoorSystems, Inc. (MDS) is a leading manufacturer of doors and door components. The Commercial Door Division (Doors), located in Marshfield, WI, manufactures various types, sizes, and grades of interior commercial doors. Customers of Doors represent primarily door and hardware distributors. The Door Core Division (Cores), located in Marshfield, WI, manufactures particleboard door cores and components for the Doors division and for external commercial and residential customers, some of whom are competitors of Doors. The Residential Division (Bolection) is a manufacturer and distributor of custom residential and commercial doors with operations in Greensboro, NC and Largo, FL.

Principles of Consolidation

The consolidated financial statements include the accounts of Porta Industries, Inc. and its wholly owned subsidiary, Marshfield DoorSystems, Inc. (collectively, “the company”). Significant intercompany accounts and transactions have been eliminated.

Fiscal Year

The company has a 52 or 53-week accounting period ending on the Sunday closest to December 31 of each year. Each of the fiscal years presented in the financial statements are 52-week accounting periods.

Cash and Cash Equivalents

The company defines cash and cash equivalents as highly liquid, short-term investments with a maturity at the date of acquisition of three months or less.

The company maintains cash in bank deposit accounts which, at times, exceed federally insured limits. The company has not experienced any losses in these accounts and believes it is not exposed to any significant risk of loss.

Accounts Receivable

Accounts receivable are shown net of an allowance for doubtful accounts of $724,579 and $490,969 at December 26, 2010 and December 27, 2009, respectively. On a periodic basis, the company evaluates its accounts receivable based on history of past write-offs and collections as well as current credit and economic conditions and adjusts its allowance for doubtful accounts as necessary.

Past due accounts are determined based on individual customer terms. The policy for write-offs and collection efforts varies based upon individual account circumstances. The company recognizes late payment fees and interest on past due accounts only upon collection.

Inventories

Inventories are valued at lower of cost, using the first-in, first-out (FIFO) method, or market.

PORTA INDUSTRIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Summary of Significant Accounting Policies - (cont.)

Property and Equipment

Property and equipment are recorded at acquisition cost. For financial reporting purposes, depreciation is provided using the straight-line method over the following estimated useful lives.

Years
Buildings	30
Machinery and equipment	2-12

Accelerated depreciation methods are used for tax reporting purposes.

Maintenance and repairs are charged to expense as incurred. Major improvements which extend the useful life of the related asset are capitalized and depreciated. The cost and accumulated depreciation of property, plant and equipment retired or otherwise disposed of are removed from the related accounts, and any residual values after considering proceeds are charged or credited to income.

Deferred Financing Costs

The company has capitalized financing costs related to its credit agreement (Note 8) which are included in other intangible assets. These costs totaled approximately $946,600 prior to the amendment described in Note 8. The company capitalized approximately $143,000 of additional costs associated with the amendment and wrote off approximately $52,000 of costs associated with the previous agreement. The adjusted financing costs are being amortized over the remaining term of the credit agreement and are included in amortization expense. Accumulated amortization was approximately $730,000 and $505,000 at December 26, 2010 and December 27, 2009, respectively.

Amortization expense for the years ending after December 26, 2010 is as follows:

2011	$230,804
2012	76,934

Total	$307,738

Noncompete Agreement

In connection with the acquisition of Consolidated Fibers, LLC, the company entered into a noncompete agreement with the former owners. The fair value of the noncompete agreement was determined to be $500,000 and is being amortized over 7 years. The remaining balance of $23,809 related to the noncompete agreement will be fully amortized during 2011.

Revenue Recognition

The company recognizes revenue when four basic criteria have been met: (i) persuasive evidence of a customer arrangement exists; (ii) the price is fixed or determinable; (iii) collectibility is reasonably assured; and (iv) product delivery has occurred or services have been rendered.

PORTA INDUSTRIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Summary of Significant Accounting Policies - (cont.)

Shipping and Handling Costs

Shipping and handling costs charged to customers have been included in sales. Total costs incurred by the company are included as a component of cost of goods sold.

Income Taxes

The company accounts for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using currently enacted tax rates.

The company accounts for uncertainty in income taxes. The tax effects from an uncertain tax position can be recognized in the financial statements, only if the position is more likely than not to be sustained on audit, based on the technical merits of the position and the jurisdiction taxes of the company. The company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit and the tax related to the position would be due to the entity and not the owners. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized, upon ultimate settlement with the relevant tax authority. The company applies this accounting standard to all tax positions for which the statute of limitations remained open. This standard was adopted in 2009 and did not have a material effect on the consolidated financial statements.

With few exceptions, the company is no longer subject to U.S. federal, state or local income tax examinations by tax authorities for the years before 2007.

Advertising

The company expenses advertising costs as incurred. Advertising expense was $424,814, $537,465 and $851,702 for the fiscal years ended December 26, 2010, December 27, 2009 and December 28, 2008, respectively.

Stock Based Compensation

The company accounts for stock based compensation based on generally accepted accounting principles, which recognizes compensation expense for all stock-based payments at fair value.

The company recognizes stock-based compensation costs on a straight-line basis over the requisite service period of the award, which is generally the option vesting term. For the fiscal years ended December 26, 2010, December 27, 2009 and December 28, 2008, total stock-based compensation expense of $144,992, $164,974 and $193,388 was included in selling, general and administrative expenses. Unrecognized stock based compensation at December 26, 2010 was $726,486 and is expected to continue to be recognized over the next five years.

PORTA INDUSTRIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Summary of Significant Accounting Policies - (cont.)

Stock Based Compensation (cont.)

In determining the compensation cost of the options granted during the fiscal years ended December 26, 2010, December 27, 2009 and December 28, 2008, the fair value of each option grant has been estimated using the Black-Scholes option pricing model. The company’s determination of fair value using an option-pricing model is affected by the company’s stock price as well as assumptions regarding a number of variables. These variables include, but are not limited to the company’s expected stock price, volatility, and actual and projected stock option exercise behaviors and forfeitures. Assumptions used in these calculations for options granted in fiscal years ended December 26, 2010, December 27, 2009 and December 28, 2008 are summarized as follows:

	Fiscal Year Ended December 26, 2010	Fiscal Year Ended December 27, 2009	Fiscal Year Ended December 28, 2008
Risk-free interest rate	1.90%	4.63%	4.45%
Expected life of options granted	5 years	5 years	5 years
Expected volatility range	55%	93%	96%
Expected dividend yield	0%	0%	0%

Interest Rate Collar Agreement

The company entered into an interest rate collar agreement to reduce the impact of changes in interest rates on its variable debt. The collar agreement sets a LIBOR interest floor of 4.39% and a LIBOR ceiling of 6% on a portion of the term loan described in Note 7. The interest rate collar agreement was set to expire on September 30, 2010.

During 2010, the company extended its interest rate collar agreement, the new agreement sets a LIBOR interest floor of 2.9% and a LIBOR ceiling of 3.25%. The interest rate collar agreement expires on September 30, 2011. The notional amount of this collar was $17,918,750 and adjusts quarterly based on scheduled debt payments. The company does not hold this collar agreement for trading purposes.

The company reports the interest rate collar as an undesignated hedge and records it as a balance sheet asset or liability at fair value on the balance sheet date, with changes in fair value recorded as unrealized gains or losses in earnings as interest expense. At December 26, 2010, December 27, 2009 and December 28, 2008, the company had recorded an unrealized loss of $270,986, $646,717 and $889,111, respectively, from changes in the interest rate collar’s contract fair value, which is included in long-term liabilities. For the years ended December 26, 2010, December 27, 2009 and December 28, 2008, unrealized gains of $375,731 and $242,394 and an unrealized loss of $552,741, respectively, were recorded in interest expense.

Long-Lived Assets

The company reviews long-lived assets, including property, equipment and intangible assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of an asset may not be fully recoverable. An impairment loss would be recognized when the estimated future cash flows from the use of the asset are less than the carrying amount of that asset.

PORTA INDUSTRIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Summary of Significant Accounting Policies (cont.)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The company’s short term financial instruments consist of the following: Cash and cash equivalents, accounts receivable and accounts payable. The carrying values of these short term financial instruments approximate their estimated fair values based on the instruments short term nature.

The fair value of the company’s variable rate debt and interest rate collar are estimated based on current rates for similar instruments with the same remaining maturities, and approximate their carrying value. The company also considers its creditworthiness in determining the fair value of such instruments.

For the fiscal year ended December 26, 2010, there have been no changes in the application of valuation methods applied to similar assets and liabilities.

Subsequent Events

The company has evaluated subsequent events occurring through March 3, 2011, the date that the financial statements were issued, for events requiring recording or disclosure in the accompanying financial statements.

NOTE 2 - Inventories

Inventories consist of the following:

	December 26, 2010	December 27, 2009
Raw materials	$3,356,623	$4,523,073
Replacement parts and supplies	2,305,321	2,284,199
Work in process	1,450,111	1,424,782
Finished goods	899,361	1,051,132

	8,011,416	9,283,186
Reserve for inventory loss and obsolescence	(787,332)	(625,347)

Total Inventories, Net	$7,224,084	$8,657,839

PORTA INDUSTRIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

	December 26, 2010	December 27, 2009
Prepaid income taxes	$—	$339,000
Prepaid insurance	437,361	409,531

Total Prepaid and Other Expenses	$437,361	$748,531

NOTE 4 - Property and Equipment

The major categories of property and equipment are summarized as follows:

	December 26, 2010	December 27, 2009
Land and buildings	$14,234,054	$12,607,459
Machinery and equipment	46,846,138	46,653,195
Construction in progress	488,742	1,702,263

Total Property and Equipment	61,568,934	60,962,917
Less: Accumulated depreciation	(36,800,160)	(32,424,128)

Property and Equipment, Net	$24,768,774	$28,538,789

NOTE 5 - Goodwill

In 2004, the company acquired substantially all of the assets of Consolidated Fibers, LLC, a residential door manufacturer located in Greensboro, NC. The acquired facility operates under the Bolection tradename. As part of this transaction, goodwill was recognized for the excess of purchase price over net assets acquired. Goodwill is considered to have an indefinite life; and therefore, is not subject to amortization. Goodwill is evaluated annually for impairment, or when facts and circumstances arise that would indicate possible impairment.

In 2008, the Bolection Greensboro reporting unit was severely impacted by the substantial decline in the economy and real estate markets in the U.S. In accordance with generally accepted accounting principles, the company performed an impairment test. The goodwill impairment test is a two step process. The first step is to determine if there is an indication of impairment by comparing the estimated fair value of each reporting unit to its carrying value including existing goodwill. Goodwill is considered impaired if the carrying value of a reporting unit exceeds the estimated fair value. Upon an indication of impairment, a second step is performed to determine the amount of the impairment by comparing the implied fair value of the reporting unit’s goodwill with its carrying value.

To estimate the fair value of its reporting unit for step one, the company used industry provided multiples on normalized operating cash flows. In performing step one, the company determined that the goodwill was impaired and then performed step 2. The results of step two indicated that the goodwill for the Bolection Greensboro reporting unit was also fully impaired. As a result the company recognized an impairment charge of $3,266,927 during fiscal year 2008.

PORTA INDUSTRIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - Accrued Expenses

Accrued expenses consist of the following:

	December 26, 2010	December 27, 2009
Compensation and benefits	$1,658,673	$1,329,738
Accrued profit sharing	799,497	201,951
Vacation pay	1,601,101	2,108,108
Customer rebates	98,051	98,377
Accrued warranty	779,593	704,509
Accrued utilities	509,680	520,514
Income tax payable	223,000	—
Accrued freight	196,018	284,560
Accrued interest	175,478	232,554
Other	4,836	5,021

Total Accrued Expenses	$6,045,927	$5,485,332

NOTE 7 - Warranties

The company extends product warranties on doors sold. The warranties range from five years to the life of the original installation. The company establishes its product warranty reserves based on prior warranty claims experience and actual warranty costs incurred during the year.

Warranty accruals included in the financial statements are as follows:

	December 26, 2010	December 27, 2009
Warranty Reserve - Beginning of Year	$704,509	$744,401
Expenses accrued	(1,725,434)	(2,695,271)
Claims paid	1,800,518	2,655,379

Warranty Reserve - End of Year	$779,593	$704,509

NOTE 8 - Revolving Line of Credit and Long-Term Debt

The company entered into a credit agreement which provided the company with a long term loan, a revolver loan, a capital expense line of credit, a letter of credit and an interest rate collar. Borrowings bore interest at the prime rate or the greater of 2% or LIBOR plus an applicable margin.

On February 8, 2010, the company amended its credit agreement due to certain restrictive covenant violations for the year ended December 27, 2009. As a result of this amendment, the following changes were made: the payment schedule for the term loan and capital expense line of credit were amended; the interest rate applicable margins increased for prime rate loans to 4% and LIBOR loans to 5.25%; the revolver loan commitment was reduced to $4,000,000; restrictive covenants were changed, including the removing of the EBITDA requirement; and a one-time payment of principal of $8,500,000 was required on the amendment date. The amendment also waived the covenant failures at December 27, 2009.

The amended agreement contains restrictive covenants which limit the amount of capital expenditures and require maintenance of minimum fixed charge coverage, senior and total leverage ratios. The agreement also

PORTA INDUSTRIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - Revolving Line of Credit and Long-Term Debt (cont.)

contains fees of 0.50% and 1% for the unused portion of the available commitments on the revolving loan and capital expense line of credit, respectively. The agreement also requires quarterly excess cash flow payments based on certain financial criteria. During 2010, the company made additional excess cash flow payments totaling $2,050,000 and based on financial results is expected to pay $3,479,719 in 2011 which the company has classified as a current liability at December 26, 2010. Borrowings are collateralized by substantially all assets of the company. This agreement expires on May 18, 2012.

Letter of Credit

The company had letters of credit of $500,000 and $600,000 as of December 26, 2010 and December 27, 2009, respectively.

Long-Term Debt

Long-term debt, less current maturities consists of the following:

	December 26, 2010	December 27, 2009
Term Loan: monthly interest payments at company’s choice of Prime plus 4% or greater of LIBOR or 2% plus 5.25%. At December 26, 2010, the company chose Prime plus 4% (effectively 7.25% at December 26, 2010). Prior to amendment, monthly interest payments were at company’s choice of Prime plus 2.25% or LIBOR plus applicable percentage based on performance, the company chose Prime plus 2.25% (effectively 5.5% December 27, 2009); principal payments are due quarterly and vary in amount with the final payment due May 2012.	$17,678,169	$31,053,318

Capital Expenditure Loan: monthly interest payments at prime rate plus 4% and 2.25% at December 26, 2010 and December 27, 2009, respectively (effectively 7.25% and 5.5%); principal payments are due quarterly and vary in amount with the final payment due May 2012.	2,074,266	3,239,880

Less: Current portion	(6,393,127)	(12,597,715)

Long-Term Portion	$13,359,308	$21,695,483

Principal requirements on long-term debt for years ending after December 26, 2010 are as follows:

2011	$6,393,127
2012	13,359,308

Total	$19,752,435

PORTA INDUSTRIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - Fair Value of Financial Instruments

The company adopted generally accepted accounting principles which provides a framework for measuring, reporting and disclosing fair value under generally accepted accounting principles. This principle applies to all assets and liabilities that are measured, reported and/or disclosed on a fair value basis.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, a company uses various valuation methods including the market, income and cost approaches. The assumptions used in the application of these valuation methods are developed from the perspective of market participants pricing the asset or liability. Inputs used in the valuation methods can be either readily observable, market corroborated, or generally unobservable inputs. Whenever possible the company attempts to utilize valuation methods that maximize the use of observable inputs and minimizes the use of unobservable inputs. Based on the observability of the inputs used in the valuation methods the company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Assets and liabilities measured, reported and/or disclosed at fair value will be classified and disclosed in one of the following three categories:

Level 1 - Quoted market prices in active markets for identical assets or liabilities.

Level 2 - Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3 - Unobservable inputs that are not corroborated by market data.

The table below presents the balances of assets and liabilities measured at fair value on a recurring basis by level within the hierarchy.

	December 26, 2010
	Total	Level 1	Level 2	Level 3
Interest Rate Collar	$270,986	$—	$270,986	$—

	December 27, 2009
	Total	Level 1	Level 2	Level 3
Interest Rate Collar	$646,717	$—	$646,717	$—

NOTE 10 - Operating Leases

The company leases certain facilities and equipment under operating lease agreements, which require it to pay maintenance, insurance, taxes and other expenses in addition to annual rents. All lease agreements expire in 2011 and 2012 with the exception of two which automatically renew until notice is given. The company had approximately $489,817, $524,861 and $573,158 of rent expense for the fiscal years ended December 26, 2010, December 27, 2009 and December 28, 2008, respectively. Future minimum annual rental commitments at December 26, 2010 under these leases are as follows:

2011	$453,995
2012	414,603
2013	90,880
2014	91,476
2015 and thereafter	92,090

Total	$1,143,044

PORTA INDUSTRIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - Income Taxes

The provision for income taxes consists of the following:

	December 26, 2010	December 27, 2009	December 28, 2008
Current tax expense	$3,001,099	$1,784,016	$4,119,866
Deferred tax expense (benefit)	(619,000)	16,000	(650,000)

Total Provision for Income Taxes	$2,382,099	$1,800,016	$3,469,866

The provision for income taxes differs from the expected provision that would result from the application of federal tax rates to pre-tax income. The primary reason for this difference is additional state income taxes paid.

The components of the net deferred tax assets and liabilities included in the financial statements are as follows:

	December 26, 2010	December 27, 2009
Deferred Tax Assets:
Accounts receivable	$290,000	$196,000
Inventories	350,000	313,000
Intangible assets	907,000	933,000
Interest rate collar	108,000	259,000
Accrued liabilities	1,260,000	1,251,000

	2,915,000	2,952,000

Deferred Tax Liabilities:
Prepaid expenses	(148,000)	(164,000)
Property, plant and equipment	(4,743,000)	(5,383,000)

	(4,891,000)	(5,547,000)

Net Deferred Tax Liabilities	$(1,976,000)	$(2,595,000)

Deferred taxes are classified in the balance sheet as follows:

	December 26, 2010	December 27, 2009
Current assets	$1,752,000	$1,596,000
Noncurrent liabilities	(3,728,000)	(4,191,000)

Net Deferred Tax Liabilities	$(1,976,000)	$(2,595,000)

NOTE 12 - Capital Stock Owned By Employees and Directors

Upon formation of the company, certain employees and directors purchased 221,786 shares of the company’s common stock for $1 per share. Approximately 160,000 shares of the common shares were considered incentive shares, which the employees and directors immediately vested in 20% of the shares, with remaining vesting occurring ratably over a four year period ending December 21, 2005.

PORTA INDUSTRIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - Capital Stock Owned By Employees and Directors (cont.)

The company has the option to repurchase the common stock owned by the employees and directors. The options are exercisable only if the employee or director dies, becomes permanently disabled, resigns his or her position with the company or is terminated. In the event an employee or director resigns, dies, becomes permanently disabled or is terminated without cause, the option price shall be (i) $1 per share for each unvested common, and (ii) fair market value, as defined, for each vested share. In the event an employee or director is terminated for cause, the option price shall be the lesser of $1 or fair market value per share for vested and unvested common shares.

During 2010, the company redeemed 3,125 shares of common stock for an aggregate redemption price of $117,811. No stock redemptions were made during 2009. During 2008, the Company redeemed 10,750 shares of common stock for an aggregate redemption price of $348,473.

NOTE 13 - Retirement Plan

The company sponsors a 401(k) employee savings plan (the plan) covering all eligible employees, as defined. Salaried employees participating in the plan may contribute a portion of their salary on a pretax basis to the plan. The company will match 50% of the first 7% of salaried employee contributions. Additionally, the company may contribute to the plan for all salaried employees a discretionary profit sharing amount up to 6% of annual earnings. This amount is determined by the board of directors on a yearly basis.

Hourly employees participating in the plan may contribute up to 18% of their annual earnings on a pretax basis to the plan. The company will match 50% of the first 5% of hourly employee contributions. Additionally, for hourly employees the company contributes to the plan a profit-sharing amount of 3% of their annual earnings.

The company contributed approximately $935,364, $1,189,500 and $1,509,900 to the plans for the fiscal years ended December 26, 2010, December 27, 2009, December 28, 2008, respectively.

NOTE 14 - Incentive Stock Options

During 2003, the company adopted an incentive stock option plan covering certain key employees. Under the amended plan, 63,000 common shares are authorized to be awarded. Option awards vest ratably over a five year period subsequent to the grant date and have a 10 year contractual life. The following is a summary of option awards:

	Number of Shares	Weighted-Average Share Price
Balance, December 28, 2008	34,583	$38.18
Granted	—	—
Exercised	—	—
Forfeited and cancelled	(5,000)	68.52

Balance, December 27, 2009	29,583	33.05
Granted	34,083	52.43
Exercised	—	—
Forfeited and cancelled	(10,083)	60.40

Balance, December 26, 2010	53,583	$40.23

PORTA INDUSTRIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - Incentive Stock Options (cont.)

Exercise prices for the outstanding options range from $6.20 to $75.08. As of December 26, 2010, the weighted-average remaining contractual life was 8.13 years and no options were vested and exercisable. Total compensation costs related to nonvested options at December 26, 2010 was $726,486 which will be recognized over the next five years.

NOTE 15 - Self-Funded Employee Health Plan

The company maintains a self-funded employee health benefit plan. Annual individual and aggregate stop loss coverage of $100,000 is maintained by the company to limit its liability exposure. The reserve for claims incurred, but not reported was $604,073 and $450,936 at December 26, 2010 and December 27 2009, respectively. Management reviews this reserve on an ongoing basis and believes that it is adequate to cover such claims.

NOTE 16 - Concentrations

Major Supplier

Purchases for the years ended December 26, 2010, December 27, 2009 and December 28, 2008, include purchases from a single supplier that accounted for approximately 10%, 10% and 15% of costs used by the company in its manufacturing process, respectively.

Union Concentration

Doors relies on Millmen’s Local No. 1733, United Brotherhood of Carpenters and Joiners of America for its manufacturing/assembly work. Cores relies on United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union (USW), Local 2-0696 for its manufacturing/assembly work. Approximately 71% of the company’s employees belong to these unions. The current contract for Doors expires on March 31, 2012. The Cores contract expires in January 2012.

NOTE 17 - Commitments and Contingencies

The company makes payments of $360,000 each year to Wind Point Partners (WPP), majority shareholder of the company, for management fees. These fees are part of a consulting agreement that requires the company to pay WPP an annual sum equal to 1% of the total capital invested by WPP and its affiliates in the company with a minimum annual payment of $360,000. This agreement will be in effect as long as WPP is the owner of at least 20% of the company’s issued and outstanding common stock. These amounts are included in selling, general and administrative expenses. Accrued management fees of $240,000 are included in accounts payable at December 26, 2010.

The company has committed to purchase approximately 45% of its natural gas energy needs at a fixed price through December 2011 from its utility provider. The company utilizes these contracts to manage price changes due to volatility, and as natural gas is utilized throughout the production process, these contracts qualify for the normal purchase exception within generally accepted accounting principles.

PORTA INDUSTRIES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

June 26, 2011 and June 27, 2010

ASSETS
	2011	2010
	(Unaudited)	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$1,236,008	$6,202,434
Accounts receivable, net	14,380,860	12,617,441
Other receivables	141,272	321,674
Inventories, net	9,084,787	9,440,223
Prepaid expenses and other current assets	436,062	360,830
Deferred income taxes	1,698,000	1,596,000

Total Current Assets	26,976,989	30,538,602

NET PROPERTY AND EQUIPMENT	23,571,711	26,487,011

OTHER INTANGIBLE ASSETS, NET	237,613	502,586

TOTAL ASSETS	$50,786,313	$57,528,199

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$14,620,268	$2,900,000
Accounts payable	3,291,703	4,390,650
Accrued expenses	5,559,738	6,531,258
Interest rate collar	68,322	—

Total Current Liabilities	23,540,031	13,821,908

LONG-TERM LIABILITIES
Long-term debt, less current maturities	—	19,815,714
Deferred income taxes	3,825,000	4,191,000
Interest rate collar	—	458,852

Total Long-Term Liabilities	3,825,000	24,465,566

Total Liabilities	27,365,031	38,287,474

SHAREHOLDERS’ EQUITY
Common stock, par value $0.01, 1,500,000 shares authorized; 889,053 shares issued and outstanding at June 26, 2011 and June 27, 2010	8,892	8,892
Additional paid-in capital	1,638,539	1,465,563
Retained earnings	21,773,851	17,766,270

Total Shareholders’ Equity	23,421,282	19,240,725

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$50,786,313	$57,528,199

PORTA INDUSTRIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

Six Month Periods Ended June 26, 2011 and June 27, 2010

	2011	2010
	(Unaudited)	(Unaudited)
NET SALES	$64,578,916	$60,221,492
COST OF GOODS SOLD	54,144,639	50,124,887

Gross Profit	10,434,277	10,096,605
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	5,536,953	5,786,595

Operating Income	4,897,324	4,310,010

OTHER INCOME (EXPENSE)
Interest expense	(649,717)	(996,605)
Other expense, net	(112,277)	(10,210)

Net Other Expense	(761,994)	(1,006,815)

Income Before Taxes	4,135,330	3,303,195
PROVISION FOR INCOME TAXES	1,645,635	1,324,531

NET INCOME	$2,489,695	$1,978,664

PORTA INDUSTRIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Six Month Periods Ended June 26, 2011 and June 27, 2010

	Common Stock	Additional Paid-in Capital	Retained Earnings	Total Shareholders’ Equity
BALANCES, December 27,2009	$8,923	$1,411,434	$15,902,292	$17,322,649
2010 net income	—	—	1,978,664	1,978,664
Stock compensation expense	—	57,223	—	57,223
Redemption of common stock, 3,125 shares	(31)	(3,094)	(114,686)	(117,811)

BALANCES, June 26, 2010 (Unaudited)	$8,892	$1,465,563	$17,766,270	$19,240,725

BALANCES, December 26, 2010	$8,892	$1,553,332	$19,284,156	$20,846,380
2011 net income	—	—	2,489,695	2,489,695
Stock compensation expense	—	85,207	—	85,207

BALANCES, June 26, 2011 (Unaudited)	$8,892	$1,638,539	$21,773,851	$23,421,282

PORTA INDUSTRIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Six Month Periods Ended June 26, 2011 and June 27, 2010

	2011	2010
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,489,695	$1,978,664
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	1,892,185	2,223,149
Amortization of deferred financing fees and noncompete agreements	149,714	141,227
Stock based compensation	85,207	57,223
Unrealized gain on interest rate collar	(202,664)	(187,865)
Loss on disposal of property and equipment	99,076	—
Deferred income tax provision	151,000	—
Changes in assets and liabilities:
Accounts receivable	(2,383,186)	(742,481)
Other receivables	28,431	216,151
Inventories, net	(1,860,703)	(782,384)
Prepaid expenses and other current assets	(54,481)	387,701
Accounts payable and accrued expenses	(585,264)	1,853,585

Net Cash Flows (used in) from Operating Activities	(190,990)	5,144,970

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(794,198)	(171,372)

Net Cash Flows used in Investing Activities	794,198	171,372

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of debt	(5,132,167)	(11,577,483)
Redemption of common stock	—	(117,811)
Deferred financing fees paid	—	(143,477)

Net Cash Flows used in Financing Activities	(5,132,167)	(11,838,771)

Net Change in Cash and Cash Equivalents	(6,117,355)	(6,865,173)
CASH AND CASH EQUIVALENTS - Beginning of Fiscal Year	7,353,363	13,067,607

CASH AND CASH EQUIVALENTS - END OF SIX MONTH PERIOD	$1,236,008	$6,202,434

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid for interest	$854,350	$1,175,806
Cash paid for income taxes, net of refunds	1,566,693	764,182

PORTA INDUSTRIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

June 26, 2011 and June 27, 2010

NOTE 1 - Summary of Significant Accounting Policies

Nature of Operations

The parent company, Porta Industries, Inc., a Delaware corporation, is a holding company which was formed on November 6, 2000. Its subsidiary, Marshfield DoorSystems, Inc. (MDS) is a leading manufacturer of doors and door components. The Commercial Door Division (Doors), located in Marshfield, WI, manufactures various types, sizes, and grades of interior commercial doors. Customers of Doors represent primarily door and hardware distributors. The Door Core Division (Cores), located in Marshfield, WI, manufactures particleboard door cores and components for the Doors division and for external commercial and residential customers, some of whom are competitors of Doors. The Residential Division (Bolection) is a manufacturer and distributor of custom residential and commercial doors with operations in Greensboro, NC and Largo, FL.

Principles of Presentation

The consolidated financial statements include the accounts of Porta Industries, Inc. and its wholly owned subsidiary, Marshfield DoorSystems, Inc. (collectively, “the company”). Significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

The company defines cash and cash equivalents as highly liquid, short-term investments with a maturity at the date of acquisition of three months or less.

The company maintains cash in bank deposit accounts which, at times, exceed federally insured limits. The company has not experienced any losses in these accounts and believes it is not exposed to any significant risk of loss.

Accounts Receivable

Accounts receivable are shown net of an allowance for doubtful accounts of $721,591 and $573,569 as of June 26, 2011 and June 27, 2010, respectively. On a periodic basis, the company evaluates its accounts receivable based on history of past write-offs and collections as well as current credit and economic conditions and adjusts its allowance for doubtful accounts as necessary.

Past due accounts are determined based on individual customer terms. The policy for write-offs and collection efforts varies based upon individual account circumstances. The company recognizes late payment fees and interest on past due accounts only upon collection.

Inventories

Inventories are valued at lower of cost, using the first-in, first-out (FIFO) method, or market.

PORTA INDUSTRIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

June 26, 2011 and June 27, 2010

NOTE 1 - Summary of Significant Accounting Policies (cont.)

Property and Equipment

Property and equipment are recorded at acquisition cost. For financial reporting purposes, depreciation is provided using the straight-line method over the following estimated useful lives.

Years
Buildings	30
Machinery and equipment	2-12

Accelerated depreciation methods are used for tax reporting purposes.

Maintenance and repairs are charged to expense as incurred. Major improvements which extend the useful life of the related asset are capitalized and depreciated. The cost and accumulated depreciation of property, plant and equipment retired or otherwise disposed of are removed from the related accounts, and any residual values after considering proceeds are charged or credited to income.

Deferred Financing Costs

The company has capitalized financing costs related to its credit agreement (Note 6) which are included in other intangible assets. These costs totaled approximately $946,600 prior to the amendment described in Note 6. During 2010, the company capitalized approximately $143,000 of additional costs associated with the amendment and wrote off approximately $52,000 of costs associated with the previous agreement. The adjusted financing costs are being amortized over the remaining term of the credit agreement and are included in amortization expense. Accumulated amortization was approximately $844,000 and $616,000 at June 26, 2011 and June 27, 2010, respectively.

Noncompete Agreement

In connection with the acquisition of Consolidated Fibers, LLC, the company entered into a noncompete agreement with the former owners. The fair value of the noncompete agreement was determined to be $500,000 and is being amortized over 7 years. The remaining balance of $5,951 related to the noncompete agreement will be fully amortized during 2011.

Revenue Recognition

The company recognizes revenue when four basic criteria have been met: (i) persuasive evidence of a customer arrangement exists; (ii) the price is fixed or determinable; (iii) collectibility is reasonably assured; and (iv) product delivery has occurred or services have been rendered.

Shipping and Handling Costs

Shipping and handling costs charged to customers have been included in sales. Total costs incurred by the company are included as a component of cost of goods sold.

Income Taxes

The company accounts for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns.

PORTA INDUSTRIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

June 26, 2011 and June 27, 2010

NOTE 1 - Summary of Significant Accounting Policies (cont.)

Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using currently enacted tax rates.

The company accounts for uncertainty in income taxes. The tax effects from an uncertain tax position can be recognized in the financial statements, only if the position is more likely than not to be sustained on audit, based on the technical merits of the position and the jurisdiction taxes of the company. The company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit and the tax related to the position would be due to the entity and not the owners. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized, upon ultimate settlement with the relevant tax authority. The company applies this accounting standard to all tax positions for which the statute of limitations remains open.

With few exceptions, the company is no longer subject to U.S. federal, state or local income tax examinations by tax authorities for the years before 2007.

Advertising

The company expenses advertising costs as incurred. Advertising expense was $178,622 and $214,097 for the six month periods ended June 26, 2011 and June 27, 2010, respectively.

Stock Based Compensation

The company accounts for stock based compensation based on generally accepted accounting principles, which recognizes compensation expense for all stock-based payments at fair value.

The company recognizes stock-based compensation costs on a straight-line basis over the requisite service period of the award, which is generally the option vesting term. For the six month periods ended June 26, 2011 and June 27, 2010, total stock-based compensation expense of $85,207 and $57,223 was included in selling, general and administrative expenses. Unrecognized stock based compensation at June 26, 2011 was $641,279 and is expected to continue to be recognized over the next five years.

In determining the compensation cost of the options granted during the six month periods ended June 26, 2011 and June 27, 2010, the fair value of each option grant has been estimated using the Black-Scholes option pricing model. The company’s determination of fair value using an option-pricing model is affected by the company’s stock price as well as assumptions regarding a number of variables. These variables include, but are not limited to the company’s expected stock price, volatility, and actual and projected stock option exercise behaviors and forfeitures. Assumptions used in these calculations for options granted in the periods ended June 26, 2011 and June 27, 2010 are summarized as follows:

	Six Month Period June 26, 2011	Six Month Period June 27, 2010
Risk-free interest rate	1.90%	4.63%
Expected life of options granted	5 years	5 years
Expected volatility range	55%	93%
Expected dividend yield	0%	0%

PORTA INDUSTRIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

June 26, 2011 and June 27, 2010

NOTE 1 - Summary of Significant Accounting Policies (cont.)

Interest Rate Collar Agreement

The company entered into an interest rate collar agreement to reduce the impact of changes in interest rates on its variable debt. The collar agreement sets a LIBOR interest floor of 4.39% and a LIBOR ceiling of 6% on a portion of the term loan described in Note 6. The interest rate collar agreement was set to expire on September 30, 2010.

During 2010, the company extended its interest rate collar agreement, the new agreement sets a LIBOR interest floor of 2.9% and a LIBOR ceiling of 3.25%. The interest rate collar agreement expires on September 30, 2011. The notional amount of this collar was $17,918,750 and adjusts quarterly based on scheduled debt payments. The company does not hold this collar agreement for trading purposes.

The company reports the interest rate collar as an undesignated hedge and records it as a balance sheet asset or liability at fair value on the balance sheet date, with changes in fair value recorded as unrealized gains or losses in earnings as interest expense. At June 26, 2011 and June 27, 2010 the company had recorded an unrealized loss of $68,322 and $458,852, respectively, from changes in the interest rate collar’s contract fair value. For the six month periods ended June 26, 2011 and June 27, 2010 unrealized gains of $202,664 and $187,865, respectively, were recorded in interest expense.

Long-Lived Assets

The company reviews long-lived assets, including property, equipment and intangible assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of an asset may not be fully recoverable. An impairment loss would be recognized when the estimated future cash flows from the use of the asset are less than the carrying amount of that asset.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The company’s short term financial instruments consist of the following: Cash and cash equivalents, accounts receivable and accounts payable. The carrying values of these short term financial instruments approximate their estimated fair values based on the instruments short term nature.

The fair value of the company’s variable rate debt and interest rate collar are estimated based on current rates for similar instruments with the same remaining maturities, and approximate their carrying value. The company also considers its creditworthiness in determining the fair value of such instruments.

For the six month period ended June 26, 2011, there have been no changes in the application of valuation methods applied to similar assets and liabilities.

PORTA INDUSTRIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

June 26, 2011 and June 27, 2010

NOTE 1 - Summary of Significant Accounting Policies (cont.)

Subsequent Events

The company has evaluated subsequent events occurring through October 7, 2011, the date that the financial statements were issued, for events requiring recording or disclosure in the accompanying financial statements. See Note 16 for further details.

NOTE 2 - Inventories

Inventories consist of the following:

	June 26, 2011	June 27, 2010
Raw materials	$3,738,296	$4,209,416
Replacement parts and supplies	2,355,355	2,241,181
Work in process	1,755,963	1,658,631
Finished goods	2,065,386	2,070,236

	9,915,000	10,179,464
Reserve for inventory loss and obsolescence	(830,213)	(739,241)

Total Inventories, Net	$9,084,787	$9,440,223

NOTE 3 - Property and Equipment

The major categories of property and equipment are summarized as follows:

	June 26, 2011	June 27, 2010
Land and buildings	$14,234,054	$14,234,054
Machinery and equipment	46,478,747	46,636,219
Construction in progress	1,129,284	247,038

Total Property and Equipment	61,842,085	61,117,311
Less: Accumulated depreciation	(38,270,374)	(34,630,300)

Property and Equipment, Net	$23,571,711	$26,487,011

PORTA INDUSTRIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

June 26, 2011 and June 27, 2010

NOTE 4 - Accrued Expenses

Accrued expenses consist of the following:

	June 26, 2011	June 27, 2010
Compensation and benefits	$1,483,883	$1,625,183
Accrued profit sharing	257,784	322,713
Vacation pay	1,758,919	2,390,445
Customer rebates	112,567	90,349
Accrued warranty	683,584	769,855
Accrued utilities	391,124	440,723
Accrued freight	428,630	326,305
Accrued interest	163,508	231,218
Accrued income taxes	150,942	221,348
Other	128,797	113,119

Total Accrued Expenses	$5,559,738	$6,531,258

NOTE 5 - Warranties

The company extends product warranties on doors sold. The warranties range from five years to the life of the original installation. The company establishes its product warranty reserves based on prior warranty claims experience and actual warranty costs incurred.

Warranty accruals included in the financial statements are as follows:

	June 26, 2011	June 27, 2010
Warranty Reserve - Beginning of Fiscal Year	$704,509	$744,401
Expenses accrued	(1,045,642)	(959,994)
Claims paid	1,024,717	985,448

Warranty Reserve - End of Period	$683,584	$769,855

NOTE 6 - Revolving Line of Credit and Long-Term Debt

The company entered into a credit agreement which provided the company with a long term loan, a revolver loan, a capital expense line of credit, a letter of credit and an interest rate collar. Borrowings bore interest at the prime rate; or the greater of 2% or LIBOR plus an applicable margin.

On February 8, 2010, the company amended its credit agreement due to certain restrictive covenant violations for the year ended December 27, 2009. As a result of this amendment, the following changes were made: the payment schedule for the term loan and capital expense line of credit were amended; the interest rate applicable margins increased for prime rate loans to 4% and LIBOR loans to 5.25%; the revolver loan commitment was reduced to $4,000,000; restrictive covenants were changed, including the removing of the EBITDA requirement; and a one-time payment of principal of $8,500,000 was required on the amendment date. The amendment also waived the covenant failures at December 27, 2009.

The amended agreement contains restrictive covenants which limit the amount of capital expenditures and require maintenance of minimum fixed charge coverage, senior and total leverage ratios. The agreement also

PORTA INDUSTRIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

June 26, 2011 and June 27, 2010

NOTE 6 - Revolving Line of Credit and Long-Term Debt (cont.)

contains fees of 0.50% and 1% for the unused portion of the available commitments on the revolving loan and capital expense line of credit, respectively. The agreement requires quarterly excess cash flow payments based on certain financial criteria. During the six month periods ended June 26, 2011 and June 27, 2010, the company made additional excess cash flow payments totaling approximately $3,840,000 and $340,500, respectively. Borrowings are collateralized by substantially all assets of the company. This agreement expires on May 18, 2012.

Letter of Credit

The company had a letter of credit of $550,000 as of June 26, 2011 and $500,000 as of June 27, 2010.

Long-Term Debt

Long-term debt, less current maturities consists of the following:

	June 26, 2011	June 27, 2010
Term Loan: monthly interest payments at company’s choice of Prime plus 4% or greater of LIBOR or 2% plus 5.25%. At June 26, 2011 and June 27, 2010, the company chose Prime plus 4% (effectively 7.25% at both June 26, 2011 and June 27, 2010). Principal payments are due quarterly and vary in amount with the final payment due May 2012.	$12,694,195	$20,512,378
Capital Expenditure Loan: monthly interest payments at prime rate plus 4% and 2.25% at June 26, 2011 and June 27, 2010, respectively (effectively 7.25% and 5.5%); principal payments are due quarterly and vary in amount with the final payment due May 2012.	1,926,073	2,203,336

Less: Current portion	(14,620,268)	(2,900,000)

Long-Term Portion	$—	$19,815,714

NOTE 7 - Fair Value of Financial Instruments

The company follows accounting principles generally accepted in the United States of America for measuring, reporting, and disclosing fair value. These standards apply to all assets and liabilities that are measured, reported, and/or disclosed on a fair value basis.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, a company uses various valuation methods including the market, income and cost approaches. The assumptions used in the application of these valuation methods are developed from the perspective of market participants pricing the asset or liability. Inputs used in the valuation methods can be either readily observable, market corroborated, or generally unobservable inputs. Whenever possible the company attempts to utilize valuation methods that maximize the use of observable inputs and minimizes the use of unobservable inputs. Based on the observability of the inputs used in the valuation methods the company is required to provide the following information according to the fair

PORTA INDUSTRIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

June 26, 2011 and June 27, 2010

NOTE 7 - Fair Value of Financial Instruments (cont.)

value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Assets and liabilities measured, reported and/or disclosed at fair value will be classified and disclosed in one of the following three categories:

Level 1 - Quoted market prices in active markets for identical assets or liabilities.

Level 2 - Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3 - Unobservable inputs that are not corroborated by market data.

The table below presents the balances of assets and liabilities measured at fair value on a recurring basis by level within the hierarchy.

	June 26, 2011
	Total	Level 1	Level 2	Level 3
Interest Rate Collar	$68,322	$—	$68,322	$—

	June 27, 2010
	Total	Level 1	Level 2	Level 3
Interest Rate Collar	$458,852	$—	$458,852	$—

NOTE 8 - Operating Leases

The company leases certain facilities and equipment under operating lease agreements, which require it to pay maintenance, insurance, taxes and other expenses in addition to annual rents. All lease agreements expire in 2011 and 2012 with the exception of two which automatically renew until notice is given. The company had $306,434 and $259,370 of rent expense for the six month periods ended June 26, 2011 and June 27, 2010, respectively. Future minimum annual rental commitments at June 26, 2011 under these leases are as follows:

2012	$416,936
2013	418,923
2014	358,126
2015	293,889
2016	92,090

Total	$1,579,964

NOTE 9 - Income Taxes

The provision for income taxes consists of the following:

	June 26, 2011	June 27, 2010
Current tax expense	$1,494,635	$1,324,531
Deferred tax expense (benefit)	151,000	—

Total Provision for Income Taxes	$1,645,635	$1,324,531

PORTA INDUSTRIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

June 26, 2011 and June 27, 2010

NOTE 9 - Income Taxes (cont.)

The provision for income taxes differs from the expected provision that would result from the application of federal tax rates to pre-tax income. The primary reason for this difference is additional state income taxes paid.

The components of the net deferred tax assets and liabilities included in the financial statements are as follows:

	June 26, 2011	June 27, 2010
Deferred Tax Assets:
Accounts receivable	$300,000	$196,000
Inventories	386,000	313,000
Intangible assets	862,000	933,000
Interest rate collar	27,000	259,000
Accrued liabilities	1,174,000	1,251,000

	2,749,000	2,952,000

Deferred Tax Liabilities:
Prepaid expenses	(162,000)	(164,000)
Property, plant and equipment	(4,714,000)	(5,383,000)

	(4,876,000)	(5,547,000)

Net Deferred Tax Liabilities	$(2,127,000)	$(2,595,000)

Deferred taxes are classified in the balance sheet as follows:

	June 26, 2011	June 27, 2010
Current assets	$1,698,000	$1,596,000
Noncurrent liabilities	(3,825,000)	(4,191,000)

Net Deferred Tax Liabilities	$(2,127,000)	$(2,595,000)

NOTE 10 - Capital Stock Owned By Employees and Directors

Upon formation of the company, certain employees and directors purchased 221,786 shares of the company’s common stock for $1 per share. Approximately 160,000 shares of the common shares were considered incentive shares, which the employees and directors immediately vested in 20% of the shares, with remaining vesting occurring ratably over a four year period ending December 21, 2005.

The company has the option to repurchase the common stock owned by the employees and directors. The options are exercisable only if the employee or director dies, becomes permanently disabled, resigns his or her position with the company or is terminated. In the event an employee or director resigns, dies, becomes permanently disabled or is terminated without cause, the option price shall be (i) $1 per share for each unvested common, and (ii) fair market value, as defined, for each vested share. In the event an employee or director is terminated for cause, the option price shall be the lesser of $1 or fair market value per share for vested and unvested common shares.

PORTA INDUSTRIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

June 26, 2011 and June 27, 2010

NOTE 10 - Capital Stock Owned By Employees and Directors (cont.)

During the six month period ended June 27, 2010, the company redeemed 3,125 shares of common stock for an aggregate redemption price of $117,811. No stock redemptions were made during the six month period ended June 26, 2011.

NOTE 11 - Retirement Plan

The company sponsors a 401(k) employee savings plan (the plan) covering all eligible employees, as defined. Salaried employees participating in the plan may contribute a portion of their salary on a pretax basis to the plan. The company will match 50% of the first 7% of salaried employee contributions after attaining certain quarterly financial operating results. Additionally, the company may contribute to the plan for all salaried employees a discretionary profit sharing amount up to 6% of annual earnings. This amount is determined by the board of directors on a yearly basis.

Hourly employees participating in the plan may contribute up to 18% of their annual earnings on a pretax basis to the plan. The company will match 50% of the first 5% of hourly employee contributions. Additionally, for hourly employees the company contributes to the plan a profit-sharing amount of 3% of their annual earnings.

The company contributed $539,041 and $426,663 to the plans for the six month periods ended June 26, 2011 and June 27, 2010, respectively.

NOTE 12 - Incentive Stock Options

During 2003, the company adopted an incentive stock option plan covering certain key employees. Under the amended plan, 63,000 common shares are authorized to be awarded. Option awards vest ratably over a five year period subsequent to the grant date and have a 10 year contractual life. The following is a summary of option awards:

	Number of Shares	Weighted- Average Share Price
Balance, December 27, 2009	29,583	$33.05
Granted	22,833	52.12
Exercised	—	—
Forfeited and cancelled	(1,333)	63.85

Balance, June 27, 2010	51,083	$40.18

Balance, December 26, 2010	53,583	$40.23
Granted	750	56.99
Exercised	—	—
Forfeited and cancelled	(2,500)	56.34

Balance, June 26, 2011	51,833	$39.70

Exercise prices for the outstanding options range from $6.20 to $75.08. As of June 26, 2011, the weighted-average remaining contractual life was 8.13 years and no options were vested and exercisable. Total compensation costs related to nonvested options was $641,279 which will be recognized over the next five years.

PORTA INDUSTRIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

June 26, 2011 and June 27, 2010

NOTE 13 - Self-Funded Employee Health Plan

The company maintains a self-funded employee health benefit plan. Annual individual and aggregate stop loss coverage of $100,000 is maintained by the company to limit its liability exposure. The reserve for claims incurred, but not reported was $597,316 and $458,780 at June 26, 2011 and June 27, 2010, respectively. Management reviews this reserve on an ongoing basis and believes that it is adequate to cover such claims.

NOTE 14 - Concentrations

Major Supplier

Purchases for the periods ended June 26, 2011 and June 27, 2010, include purchases from a single supplier that accounted for approximately 15% and 13%, respectively, of costs used by the company in its manufacturing process.

Union Concentration

Doors relies on Millmen’s Local No. 1733, United Brotherhood of Carpenters and Joiners of America for its manufacturing/assembly work. Cores relies on United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union (USW), Local 2-0696 for its manufacturing/assembly work. Approximately 71% of the company’s employees belong to these unions. The current contract for Doors expires on March 31, 2012. The Cores contract expires in January 2012.

NOTE 15 - Commitments and Contingencies

The company makes payments of $360,000 each year to Wind Point Partners (WPP), majority shareholder of the company, for management fees. These fees are part of a consulting agreement that requires the company to pay WPP an annual sum equal to 1% of the total capital invested by WPP and its affiliates in the company with a minimum annual payment of $360,000. This agreement will be in effect as long as WPP is the owner of at least 20% of the company’s issued and outstanding common stock. These amounts are included in selling, general and administrative expenses. Accrued management fees of $90,000 and $150,000 are included in accounts payable at June 26, 2011 and June 27, 2010, respectively.

The company has committed to purchase approximately 45% of its natural gas energy needs at a fixed price through December 2011 from its utility provider. The company utilizes these contracts to manage price changes due to volatility, and as natural gas is utilized throughout the production process, these contracts qualify for the normal purchase exception within generally accepted accounting principles.

NOTE 16 - Subsequent Events

Sale of Business

On June 29, 2011 the company announced that it had signed an agreement to be acquired by Masonite, Inc. The transaction was completed on August 7, 2011 through a stock purchase agreement.

The purchase price for acquiring 100% of the company stock was $102 million with adjustments for working capital and transaction expenses. This transaction will result in a new basis of accounting for the company, which will be recorded at the time of acquisition.

PORTA INDUSTRIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

June 26, 2011 and June 27, 2010

NOTE 16 - Subsequent Events (cont.)

Business Interruption

On July 11, 2011, an explosion occurred at the facility in Marshfield, Wisconsin. The explosion occurred in the mineral core production line which is currently inoperable. The company maintains both property and business interruption insurance and believes this will cover the cost associated with rebuilding the line, with the exception of a $100,000 deductible. Any gain or loss on involuntary conversion of the assets impacted by this event has not yet been determined.

Independent Auditors’ Report

The Board of Directors

Birchwood Lumber & Veneer Co., Inc.:

We have audited the accompanying balance sheet of Birchwood Lumber & Veneer Co., Inc. (the Company) as of October 31, 2011, and the related statements of income, stockholders’ equity and cash flows for the ten month period then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of Birchwood Lumber & Veneer Co., Inc. as of October 31, 2011, and the results of its operations and its cash flows for the ten month period then ended in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

February 27, 2013
Certified Public Accountants Tampa, Florida

BIRCHWOOD LUMBER & VENEER CO., INC.

Balance Sheet

October 31, 2011

Assets
Current assets:
Cash and cash equivalents	$1,004,144
Accounts receivable, net	4,498,335
Inventories, net	4,447,657
Other assets	62,829

Total current assets	10,012,965
Property and equipment, net	5,146,596

Total assets	$15,159,561

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,106,246
Accrued compensation and benefits	582,460
Accrued other expenses	116,097

Total current liabilities	1,804,803

Stockholders’ equity:
Common stock – no par value:
Authorized – 20,000 shares, issued and outstanding – 20,000 shares	20,000
Additional paid in capital	261,124
Retained earnings	13,073,634

Total stockholders’ equity	13,354,758

Total liabilities and stockholders’ equity	$15,159,561

See accompanying notes to financial statements.

BIRCHWOOD LUMBER & VENEER CO., INC.

Statement of Income

Ten month period ended October 31, 2011

Net sales	$38,782,027
Cost of sales	33,345,570

Gross profit	5,436,457
Selling, general and administrative expenses	2,499,106

Income from operations	2,937,351
Other expense, net	313,110

Net income	$2,624,241

See accompanying notes to financial statements.

BIRCHWOOD LUMBER & VENEER CO., INC.

Statement of Stockholders’ Equity

Ten month period ended October 31, 2011

	Common shares	Common stock	Additional paid in capital	Retained earnings	Total stockholders’ equity
Balance – December 31, 2010	20,000	$20,000	261,124	13,445,973	$13,727,097
Net income	—	—	—	2,624,241	2,624,241
Distributions	—	—	—	(2,996,580)	(2,996,580)

Balance – October 31, 2011	20,000	$20,000	261,124	13,073,634	$13,354,758

See accompanying notes to financial statements.

BIRCHWOOD LUMBER & VENEER CO., INC.

Statement of Cash Flows

Ten month period ended October 31, 2011

Cash flows from operating activities:
Net income	$2,624,241
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	863,487
Gain on sale of property and equipment	(24,378)
Deferred compensation expense	258,450
Changes in operating assets and liabilities:
Accounts receivable, net	(292,209)
Inventories, net	33,206
Other assets	52,103
Accounts payable	163,865
Accrued expenses	(33,094)
Deferred compensation	(1,500,000)

Net cash provided by operating activities	2,145,671

Cash flows from investing activities:
Purchases of property and equipment	(1,027,650)
Proceeds from sale of property and equipment	26,091

Net cash used in investing activities	(1,001,559)

Cash flows from financing activities:
Distributions to stockholders	(2,996,580)
Payment of note payable	(56,825)

Net cash used in financing activities	(3,053,405)

Decrease in cash and cash equivalents	(1,909,293)
Cash and cash equivalents, beginning of period	2,913,437

Cash and cash equivalents, end of period	$1,004,144

See accompanying notes to financial statements.

BIRCHWOOD LUMBER & VENEER CO., INC.

Notes to Financial Statements

October 31, 2011

(1)	Organization and Business Purpose

Principal Business Activity

Birchwood Lumber & Veneer Co., Inc. (Birchwood or the Company) manufactures and supplies commercial and architectural door skins to commercial door manufacturers and fine hardwood plywood to cabinet manufacturers. The 106-year old Company operates two manufacturing facilities in Wisconsin and sells to customers throughout North America.

(2)	Summary of Significant Accounting Policies

(a)	Use of Estimates

The preparation of the accompanying financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(b)	Cash and Cash Equivalents

Cash includes cash equivalents which are short-term, highly liquid investments with maturities of three months or less.

(c)	Accounts Receivable, net

Accounts receivable are recorded at the invoice amount and do not bear interest. Amounts collected on accounts receivable are included in net cash provided by operating activities in the statement of cash flows. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio, based on customer account balances, historical losses, receivables in dispute, and current receivables aging and payment patterns. As of October 31, 2011, the allowance for doubtful accounts is $9,000.

(d)	Inventories, net

Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method. The current cost of inventories exceeded the LIFO cost by approximately $1,400,000 as of October 31, 2011. The Company provides for slow moving and obsolete inventory, estimated based on specific identification of aged or obsolete inventory.

(e)	Property and Equipment, net

Property and equipment are stated at cost. Maintenance and repair costs are charged to expense as incurred. Gains or losses on disposals of property and equipment are reflected in income. Depreciation is recorded based on the straight-line method for financial reporting purposes, based on the estimated useful lives of the assets set forth as follows:

Useful life (years)
Buildings and improvements	20 – 39
Machinery and equipment	5 – 10
Furniture and office equipment	5 – 10
Computer software	3

F-111	(Continued)

BIRCHWOOD LUMBER & VENEER CO., INC.

Notes to Financial Statements

October 31, 2011

Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group to be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined using various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals as considered necessary. No impairment losses were recognized during the ten month period ended October 31, 2011.

(f)	Rebates Payable

The Company has entered into agreements with some customers that provide for a rebate on purchases and/or setup charges based on sales. The rebate is calculated on a monthly basis with payments or credits being issued monthly or yearly based on the agreements in place. As of October 31, 2011, the amount outstanding for rebates payable was $21,545, which is included in accrued expenses in the balance sheet.

(g)	Revenue Recognition

The Company recognizes revenue when products are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. Shipping and other transportation costs charged to buyers are recorded in both revenues and costs of sales in the statement of income.

Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and therefore are excluded from revenues in the statement of income.

(h)	Income Taxes

The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code and comparable state regulations. Under these provisions, the Company does not pay federal income taxes on its taxable income (nor is it allowed a net operating loss carryback or carryover as a deduction) but the Company may be subject to a state tax based on its taxable income apportioned to the various states in which it does business. Currently the Company does business in four states that require the Company to pay a state excise tax, surcharge tax and/or minimum fee. The stockholders report on their personal income tax returns their proportionate share of the Company’s taxable income (or loss) and tax credits.

The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

(i)	Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

F-112	(Continued)

BIRCHWOOD LUMBER & VENEER CO., INC.

Notes to Financial Statements

October 31, 2011

(j)	Financial Instruments and Fair Value Measurements

The Company has applied a framework in accordance with Accounting Standards Codification 820, Fair Value Measurement and has disclosed all financial assets and liabilities measured at fair value and nonfinancial assets and liabilities measured at fair value on a recurring and nonrecurring basis (at least annually).

The Company classifies and discloses assets and liabilities at fair value in one of the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

The estimated fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale. These estimates, although based on the relevant market information about the financial instrument, are subjective in nature and involve uncertainties and matters of significant judgment, and therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

The Company’s financial instruments are comprised of cash and cash equivalents, accounts receivable, other assets, accounts payable and accrued expenses. The fair values of the Company’s financial instruments approximate their carrying values due to the short-term maturity of those instruments.

(3)	Inventories

Inventories consist of the following as of October 31, 2011:

Raw materials	$3,547,640
Finished goods	1,553,447
Work in process	408,136

Total	5,509,223
LIFO inventory reserve	(1,061,566)

Total inventories	$4,447,657

(4)	Property and Equipment, net

Property and equipment consist of the following as of October 31, 2011:

Land and land improvements	$61,166
Buildings and improvements	2,218,453
Machinery and equipment	9,191,685
Furniture and office equipment	361,013
Computer software	468,005
Construction in progress	314,169

12,614,491
Less accumulated depreciation	7,467,895

Property and equipment, net	$5,146,596

F-113	(Continued)

BIRCHWOOD LUMBER & VENEER CO., INC.

Notes to Financial Statements

October 31, 2011

Total depreciation expense charged to the statement of income was $863,487 during the ten month period ended October 31, 2011.

(5)	Deferred Compensation Plan

The Company maintains a nonqualified deferred compensation plan, whereby certain employees are awarded phantom stock units which vest fully on January 1, 2017, or earlier in certain circumstances, and are settled in cash. These awards are therefore treated as liabilities and changes in the accrual are recognized as expenses accordingly within selling, general and administrative expense in the statement of income. Deferred compensation expense during the ten month period ended October 31, 2011, was $258,450 and payments under the plan were $1,500,000 during the period.

(6)	Retirement Plan

The Company maintains a defined contribution retirement plan (401(k)) covering all eligible employees. The Company can make a discretionary nonelective contribution as determined annually by the Company’s Board of Directors. The Company also matches employee contributions at a rate determined annually by the Board of Directors. For the ten month period ended October 31, 2011, the amount of profit sharing expenses was $87,384, which is included in cost of sales and selling, general and administrative expenses in the statement of income.

(7)	Related-Party Transactions

The Company leases warehouse space from a partnership (Kennen Properties LLC) whose partners are stockholders in the Company. The lease calls for quarterly payments of $30,000 plus taxes and insurance. The lease does not have an expiration date but is on a year-to-year basis until the landlord or the tenant terminates the tenancy. Rent expense of $100,000 was paid on this lease during the ten month period ended October 31, 2011, which is included in cost of sales in the statement of income.

(8)	Concentration of Credit Risk

The Company maintains its cash balances in bank deposit accounts at two local financial institutions. Accounts at the institutions are insured by the Federal Deposit Insurance Corporation up to $250,000 per institution. As of October 31, 2011, the Company exceeded the insured limit by $750,368.

(9)	Major Customers

During the ten month period ended October 31, 2011, two major customers accounted for 26.6% and 21.6% of net sales aggregating $10,317,531 and $8,365,886, respectively.

On August 8, 2011, the Company’s largest customer was acquired by Masonite International Corporation (Masonite). This customer represented 26.6% of the Company’s gross sales during the ten month period ended October 31, 2011. This acquisition had minimal effect on the Company’s revenues due to the relatively short timing between this acquisition and the subsequent acquisition of Birchwood by Masonite (see Note 10).

F-114	(Continued)

BIRCHWOOD LUMBER & VENEER CO., INC.

Notes to Financial Statements

October 31, 2011

(10)	Subsequent Events

On November 1, 2011, the Company was acquired by Masonite for total consideration of approximately $41 million. Masonite acquired 100% of the equity interests in the Company through the purchase of all outstanding shares of common stock on the acquisition date, at which time the Company, as a Subchapter S Corporation, ceased to exist, triggering the payout of the deferred compensation plan. Masonite is one of the largest manufacturers of doors in the world, and plans to integrate the Company’s operations into its own.

The Company has evaluated subsequent events from the balance sheet date through February 27, 2013, the date which the financial statements were available to be issued.

F-115